Form 10-K, Exhibit 13
period 1996-12-31
ALLIANCE CAPITAL MANAGEMENT LP
filed 1997-03-27
CIK 825313

SELECTED CONSOLIDATED FINANCIAL DATA

(In thousands, unless otherwise indicated)

                                                                         Alliance Capital Management L.P.(1)
--------------------------------------------------------------------------------------------------------------------
                                                                               Years Ended December 31,
                                                                 1996        1995        1994       1993        1992
--------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA:
Revenues:
  Investment advisory and services fees:
    Alliance mutual funds                                    $291,601    $232,730    $211,169   $167,043    $149,957
    Separately managed accounts:
      Affiliated clients                                       44,901      43,978      41,805     37,212      33,180
      Third party clients                                     227,530     179,872     163,171    146,509     138,709
  Distribution plan fees from Alliance mutual funds           166,411     128,733     135,613    105,260      92,985
  Shareholder servicing and administration fees                47,434      43,383      40,593     32,932      28,099
  Other revenues                                               10,640      10,559       8,601     10,561      10,341
--------------------------------------------------------------------------------------------------------------------
                                                              788,517     639,255     600,952    499,517     453,271
--------------------------------------------------------------------------------------------------------------------
Expenses:
  Employee compensation and benefits                          214,743     172,202     173,649    149,295     154,800
  Promotion and servicing:
    Distribution plan payments to financial intermediaries:
      Affiliated                                               30,533      23,710      20,442     13,722      10,755
      Third party                                             115,362      87,044      84,054     65,445      55,526
    Amortization of deferred sales commissions                 53,144      50,501      51,547     36,237      32,495
    Other                                                      48,755      39,959      42,701     30,233      28,064
  General and administrative                                  100,854      88,889      70,731     66,023      80,087
  Amortization of intangible assets                            15,613       8,747       8,450      6,975       6,993
  Interest                                                      1,923       1,192       7,572     10,619       9,871
  Nonrecurring transaction expenses                                --          --          --     40,842          --
--------------------------------------------------------------------------------------------------------------------
                                                              580,927     472,244     459,146    419,391     378,591
--------------------------------------------------------------------------------------------------------------------
Income before income taxes (benefit) and cumulative
  effect of accounting change                                 207,590     167,011     141,806     80,126      74,680
Income taxes (benefit)                                         14,244      11,624       8,317     11,466        (100)
--------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of accounting change          193,346     155,387     133,489     68,660      74,780
Cumulative effect of change in accounting for income taxes         --          --          --        900          --
--------------------------------------------------------------------------------------------------------------------
Net income                                                   $193,346    $155,387    $133,489   $ 69,560    $ 74,780
--------------------------------------------------------------------------------------------------------------------
Net income per Unit (4)                                         $2.27       $1.89       $1.70      $0.96       $1.05
Cash distributions per Unit(2)(4)                               $2.19       $1.82       $1.64      $1.50      $1.285
Weighted average Units outstanding(4)                          84,484      81,558      77,941     72,085      70,244
--------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA AT PERIOD END:
Total assets                                                 $725,897    $575,058    $518,369   $561,287    $415,851
Debt and long-term obligations(3)                              52,629      30,839      29,021    134,022     165,334
Partners' capital                                             476,020     406,709     381,329    214,045     160,626
--------------------------------------------------------------------------------------------------------------------
ASSETS UNDER MANAGEMENT AT PERIOD END
(in millions)(5)                                             $182,792    $146,521    $119,279   $113,979    $ 97,521
====================================================================================================================

(1) The transfer of the business of Equitable Capital Management Corporation ("ECMC") to the Partnership was completed on July 22, 1993 and was accounted for in a manner similar to the pooling of interests method. Accordingly, all financial data for the periods presented, except as noted, have been restated to include the results of operations of ECMC.

(2) The Partnership is required to distribute all of its Available Cash Flow, as defined in the Partnership Agreement, to the General Partner and Unitholders. Cash distributions per Unit amounts above do not include Available Cash Flow resulting from the operations of ECMC prior to July 22, 1993, the date the transfer was completed.

(3) Includes accrued expenses under employee benefit plans due after one year and debt.

(4) Unit and per Unit amounts for all periods presented reflect a two-for-one Unit split effective February 22, 1993.

(5)  Assets  under  management   exclude  certain   non-discretionary   advisory
     relationships.

MANAGEMENT'S DISCUSSION and
     ANALYSIS of FINANCIAL CONDITION
          and RESULTS of OPERATIONS


GENERAL

Alliance Capital Management L.P. (the "Partnership") derives substantially all of its revenues and net income (a) from fees for investment advisory, distribution and related services provided to the Alliance mutual funds, and (b) from fees for investment advisory services provided to affiliated clients including The Equitable Life Assurance Society of the United States ("ELAS"), a wholly-owned subsidiary of The Equitable Companies Incorporated ("Equitable"), and certain other ELAS affiliates and to unaffiliated separately managed accounts for institutional investors and high net-worth individuals ("third party clients"). The Alliance mutual funds consist of a broad range of open-end load and closed-end mutual funds ("mutual funds"), variable products including The Hudson River Trust ("HRT") and cash management products, including money market funds and deposit accounts. The Partnership offers a broad range of investment management products and services to meet the varied needs and objectives of individual and institutional investors.

     The Partnership's investment advisory and services fees, the largest component of the Partnership's revenues, are generally calculated as a small percentage of the value of assets under management and vary with the type of account managed. Fee income is therefore affected by changes in assets under management, including market appreciation or depreciation, the addition of new client accounts or client contributions of additional assets to existing accounts, withdrawals of assets from and termination of client accounts, purchases and redemptions of mutual fund shares, and shifts of assets between accounts or products with different fee structures. Investment advisory agreements for certain accounts provide for performance fees in addition to a base fee. Performance fees are earned when investment performance exceeds a contractually agreed upon benchmark and, accordingly, may increase the volatility of the Partnership's revenues and earnings.

     The most significant developments during 1996 were the substantial increase in U.S. equity markets and a significant increase in mutual fund sales. Assets under management grew to $182.8 billion at December 31, 1996, an increase of $36.3 billion or 24.8% from December 31, 1995, primarily as a result of market appreciation, businesses acquired and net Alliance mutual fund sales. Alliance mutual fund sales for 1996 were approximately $14.5 billion compared to sales of $11.4 billion in 1995. The increase in Alliance mutual fund sales, principally equity mutual funds and variable products, combined with a decline in mutual fund redemptions during 1996, resulted in net Alliance mutual fund sales of $8.7 billion compared to $5.5 billion in 1995.

     On February 29, 1996, the Partnership acquired substantially all of the assets and liabilities of Cursitor Holdings, L.P. ("CHLP") and all of the outstanding shares of Cursitor Holdings Limited, currently Cursitor Alliance Holdings Limited, (collectively, "Cursitor") for approximately $159.0 million. The purchase price consisted of 1,764,115 Units with an aggregate value of $43.2 million at the time of issuance, $94.3 million in cash, and notes in the aggregate principal amount of $21.5 million. The acquisition was accounted for under the purchase method with the results of Cursitor included in the Partnership's consolidated financial statements from the acquisition date. Cursitor specializes in providing global asset allocation services to U.S. and non-U.S. institutional investors. Cursitor investment results were poor in 1995 and 1996. Significant account terminations have occurred and assets under management in Cursitor portfolios as of February 28, 1997 were less than $7 billion.

--------------------------------------------------------------------------------
                     Management's Discussion and Analysis of
                 Financial Condition and Results of Operations
--------------------------------------------------------------------------------


RESULTS OF OPERATIONS

(Dollars & Units in millions,
except per Unit amounts)                              1996        1995    % Change         1995       1994    % Change
----------------------------------------------------------------------------------------------------------------------
Net income                                          $193.3      $155.4        24.4%      $155.4     $133.5        16.4%
Net income per Unit                                  $2.27       $1.89        20.1        $1.89      $1.70        11.2
Weighted average number of Units
   and Unit equivalents outstanding                   84.5        81.6         3.6         81.6       77.9         4.7
Operating margin                                      26.3%       26.1%                    26.1%      23.6%
======================================================================================================================


Net income for 1996 increased by 24.4% from 1995 primarily due to a 23.5% increase in investment advisory and services fees resulting from higher average assets under management. Net income for 1995 increased by 16.4% from 1994 primarily due to a 9.7% increase in investment advisory and services fees combined with a modest 2.9% increase in expenses.


ASSETS UNDER MANAGEMENT ($ billions)              12/31/96    12/31/95    % Change     12/31/95   12/31/94    % Change
----------------------------------------------------------------------------------------------------------------------
Alliance mutual funds:
   Mutual funds                                     $ 27.6      $ 23.1        19.5%      $ 23.1     $ 20.6        12.1%
   Cash management products                           18.6        13.8        34.8         13.8        9.1        51.6
   Variable products                                  17.1        12.3        39.0         12.3        8.5        44.7
----------------------------------------------------------------------------------------------------------------------
                                                      63.3        49.2        28.7         49.2       38.2        28.8
----------------------------------------------------------------------------------------------------------------------
Separately managed accounts:
   Active equity & balanced                           54.4        46.4        17.2         46.4       33.6        38.1
   Active fixed                                       37.6        34.1        10.3         34.1       34.3        (0.6)
   Index                                              18.9        16.3        16.0         16.3       12.7        28.3
   Asset Allocation*                                   8.6          .5     1,620.0           .5         .5          --
----------------------------------------------------------------------------------------------------------------------
                                                     119.5        97.3        22.8         97.3       81.1        20.0
----------------------------------------------------------------------------------------------------------------------
Total                                               $182.8      $146.5        24.8%      $146.5     $119.3        22.8%
======================================================================================================================

*Significant increase as a result of the Cursitor acquisition.

AVERAGE ASSETS UNDER MANAGEMENT ($ billions)          1996        1995     % Change        1995       1994    % Change
----------------------------------------------------------------------------------------------------------------------
Alliance mutual funds                               $ 56.3      $ 43.0        30.9%      $ 43.0     $ 39.8         8.0%

Separately managed accounts:
   Affiliated clients                                 24.9        21.8        14.2         21.8       20.7         5.3
   Third party clients                                86.1        67.6        27.4         67.6       60.0        12.7
----------------------------------------------------------------------------------------------------------------------
Total                                               $167.3      $132.4        26.4%      $132.4     $120.5         9.9%
======================================================================================================================

Assets under management at December 31, 1996 were $182.8 billion, an increase of $36.3 billion or 24.8% from December 31, 1995. Mutual fund assets under management at December 31, 1996 were $63.3 billion, an increase of $14.1 billion or 28.7% from December 31, 1995, due principally to market appreciation of $6.0 billion and net sales of cash management products, variable products and mutual funds of $4.8 billion, $2.2 billion, and $0.8 billion, respectively. Separately managed account assets under management at December 31, 1996 were $119.5 billion, an increase of $22.2 billion or 22.8% from December 31, 1995. This increase was primarily due to market appreciation of $11.6 billion, principally in active equity and balanced accounts, acquired businesses which added $11.1 billion in assets under management, and net asset additions to affiliated client accounts of $1.6 billion, offset partially by net third party client account asset withdrawals of $2.1 billion.

     Assets under management at December 31, 1995 were $146.5 billion, an increase of $27.2 billion or 22.8% from December 31, 1994. Mutual fund assets under management at December 31, 1995 were $49.2 billion, an increase of $11.0 billion or 28.8% from December 31, 1994, due principally to market appreciation of $6.4 billion and net sales of cash management and variable products of $4.7 billion and $1.3 billion, respectively. These increases were partially offset by net mutual fund redemptions and unreinvested dividends experienced by the Partnership's fixed income mutual funds of $1.4 billion. Separately managed account assets under management at December 31, 1995 were $97.3 billion, an increase of $16.2 billion or 20.0% from December 31, 1994. This increase was primarily due to market appreciation of $16.2 billion, principally from active equity and balanced accounts, and net asset additions to affiliated client accounts of $1.9 billion, offset partially by net third party client account asset withdrawals of $1.9 billion.

--------------------------------------------------------------------------------
                     Management's Discussion and Analysis of
                 Financial Condition and Results of Operations
--------------------------------------------------------------------------------


REVENUES

($ millions)                                          1996        1995    % Change         1995       1994    % Change
----------------------------------------------------------------------------------------------------------------------
Investment advisory and services fees:
   Alliance mutual funds                            $291.6      $232.7        25.3%      $232.7     $211.2        10.2%
   Separately managed accounts:
     Affiliated clients                               44.9        44.0         2.0         44.0       41.8         5.3
     Third party clients                             227.5       179.9        26.5        179.9      163.2        10.2
Distribution plan fees from
   Alliance mutual funds                             166.4       128.7        29.3        128.7      135.6        (5.1)
Shareholder servicing and
   administration fees                                47.4        43.4         9.2         43.4       40.6         6.9
Other revenues                                        10.7        10.6         0.9         10.6        8.6        23.3
----------------------------------------------------------------------------------------------------------------------
   Total Revenues                                   $788.5      $639.3        23.3%      $639.3     $601.0         6.4%
======================================================================================================================


Investment advisory and services fees were $564.0 million in 1996, an increase of $107.4 million or 23.5% over 1995. Investment advisory and services fees were $456.6 million in 1995, an increase of $40.4 million or 9.7% over 1994. Performance fees earned on affiliated and third party client accounts aggregated $18.4 million, $18.1 million, and $18.0 million in 1996, 1995 and 1994, respectively.

     Investment advisory and services fees from Alliance mutual funds increased by $58.9 million or 25.3% for 1996, primarily as a result of a 30.9% increase in average assets under management. Investment advisory and services fees from Alliance mutual funds increased by $21.5 million or 10.2% from 1994 to 1995 primarily as a result of an 8% increase in average assets under management.

     Investment advisory and services fees from affiliated clients, primarily the ELAS General Accounts, increased for 1996 due principally to higher average assets under management, offset partially by lower performance fees in 1996 compared to 1995. Affiliated advisory fees increased in 1995 due principally to an increase in performance fees.

     Excluding acquisitions, investment advisory and services fees from new third party client accounts and asset contributions to existing client accounts during the three year period were less than fees lost due to account terminations and asset withdrawals. However, the increase in fees resulting from significant market appreciation more than offset fees lost as a result of terminations and withdrawals. Investment advisory and services fees from third party clients increased for both 1996 and 1995 due to an increase in average assets under management of 27.4% and 12.7%, respectively. The increases in third party assets under management resulted primarily from market appreciation and in 1996 from the Cursitor acquisition.

     The Partnership's subsidiary, Alliance Fund Distributors, Inc. ("AFD"), acts as distributor of its sponsored mutual funds and receives distribution plan fees from those funds in reimbursement of distribution expenses it incurs. Distribution plan fees increased in 1996 due to substantially higher average cash management and equity mutual fund assets under management attributable to strong sales of Class B Shares under its mutual fund distribution system (the "System") (See "Capital Resources and Liquidity"). Distribution plan fees decreased for 1995 primarily as a result of lower average fixed income load mutual fund assets attributable to Class B and Class C Shares. This decrease was principally due to net redemptions of fixed income mutual fund shares during the latter part of 1994 and early 1995.

     The Partnership's subsidiary, Alliance Fund Services, Inc. ("AFS"), provides administrative and transfer agency services to its sponsored mutual funds and money market funds. In connection with the investment advisory services it provides to the General Accounts of ELAS and its insurance subsidiaries, the Partnership provides ancillary regulatory accounting and reporting services. Increases in shareholder servicing and administration fees were principally due to increases in the number of mutual fund shareholder accounts serviced by AFS. The number of shareholder accounts serviced increased to approximately 2.8 million as of December 31, 1996 from 2.4 million and 2.2 million as of December 31, 1995 and 1994, respectively.

     Other revenues consist primarily of interest, dividends and commissions on the sale of Class A Shares under the System. Other revenues increased for 1995, principally due to the increase in interest earned on short-term investments from higher average balances.

EXPENSES

($ millions)                                          1996        1995    % Change         1995       1994    % Change
----------------------------------------------------------------------------------------------------------------------
Employee compensation and benefits                  $214.7      $172.2        24.7%      $172.2     $173.6        (0.8%)
Promotion and servicing                              247.8       201.2        23.2        201.2      198.7         1.3
General and administrative                           100.9        88.9        13.5         88.9       70.7        25.7
Interest                                               1.9         1.2        58.3          1.2        7.6       (84.2)
Amortization of intangible assets                     15.6         8.7        79.3          8.7        8.5         2.4
----------------------------------------------------------------------------------------------------------------------
   Total Expenses                                   $580.9      $472.2        23.0%      $472.2     $459.1         2.9%
======================================================================================================================

Employee compensation and benefits, which represent approximately 37.0% of total expenses, include salaries, commissions, fringe benefits and incentive compensation based on profitability. Provisions for future payments to be made under certain deferred compensation arrangements and for noncash compensation expense resulting from the vesting of Units issued or sold to key employees at a discount from fair market value are also included in employee compensation and benefits expense.

     Employee compensation and benefits increased for 1996 primarily as a result of higher incentive compensation due to increased operating earnings and an increase in head count resulting from acquisitions, the expansion of the Partnership's mutual fund operations, and additional investment professionals. Employee compensation and benefits decreased for 1995 primarily as a result of a reduction in the number of full-time employees. This decrease was partially offset by related severance costs and salary increases. The Partnership had 1,495 employees at December 31, 1996 compared to 1,365 and 1,494 at December 31, 1995 and 1994, respectively.

--------------------------------------------------------------------------------
                     Management's Discussion and Analysis of
                 Financial Condition and Results of Operations
--------------------------------------------------------------------------------


     Promotion and servicing expenses, which represent approximately 43% of total expenses, include payments made to financial intermediaries for distribution of the Partnership's sponsored mutual funds and cash management services' products and amortization of deferred sales commissions paid to financial intermediaries under the System. Also included in this expense category are travel and entertainment, advertising, promotional materials, and investment meetings and seminars for financial intermediaries that distribute the Partnership's mutual fund products. Promotion and servicing expenses for 1996 and 1995 increased primarily due to increased distribution plan payments resulting from higher average cash management and equity mutual fund assets under management. Other promotional expenses increased for 1996 primarily as a result of higher promotional and servicing costs for cash management products and increased mutual fund advertising.

     General and administrative expenses, which represent approximately 19% of total expenses, are costs related to the operation of the business, including professional fees, occupancy, communications, equipment and similar expenses. General and administrative expenses increased for 1996 and 1995 due principally to higher systems consulting expenses incurred in connection with technology initiatives, higher occupancy costs resulting from the Partnership's expansion at its New York headquarters and higher legal fees attributable to pending litigation.

     Interest expense is incurred on the Partnership's borrowings and on deferred compensation owed to employees. Interest expense increased for 1996 resulting from interest incurred on the $21.5 million notes issued in connection with the Cursitor acquisition. Interest expense decreased for 1995 due to lower average borrowings resulting from the repayment of the Partnership's senior notes during August 1994.

     Amortization of intangible assets is primarily attributable to the acquisition of ACMC, Inc., the predecessor of the Partnership, by ELAS during 1985, the acquisition of Shields Asset Management, Incorporated ("Shields") and its wholly-owned subsidiary, Regent Investor Services Incorporated ("Regent") in March 1994 and the Cursitor acquisition in February 1996. Amortization of intangibles increased in 1996 primarily due to the amortization of costs assigned to Cursitor contracts and goodwill incurred in connection with the Cursitor acquisition.

     The Partnership generally is not subject to Federal, state and local income taxes, with the exception of the New York City unincorporated business tax, which is currently imposed at a rate of 4%. Domestic subsidiaries of the Partnership are subject to Federal, state and local income taxes. Subsidiaries organized and operating outside the United States are generally subject to taxes in the foreign jurisdictions where they are located. The 1996 and 1995 provision for income taxes increased primarily as a result of the increase in taxable income of the Partnership and certain of its corporate subsidiaries.

     The tax exemption for certain publicly traded limited partnerships, including the Partnership, will expire on December 31, 1997. As a consequence, if the Partnership retains its current structure, it will be taxed as a corporation as of January 1, 1998. In response to this pending loss of its partnership tax status, management of the Partnership is presently reviewing alternatives and the Partnership expects to announce its plans during the second quarter of 1997.

CAPITAL RESOURCES AND LIQUIDITY

Partners' capital was $476.0 million at December 31, 1996, an increase of $69.3 million or 17.0% from $406.7 million at December 31, 1995. Partners' capital at December 31, 1995 increased $25.4 million or 6.7% from $381.3 million at December 31, 1994.

     Cash flow from operations and proceeds from the sale of Units have been the Partnership's principal sources of working capital. During 1996, the Partnership's cash and cash equivalents decreased by $66.8 million. Cash outflows included $99.4 million for acquisitions, $175.5 million in distributions to Unitholders and $21.2 million in capital expenditures. Cash inflows included $224.2 million from operations and $5.4 million of proceeds from exercises of Unit options.

     The Partnership acquired Cursitor on February 29, 1996 for approximately $159.0 million. The purchase price consisted of cash payments aggregating $94.3 million, 1,764,115 Units with an aggregate value of $43.2 million at the time of issuance, and notes in the aggregate principal amount of $21.5 million ("Notes"). The Notes bear interest at 6% per annum and are payable ratably over the next four years. Acquisition costs of $4.0 million were also incurred. Under certain circumstances, through February 28, 2006, the Partnership has an option to purchase CHLP's minority interest in Cursitor Alliance LLC ("Cursitor Alliance"), a newly formed subsidiary, and CHLP has an option to sell its minority interest to the Partnership for a price ("Buyout Price") in cash, Units, or a combination thereof of not less than $7.0 million or more than $52.0 million. The Buyout Price is based on the pre-tax operating earnings of Cursitor Alliance during the prior twelve month period. If either option is exercised, the payment of the Buyout Price will be accounted for as an increase in the Cursitor purchase price.

     The Partnership's mutual fund distribution system (the "System") includes four distribution options. The System permits the Partnership's open-end mutual funds to offer investors the option of purchasing shares (a) subject to a conventional front-end sales charge ("Class A Shares"), (b) without a front-end sales charge but subject to a contingent deferred sales charge payable by shareholders ("CDSC") and higher distribution fees payable by the funds ("Class B Shares"), (c) without a front-end sales charge and, if the shares are held for at least one year, CDSC combined with higher distribution fees payable by the funds ("Class C Shares") or (d) without a front-end sales charge, CDSC or ongoing distribution fees payable by the funds ("Advisor Class Shares"). If a shareholder purchases Class A Shares, AFD compensates the financial intermediary distributing the fund from the front-end sales charge paid by the shareholder at the time of each sale. If a shareholder purchases Class B or Class C Shares, AFD does not collect a front-end sales charge even though it is obligated to compensate the financial intermediary at the time of sale. Payments made to financial intermediaries in connection with the sale of Class B and Class C Shares under the System, net of CDSC received, totaled approximately $78.7 million and $41.7 million during 1996 and 1995, respectively. Management of the Partnership believes AFD will recover the payments made to financial intermediaries from the higher distribution fees and CDSC it receives under the Class B and Class C Shares over periods not exceeding 5 1/2 years and one year, respectively. If a shareholder purchases Advisor Class Shares, AFD does not collect a front-end sales charge or CDSC and does not compensate the financial intermediary.

--------------------------------------------------------------------------------
                     Management's Discussion and Analysis of
                 Financial Condition and Results of Operations
--------------------------------------------------------------------------------


     During 1996, the Partnership entered into a new $250 million five-year revolving credit facility with a group of banks which replaced its $100 million revolving credit facility and its $100 million commercial paper back-up revolving credit facility. The new revolving credit facility will be used to provide backup liquidity for the commercial paper program and is available to fund commission payments to financial intermediaries for the sale of Class B and Class C Shares under the System, for acquisitions and for general working capital purposes.

     The Partnership's substantial equity base and access to public and private debt, at competitive interest rates and other terms should provide adequate liquidity for its general business needs. Management of the Partnership believes that cash flow from operations and the issuance of debt and Units will provide the Partnership with the financial resources to take advantage of strategic growth opportunities, to finance capital requirements for mutual fund sales and to meet the Partnership's other capital requirements.


COMMITMENTS AND CONTINGENCIES

The Partnership's capital commitments, which consist primarily of operating leases for office space, furniture and equipment, are generally funded from future operating cash flows.

     On July 25, 1995, a Consolidated and Supplemental Class Action Complaint ("Complaint") was filed against Alliance North American Government Income Trust, Inc. (the "Fund"), the Partnership and certain other defendants affiliated with the Partnership alleging violations of federal securities laws, fraud and breach of fiduciary duty in connection with the Fund's investments in Mexican and Argentine securities. The Complaint which sought certification of a plaintiff class of persons who purchased or owned Class A, B or C Shares of the Fund from March 27, 1992 through December 23, 1994 seeks an unspecified amount of damages, costs, attorneys' fees and punitive damages. The principal allegations of the Complaint are that the Fund purchased debt securities issued by the Mexican and Argentine governments in amounts that were not permitted by the Fund's investment objective, and that there was no shareholder vote to change the investment objective to permit purchases in such amounts. The Complaint further alleges that the decline in the value of the Mexican and Argentine securities held by the Fund caused the Fund's net asset value to decline to the detriment of the Fund's shareholders.

     On September 26, 1996, the United States District Court for the Southern District of New York granted the defendants' motion to dismiss all counts of the Complaint. On October 11, 1996, plaintiffs filed a motion for reconsideration of the Court's decision granting defendants' motion to dismiss the Complaint. On November 25, 1996, the Court denied plaintiffs' motion for reconsideration. On October 29, 1996, plaintiffs filed a motion for leave to file an amended complaint, which is still pending. The principal allegations of the proposed amended complaint are that the Fund did not properly disclose that it planned to invest in mortgage-backed derivative securities and that two advertisements used by the Fund misrepresented the risks of investing in the Fund. Plaintiffs also reiterated allegations in the Complaint that the Fund failed to hedge against the risks of investing in foreign securities despite representations that it would do so. While the ultimate outcome of this matter cannot be determined at this time, management of the Partnership does not expect that it will have a material adverse effect on the Partnership's results of operations or financial condition.

CHANGES IN ACCOUNTING PRINCIPLES

The Partnership adopted Statement of Financial Accounting Standards No. 123 (SFAS 123) "Accounting for Stock-Based Compensation" on January 1, 1996. The Partnership currently applies the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for its Unit option grants. Accordingly, the Partnership has not recognized any related compensation expense.

     The Partnership adopted Statement of Financial Accounting Standards No. 115 (SFAS 115) "Accounting for Certain Investments in Debt and Equity Securities" and Statement of Financial Accounting Standards No. 121 (SFAS 121) "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" on December 31, 1994 and 1995, respectively. The adoption of SFAS 115 and SFAS 121 did not have a material impact on the consolidated financial statements.


CASH DISTRIBUTIONS

The Partnership is required to distribute all of its Available Cash Flow, as defined in the Partnership Agreement, to the General Partner and Unitholders (including the holder of the Class A Limited Partnership Interest based on Units issuable upon conversion of the Class A Limited Partnership Interest). The Partnership's Available Cash Flow and Distributions per Unit for the years ended December 31, 1996, 1995 and 1994 were as follows:

AVAILABLE CASH FLOW                               1996       1995        1994
--------------------------------------------------------------------------------
Available Cash Flow (in thousands):           $184,464   $148,937    $127,710
Distributions per Unit                           $2.19      $1.82       $1.64
================================================================================

CONSOLIDATED STATEMENTS of
          FINANCIAL CONDITION

December 31 (in thousands)

                                                                                         1996           1995
------------------------------------------------------------------------------------------------------------
ASSETS:
Cash and cash equivalents                                                           $  57,441      $ 124,256
Fees receivable:
   Alliance mutual funds                                                               46,483         36,840
   Separately managed accounts:
     Affiliated clients                                                                 4,479          2,006
     Third party clients                                                               58,339         46,766
Receivable from brokers and dealers for sale of shares of Alliance mutual funds        30,976         26,651
Investments, available-for-sale                                                        35,966         35,375
Furniture, equipment and leasehold improvements, net                                   57,483         44,208
Goodwill, net                                                                         116,721         77,659
Contracts of businesses acquired, net                                                 117,683          6,550
Deferred sales commissions, net                                                       175,172        149,583
Other assets                                                                           25,154         25,164
------------------------------------------------------------------------------------------------------------
Total assets                                                                        $ 725,897      $ 575,058
============================================================================================================
LIABILITIES AND PARTNERS' CAPITAL:
Liabilities:
   Accounts payable and accrued expenses                                            $ 103,427      $  74,054
   Payable to Alliance mutual funds for share purchases                                55,468         45,217
   Accrued expenses under employee benefit plans                                       51,633         44,086
   Debt                                                                                24,658          3,462
   Minority interests in consolidated subsidiaries                                     14,691          1,530
------------------------------------------------------------------------------------------------------------
Total liabilities                                                                     249,877        168,349
------------------------------------------------------------------------------------------------------------
Commitments and contingencies
Partners' Capital:
   General Partner                                                                      5,101          4,417
   Limited partners; 83,782,548 and 81,159,751 Units issued and outstanding,
     including Class A Limited Partnership Interest, respectively                     505,029        437,283
------------------------------------------------------------------------------------------------------------
                                                                                      510,130        441,700
------------------------------------------------------------------------------------------------------------
   Less: Capital contributions receivable from General Partner                         27,904         25,396
     Deferred compensation expense                                                      6,500          9,500
     Unrealized (gain) loss on investments                                               (294)            95
------------------------------------------------------------------------------------------------------------
Total partners' capital                                                               476,020        406,709
------------------------------------------------------------------------------------------------------------
Total liabilities and partners' capital                                             $ 725,897      $ 575,058
============================================================================================================

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS of INCOME

For the Years Ended December 31 (in thousands, except per Unit amounts)

                                                                     1996         1995         1994
---------------------------------------------------------------------------------------------------
REVENUES:
   Investment advisory and services fees:
     Alliance mutual funds                                       $291,601     $232,730     $211,169
     Separately managed accounts:
       Affiliated clients                                          44,901       43,978       41,805
       Third party clients                                        227,530      179,872      163,171
   Distribution plan fees from Alliance mutual funds              166,411      128,733      135,613
   Shareholder servicing and administration fees                   47,434       43,383       40,593
   Other revenues                                                  10,640       10,559        8,601
---------------------------------------------------------------------------------------------------
                                                                  788,517      639,255      600,952
---------------------------------------------------------------------------------------------------
EXPENSES:
   Employee compensation and benefits                             214,743      172,202      173,649
   Promotion and servicing:
     Distribution plan payments to financial intermediaries:
       Affiliated                                                  30,533       23,710       20,442
       Third party                                                115,362       87,044       84,054
     Amortization of deferred sales commissions                    53,144       50,501       51,547
     Other                                                         48,755       39,959       42,701
   General and administrative                                     100,854       88,889       70,731
   Amortization of intangible assets                               15,613        8,747        8,450
   Interest                                                         1,923        1,192        7,572
---------------------------------------------------------------------------------------------------
                                                                  580,927      472,244      459,146
---------------------------------------------------------------------------------------------------
Income before income taxes                                        207,590      167,011      141,806
Income taxes                                                       14,244       11,624        8,317
---------------------------------------------------------------------------------------------------
Net income                                                       $193,346     $155,387     $133,489
===================================================================================================
Net income per Unit                                                 $2.27        $1.89        $1.70
===================================================================================================

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS of
          CHANGES in PARTNERS' CAPITAL

For the Years Ended December 31 (in thousands)
                                          General      Limited        Capital       Deferred       Unrealized        Total
                                        Partner's    Partners'  Contributions   Compensation   Gain (Loss) on    Partners'
                                          Capital      Capital     Receivable        Expense      Investments      Capital
--------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993               $2,355     $233,125       $(21,323)      $   (112)           $  --     $214,045
   Net income                               1,335      132,154                                                     133,489
   Cash distributions to partners
     ($1.64 per Unit)                      (1,240)    (122,745)                                                   (123,985)
   Amortization of deferred
     compensation expense                                                              2,612                         2,612
   Capital contributions from
     General Partner                                                      695                                          695
   Compensation plan accrual                   25        2,519         (2,544)                                          --
   Proceeds from sale of Units              1,500      148,500                                                     150,000
   Issuance of Units to employees             150       14,850                       (15,000)                           --
   Proceeds from Unit options exercised        45        4,475                                                       4,520
   Unrealized loss on investments                                                                        (629)        (629)
   Foreign currency translation
     adjustment                                 6          576                                                         582
--------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                4,176      413,454        (23,172)       (12,500)            (629)     381,329
   Net income                               1,554      153,833                                                     155,387
   Cash distributions to partners
     ($1.73 per Unit)                      (1,413)    (139,906)                                                   (141,319)
   Amortization of deferred
     compensation expense                                                              3,000                         3,000
   Capital contributions from
     General Partner                                                      781                                          781
   Compensation plan accrual                   30        2,975         (3,005)                                          --
   Issuance of Units to employees              19        1,901                                                       1,920
   Proceeds from Unit options exercised        56        5,500                                                       5,556
   Unrealized gain on investments                                                                         534          534
   Foreign currency translation
     adjustment                                (5)        (474)                                                       (479)
--------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                4,417      437,283        (25,396)        (9,500)             (95)     406,709
   Net income                               1,933      191,413                                                     193,346
   Cash distributions to partners
     ($2.10 per Unit)                      (1,755)    (173,779)                                                   (175,534)
   Amortization of deferred
     compensation expense                                                              3,000                         3,000
   Capital contributions from
     General Partner                                                      774                                          774
   Compensation plan accrual                   33        3,249         (3,282)                                          --
   Issuance of Units for acquisition          427       42,279                                                      42,706
   Proceeds from Unit options exercised        54        5,367                                                       5,421
   Unrealized gain on investments                                                                         389          389
   Foreign currency translation
     adjustment                                (8)        (783)                                                       (791)
--------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996               $5,101     $505,029       $(27,904)       $(6,500)           $ 294     $476,020
==========================================================================================================================

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS of CASH FLOWS

For the Years Ended December 31 (in thousands)
                                                                                1996           1995           1994
------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                              $ 193,346      $ 155,387      $ 133,489
   Adjustments to reconcile net income to net cash provided
     from operating activities:
     Amortization and depreciation                                            76,893         67,350         67,690
     Other, net                                                                8,395          5,918          5,857
     Changes in assets and liabilities:
       (Increase) in fees receivable from Alliance mutual funds               (9,119)        (5,457)        (1,711)
       (Increase) decrease in fees receivable from affiliated clients         (2,473)        12,232          6,796
       (Increase) decrease in fees receivable from third party clients          (190)        (7,549)         1,212
       (Increase) decrease in receivable from brokers and dealers for
         sale of shares of Alliance mutual funds                              (4,325)        (8,667)        85,937
       (Increase) in deferred sales commissions                              (78,733)       (41,740)       (69,332)
       (Increase) decrease in other assets                                     3,262         (6,273)        (2,841)
       Increase in accounts payable and accrued expenses                      23,535         16,469          1,157
       Increase (decrease) in payable to Alliance mutual funds for
         share purchases                                                      10,251         12,710       (113,177)
       Increase in accrued expenses under employee benefit plans,
         less deferred compensation                                            3,388            207          2,687
------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                                  224,230        200,587        117,764
------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of investments                                                  (132,008)       (94,547)       (50,978)
   Proceeds from sale of investments                                         131,585        109,138         57,138
   Purchase of businesses                                                    (99,427)          --          (73,570)
   Additions to furniture, equipment and leasehold improvements, net         (21,157)        (7,644)       (21,210)
------------------------------------------------------------------------------------------------------------------
Net cash provided from (used in) investing activities                       (121,007)         6,947        (88,620)
------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from issuance of debt                                               --              106        100,120
   Repayment of debt                                                             (65)          (178)      (205,234)
   Distributions to partners                                                (175,534)      (141,319)      (123,985)
   Proceeds from sale of Units                                                  --             --          150,000
   Capital contributions from General Partner                                    774            781            695
   Proceeds from Unit options exercised                                        5,421          5,556          4,520
------------------------------------------------------------------------------------------------------------------
Net cash used in financing activities                                       (169,404)      (135,054)       (73,884)
------------------------------------------------------------------------------------------------------------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS                    (634)          (423)           624
------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                         (66,815)        72,057        (44,116)
Cash and cash equivalents at beginning of the year                           124,256         52,199         96,315
------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                   $  57,441      $ 124,256      $  52,199
==================================================================================================================

See accompanying notes to consolidated financial statements.

----------------------------------------------
  Notes to Consolidated Financial Statements
----------------------------------------------


1. ORGANIZATION

Alliance Capital Management L.P. (the "Partnership") and its consolidated subsidiaries provide diversified investment management services to unaffiliated separately managed accounts, to The Equitable Life Assurance Society of the United States ("ELAS"), a wholly-owned subsidiary of The Equitable Companies Incorporated ("Equitable"), and certain of their subsidiaries and affiliates and, through various investment vehicles, to individual investors. Separately managed accounts consist primarily of the active management of equity and fixed income portfolios for institutional investors. Separately managed accounts include corporate and public employee pension funds, the general and separate accounts of ELAS and its insurance company subsidiaries, endowment funds, and other domestic and foreign institutions. Mutual funds management consists of the management, distribution and servicing of the Partnership's sponsored mutual funds and cash management products, including money market funds and deposit accounts ("Alliance mutual funds").

     The Partnership is a registered investment adviser under the Investment Advisers Act of 1940. Alliance Capital Management Corporation ("Alliance"), an indirect wholly-owned subsidiary of Equitable, owns a 1% general partnership interest in the Partnership. At December 31, 1996, Equitable was the beneficial owner of approximately 57.3% of units representing assignments of beneficial ownership of limited partnership interests ("Units").


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The Partnership's consolidated financial statements have been prepared in accordance with generally accepted accounting principles. The preparation of the financial statements in conformity with generally accepted accounting principles requires management of the Partnership to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the Partnership and its majority-owned subsidiaries. The equity method of accounting is used for unconsolidated subsidiaries in which the Partnership's ownership interests range from 20 to 50 percent and the Partnership exercises significant influence over operating and financial policies. All significant intercompany transactions and balances among the consolidated entities have been eliminated.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash on hand, demand deposits and highly liquid investments with maturities of three months or less. The cost of these investments approximates fair value.

INVESTMENTS

The Partnership's investments, principally investments in Alliance mutual funds, are classified as available-for-sale securities. These investments are stated at fair value with unrealized gains and losses reported as a separate component of partners' capital. Realized gains and losses on the sale of investments are included in income currently and are determined using the specific identification method.

FURNITURE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Furniture, equipment and leasehold improvements are stated at cost, less accumulated depreciation and amortization. Depreciation is recognized on a straight-line basis over the estimated useful lives of eight years for furniture and three to six years for equipment. Leasehold improvements are amortized on a straight-line basis over the lesser of their estimated useful lives or the terms of the related leases.

GOODWILL AND CONTRACTS OF BUSINESSES ACQUIRED

Goodwill is being amortized on a straight-line basis over estimated useful lives ranging from twelve to forty years. Accumulated amortization of goodwill was $11,221,000 and $7,233,000 at December 31, 1996 and 1995, respectively. Cost assigned to contracts of businesses acquired is being amortized on a straight-line basis over estimated useful lives ranging from twelve to twenty years. Accumulated amortization of cost assigned to these contracts was $83,717,000 and $72,050,000 at December 31, 1996 and 1995, respectively. The
Partnership evaluates the potential impairment of its intangible assets by comparing the undiscounted cash flows expected to be realized from those intangible assets to their recorded values and has determined that there is no impairment.

DEFERRED SALES COMMISSIONS

Sales commissions paid to financial intermediaries in connection with the sale of shares of open-end Alliance mutual funds sold without a front-end sales charge are capitalized and amortized over periods not exceeding five and one-half years, the periods of time estimated by management of the Partnership during which deferred sales commissions are expected to be recovered from distribution plan payments received from these funds and from contingent deferred sales charges received from shareholders of those funds upon the redemption of their shares. Contingent deferred sales charges reduce unamortized deferred sales commissions when received.

REVENUE RECOGNITION AND MUTUAL FUND UNDERWRITING ACTIVITIES

Investment advisory and services fees are recorded as revenue as the related services are performed and earned. Purchases and sales of shares of Alliance mutual funds in connection with the underwriting activities of the Partnership's subsidiaries, including related commission income, are recorded on trade date. Receivables from brokers and dealers for sale of shares of Alliance mutual funds are generally realized within three business days from trade date, in conjunction with the settlement of the related payables to Alliance mutual funds for share purchases.

UNIT OPTION PLANS

Prior to January 1, 1996, the Partnership accounted for its Unit option plans in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees. As such, compensation expense would be recorded on the date of grant only if the market price of the underlying Units exceeds the exercise price. On January 1, 1996, the Partnership adopted Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), Accounting for Stock-Based Compensation, which permits entities to recognize the fair value of all stock-based awards on the date of grant as expense over the vesting period or, alternatively, allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per Unit disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Partnership has elected to continue to apply the provisions of APB Opinion No. 25 and to provide the pro forma disclosure provisions of SFAS No. 123.

ADVERTISING

Advertising costs are generally expensed as incurred and are included in other promotion and servicing expenses.

FOREIGN CURRENCY TRANSLATION

Assets and liabilities of foreign subsidiaries are translated into United States dollars at exchange rates in effect at the balance sheet dates, and related revenues and expenses are translated into United States dollars at average exchange rates in effect during each period. Net foreign currency gains and losses resulting from the translation of assets and liabilities of foreign operations into United States dollars are accumulated in partners' capital. Net foreign currency gains and losses for the three year period ended December 31, 1996 were not material.

----------------------------------------------
  Notes to Consolidated Financial Statements
----------------------------------------------


CASH DISTRIBUTIONS TO PARTNERS

The Partnership is required to distribute all of its Available Cash Flow, as defined in its Partnership Agreement, to the General Partner and Unitholders.

RECLASSIFICATIONS

Certain amounts in the 1995 and 1994 financial statements have been reclassified to conform with the 1996 presentation.


3. ACQUISITIONS

On February 29, 1996, the Partnership acquired substantially all of the assets and liabilities of Cursitor Holdings, L.P. ("CHLP") and all of the outstanding shares of Cursitor Holdings Limited, currently Cursitor Alliance Holdings Limited, (collectively, "Cursitor") for approximately $159.0 million. The purchase price consisted of 1,764,115 Units with an aggregate value of $43.2 million at the time of issuance, $94.3 million in cash, and notes in the aggregate principal amount of $21.5 million ("Notes"). The Notes bear interest at 6% per annum and are payable ratably over the next four years. Acquisition costs of $4.0 million were also incurred.

     The acquisition was accounted for under the purchase method with the results of Cursitor included in the Partnership's consolidated financial statements from the acquisition date. The excess of the purchase price, including acquisition costs and minority interest, over the fair value of Cursitor's net assets acquired resulted in the recognition of intangible assets consisting of cost assigned to Cursitor contracts and goodwill of approximately $122.8 million and $38.3 million, respectively, which are being amortized over 20 years. Pro forma financial information for the year ended December 31, 1996, reflecting the effects of the acquisition, is not presented because it would not be materially different from the actual results reported.

     The acquisition of Cursitor resulted in the formation of a new subsidiary of the Partnership, Cursitor Alliance LLC ("Cursitor Alliance"), in which CHLP owns a 7% minority equity interest. Under certain circumstances, through February 28, 2006, the Partnership has an option to purchase CHLP's minority interest in Cursitor Alliance, and CHLP has an option to sell its minority interest to the Partnership for a price ("Buyout Price") in cash, Units, or a combination thereof of not less than $7.0 million or more than $52.0 million. The Buyout Price is based on the pre-tax operating earnings of Cursitor Alliance during the prior twelve month period. If either option is exercised, the payment of the Buyout Price will be accounted for as an increase in the Cursitor purchase price.

     On March 7, 1994, the Partnership acquired the business and substantially all of the assets of Shields Asset Management, Incorporated ("Shields") and its wholly-owned subsidiary, Regent Investor Services Incorporated ("Regent"), for a purchase price of approximately $74 million in cash. In addition, the Partnership issued 645,160 new Units, having an aggregate fair market value at the time of issuance of approximately $15 million, to key employees of Shields and Regent in connection with the employees' entering into long-term employment agreements. The aggregate fair market value of the Units is being amortized as employee compensation expense ratably over five years. The acquisition was accounted for under the purchase method and the results of Shields and Regent are included in the Partnership's consolidated financial statements from the acquisition date. Goodwill of $70.6 million was recorded representing the excess of the purchase price over the estimated fair value of the net assets of the acquired business.


4. NET INCOME PER UNIT

Net income per Unit is derived by reducing net income for each year by 1% for the general partnership interest held by the General Partner and dividing the remaining 99% by the weighted average number of Units outstanding, Unit equivalents and Units issuable upon conversion of the Class A Limited Partnership Interest. The aggregate weighted average number of Units outstanding used in computing net income per Unit was 84,484,000, 81,558,000 and 77,941,000 in 1996, 1995 and 1994, respectively.

5. INVESTMENTS

At December 31, 1996 and 1995, the Partnership's investments consisted solely of investments in Alliance mutual funds which were classified as available-for-sale securities. The amortized cost, gross unrealized gains and losses and fair value of investments were as follows (in thousands):

                                                  Gross          Gross
                                Amortized    Unrealized     Unrealized            Fair
                                     Cost         Gains         Losses           Value
--------------------------------------------------------------------------------------
December 31, 1996                 $35,672          $395          $(101)        $35,966
December 31, 1995                 $35,470          $261          $(356)        $35,375
======================================================================================


     Proceeds from sales of investments were approximately $131,585,000, $109,138,000 and $57,138,000 in 1996, 1995 and 1994, respectively. Gross investment gains of $124,000, $125,000 and $0 and gross investment losses of $345,000, $332,000 and $0 were realized on those sales for the years ended December 31, 1996, 1995 and 1994, respectively.


6. FURNITURE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Furniture, equipment and leasehold improvements are comprised of the following (in thousands):

                                                                  December 31,
                                                                1996        1995
--------------------------------------------------------------------------------
Furniture and equipment                                      $51,344     $35,041
Leasehold improvements                                        46,954      41,085
--------------------------------------------------------------------------------
                                                              98,298      76,126
Less: Accumulated depreciation and amortization               40,815      31,918
--------------------------------------------------------------------------------
Furniture, equipment and leasehold improvements, net         $57,483     $44,208
================================================================================


7. DEBT

During 1996, the Partnership entered into a new $250 million five-year revolving credit facility with a group of banks which replaced its $100 million revolving credit facility and its $100 million commercial paper back-up revolving credit facility. Under the new facility, the interest rate, at the option of the Partnership, is a floating rate generally based upon a defined prime rate, a rate related to the London Interbank Offered Rate (LIBOR) or the Federal Funds rate. A facility fee is payable on the total facility. The revolving credit facility will be used to provide back-up liquidity for commercial paper to be issued under the Partnership's $100 million commercial paper program, to fund commission payments to financial intermediaries for the sale of Class B and C shares under the Partnership's mutual fund distribution system, and for general working capital purposes. As of December 31, 1996, the Partnership had not issued any commercial paper and there were no borrowings outstanding under the Partnership's revolving credit facility.

     The revolving credit facility contains covenants which require the Partnership to, among other things, meet certain financial ratios. The Partnership was in compliance with the covenants at December 31, 1996.

     As discussed in Note 3, the Partnership issued promissory notes to CHLP in the aggregate principal amount of $21,500,000 on February 29, 1996. Debt also includes promissory notes with aggregate outstanding principal amounts of $3,076,000 and $3,324,000 at December 31, 1996 and 1995, respectively, issued to certain investment partnerships for which a subsidiary of the Partnership serves as general partner. The principal amounts of these notes will be reduced proportionately as partners receive return of capital distributions from the investment partnerships.

----------------------------------------------
  Notes to Consolidated Financial Statements
----------------------------------------------


8. COMMITMENTS AND CONTINGENCIES

The Partnership and its subsidiaries lease office space, furniture and office equipment under various operating leases. The minimum commitments under the leases, net of sublease commitments, at December 31, 1996 aggregated $306,553,000 and are payable as follows: $16,379,000, $17,088,000, $17,637,000,
$17,794,000 and $17,624,000 for the years 1997 through 2001, respectively, and a total of $220,031,000 for the remaining years through 2016. Office leases contain escalation clauses that provide for the pass through of increases in operating expenses and real estate taxes. Rent expense for the years ended December 31, 1996, 1995 and 1994 was $24,808,000, $23,172,000 and $18,387,000,
respectively.

     On July 25, 1995, a Consolidated and Supplemental Class Action Complaint ("Complaint") was filed against Alliance North American Government Income Trust, Inc. (the "Fund"), the Partnership and certain other defendants affiliated with the Partnership alleging violations of federal securities laws, fraud and breach of fiduciary duty in connection with the Fund's investments in Mexican and Argentine securities. The Complaint which sought certification of a plaintiff class of persons who purchased or owned Class A, B or C shares of the Fund from March 27, 1992 through December 23, 1994 seeks an unspecified amount of damages, costs, attorneys' fees and punitive damages. The principal allegations of the Complaint are that the Fund purchased debt securities issued by the Mexican and Argentine governments in amounts that were not permitted by the Fund's investment objective, and that there was no shareholder vote to change the investment objective to permit purchases in such amounts. The Complaint further alleges that the decline in the value of the Mexican and Argentine securities held by the Fund caused the Fund's net asset value to decline to the detriment of the Fund's shareholders.

     On September 26, 1996, the United States District Court for the Southern District of New York granted the defendants' motion to dismiss all counts of the Complaint. On October 11, 1996, plaintiffs filed a motion for reconsideration of the Court's decision granting defendants' motion to dismiss the Complaint. On November 25, 1996, the Court denied plaintiffs' motion for reconsideration. On October 29, 1996, plaintiffs filed a motion for leave to file an amended complaint, which is still pending. The principal allegations of the proposed amended complaint are that the Fund did not properly disclose that it planned to invest in mortgage-backed derivative securities and that two advertisements used by the Fund misrepresented the risks of investing in the Fund. Plantiffs also reiterated allegations in the Complaint that the Fund failed to hedge against the risks of investing in foreign securities despite representations that it would do so. While the ultimate outcome of this matter cannot be determined at this time, management of the Partnership does not expect that it will have a material adverse effect on the Partnership's results of operations or financial condition.


9. Partners' Capital

In connection with the purchase of the business of Equitable Capital Management Corporation ("ECMC"), a wholly-owned subsidiary of the Equitable, in July 1993, the Partnership created a Class A Limited Partnership Interest convertible initially into 100,000 Units. During 1996 the amount of Units issuable upon conversion of the Class A Limited Partnership Interest was increased by 346,439 Units. Units issuable upon conversion of the Class A Limited Partnership Interest may be increased by up to $17 million in additional Units to reflect the receipt by the Partnership of certain performance fees through March 1998.

     During May 1994, the Partnership issued a newly created Class B Limited Partnership Interest to ELAS, for $50 million in cash, which was converted into 2,266,288 newly issued Units during November 1994. The Partnership issued 2,482,030 newly issued Units to a wholly-owned subsidiary of Oversea-Chinese Banking Corporation Limited during July 1994 for $50 million in cash. During August 1994, the Partnership sold for $50 million in cash a convertible note to Banco Bilbao Vizcaya, S.A. which was subsequently converted into 2,482,030 newly issued Units.

10. NET CAPITAL

Alliance Fund Distributors, Inc. ("AFD"), a wholly-owned subsidiary of the Partnership, serves as distributor and/or underwriter for certain Alliance mutual funds. AFD is registered as a broker-dealer under the Securities Exchange Act of 1934 and is subject to the minimum net capital requirements imposed by the Securities and Exchange Commission. AFD's net capital at December 31, 1996 was $10,526,000, which was $6,974,000 in excess of its required net capital of $3,552,000.


11. EMPLOYEE BENEFIT PLANS

The Partnership and its subsidiaries maintain a number of qualified and nonqualified employee benefit and incentive compensation plans. Except as indicated, the aggregate amount available for annual employee bonuses and contributions to the various employee benefit plans discussed below is based on a percentage of the consolidated operating profits of the Partnership and its subsidiaries.

     The Partnership maintains qualified profit sharing plans covering substantially all U.S. and certain foreign employees. The amounts of the annual contributions to the plans are determined by a committee of the Board of Directors of the General Partner. Contributions are limited to the maximum amount deductible for Federal income tax purposes, generally 15% of the total annual compensation of eligible participants. Aggregate contributions for 1996, 1995 and 1994 were $8,310,000, $7,750,000 and $5,941,000, respectively.

     The Partnership maintains a qualified noncontributory defined benefit retirement plan covering substantially all U.S. employees and certain foreign employees. Benefits are based on years of credited service, average final base salary and primary Social Security benefits. The Partnership's funding policy is to contribute annually an amount not to exceed the maximum amount that can be deducted for Federal income tax purposes. Plan assets are comprised principally of corporate equity securities, U.S. Treasury securities and shares of Alliance mutual funds.

     The following table presents the retirement plan's funded status and amounts recognized in the Partnership's consolidated statements of financial condition (in thousands):

                                                                                                        December 31,
                                                                                                     1996          1995
-----------------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
  Vested benefit obligation                                                                      $(11,644)     $(11,540)
=======================================================================================================================
  Nonvested benefit obligation                                                                   $   (559)     $   (764)
=======================================================================================================================
Projected benefit obligation for service rendered to date                                        $(19,332)     $(20,076)
Plan assets at fair value                                                                          20,035        18,538
-----------------------------------------------------------------------------------------------------------------------
Projected benefit obligation less than (in excess of) plan assets                                     703        (1,538)
Unrecognized net (gain) loss from past experience different from that assumed and effects of
  changes in assumptions                                                                           (3,094)        1,027
Prior service cost not yet recognized in net periodic pension cost                                 (1,648)       (1,761)
Unrecognized net plan assets at January 1, 1987 being recognized over 26.3 years                   (2,335)       (2,478)
-----------------------------------------------------------------------------------------------------------------------
Accrued pension expense included in accrued expenses under employee benefit plans                $ (6,374)     $ (4,750)
=======================================================================================================================

----------------------------------------------
  Notes to Consolidated Financial Statements
----------------------------------------------


     Net expense under the retirement plan for the years ended December 31, 1996, 1995 and 1994 was comprised of (in thousands):

                                                      1996         1995         1994
------------------------------------------------------------------------------------
Service cost                                       $ 2,317      $ 1,621      $ 2,119
Interest cost on projected benefit obligations       1,405        1,116        1,078
Actual return on plan assets                        (2,057)      (4,510)       1,050
Net amortization and deferral                          (41)       2,850       (2,827)
------------------------------------------------------------------------------------
Net pension charge                                 $ 1,624      $ 1,077      $ 1,420
====================================================================================


     Actuarial computations at December 31, 1996, 1995 and 1994 were made utilizing the following assumptions:

                                                        1996         1995         1994
--------------------------------------------------------------------------------------
Discount rate on benefit obligations                    8.00%        7.50%        8.75%
Expected long-term rate of return on plan assets       10.00%       10.00%       10.00%
Annual salary increases                                 5.50%        5.50%        5.50%
======================================================================================


     Variances between actuarial assumptions and actual experience are amortized over the estimated average remaining service lives of employees in the retirement plan.

     The Partnership maintains a nonqualified unfunded deferred compensation plan known as the Capital Accumulation Plan and assumed obligations under contractual unfunded deferred compensation arrangements covering certain executives which are not funded from the incentive compensation pool.

     The Capital Accumulation Plan was frozen on December 31, 1987 and no additional awards have been made. The Board of Directors of the General Partner may terminate the Capital Accumulation Plan at any time without cause, in which case the Partnership's liability would be limited to benefits that have vested. Benefits due eligible executives under the contractual unfunded deferred compensation arrangements vested on or before December 31, 1987. Payment of vested benefits under both the Capital Accumulation Plan and the contractual unfunded deferred compensation arrangements will generally be made over a ten year period commencing at retirement age. ACMC, Inc., a subsidiary of Equitable, is obligated to make capital contributions to the Partnership in amounts equal to benefits paid under the Capital Accumulation Plan and the contractual unfunded deferred compensation arrangements. Amounts included in employee compensation and benefits expense for the Capital Accumulation Plan and the contractual unfunded deferred compensation arrangements for the years ended December 31, 1996, 1995 and 1994 were $3,283,000, $3,005,000 and $2,544,000, respectively.

     During 1995, the Partnership established an unfunded deferred compensation plan known as the Alliance Partners Compensation Plan (the "Plan") under which certain awards may be granted to eligible executives. A committee comprised of certain executive officers of the General Partner administers the Plan and determines the aggregate amount and recipients of awards. Awards made in 1995 vest ratably over three years. Awards made after 1995 vest ratably over eight years. Until distributed, the awards are generally credited with earnings based on the Partnership's earnings growth rate. Payment of vested benefits will generally be made over a five year period commencing at retirement although, under certain circumstances, full or partial lump sum payments may be made upon termination of employment. The Plan may be terminated at any time without cause, in which case the Partnership's liability would be limited to vested benefits. The Partnership made awards in 1996 and 1995 aggregating $12,350,000 and $7,925,000, respectively. As of December 31, 1996, the amount vested under the Plan was $2,816,000 and is included in accrued expenses under employee benefit plans.

     During 1988, certain employees entered into employment agreements with the Partnership and acquired from ACMC, Inc. an aggregate of 10,181,818 Units at either 10% or 20% of the initial public offering price. Accordingly, the Partnership recorded deferred compensation expense and a corresponding increase in partners' capital in the amount of the aggregate discount. The Units vested over periods of employment ranging from two to six years through April 21, 1994 and the aggregate discount was amortized as employee compensation expense ratably over the applicable vesting periods. During 1994, certain key employees of Shields and Regent entered into employment agreements with the Partnership and were issued 645,160 new Units with an aggregate fair market value of approximately $15,000,000, which is being amortized as employee compensation expense ratably over five years. Aggregate amortization of $3,000,000, $3,000,000 and $2,612,000 was recorded for the years ended December 31, 1996, 1995 and 1994, respectively.


12. EMPLOYEE UNIT AWARD AND OPTION PLANS

During 1988, a Unit Option Plan ("Unit Option Plan") was established under which options to purchase up to 4,923,076 Units may be granted to certain key employees. A committee of the Board of Directors of the General Partner administers the plan and determines the grantees and the number of options to be granted. Options may be granted for terms of up to ten years and each option must have an exercise price of not less than the fair market value of the Units on the date of grant. Options are exercisable at a rate of 20% of the Units subject to options on each of the first five anniversary dates of the date of grant.

     During 1993, the 1993 Unit Option Plan, the Unit Bonus Plan and the Century Club Plan (together the "1993 Plans") were established by the Partnership Committees of the Board of Directors of the General Partner administer the 1993 Plans and determine the recipients of grants and awards. Under the 1993 Unit Option Plan, options to purchase Units may be granted to key employees for terms of up to ten years. Each option must have an exercise price of not less than the fair market value of the Units on the date of grant. Options are exercisable at a rate of 20% of the Units subject to options on each of the first five anniversary dates of the date of grant. Under the Unit Bonus Plan, Units may be awarded to key employees in lieu of all or a portion of the cash bonuses they would otherwise receive under the Partnership's incentive compensation program. Under the Century Club Plan, employees whose primary responsibilities are to assist in the distribution of Alliance mutual funds are eligible to receive an award of Units. The aggregate number of Units that can be the subject of options granted or that can be awarded under the 1993 Plans may not exceed 3,200,000 Units. In addition, no more than 800,000 Units in the aggregate may be granted or awarded under the 1993 Plans in any of the first four years of their operations. As of December 31, 1996, 2,926,500 Units were subject to options granted and 22,635 Units were subject to awards made under the 1993 Plans.

     During 1996 and 1995, the Partnership authorized the grant of options to officers of the Partnership to purchase 725,000 and 1,805,500 of the Partnership's Units, respectively, under the Unit Option Plan and 1993 Plans. The per Unit weighted average fair value of options granted during 1996 and 1995 was $2.69 and $2.24, respectively, on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rates of 5.8% and 6.0% for 1996 and 1995, respectively, expected dividend yield of 8.0% for each year; and a volatility factor of the expected market price of the Partnership's Units of 23% for each year.

     The Partnership applies APB Opinion No. 25 in accounting for its option plans and, accordingly, no compensation cost has been recognized for its Unit options in the financial statements. Had the Partnership determined compensation cost based on the fair value at the grant date for its Unit options under SFAS No. 123, the Partnership's net income and earnings per Unit would have been reduced to the pro forma amounts indicated below:

(in thousands, except per Unit amounts)                     1996            1995
--------------------------------------------------------------------------------
Pro forma net income                                    $191,895        $154,688
Pro forma earnings per Unit                                $2.25           $1.88
================================================================================

----------------------------------------------
  Notes to Consolidated Financial Statements
----------------------------------------------


     Pro forma net income reflects only options granted in 1996 and 1995. Therefore, the full impact of calculating compensation cost for Unit options under SFAS 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options' vesting period of five years and compensation cost for options granted prior to January 1, 1995 is not considered.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected Unit price volatility. Because the Partnership's employee Unit options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing model does not necessarily provide a reliable single measure of the fair value of its Unit options.

     The following table summarizes the activity in options under the Unit Option Plan and the 1993 Plans:

                                                                      Weighted Average
                                                     Units     Exercise Price Per Unit
--------------------------------------------------------------------------------------
Outstanding at January 1, 1994                   3,233,400                      $12.96
  Granted                                        1,213,500                      $19.97
  Exercised                                       (484,500)                     $ 9.33
  Forfeited                                       (150,000)                     $17.78
--------------------------------------------------------------------------------------
Outstanding at December 31, 1994                 3,812,400                      $15.46
--------------------------------------------------------------------------------------
  Granted                                        1,805,500                      $20.54
  Exercised                                       (496,100)                     $11.20
  Forfeited                                       (293,700)                     $16.64
--------------------------------------------------------------------------------------
Outstanding at December 31, 1995                 4,828,100                      $17.72
--------------------------------------------------------------------------------------
  Granted                                          725,000                      $25.12
  Exercised                                       (397,300)                     $13.64
  Forfeited                                       (121,700)                     $19.32
--------------------------------------------------------------------------------------
Outstanding at December 31, 1996                 5,034,100                      $19.07
======================================================================================
Exercisable at December 31, 1996                 2,053,280
======================================================================================


     The following table summarizes information concerning currently outstanding and exercisable options:

                                                          Options Outstanding                Options Exercisable
----------------------------------------------------------------------------------------------------------------------
                                                               Weighted
                                                   Number       Average       Weighted        Number          Weighted
    Range of                                  Outstanding     Remaining        Average   Exercisable           Average
    Exercise                                        as of   Contractual       Exercise         as of          Exercise
      Prices                                     12/31/96          Life          Price      12/31/96             Price
----------------------------------------------------------------------------------------------------------------------
$ 6.0625 - $15.9375                             1,317,300          4.76         $12.97     1,168,500            $12.58
 16.3125 -  19.75                               1,033,800          8.19          19.13       231,400             18.69
 19.875  -  19.875                              1,020,300          7.36          19.88       396,000             19.88
 20.75   -  24.375                                940,200          8.46          22.05       257,380             21.84
 25.125  -  25.125                                722,500          9.96          25.13            --                --
----------------------------------------------------------------------------------------------------------------------
$ 6.0625 - $25.125                              5,034,100          7.43         $19.07     2,053,280            $15.84
======================================================================================================================

13. INCOME TAXES

The Partnership is a publicly traded partnership for Federal income tax purposes and, accordingly, is not currently subject to Federal and state corporate income taxes but is subject to the New York City unincorporated business tax ("UBT"). Current law generally provides that certain publicly traded partnerships, including the Partnership, will be taxable as corporations beginning in 1998.

     Domestic corporate subsidiaries of the Partnership, which are subject to Federal, state and local income taxes, file a consolidated Federal income tax return and separate state and local income tax returns. Foreign corporate subsidiaries are generally subject to taxes in the foreign jurisdictions where they are located.

     The provision for income taxes consists of (in thousands):

                                                    1996        1995        1994
--------------------------------------------------------------------------------
Partnership unincorporated business taxes        $ 8,182     $ 5,644     $ 5,813
Corporate subsidiaries:
  Federal                                          3,800       3,900       1,300
  State, local and foreign                         2,262       2,080       1,204
--------------------------------------------------------------------------------
                                                 $14,244     $11,624     $ 8,317
================================================================================

     The principal reasons for the difference between the Partnership's effective tax rate and the UBT statutory tax rate of 4% are as follows (in thousands):

                                                       1996                    1995                    1994
----------------------------------------------------------------------------------------------------------------
UBT statutory rate                            $  8,304       4.0%     $  6,681       4.0%      $  5,672      4.0%
Corporate subsidiaries' federal,
  state, local and foreign income taxes          6,062       2.9%        5,980       3.6%         2,504      1.8%
Miscellaneous Partnership UBT adjustments         (122)      0.0%       (1,037)     (0.6%)          141      0.1%
----------------------------------------------------------------------------------------------------------------
                                              $ 14,244       6.9%     $ 11,624       7.0%      $  8,317      5.9%
================================================================================================================

     Under Statement of Financial Accounting Standards No. 109 ("SFAS 109"), Accounting for Income Taxes, deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effect of significant items comprising the Partnership's net deferred tax assets is as follows (in thousands):

                                                                                                    December 31,
                                                                                                  1996       1995
-----------------------------------------------------------------------------------------------------------------
Deferred tax asset:
  Differences between book and tax treatment of deferred compensation plans                     $1,897     $1,407
  Other, primarily accruals deductible when paid                                                 1,131        753
-----------------------------------------------------------------------------------------------------------------
                                                                                                 3,028      2,160
=================================================================================================================
Deferred tax liability:
  Differences between book and tax basis of furniture, equipment and leasehold improvements        533        469
  Differences between book and tax basis of intangibles                                             56          0
-----------------------------------------------------------------------------------------------------------------
                                                                                                   589        469
-----------------------------------------------------------------------------------------------------------------
Net deferred tax asset                                                                           2,439      1,691
Valuation allowance                                                                              1,539        791
-----------------------------------------------------------------------------------------------------------------
Deferred tax asset, net of valuation allowance                                                  $  900     $  900
=================================================================================================================

----------------------------------------------
  Notes to Consolidated Financial Statements
----------------------------------------------


     The net change in the valuation allowance for the year ended December 31, 1996 was $748,000. The valuation allowance relates to uncertainties on the deductibility for UBT purposes of certain compensation related items. The deferred tax asset is included in other assets.


14. RELATED PARTY TRANSACTIONS

The Partnership and its consolidated subsidiaries provide investment management, distribution, shareholder servicing, accounting and legal services to the Alliance mutual funds. Substantially all of these services are provided under contracts that set forth the services to be provided and the fees to be charged. The contracts are subject to annual review and approval by each of the Alliance mutual funds' boards of directors or trustees and, in certain circumstances, by the Alliance mutual funds' shareholders.

     Revenues for services provided to the Alliance mutual funds are as follows (in thousands):

                                                         Year ended December 31,
                                                      1996         1995         1994
------------------------------------------------------------------------------------
Investment advisory and services fees             $291,601     $232,730     $211,169
Distribution plan fees                             166,411      128,733      135,613
Shareholder servicing and administration fees       39,451       35,310       33,266
====================================================================================


     The Partnership provides investment management and administration services to Equitable and certain of its subsidiaries other than the Partnership ("Equitable Subsidiaries"). In addition, certain Equitable Subsidiaries distribute Alliance mutual funds and cash management products for which they receive commissions and distribution payments. Sales of Alliance mutual funds through the Equitable Subsidiaries aggregated $697,144,000, $346,717,000 and $462,610,000 for the years ended December 31, 1996, 1995 and 1994, respectively. The Partnership and its employees are covered by various insurance policies maintained by Equitable Subsidiaries. In addition, the Partnership pays fees for other services provided by Equitable Subsidiaries.

     Aggregate amounts included in the consolidated financial statements for transactions with the Equitable Subsidiaries are as follows (in thousands):

                                                              Year ended December 31,
                                                           1996        1995        1994
---------------------------------------------------------------------------------------
Revenues:
  Investment advisory and services fees                 $44,901     $43,978     $41,805
  Shareholder servicing and administration fees           7,548       7,322       7,137
---------------------------------------------------------------------------------------
Expenses:
  Distribution payments to financial intermediaries      30,533      23,710      20,422
  General and administrative                              5,865       5,428       5,991
=======================================================================================


15. SUPPLEMENTAL CASH FLOW INFORMATION

Cash payments for interest and income taxes were as follows (in thousands):

                                                              Year ended December 31,
                                                           1996        1995        1994
---------------------------------------------------------------------------------------
Interest                                                $   506     $   812     $ 7,123
Income taxes                                             14,797      11,125       8,803
=======================================================================================

16. SUBSEQUENT EVENT

On February 6, 1997, the Finance Committee of the Board of Directors of the General Partner declared a cash distribution of $49,931,000 or $0.59 per Unit representing the Available Cash Flow (as defined in the Partnership Agreement) of the Partnership for the period October 1 through December 31, 1996. The distribution is payable on March 4, 1997 to holders of record on February 25, 1997.

17. QUARTERLY FINANCIAL DATA (UNAUDITED)

(in thousands, except per Unit data)               Quarter Ended 1996
-------------------------------------------------------------------------------------
                                   December    September         June           March
                                         31           30           30              31
-------------------------------------------------------------------------------------
Revenues                           $212,754     $197,998     $196,149        $181,616
Net income                           52,292       48,957       47,030          45,067
Net income per Unit                     .61          .57          .55             .54
Cash distributions per Unit(1)          .59          .55          .53             .52
Unit prices:(2)
  High                               28 7/8           26       25 1/8          25 1/2
  Low                                25 1/8       23 1/8       23 3/8          21 3/4
=====================================================================================

                                                   Quarter Ended 1995
-------------------------------------------------------------------------------------
                                   December    September         June           March
                                         31           30           30              31
-------------------------------------------------------------------------------------
Revenues                           $175,785     $164,666     $153,425        $145,379
Net income                           43,096       41,007       37,099          34,185
Net income per Unit                     .52          .50          .45             .42
Cash distributions per Unit(1)          .50          .48          .43             .41
Unit prices:(2)
  High                               23 1/4       20 1/2       20 1/8          18 3/4
  Low                                19 1/2       17 3/4       17 1/4          16 1/8
=====================================================================================

(1)  Declared and paid during the following quarter.

(2) High and low sales prices as reported by the New York Stock Exchange. The number of Unitholders of record at February 28, 1997 was approximately 1,680.

INDEPENDENT AUDITORS' REPORT


[LOGO] KPMG Peat Marwick LLP


THE GENERAL PARTNER AND UNITHOLDERS
ALLIANCE CAPITAL MANAGEMENT L.P.

     We have audited the accompanying consolidated statements of financial condition of Alliance Capital Management L.P. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in partners' capital, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the management of Alliance Capital Management Corporation, General Partner. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Alliance Capital Management L.P. and subsidiaries at December 31, 1996 and 1995 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                        /s/ KPMG Peat Marwick LLP


New York, New York
February 6, 1997