Form 10-K, Exhibit 13
period 1997-12-31
ALLIANCE CAPITAL MANAGEMENT LP
filed 1998-03-30
CIK 825313

SELECTED CONSOLIDATED FINANCIAL DATA




(in thousands, unless otherwise indicated)                                  ALLIANCE CAPITAL MANAGEMENT L.P.(1)
---------------------------------------------------------------------------------------------------------------------------
                                                                                 YEARS ENDED DECEMBER 31,
---------------------------------------------------------------------------------------------------------------------------
                                                                   1997         1996         1995         1994         1993
---------------------------------------------------------------------------------------------------------------------------

INCOME STATEMENT DATA:
Revenues:
   Investment advisory and services fees:
      Alliance mutual funds                                    $384,759     $291,601     $232,730     $211,169     $167,043
      Separately managed accounts:
        Affiliated clients                                       52,930       44,901       43,978       41,805       37,212
        Third party clients                                     261,290      227,530      179,872      163,171      146,509
   Distribution plan fees from Alliance mutual funds            213,692      166,411      128,733      135,613      105,260
   Shareholder servicing and administration fees                 53,500       47,806       43,591       40,787       33,119
   Other revenues                                                 9,165       10,268       10,351        8,407       10,374
---------------------------------------------------------------------------------------------------------------------------
                                                                975,336      788,517      639,255      600,952      499,517
---------------------------------------------------------------------------------------------------------------------------
Expenses:
   Employee compensation and benefits                           264,251      214,880      172,301      173,777      149,341
   Promotion and servicing:
      Distribution plan payments to financial intermediaries:
        Affiliated                                               56,118       30,533       23,710       20,442       13,722
        Third party clients                                     121,791      115,112       86,743       83,357       64,581
      Amortization of deferred sales commissions                 73,841       53,144       50,501       51,547       36,237
      Other                                                      60,416       48,868       40,161       43,270       31,051
   General and administrative                                   120,283      100,854       88,889       70,731       66,023
   Interest                                                       2,968        1,923        1,192        7,572       10,619
   Amortization of intangible assets                              7,006       15,613        8,747        8,450        6,975
   Reduction in recorded value of intangible assets             120,900           --           --           --           --
   Nonrecurring transaction expenses                                 --           --           --           --       40,842
---------------------------------------------------------------------------------------------------------------------------
                                                                827,574      580,927      472,244      459,146      419,391
---------------------------------------------------------------------------------------------------------------------------
Income before income taxes and cumulative effect of
   accounting change                                            147,762      207,590      167,011      141,806       80,126
Income taxes                                                     18,806       14,244       11,624        8,317       11,466
---------------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of accounting change            128,956      193,346      155,387      133,489       68,660
Cumulative effect of change in accounting for income taxes           --           --           --           --          900
---------------------------------------------------------------------------------------------------------------------------
Net income                                                     $128,956     $193,346     $155,387     $133,489      $69,560
---------------------------------------------------------------------------------------------------------------------------
NET INCOME PER UNIT:(4)
   Basic net income per Unit(5)                                   $0.76        $1.15        $0.95        $0.86        $0.49
   Diluted net income per Unit(5)                                 $0.74        $1.13        $0.94        $0.85        $0.48
Before reduction in value of intangible assets and
   nonrecurring transaction expenses:
   Net income                                                  $249,856     $193,346     $155,387     $133,489     $107,698
   Diluted net income per Unit(5)                                 $1.44        $1.13        $0.94        $0.85        $0.74
CASH DISTRIBUTIONS PER UNIT(2)(4)                                 $1.40       $1.095        $0.91        $0.82        $0.75
BALANCE SHEET DATA AT PERIOD END:
   Total assets                                                $784,460     $725,897     $575,058     $518,369     $561,287
   Debt and long-term obligations(3)                           $130,429     $ 52,629     $ 30,839     $ 29,021     $134,022
   Partners' capital                                           $398,051     $476,020     $406,709     $381,329     $214,045
ASSETS UNDER MANAGEMENT AT
   PERIOD END (IN MILLIONS)(6)                                 $218,654     $182,792     $146,521     $119,279     $113,979
---------------------------------------------------------------------------------------------------------------------------


(1) The transfer of the business of Equitable Capital Management Corporation ("ECMC") to the Partnership was completed on July 22, 1993 and was accounted for in a manner similar to the pooling of interests method. Accordingly, all financial data for the periods presented, except as noted, have been restated to include the results of operations of ECMC.

(2) The Partnership is required to distribute all of its Available Cash Flow, as defined in the Partnership Agreement, to the General Partner and Unitholders. Cash distributions per Unit do not include Available Cash Flow resulting from the operations of ECMC prior to July 22, 1993, the date the transfer was completed.

(3) Includes accrued expenses under employee benefit plans due after one year and debt.

(4) Unit and per Unit amounts for all periods presented reflect a two-for-one Unit split with a record date of March 11, 1998.

(5) Earnings per Unit amounts prior to 1997 have been restated as required to comply with Statement of Financial Accounting Standards No.128, Earnings per Share.

(6) Assets under management exclude certain non-discretionary advisory relationships and include 100% of the assets managed by unconsolidated joint venture subsidiaries.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS




GENERAL

Alliance Capital Management L.P. (the "Partnership") offers a broad range of investment management products and services to meet the varied needs and objectives of individual and institutional investors. The Partnership derives substantially all of its revenues and net income from fees received for providing: (a) investment advisory, distribution and related services to the Alliance mutual funds, (b) investment advisory services to affiliated clients including The Equitable Life Assurance Society of the United States ("ELAS"), a wholly-owned subsidiary of The Equitable Companies Incorporated ("Equitable"), and certain other Equitable affiliates and (c) investment advisory services to separately managed accounts for unaffiliated institutional investors and high net-worth individuals ("third party clients"). The Alliance mutual funds consist primarily of a broad range of open-end load and closed-end mutual funds ("mutual funds"), variable life insurance and annuity products, including The Hudson River Trust ("HRT"), and cash management products, principally money market funds.

         The Partnership's revenues are largely dependent on the total value and composition of assets under its management. Assets under management grew 19.6% to $218.7 billion as of December 31, 1997 primarily as a result of market appreciation, good investment performance, and strong net sales of Alliance mutual funds. The substantial increase in U.S. equity markets during 1997 contributed to growth of 29% in active equity and balanced account assets under management, which comprise 47% of total assets under management. Active fixed income account assets under management, which comprise 38% of total assets under management, increased by 16%.

         In 1997, sales of Alliance mutual fund shares grew to $22.5 billion compared to sales of $14.5 billion in 1996. The increase in Alliance mutual fund sales, principally fixed income funds sold to non-U.S. investors and equity mutual funds sold domestically, combined with a modest increase in mutual fund redemptions, resulted in net Alliance mutual fund sales of $13.9 billion, an increase of 61% from $8.7 billion in 1996. The growth in the Partnership's offshore mutual fund sales of $5.6 billion was principally due to the introduction of several new fixed income products. These products include several funds sponsored by the Partnership's Japanese investment trust management subsidiary and several structured products. Structured products are securities - senior debt, subordinated debt and equity - backed by an actively managed portfolio of equity or fixed income securities.

ASSETS UNDER MANAGEMENT(1):

(Dollars in billions)                       12/31/97       12/31/96       % CHANGE      12/31/96       12/31/95     % CHANGE
-----------------------------------------------------------------------------------------------------------------------------

Alliance mutual funds:
   Mutual funds                               $ 40.4         $ 27.6           46.4%       $ 27.6         $ 23.1          19.5%
   Cash management products                     20.8           18.6           11.8          18.6           13.8          34.8
   Variable products                            23.8           17.1           39.2          17.1           12.3          39.0
-----------------------------------------------------------------------------------------------------------------------------
                                                85.0           63.3           34.3          63.3           49.2          28.7
-----------------------------------------------------------------------------------------------------------------------------
Separately managed accounts:
   Active equity & balanced                     66.3           54.4           21.9          54.4           46.4          17.2
   Active fixed                                 40.9           37.6            8.8          37.6           34.1          10.3
   Index                                        22.7           18.9           20.1          18.9           16.3          16.0
   Asset allocation                              3.8            8.6          (55.8)          8.6             .5       1,620.0
-----------------------------------------------------------------------------------------------------------------------------
                                               133.7          119.5           11.9         119.5           97.3          22.8
-----------------------------------------------------------------------------------------------------------------------------
Total                                         $218.7         $182.8           19.6%       $182.8         $146.5          24.8%
-----------------------------------------------------------------------------------------------------------------------------

(1) Includes 100% of the mutual fund and separately managed account assets under management of unconsolidated joint venture subsidiaries of $0.7 billion and $0.2 billion, respectively, at December 31, 1997.

AVERAGE ASSETS UNDER MANAGEMENT(1):

(Dollars in billions)                           1997           1996       % CHANGE          1996           1995      % CHANGE
-----------------------------------------------------------------------------------------------------------------------------

Alliance mutual funds                         $ 72.9         $ 56.2           29.7%       $ 56.2         $ 43.5          29.2%
Separately managed accounts:
   Affiliated clients                           28.1           24.8           13.3          24.8           21.8          13.8
   Third party clients                          99.4           86.3           15.2          86.3           67.4          28.0
-----------------------------------------------------------------------------------------------------------------------------
Total                                         $200.4         $167.3           19.8%       $167.3         $132.7          26.1%
-----------------------------------------------------------------------------------------------------------------------------

(1) Includes mutual fund and separately managed account assets under management of unconsolidated subsidiaries.

Assets under management at December 31, 1997 were $218.7 billion, an increase of $35.9 billion or 19.6% from December 31, 1996. Alliance mutual fund assets under management at December 31, 1997 were $85.0 billion, an increase of $21.7 billion or 34.3% from December 31, 1996, due principally to market appreciation of $8.1 billion and net sales of mutual funds, variable products and cash management products of $8.7 billion, $3.0 billion and $2.2 billion, respectively. Separately managed account assets under management at December 31, 1997 were $133.7 billion, an increase of $14.2 billion or 11.9% from December 31, 1996. This increase was primarily due to market appreciation of $22.1 billion and net asset additions to affiliated client accounts of $1.7 billion, offset partially by net third party client account terminations and asset withdrawals of $9.8 billion, primarily from Cursitor global asset allocation accounts and from active equity and balanced accounts.

         Cursitor Alliance LLC, a subsidiary of the Partnership formed in connection with the acquisition of Cursitor, provides global asset allocation services to U.S. and non-U.S. institutional investors. Due to poor relative investment performance, Cursitor Alliance LLC continues to experience significant client account terminations and asset withdrawals. Cursitor Alliance LLC's assets under management aggregated $3.5 billion at December 31, 1997, a decrease of $4.9 billion from $8.4 billion at December 31, 1996. See "Capital Resources and Liquidity" for a more detailed discussion.

         Assets under management at December 31, 1996 were $182.8 billion, an increase of $36.3 billion or 24.8% from December 31, 1995. Alliance mutual fund assets under management at December 31, 1996 were $63.3 billion, an increase of $14.1 billion or 28.7% from December 31, 1995, due principally to market appreciation of $6.0 billion and net sales of cash management products, variable products and mutual funds of $4.8 billion, $2.2 billion, and $1.7 billion, respectively. Separately managed account assets under management at December 31, 1996 were $119.5 billion, an increase of $22.2 billion or 22.8% from December 31, 1995. This increase was primarily due to market appreciation, principally in active equity and balanced accounts of $11.6 billion, assets under management of acquired businesses which added $11.1 billion, and net asset additions to affiliated client accounts of $1.6 billion, offset partially by net third party client account terminations and asset withdrawals of $2.1 billion.

RESULTS OF OPERATIONS

(Dollars & Units in millions,
except per Unit amounts)                            1997          1996       % CHANGE         1996          1995    % CHANGE
---------------------------------------------------------------------------------------------------------------------------

Net income                                        $129.0        $193.3         (33.3)%      $193.3        $155.4        24.4%
Net income per Unit(1):
   Basic                                          $ 0.76        $ 1.15         (33.9)       $ 1.15        $ 0.95        21.1
   Diluted                                        $ 0.74        $ 1.13         (34.5)       $ 1.13        $ 0.94        20.2
Net income before reduction in value of
   intangible assets                              $249.9        $193.3          29.3        $193.3        $155.4        24.4
Net income per Unit before reduction in
   value of intangible assets - Diluted(1)        $ 1.44        $ 1.13          27.4        $ 1.13        $ 0.94        20.2
Weighted average number of Units outstanding(1):
   Basic                                           168.4         166.4           1.2         166.4         161.5         3.0
   Diluted                                         171.9         169.0           1.7         169.0         163.1         3.6
Operating margin(2)                                 27.5%         26.3%                       26.3%         26.1%
---------------------------------------------------------------------------------------------------------------------------

(1) Unit and per Unit amounts have been restated to reflect the two-for-one Unit split announced on February 19, 1998. The record date for the Unit split is March 11, 1998.

(2)  Excludes the reduction in recorded value of Cursitor intangible assets.


Net income for 1997 was $129.0 million, a decrease of 33.3% from net income of $193.3 for 1996. Net income for 1997 was reduced by a $120.9 million noncash charge, or $0.70 diluted net income per Unit, resulting from the write-down of certain intangible assets. During the second quarter of 1997, management of the Partnership determined that intangible assets associated with the Cursitor acquisition, principally costs assigned to investment contracts and goodwill, were impaired and reduced the unamortized recorded value of the intangible assets associated with the Cursitor acquisition by $120.9 million to estimated fair value of $20.4 million. See "Capital Resources and Liquidity" for a more detailed discussion of the acquisition. Excluding that charge, net income increased 29.3% due principally to a 23.9% increase in investment advisory and services fees resulting from higher average assets under management.

         Net income for 1996 was $193.3 million, an increase of 24.4% from net income of $155.4 million for 1995, primarily the result of a 23.5% increase in investment advisory and services fees resulting from higher average assets under management.

REVENUES

(Dollars in millions)                           1997           1996        % CHANGE         1996           1995      % CHANGE
-----------------------------------------------------------------------------------------------------------------------------
Investment advisory and services fees:
   Alliance mutual funds                      $384.8         $291.6           32.0%       $291.6         $232.7          25.3%
   Separately managed accounts:
      Affiliated clients                        52.9           44.9           17.8          44.9           44.0           2.0
      Third party clients                      261.3          227.5           14.9         227.5          179.9          26.5
Distribution plan fees from
   Alliance mutual funds                       213.7          166.4           28.4         166.4          128.7          29.3
Shareholder servicing and
   administration fees                          53.5           47.8           11.9          47.8           43.6           9.6
Other revenues                                   9.1           10.3          (11.7)         10.3           10.4          (1.0)
------------------------------------------------------------------------------------------------------------------------------
   Total                                      $975.3         $788.5           23.7%       $788.5         $639.3          23.3%
------------------------------------------------------------------------------------------------------------------------------

INVESTMENT ADVISORY AND SERVICES FEES

Investment advisory and services fees, the largest component of the Partnership's revenues, are generally calculated as a small percentage of the value of assets under management and vary with the type of account managed. Fee income is therefore affected by changes in assets under management, including market appreciation or depreciation, the addition of new client accounts or client contributions of additional assets to existing accounts, withdrawals of assets from and termination of client accounts, purchases and redemptions of mutual fund shares, and shifts of assets between accounts or products with different fee structures. The Partnership's investment advisory and services fees increased 23.9% and 23.5% in 1997 and 1996, respectively.

         Certain investment advisory agreements provide for performance fees in addition to a base fee. Performance fees are earned when investment performance exceeds a contractually agreed upon benchmark and, accordingly, may increase the volatility of the Partnership's revenues and earnings. Performance fees earned on separately managed accounts and mutual funds aggregated $35.0 million, $18.4 million, and $18.1 million in 1997, 1996 and 1995, respectively.

         Investment advisory and services fees from Alliance mutual funds increased by $93.2 million or 32.0% for 1997, primarily as a result of a 29.7% increase in average assets under management. Investment advisory and services fees from Alliance mutual funds increased by $58.9 million or 25.3% from 1995 to 1996 primarily as a result of a 29.2% increase in average assets under management.

         Investment advisory and services fees from affiliated clients, primarily the General Accounts of ELAS, increased by $8.0 million or 17.8% for 1997, due to a 13.3% increase in average assets under management from 1996 and an increase in performance fees of $2.8 million. Investment advisory and services fees from affiliated clients increased 2.0% for 1996 due principally to higher average assets under management offset partially by lower performance fees in 1996 compared to 1995.

         Excluding acquisitions, investment advisory and services fees from new separately managed third party client accounts and asset contributions to existing client accounts during the three year period were less than fees lost due to account terminations and asset withdrawals. However, the increase in fees resulting from significant market appreciation more than offset fees lost as a result of account terminations and asset withdrawals. Investment advisory and services fees from third party clients increased for both 1997 and 1996 due to an increase in average assets under management of 15.2% and 28.0%, respectively. The increase in third party account average assets under management for 1997 was primarily a result of market appreciation offset partially by net third party client outflows, primarily Cursitor global asset allocation accounts and active equity and balanced accounts. An increase in performance fees of $11.8 million for 1997 also contributed to the increase in fees. The increase in third party average assets under management for 1996 was primarily the result of market appreciation and the Cursitor acquisition.


DISTRIBUTION PLAN FEES

The Partnership's subsidiary, Alliance Fund Distributors, Inc. ("AFD"), acts as distributor of the Alliance mutual funds and receives distribution plan fees from those funds in reimbursement of distribution expenses it incurs. Distribution plan fees increased 28.4% and 29.3% in 1997 and 1996, respectively, principally due to higher average equity mutual fund assets under management attributable to strong sales of Back-End Load Shares under the Partnership's mutual fund distribution system (the "System") described under "Capital Resources and Liquidity", and higher average cash management assets under management.

SHAREHOLDER SERVICING AND ADMINISTRATION FEES

The Partnership's subsidiaries, Alliance Fund Services, Inc. and ACM Fund Services S.A., provide administrative and transfer agency services to the Alliance mutual funds and Alliance money market funds. In connection with the investment advisory services it provides to the General Accounts of ELAS and its insurance subsidiary, the Partnership provides ancillary regulatory accounting and reporting services for which it receives administration fees. Shareholder servicing and administration fees increased 11.9% and 9.6% in 1997 and 1996, respectively, the result of increases in the number of mutual fund shareholder accounts serviced. The number of shareholder accounts serviced increased to approximately 3.2 million as of December 31, 1997 from 2.8 million and 2.4 million as of December 31, 1996 and 1995, respectively.

OTHER REVENUES

Other revenues consist primarily of interest, dividends and commissions on the sale of Front-End Load Shares under the System. Other revenues decreased for 1997, principally as a result of a decrease in interest earned on short-term investments due to lower average balances.


EXPENSES

(Dollars in millions)                           1997           1996       % CHANGE          1996           1995      % CHANGE
-----------------------------------------------------------------------------------------------------------------------------
Employee compensation and benefits            $264.3         $214.9           23.0%       $214.9         $172.3          24.7%
Promotion and servicing                        312.1          247.6           26.1         247.6          201.1          23.1
General and administrative                     120.3          100.9           19.2         100.9           88.9          13.5
Interest                                         3.0            1.9           57.9           1.9            1.2          58.3
Amortization of intangible assets                7.0           15.6          (55.1)         15.6            8.7          79.3
Reduction in recorded value of intangible
   assets                                      120.9           --             --            --             --            --
-----------------------------------------------------------------------------------------------------------------------------
   Total                                      $827.6         $580.9           42.5%       $580.9         $472.2          23.0%
-----------------------------------------------------------------------------------------------------------------------------


EMPLOYEE COMPENSATION AND BENEFITS

Employee compensation and benefits, which represent approximately 37.0% of total expenses (excluding the reduction in recorded value of intangible assets), include salaries, commissions, fringe benefits and incentive compensation based on profitability. Provisions for future payments to be made under certain deferred compensation arrangements are also included in employee compensation and benefits expense.

         Employee compensation and benefits increased 23.0% and 24.7% in 1997 and 1996, respectively, primarily as a result of higher incentive compensation due to increased operating earnings and increased base compensation and commissions. Base compensation increased principally due to an increase in the number of employees resulting from the expansion of the Partnership's mutual fund operations, and increases to its administration and technology support operations. The Partnership had 1,670 employees at December 31, 1997 compared to 1,495 and 1,365 at December 31, 1996 and 1995, respectively. Commissions increased primarily due to higher mutual fund sales and higher commissions paid on separate account assets under management.

PROMOTION AND SERVICING

Promotion and servicing expenses, which represent approximately 44% of total expenses (excluding the reduction in recorded value of intangible assets), include distribution plan payments to financial intermediaries for distribution of the Partnership's sponsored mutual funds and cash management services' products and amortization of deferred sales commissions paid to financial intermediaries under the System. Also included in this expense category are travel and entertainment, advertising, promotional materials, and investment meetings and seminars for financial intermediaries that distribute the Partnership's mutual fund products. Promotion and servicing expenses increased 26.1% and 23.1% in 1997 and 1996, respectively, primarily due to increased distribution plan payments resulting from higher average cash management, domestic equity and offshore mutual fund assets under management. An increase in amortization of deferred sales commissions of $20.7 million for 1997 as a result of higher sales of Back-End Load Shares, also contributed to the increase in promotion and servicing expense. Other promotional expenses increased for 1997 and 1996 primarily as a result of higher travel and entertainment costs and increased mutual fund advertising.


GENERAL AND ADMINISTRATIVE

General and administrative expenses, which represent approximately 17% of total expenses (excluding the reduction in recorded value of intangible assets), are costs related to the operation of the business, including professional fees, occupancy, communications, equipment and similar expenses. General and administrative expenses increased 19.2% and 13.5% in 1997 and 1996, respectively, due principally to higher systems consulting expenses in connection with the enhancement of the Partnership's technology-related data processing and communication capabilities.


INTEREST

Interest expense is incurred on the Partnership's borrowings and on deferred compensation owed to employees. Interest expense increased for 1997 primarily as a result of an increase in interest on deferred compensation. Interest expense increased for 1996 resulting from interest incurred on the Notes issued during 1996 in connection with the Cursitor acquisition. See "Capital Resources and Liquidity" for a more detailed discussion of the acquisition.


AMORTIZATION OF INTANGIBLE ASSETS

Amortization of intangible assets is primarily attributable to the intangible assets recorded in connection with the acquisitions of ACMC, Inc., the predecessor of the Partnership, by ELAS during 1985, Shields Asset Management, Incorporated ("Shields") and its wholly-owned subsidiary, Regent Investor Services Incorporated ("Regent") in March 1994 and Cursitor in February 1996. Amortization of intangibles decreased in 1997 principally due to a decrease in amortization of costs assigned to investment contracts of ACMC, Inc., which were fully amortized as of December 31, 1996. Amortization of intangibles increased in 1996 primarily due to the amortization of costs assigned to Cursitor investment contracts and goodwill incurred in connection with the Cursitor acquisition. See "Capital Resources and Liquidity" for a more detailed discussion of the acquisition.

REDUCTION IN RECORDED VALUE OF INTANGIBLE ASSETS

The Partnership recorded a noncash charge of $120.9 million during the second quarter of 1997 to reduce the unamortized recorded value of the Cursitor intangible assets to estimated fair value. This noncash charge reflected the Partnership's view that the decline in Cursitor's assets under management and its reduced profitability no longer supported the unamortized cost of its investment.

TAXES ON INCOME

The Partnership is a publicly traded partnership for Federal tax purposes and, accordingly, for the years ended December 31, 1997, 1996, and 1995 was not subject to Federal, and state corporate income taxes, but is subject to the New York City unincorporated business tax, which is currently imposed at a rate of 4%. Domestic subsidiaries of the Partnership are subject to Federal, state and local income taxes. Subsidiaries organized and operating outside the United States are generally subject to taxes in the foreign jurisdictions where they are located. The 1997 and 1996 provisions for income taxes increased primarily as a result of the increase in taxable income of the Partnership and certain of its corporate subsidiaries.

         Under prior tax law, the exemption from Federal income taxes for certain publicly traded partnerships, including the Partnership, would have expired on December 31, 1997. However, The Taxpayer Relief Act of 1997, signed into law on August 5, 1997, includes the option for certain publicly traded partnerships, including the Partnership, to maintain partnership tax status after 1997 and pay a tax, beginning in 1998, of 3.5% of partnership gross income from the active conduct of a trade or business. The Partnership has elected to remain a publicly traded partnership and estimates that the new tax will reduce net income and cash distributions in future years by approximately 10% from what they would have been under the former tax structure.


CAPITAL RESOURCES AND LIQUIDITY

Partners' capital was $398.1 million at December 31, 1997, a decrease of $77.9 million or 16.4% from $476.0 million at December 31, 1996. The decrease was principally due to the noncash charge of $120.9 million to reduce the value of intangible assets associated with the acquisition of Cursitor to estimated fair value.

         Cash flow from operations and proceeds from borrowings have been the Partnership's principal sources of working capital. During 1997, the Partnership's cash and cash equivalents increased by $6.3 million. Cash inflows included $195.6 million from operations, proceeds from borrowings net of debt repayments of $66.4 million and $9.5 million of proceeds from exercises of Unit options. Cash outflows included $218.6 million in distributions to Unitholders, $35.3 million in capital expenditures and net purchases of investments of $10.6 million.

         The Partnership acquired substantially all of the assets and liabilities of Cursitor Holdings, L.P. ("CHLP") and all of the outstanding shares of Cursitor Holdings Limited, currently Cursitor Alliance Holdings Limited, (collectively, "Cursitor") on February 29, 1996 for approximately $159.0 million. The purchase price consisted of cash payments aggregating $94.3 million, 3,528,230 Units with an aggregate value of $43.2 million at the time of issuance, and notes in the aggregate principal amount of $21.5 million ("Notes"). The Notes with an aggregate outstanding principal amount of $16.1 million at December 31, 1997, bear interest at 6% per annum and are payable ratably over the next three years. Acquisition costs of $4.0 million were also incurred. Under certain circumstances, through February 28, 2006, the Partnership has an option to purchase CHLP's minority interest in Cursitor Alliance LLC, a subsidiary formed at the time of the acquisition of Cursitor, and CHLP has an option to sell its minority interest in Cursitor Alliance LLC to the

Partnership for cash, Units, or a combination thereof of not less than $10.0 million or more than $37.0 million ("Buyout Price"). The Buyout Price will be determined based on the amount of global asset allocation investment advisory revenues earned by Cursitor Alliance LLC. If either option is exercised, the payment of the Buyout Price will be accounted for as an increase in the Cursitor purchase price.

         The Partnership's mutual fund distribution system (the "System") includes a multi-class share structure. The System permits the Partnership's open-end mutual funds to offer investors various options for the purchase of mutual fund shares, including the purchase of Front-End Load Shares and Back-End Load Shares. The Front-End Load Shares are subject to a conventional front-end sales charge paid by investors to AFD at the time of sale. AFD in turn compensates the financial intermediaries distributing the funds from the front-end sales charge paid by investors. For Back-End Load Shares, investors do not pay a front-end sales charge although, if there are redemptions before the expiration of the minimum holding period (which ranges from one year to four years), investors pay a contingent deferred sales charge ("CDSC") to AFD. While AFD is obligated to compensate the financial intermediaries at the time of the purchase of Back-End Load Shares, it receives higher distribution fees from the funds. Payments made to financial intermediaries in connection with the sale of Back-End Load Shares under the System, net of CDSC received, reduced cash flow from operations by approximately $150.3 million and $78.7 million during 1997 and 1996, respectively. Management of the Partnership believes AFD will recover the payments made to financial intermediaries for the sale of Back-End Load Shares from the higher distribution fees and CDSC it receives over periods not exceeding 5 1/2 years.

         The Partnership requires financial resources to fund commissions paid to financial intermediaries for the sale of Back-End Load Shares under the System, to fund capital expenditures and for general working capital purposes. The Partnership has $250 million in the aggregate available for borrowings through its $250 million revolving credit facility and/or its $250 million commercial paper program. The revolving credit facility established in 1996 provides backup liquidity for commercial paper issued under the Partnership's commercial paper program and can be used as a direct source of borrowing. As of December 31, 1997, the Partnership had $72 million commercial paper outstanding and there were no borrowings outstanding under the Partnership's revolving credit facility.

         Many computer systems and applications process transactions using two digit date fields for the year of a transaction, rather than the full four digits. If these systems are not modified and replaced, transactions occurring after 1999 would be processed as year "00", which could result in processing inaccuracies and inoperability by or at the Year 2000. The Partnership utilizes a number of significant computer systems and applications that it either has developed internally or licensed from third-party suppliers. In addition, the Partnership is dependent on third-party suppliers for certain systems applications and for the electronic receipt of information critical to its business. Should the Partnership's significant computer systems and applications or the systems of its important third-party suppliers be unable to process date sensitive information accurately after 1999, the ability of the Partnership to conduct its operations and to provide its separate account clients and the Alliance mutual funds with the required services could be significantly impaired.

         The Partnership began to address the Year 2000 issue several years ago in connection with the replacement or upgrade of certain computer systems and applications. During 1997, the Partnership began a formal Year 2000 initiative, which established a structured and coordinated process to deal with the Year 2000 issue. The Partnership is currently assessing the impact of the Year 2000 issue on its domestic and international computer systems and applications. At this time, management of the Partnership expects that the required modifications for the majority of its significant systems and applications will be completed and tested by the end of 1998. Full integration testing of these systems and testing of interfaces with third-party suppliers will continue through 1999. The current estimate of the total cost of this initiative ranges from $35 million to $40 million. These costs consist principally of modification costs which will be expensed as incurred. At this time, management of the Partnership believes that the costs associated with resolving this issue will not have a material adverse effect on the Partnership's results of operations, liquidity or capital resources.

         The Partnership's substantial equity base and access to public and private debt, at competitive interest rates and other terms, should provide adequate liquidity for its general business needs. Management of the Partnership believes that cash flow from operations and the issuance of debt and Units will provide the Partnership with the financial resources to meet its capital requirements for mutual fund sales and its other working capital requirements.


COMMITMENTS AND CONTINGENCIES

The Partnership's capital commitments, which consist primarily of operating leases for office space are generally funded from future operating cash flows.

         On July 25, 1995, a Consolidated and Supplemental Class Action Complaint ("Complaint") was filed against the Alliance North American Government Income Trust, Inc. (the "Fund"), the Partnership and certain other defendants affiliated with the Partnership alleging violations of federal securities laws, fraud and breach of fiduciary duty in connection with the Fund's investments in Mexican and Argentine securities. The Complaint, which sought certification of a plaintiff class of persons who purchased or owned Class A, B or C shares of the Fund from March 27, 1992 through December 23, 1994, sought an unspecified amount of damages, costs, attorneys' fees and punitive damages. The principal allegations were that the Fund purchased debt securities issued by the Mexican and Argentine governments in amounts that were not permitted by the Fund's investment objective, and that there was no shareholder vote to change the investment objective to permit purchases in such amounts. The Complaint further alleged that the decline in the value of the Mexican and Argentine securities held by the Fund caused the Fund's net asset value to decline to the detriment of the Fund's shareholders.

         On September 26, 1996, the United States District Court for the Southern District of New York granted the defendants' motion to dismiss all counts of the Complaint ("First Decision"). On October 11, 1996, plaintiffs filed a motion for reconsideration of the First Decision. On November 25, 1996, the District Court denied plaintiffs' motion for reconsideration of the First Decision. On October 29, 1997, the United States Court of Appeals for the Second Circuit issued an order granting defendants' motion to strike and dismissing plaintiffs' appeal of the First Decision.

         On October 29, 1996, plaintiffs filed a motion for leave to file an amended complaint. The principal allegations of the proposed amended complaint are that (i) the Fund misrepresented its ability to hedge against the risks of investing in foreign securities, (ii) the Fund did not properly disclose that it planned to invest in mortgage-backed derivative securities, and (iii) two advertisements used by the Fund misrepresented the risks of investing in the Fund. On July 15, 1997, the District Court denied plaintiffs' motion for leave to file an amended complaint and ordered that the case be dismissed ("Second Decision"). The plaintiffs have appealed the Second Decision to the United States Court of Appeals for the Second Circuit.

         While the ultimate outcome of this matter cannot be determined at this time, management of the Partnership does not expect that it will have a material adverse effect on the Partnership's results of operations or financial condition.

CHANGES IN ACCOUNTING PRINCIPLES

The Partnership adopted Statement of Financial Accounting Standards No. 128 ("SFAS 128") "EARNINGS PER SHARE" on December 31, 1997, and accordingly changed its presentation of net income per Unit to basic net income per Unit and diluted net income per Unit. All prior period net income per Unit data was restated.

         In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130 ("SFAS 130") "REPORTING COMPREHENSIVE INCOME". SFAS 130 establishes the disclosure requirements for reporting comprehensive income in an entity's annual and interim financial statements. Comprehensive income includes such items as foreign currency translation adjustments and unrealized gains on securities currently reported as components of partners' capital. SFAS 130 will require the Partnership to classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately in the partners' capital section of the statement of financial position. SFAS 130 is effective for fiscal years beginning after December 15, 1997. The Partnership will adopt the provisions of SFAS 130 in its 1998 financial statements.

         In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131 ("SFAS 131") "DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION". SFAS 131 establishes standards for the way a public enterprise reports information about operating segments in its annual and interim financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Generally, financial information will be required to be reported on the basis used by management for evaluating segment performance and for deciding how to allocate resources to segments. SFAS 131 is effective for fiscal years beginning after December 15, 1997 and need not be applied to interim reporting in the initial year of adoption. The Partnership intends to adopt the provisions of SFAS 131 in its 1998 financial statements, however, management of the Partnership has not yet determined what information, if any, will be reported.

CASH DISTRIBUTIONS

The Partnership is required to distribute all of its Available Cash Flow, as defined in the Partnership Agreement, to the General Partner and Unitholders (including the holder of the Class A Limited Partnership Interest based on Units issuable upon conversion of the Class A Limited Partnership Interest). The Partnership's Available Cash Flow and Distributions per Unit for the years ended December 31, 1997, 1996 and 1995 were as follows (adjusted for the two-for-one Unit split):

AVAILABLE CASH FLOW:

                                                                                          1997           1996          1995
---------------------------------------------------------------------------------------------------------------------------
Available Cash Flow (in thousands)                                                    $238,571       $184,546      $148,937
Distributions per Unit                                                                   $1.40         $1.095         $0.91
---------------------------------------------------------------------------------------------------------------------------


FORWARD-LOOKING STATEMENTS

Certain statements provided by the Partnership in this Management's Discussion and Analysis of Financial Condition and Results of Operations are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of such factors include, but are not limited to, the following: the performance of financial markets, the investment performance of the Partnership's sponsored investment products and separately managed accounts, general economic conditions, future acquisitions, competitive conditions and government regulations, including changes in tax rates. The Partnership cautions readers to carefully consider such factors. Further, such forward-looking statements speak only as of the date on which such statements are made; the Partnership undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION


December 31, (in thousands)
                                                                                                        1997          1996
---------------------------------------------------------------------------------------------------------------------------

ASSETS
   Cash and cash equivalents                                                                         $ 63,761      $ 57,441
   Fees receivable:
      Alliance mutual funds                                                                            57,487        46,483
      Separately managed accounts:
        Affiliated clients                                                                              8,357         4,479
        Third party clients                                                                            73,870        58,339
   Receivable from brokers and dealers for sale of shares
      of Alliance mutual funds                                                                         68,701        30,976
   Investments, available-for-sale                                                                     47,097        35,966
   Furniture, equipment and leasehold improvements, net                                                80,477        57,210
   Intangible assets, net                                                                              97,398       234,404
   Deferred sales commissions, net                                                                    251,632       175,172
   Other assets                                                                                        35,680        25,427
---------------------------------------------------------------------------------------------------------------------------
Total assets                                                                                         $784,460      $725,897
---------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND PARTNERS' CAPITAL
Liabilities:
   Accounts payable and accrued expenses                                                             $128,878      $103,427
   Payable to Alliance mutual funds for share purchases                                                96,995        55,468
   Accrued expenses under employee benefit plans                                                       65,889        51,633
   Debt                                                                                                90,416        24,658
   Minority interests in consolidated subsidiaries                                                      4,231        14,691
---------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                                     386,409       249,877
---------------------------------------------------------------------------------------------------------------------------
Commitments and contingencies
Partners' Capital:
   General Partner                                                                                      4,299         5,101
   Limited partners; 168,976,076 and 167,565,096 Units issued and outstanding,
      including Class A Limited Partnership Interest, respectively                                    425,623       505,029
---------------------------------------------------------------------------------------------------------------------------
                                                                                                      429,922       510,130
   Less: Capital contributions receivable from General Partner                                         29,123        27,904
      Deferred compensation expense                                                                     3,500         6,500
      Unrealized gain on investments                                                                     (752)         (294)
---------------------------------------------------------------------------------------------------------------------------
  Total partners' capital                                                                             398,051       476,020
---------------------------------------------------------------------------------------------------------------------------
  Total liabilities and partners' capital                                                            $784,460      $725,897
---------------------------------------------------------------------------------------------------------------------------

Unit and per Unit amounts have been restated to reflect the two-for-one Unit split, as described in Note 18. See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME


For the Years Ended December 31,
(in thousands, except per Unit amounts)                                                   1997           1996         1995
---------------------------------------------------------------------------------------------------------------------------

REVENUES:
   Investment advisory and services fees:
      Alliance mutual funds                                                           $384,759       $291,601      $232,730
      Separately managed accounts:
        Affiliated clients                                                              52,930         44,901        43,978
        Third party clients                                                            261,290        227,530       179,872
   Distribution plan fees from Alliance mutual funds                                   213,692        166,411       128,733
   Shareholder servicing and administration fees                                        53,500         47,806        43,591
   Other revenues                                                                        9,165         10,268        10,351
---------------------------------------------------------------------------------------------------------------------------
                                                                                       975,336        788,517       639,255
---------------------------------------------------------------------------------------------------------------------------

EXPENSES:
   Employee compensation and benefits                                                  264,251        214,880       172,301
   Promotion and servicing:
      Distribution plan payments to financial intermediaries:
        Affiliated                                                                      56,118         30,533        23,710
        Third party                                                                    121,791        115,112        86,743
      Amortization of deferred sales commissions                                        73,841         53,144        50,501
      Other                                                                             60,416         48,868        40,161
   General and administrative                                                          120,283        100,854        88,889
   Interest                                                                              2,968          1,923         1,192
   Amortization of intangible assets                                                     7,006         15,613         8,747
   Reduction in recorded value of intangible assets                                    120,900              -             -
---------------------------------------------------------------------------------------------------------------------------
                                                                                       827,574        580,927       472,244
---------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                             147,762        207,590       167,011
Income taxes                                                                            18,806         14,244        11,624
---------------------------------------------------------------------------------------------------------------------------
Net income                                                                            $128,956       $193,346      $155,387
---------------------------------------------------------------------------------------------------------------------------
Net income per Unit:
   Basic                                                                                $ 0.76         $ 1.15        $ 0.95
   Diluted                                                                              $ 0.74         $ 1.13        $ 0.94
---------------------------------------------------------------------------------------------------------------------------

Unit and per Unit amounts have been restated to reflect the two-for-one Unit split, as described in Note 18. See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL



                                           GENERAL        LIMITED        CAPITAL      DEFERRED     UNREALIZED         TOTAL
For the Years Ended December 31,         PARTNER'S      PARTNERS'  CONTRIBUTIONS  COMPENSATION GAIN (LOSS) ON     PARTNERS'
(in thousands)                             CAPITAL        CAPITAL     RECEIVABLE       EXPENSE    INVESTMENTS       CAPITAL
---------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                $4,176       $413,454       $(23,172)     $(12,500)        $ (629)     $381,329
   Net income                                1,554        153,833                                                   155,387
   Cash distributions to
      partners ($0.865 per Unit)            (1,413)      (139,906)                                                 (141,319)
   Amortization of deferred
      compensation expense                                                               3,000                        3,000
   Capital contributions from
      General Partner                                                        781                                        781
   Compensation plan accrual                    30          2,975         (3,005)                                         -
   Issuance of Units to employees               19          1,901                                                     1,920
   Proceeds from Unit options exercised         56          5,500                                                     5,556
   Unrealized gain on investments                                                                         534           534
   Foreign currency translation adjustment      (5)          (474)                                                     (479)
---------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                 4,417        437,283        (25,396)       (9,500)           (95)      406,709
---------------------------------------------------------------------------------------------------------------------------
   Net income                                1,933        191,413                                                   193,346
   Cash distributions to
      partners ($1.05 per Unit)             (1,755)      (173,779)                                                 (175,534)
   Amortization of deferred
      compensation expense                                                               3,000                        3,000
   Capital contributions from
      General Partner                                                        774                                        774
   Compensation plan accrual                    33          3,249         (3,282)                                         -
   Issuance of Units for acquisition           427         42,279                                                    42,706
   Proceeds from Unit options exercised         54          5,367                                                     5,421
   Unrealized gain on investments                                                                         389           389
   Foreign currency translation adjustment      (8)          (783)                                                     (791)
---------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996                 5,101        505,029        (27,904)       (6,500)           294       476,020
---------------------------------------------------------------------------------------------------------------------------
   Net income                                1,290        127,666                                                   128,956
   Cash distributions to
      partners ($1.285 per Unit)            (2,186)      (216,418)                                                 (218,604)
   Amortization of deferred
      compensation expense                                                               3,000                        3,000
   Capital contributions from
      General Partner                                                        761                                        761
   Compensation plan accrual                    20          1,960         (1,980)                                         -
   Proceeds from Unit options exercised         95          9,434                                                     9,529
   Unrealized gain on investments                                                                         458           458
   Foreign currency translation adjustment     (21)        (2,048)                                                   (2,069)
---------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                $4,299       $425,623       $(29,123)      $(3,500)         $ 752      $398,051
---------------------------------------------------------------------------------------------------------------------------

Unit and per Unit amounts have been restated to reflect the two-for-one Unit split, as described in Note 18. See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS


For the Years Ended December 31,
(in thousands)                                                                            1997           1996          1995
---------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                                         $128,956       $193,346      $155,387
   Adjustments to reconcile net income to net cash provided
      from operating activities:
      Amortization and depreciation                                                     92,773         76,893        67,350
      Reduction in recorded value of intangible assets                                 120,900              -             -
      Other, net                                                                         6,570          8,395         5,918
      Changes in assets and liabilities:
        (Increase) in fees receivable from Alliance mutual funds                       (11,029)        (9,119)       (5,457)
        (Increase) decrease in fees receivable from affiliated clients                  (3,878)        (2,473)       12,232
        (Increase) in fees receivable from third party clients                         (15,708)          (190)       (7,549)
        (Increase) in receivable from brokers and
         dealers for sale of shares of Alliance mutual funds                           (37,725)        (4,325)       (8,667)
        (Increase) in deferred sales commissions                                      (150,301)       (78,733)      (41,740)
        (Increase) decrease in other assets                                            (11,328)         3,262        (6,273)
        Increase in accounts payable and accrued expenses                               23,916         23,535        16,469
        Increase in payable to Alliance mutual funds
         for share purchases                                                            41,481         10,251        12,710
        Increase in accrued expenses under employee benefit plans,
         less deferred compensation                                                     11,010          3,388           207
---------------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                                            195,637        224,230       200,587
---------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of investments                                                            (516,720)      (132,008)      (94,547)
   Proceeds from sale of investments                                                   506,116        131,585       109,138
   Purchase of businesses                                                                    -        (99,427)            -
   Additions to furniture, equipment and leasehold improvements                        (35,341)       (21,157)       (7,644)
---------------------------------------------------------------------------------------------------------------------------
Net cash provided from (used in) investing activities                                  (45,945)      (121,007)        6,947
---------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from issuance of debt                                                      126,863              -           106
   Repayment of debt                                                                   (60,451)           (65)         (178)
   Cash distributions to partners                                                     (218,604)      (175,534)     (141,319)
   Capital contributions from General Partner                                              761            774           781
   Proceeds from Unit options exercised                                                  9,529          5,421         5,556
---------------------------------------------------------------------------------------------------------------------------
Net cash used in financing activities                                                 (141,902)      (169,404)     (135,054)
---------------------------------------------------------------------------------------------------------------------------
EFFECT OF EXCHANGE RATE CHANGES ON
   CASH AND CASH EQUIVALENTS                                                            (1,470)          (634)         (423)
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                                     6,320        (66,815)       72,057
Cash and cash equivalents at beginning of the year                                      57,441        124,256        52,199
---------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of the year                                          $ 63,761       $ 57,441      $124,256
---------------------------------------------------------------------------------------------------------------------------

Unit and per Unit amounts have been restated to reflect the two-for-one Unit split, as described in Note 18. See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION

Alliance Capital Management L.P. (the "Partnership") and its consolidated subsidiaries provide diversified investment management services to unaffiliated separately managed accounts, to The Equitable Life Assurance Society of the United States ("ELAS"), a wholly-owned subsidiary of The Equitable Companies Incorporated ("Equitable"), and certain of their subsidiaries and affiliates and, through mutual funds and various other investment vehicles, to individual investors. Separately managed accounts consist primarily of the active management of equity and fixed income portfolios for institutional investors. Separately managed accounts include corporate and public employee pension funds, the general and separate accounts of ELAS and its insurance company subsidiary, endowment funds, and other domestic and foreign institutions. Mutual funds management consists of the management, distribution and servicing of the Partnership's sponsored mutual funds and cash management products, including money market funds and deposit accounts ("Alliance mutual funds").

         The Partnership is a registered investment adviser under the Investment Advisers Act of 1940. Alliance Capital Management Corporation ("Alliance"), an indirect wholly-owned subsidiary of Equitable, owns a 1% general partnership interest in the Partnership. At December 31, 1997, Equitable was the beneficial owner of approximately 56.9% of units representing assignments of beneficial ownership of limited partnership interests ("Units").

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The Partnership's consolidated financial statements have been prepared in accordance with generally accepted accounting principles. The preparation of the financial statements in conformity with generally accepted accounting principles requires management of the Partnership to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

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

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash on hand, demand deposits and highly liquid investments with maturities of three months or less. Due to the short-term nature of these investments, the recorded value approximates fair value.

INVESTMENTS

The Partnership's investments, principally investments in Alliance mutual funds, are classified as available-for-sale securities. These investments are stated at fair value with unrealized gains and losses reported as a separate component of partners' capital. Realized gains and losses on the sale of investments are included in income currently and are determined using the specific-identification method.

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

INTANGIBLE ASSETS

Intangible assets consist principally of goodwill resulting from acquisitions and costs assigned to contracts of businesses acquired. Goodwill is being amortized on a straight-line basis over estimated useful lives ranging from twelve to forty years. Costs assigned to investment contracts of businesses acquired are being amortized on a straight-line basis over estimated useful lives ranging from twelve to twenty years. The Partnership evaluates impairment of its intangible assets by comparing the undiscounted cash flows expected to be realized from those intangible assets to their recorded values, pursuant to Statement of Financial Accounting Standards No. 121 ("SFAS 121") "ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF". If the expected future cash flows are less than the carrying value of intangible assets, the Partnership recognizes an impairment loss for the difference between the carrying amount and the estimated fair value of those intangible assets.

DEFERRED SALES COMMISSIONS

Sales commissions paid to financial intermediaries in connection with the sale of shares of open-end Alliance mutual funds sold without a front-end sales charge are capitalized and amortized over periods not exceeding five and one-half years, the periods of time estimated by management of the Partnership during which deferred sales commissions are expected to be recovered from distribution plan payments received from those funds and from contingent deferred sales charges received from shareholders of those funds upon the redemption of their shares. Contingent deferred sales charges reduce unamortized deferred sales commissions when received.

REVENUE RECOGNITION AND MUTUAL FUND UNDERWRITING ACTIVITIES

Investment advisory and services fees are recorded as revenue as the related services are performed. Purchases and sales of shares of Alliance mutual funds in connection with the underwriting activities of the Partnership's subsidiaries, including related commission income, are recorded on trade date. Receivables from brokers and dealers for sale of shares of Alliance mutual funds are generally realized within three business days from trade date, in conjunction with the settlement of the related payables to Alliance mutual funds for share purchases.

UNIT OPTION PLANS

Prior to January 1, 1996, the Partnership accounted for its Unit option plans in accordance with Accounting Principles Board Opinion ("APB 25"), ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. Under APB 25, compensation expense is recorded on the date of grant only if the market price of the underlying Units exceeds the exercise price. On January 1, 1996, the Partnership adopted Statement of Financial Accounting Standards No. 123 ("SFAS 123"), ACCOUNTING FOR STOCK-BASED COMPENSATION, which permits entities to recognize the fair value of all stock-based awards on the date of grant as expense over the vesting period or, alternatively, to continue to apply the provisions of APB 25 and provide pro forma net income and pro forma earnings per Unit disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS 123 had been applied. The Partnership has elected to continue to apply the provisions of APB 25 and to provide the pro forma disclosure provisions of SFAS 123.

ADVERTISING

Advertising costs are expensed as incurred and are included in other promotion and servicing expenses.

FOREIGN CURRENCY TRANSLATION

Assets and liabilities of foreign subsidiaries are translated into United States dollars at exchange rates in effect at the balance sheet dates, and related revenues and expenses are translated into United States dollars at average exchange rates in effect during each period. Net foreign currency gains and losses resulting from the translation of assets and liabilities of foreign operations into United States dollars are accumulated in partners' capital. Net foreign currency gains and losses for the three-year period ended December 31, 1997 were not material.

NET INCOME PER UNIT

In 1997, the Financial Accounting Standards Board issued Statement No. 128 ("SFAS 128"), EARNINGS PER SHARE. SFAS 128 replaced the calculation of primary and fully diluted net income per Unit with basic and diluted net income per Unit. Prior period net income per Unit amounts have been restated to conform to the SFAS 128 requirements. Unit and per Unit amounts have also been restated to reflect the two-for-one Unit split announced on February 19, 1998, as described in Note 18. The record date for the Unit split is March 11, 1998.

CASH DISTRIBUTIONS TO PARTNERS

The Partnership is required to distribute all of its Available Cash Flow, as defined in its Partnership Agreement, to the General Partner and Unitholders.

RECLASSIFICATIONS

Certain amounts in the 1996 and 1995 financial statements have been reclassified to conform with the 1997 presentation.

3. ACQUISITION

On February 29, 1996, the Partnership acquired substantially all of the assets and liabilities of Cursitor Holdings, L.P. ("CHLP") and all of the outstanding shares of Cursitor Holdings Limited, currently Cursitor Alliance Holdings Limited, (collectively, "Cursitor") for approximately $159.0 million. The purchase price consisted of 3,528,230 Units with an aggregate value of $43.2 million at the time of issuance, $94.3 million in cash, and notes in the aggregate principal amount of $21.5 million ("Notes"). Acquisition costs of $4.0 million were also incurred.

         The acquisition of Cursitor resulted in the formation of a new subsidiary of the Partnership, Cursitor Alliance LLC, in which CHLP owns a 7% minority equity interest. Under certain circumstances, through February 28, 2006, the Partnership has an option to purchase CHLP's minority interest in Cursitor Alliance LLC, and CHLP has an option to sell its minority interest in Cursitor Alliance LLC to the Partnership for cash, Units, or a combination thereof of not less than $10.0 million or more than $37.0 million ("Buyout Price"). The Buyout Price will be determined based on the amount of global asset allocation investment advisory revenues earned by Cursitor Alliance LLC during the twelve month period ending on the February 28th preceding the date either option is exercised. If either option is exercised, the payment of the Buyout Price will be accounted for as an increase in the Cursitor purchase price.

         The acquisition was accounted for under the purchase method with the results of Cursitor included in the Partnership's consolidated financial statements from the acquisition date. The excess of the purchase price, including acquisition costs and minority interest over the fair value of Cursitor's net assets acquired, resulted in the recognition of intangible assets consisting of goodwill and costs assigned to Cursitor's investment contracts of approximately $38.3 million and $122.8 million, respectively.

         During the second quarter of 1997, management of the Partnership determined that the value of the assets of Cursitor was impaired and reduced the unamortized recorded value of the goodwill and cost assigned to investment contracts by $35.7 million and $94.3 million, respectively, to their estimated fair value. This noncash charge reflected management's view that the decline in Cursitor's assets under management and its reduced profitability no longer supported the unamortized cost of its investment.

4. CLASS A LIMITED PARTNERSHIP INTEREST

In connection with the purchase in July 1993 of the business of Equitable Capital Management Corporation ("ECMC"), a wholly-owned subsidiary of ELAS, the Partnership created a Class A Limited Partnership Interest convertible initially into 200,000 Units. During 1997, the amount of Units issuable upon conversion of the Class A Limited Partnership Interest was increased by 209,912 Units to 1,102,790 Units. Units issuable upon conversion of the Class A Limited Partnership Interest may be increased by up to $14.5 million in additional Units to reflect the receipt by the Partnership of certain performance fees through March 1998.

5. NET INCOME PER UNIT

Basic net income per Unit is derived by reducing net income for each year by 1% for the general partnership interest held by the General Partner and dividing the remaining 99% by the weighted average number of Units outstanding and Units issuable upon conversion of the Class A Limited Partnership Interest. Diluted net income per Unit is derived by reducing net income for each year by 1% for the general partnership interest held by the General Partner and dividing the remaining 99% by the weighted average number of Units outstanding, Unit equivalents and Units issuable upon conversion of the Class A Limited Partnership Interest.



(in thousands, except per Unit amounts)                                                   1997           1996          1995
---------------------------------------------------------------------------------------------------------------------------
Net income                                                                            $128,956       $193,346      $155,387

Weighted average Units outstanding - Basic net income per Unit                         168,448        166,382       161,538
Dilutive effect of employee Unit options                                                 3,428          2,586         1,578
---------------------------------------------------------------------------------------------------------------------------
Weighted average Units outstanding - Diluted net income per Unit                       171,876        168,968       163,116
---------------------------------------------------------------------------------------------------------------------------

Basic net income per Unit                                                               $ 0.76         $ 1.15        $ 0.95
Diluted net income per Unit                                                             $ 0.74         $ 1.13        $ 0.94
---------------------------------------------------------------------------------------------------------------------------


6. INVESTMENTS

At December 31, 1997 and 1996, the Partnership's investments consisted solely of investments in Alliance mutual funds classified as available-for-sale securities. The amortized cost, gross unrealized gains and losses and fair value of investments were as follows (in thousands):


                                                                                         GROSS          GROSS
                                                                       AMORTIZED    UNREALIZED     UNREALIZED          FAIR
                                                                            COST         GAINS         LOSSES         VALUE
---------------------------------------------------------------------------------------------------------------------------
December 31, 1997                                                        $46,345          $914          $(162)      $47,097
December 31, 1996                                                        $35,672          $395          $(101)      $35,966
---------------------------------------------------------------------------------------------------------------------------

Proceeds from sales of investments were approximately $506,116,000, $131,585,000 and $109,138,000 in 1997, 1996 and 1995, respectively. Gross investment gains of $94,000, $124,000 and $125,000 and gross investment losses of $25,000, $345,000 and $332,000 were realized from the sales for the years ended December 31, 1997, 1996 and 1995, respectively.

7. FURNITURE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Furniture, equipment and leasehold improvements are comprised of the following (in thousands):



                                                                                                            DECEMBER 31,
                                                                                                         1997          1996
---------------------------------------------------------------------------------------------------------------------------
Furniture and equipment                                                                             $  75,170       $51,071
Leasehold improvements                                                                                 56,330        46,954
---------------------------------------------------------------------------------------------------------------------------
                                                                                                      131,500        98,025
Less: Accumulated depreciation and amortization                                                        51,023        40,815
---------------------------------------------------------------------------------------------------------------------------
Furniture, equipment and leasehold improvements, net                                                $  80,477       $57,210
---------------------------------------------------------------------------------------------------------------------------


8. INTANGIBLE ASSETS

The following is a summary of intangible assets at December 31, 1997 and 1996 (in thousands):


                                                                                                            DECEMBER 31,
                                                                                                         1997          1996
---------------------------------------------------------------------------------------------------------------------------
Goodwill, net of accumulated amortization of $14,611 in 1997
   and $11,221 in 1996, respectively                                                                  $77,582      $116,721
Cost assigned to investment contracts of businesses acquired, net of
   accumulated amortization of $87,332 in 1997 and $83,717 in 1996, respectively                       19,816       117,683
---------------------------------------------------------------------------------------------------------------------------
                                                                                                      $97,398      $234,404
---------------------------------------------------------------------------------------------------------------------------


9. DEBT

During 1996, the Partnership entered into a $250 million five-year revolving credit facility with a group of banks. Under the facility, the interest rate, at the option of the Partnership, is a floating rate generally based upon a defined prime rate, a rate related to the London Interbank Offered Rate (LIBOR) or the Federal Funds rate. A facility fee is payable on the total facility. The revolving credit facility will be used to provide back-up liquidity for the Partnership's $250 million commercial paper program, to fund commission payments to financial intermediaries for the sale of back-end load shares under the Partnership's mutual fund distribution system, and for general working capital purposes. At December 31, 1997, the Partnership had $72 million principal amount of commercial paper outstanding at an effective interest rate of 6.2% and there were no borrowings outstanding under the Partnership's revolving credit facility. The recorded amount of the outstanding commercial paper approximates fair value.

         The revolving credit facility contains covenants which require the Partnership to, among other things, meet certain financial ratios. The Partnership was in compliance with the covenants at December 31, 1997.

         Debt includes Notes issued to CHLP in the aggregate principal amounts of $16,125,000 and $21,500,000 at December 31, 1997 and 1996, respectively. The
Notes bear interest at 6% per annum and are payable ratably over the next three years. Debt also includes promissory notes with aggregate outstanding principal amounts of $2,390,000 and $3,076,000 at December 31, 1997 and 1996,
respectively, issued to certain investment partnerships for which a subsidiary of the Partnership serves as general partner. The principal amounts of these notes are reduced proportionately as partners receive return of capital distributions from the investment partnerships. The recorded amounts of these notes approximate their fair value.

10. COMMITMENTS AND CONTINGENCIES

The Partnership and its subsidiaries lease office space, furniture and office equipment under various operating leases. The minimum commitments under the leases, net of sublease commitments, at December 31, 1997 aggregated $345,355,000 and are payable as follows: $16,886,000, $18,600,000, $18,783,000,
$18,608,000 and $18,169,000 for the years 1998 through 2002, respectively, and a total of $254,309,000 for the remaining years through 2016. Office leases contain escalation clauses that provide for the pass through of increases in operating expenses and real estate taxes. Rent expense for the years ended December 31, 1997, 1996 and 1995 was $21,262,000, $24,760,000 and $22,125,000,
respectively.

         On July 25, 1995, a Consolidated and Supplemental Class Action Complaint ("Complaint") was filed against Alliance North American Government Income Trust, Inc. (the "Fund"), the Partnership and certain other defendants affiliated with the Partnership alleging violations of federal securities laws, fraud and breach of fiduciary duty in connection with the Fund's investments in Mexican and Argentine securities. The Complaint, which sought certification of a plaintiff class of persons who purchased or owned Class A, B or C shares of the Fund from March 27, 1992 through December 23, 1994, sought an unspecified amount of damages, costs, attorneys' fees and punitive damages. The principal allegations were that the Fund purchased debt securities issued by the Mexican and Argentine governments in amounts that were not permitted by the Fund's investment objective, and that there was no shareholder vote to change the investment objective to permit purchases in such amounts. The Complaint further alleged that the decline in the value of the Mexican and Argentine securities held by the Fund caused the Fund's net asset value to decline to the detriment of the Fund's shareholders.

         On September 26, 1996, the United States District Court for the Southern District of New York granted the defendants' motion to dismiss all counts of the Complaint ("First Decision"). On October 11, 1996, plaintiffs filed a motion for reconsideration of the First Decision. On November 25, 1996, the District Court denied plaintiffs' motion for reconsideration of the First Decision. On October 29, 1997, the United States Court of Appeals for the Second Circuit issued an order granting defendants' motion to strike and dismissing plaintiffs' appeal of the First Decision.

         On October 29, 1996, plaintiffs filed a motion for leave to file an amended complaint. The principal allegations of the proposed amended complaint are that (i) the Fund misrepresented its ability to hedge against the risks of investing in foreign securities, (ii) the Fund did not properly disclose that it planned to invest in mortgage-backed derivative securities, and (iii) two advertisements used by the Fund misrepresented the risks of investing in the Fund. On July 15, 1997, the District Court denied plaintiffs' motion for leave to file an amended complaint and ordered that the case be dismissed ("Second Decision"). The plaintiffs have appealed the Second Decision to the United States Court of Appeals for the Second Circuit.

         While the ultimate outcome of this matter cannot be determined at this time, management of the Partnership does not expect that it will have a material adverse effect on the Partnership's results of operations or financial condition.


11. NET CAPITAL

Alliance Fund Distributors, Inc. ("AFD"), a wholly-owned subsidiary of the Partnership, serves as distributor and/or underwriter for certain Alliance mutual funds. AFD is registered as a broker-dealer under the Securities Exchange Act of 1934 and is subject to the minimum net capital requirements imposed by the Securities and Exchange Commission. AFD's net capital at December 31, 1997 was $10,552,000, which was $6,796,000 in excess of its required net capital of $3,756,000.


12. EMPLOYEE BENEFIT PLANS

The Partnership and its subsidiaries maintain a number of qualified and nonqualified employee benefit and incentive compensation plans. Except as indicated, the aggregate amount available for annual employee bonuses and contributions to the various employee benefit plans discussed below is based on a percentage of the consolidated operating profits of the Partnership and its subsidiaries.

         The Partnership maintains a qualified profit sharing plan covering substantially all U.S. and certain foreign employees. The amount of the annual contribution to the plan is determined by a committee of the Board of Directors of the General Partner. Contributions are limited to the maximum amount deductible for Federal income tax purposes, generally 15% of the total annual compensation of eligible participants. Aggregate contributions for 1997, 1996 and 1995 were $8,744,000, $8,310,000 and $7,750,000, respectively.

         The Partnership maintains a qualified noncontributory defined benefit retirement plan in the U.S. covering substantially all U.S. employees and certain foreign employees. Benefits are based on years of credited service, average final base salary and primary Social Security benefits. The Partnership's funding policy is to contribute annually an amount not to exceed the maximum amount that can be deducted for Federal income tax purposes. Plan assets are comprised principally of corporate equity securities, U.S. Treasury securities and shares of Alliance mutual funds.

         The following table presents the retirement plan's funded status and amounts recognized in the Partnership's consolidated statements of financial condition (in thousands):


                                                                                                            DECEMBER 31,
                                                                                                         1997          1996
---------------------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
   Vested benefit obligation                                                                         $(14,944)     $(11,644)
---------------------------------------------------------------------------------------------------------------------------
   Nonvested benefit obligation                                                                      $   (867)     $   (559)
---------------------------------------------------------------------------------------------------------------------------
Projected benefit obligation for service rendered to date                                            $(26,169)     $(19,332)
Plan assets at fair value                                                                              24,300        20,035
---------------------------------------------------------------------------------------------------------------------------
Projected benefit obligation (in excess of) less than plan assets                                      (1,869)          703
Unrecognized net (gain) from past experience different
   from that assumed and effects of changes in assumptions                                             (2,254)       (3,094)
Prior service cost not yet recognized in net periodic pension cost                                     (1,535)       (1,648)
Unrecognized net plan assets at January 1, 1987 being recognized over 26.3 years                       (2,192)       (2,335)
---------------------------------------------------------------------------------------------------------------------------
Accrued pension expense included in accrued expenses under employee benefit plans                    $ (7,850)     $ (6,374)
---------------------------------------------------------------------------------------------------------------------------

         Net expense under the retirement plan for the years ended December 31, 1997, 1996 and 1995 was comprised of (in thousands):


                                                                                          1997           1996          1995
---------------------------------------------------------------------------------------------------------------------------
Service cost                                                                           $ 2,143        $ 2,317       $ 1,621
Interest cost on projected benefit obligations                                           1,600          1,405         1,116
Actual return on plan assets                                                            (4,596)        (2,057)       (4,510)
Net amortization and deferral                                                            2,329            (41)        2,850
---------------------------------------------------------------------------------------------------------------------------
   Net pension charge                                                                  $ 1,476        $ 1,624       $ 1,077
---------------------------------------------------------------------------------------------------------------------------

         Actuarial computations at December 31, 1997, 1996 and 1995 were made utilizing the following assumptions:


                                                                                            1997           1996        1995
---------------------------------------------------------------------------------------------------------------------------
Discount rate on benefit obligations                                                       7.50%          8.00%      7.50%
Expected long-term rate of return on plan assets                                          10.00%         10.00%     10.00%
Annual salary increases                                                                    5.50%          5.50%      5.50%
---------------------------------------------------------------------------------------------------------------------------

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

         The Capital Accumulation Plan was frozen on December 31, 1987 and no additional awards have been made. The Board of Directors of the General Partner may terminate the Capital Accumulation Plan at any time without cause, in which case the Partnership's liability would be limited to benefits that have vested. Benefits due eligible executives under the contractual unfunded deferred compensation arrangements vested on or before December 31, 1987. Payment of vested benefits under both the Capital Accumulation Plan and the contractual unfunded deferred compensation arrangements will generally be made over a ten-year period commencing at retirement age. ACMC, Inc., a subsidiary of Equitable, is obligated to make capital contributions to the Partnership in amounts equal to benefits paid under the Capital Accumulation Plan and the contractual unfunded deferred compensation arrangements. Amounts included in employee compensation and benefits expense for the Capital Accumulation Plan and the contractual unfunded deferred compensation arrangements for the years ended December 31, 1997, 1996 and 1995 were $1,980,000, $3,282,000 and $3,005,000, respectively.

         During 1995, the Partnership established an unfunded deferred compensation plan known as the Alliance Partners Compensation Plan (the "Plan") under which certain awards may be granted to eligible executives. A committee comprised of certain executive officers of the General Partner administers the Plan and determines the aggregate amount and recipients of awards. Awards made in 1995 vest ratably over three years. Awards made after 1995 vest ratably over eight years. Until distributed, the awards are generally credited with earnings based on the Partnership's earnings growth rate. Payment of vested benefits will generally be made over a five-year period commencing at retirement although, under certain circumstances, full or partial lump sum payments may be made upon termination of employment. The Plan may be terminated at any time without cause, in which case the Partnership's liability would be limited to vested benefits. The Partnership made awards in 1997, 1996 and 1995 aggregating $21,725,000, $12,350,000 and $7,925,000, respectively. The amounts charged to expense for the Plan for the years ended December 31, 1997, 1996 and 1995 were $9,822,000, $2,816,000 and $0, respectively.

         During 1994, certain key employees of Shields Asset Management, Incorporated and its wholly-owned subsidiary, Regent Investor Services Incorporated entered into employment agreements with the Partnership and were issued 1,290,320 new Units with an aggregate fair market value of approximately $15,000,000, which is being amortized as employee compensation expense ratably over five years. Aggregate amortization of $3,000,000 was recorded for each year ended December 31, 1997, 1996 and 1995.


13. EMPLOYEE UNIT AWARD AND OPTION PLANS

During 1988, a Unit Option Plan ("Unit Option Plan") was established under which options to purchase up to 9,846,152 Units may be granted to certain key employees. A committee of the Board of Directors of the General Partner administers the plan and determines the grantees and the number of options to be granted. Options may be granted for terms of up to ten years and each option must have an exercise price of not less than the fair market value of the Units on the date of grant. Options are exercisable at a rate of 20% of the Units subject to options on each of the first five anniversary dates of the date of grant.

         During 1993, the 1993 Unit Option Plan, the Unit Bonus Plan and the Century Club Plan (together the "1993 Plans") were established by the Partnership. Committees of the Board of Directors of the General Partner administer the 1993 Plans and determine the recipients of grants and awards. Under the 1993 Unit Option Plan, options to purchase Units may be granted to key employees for terms of up to ten years. Each option must have an exercise price of not less than the fair market value of the Units on the date of grant. Options are exercisable at a rate of 20% of the Units subject to options on each of the first five anniversary dates of the date of grant. Under the Unit Bonus Plan, Units may be awarded to key employees in lieu of all or a portion of the cash bonuses they would otherwise receive under the Partnership's incentive compensation program. Under the Century Club Plan, employees whose primary responsibilities are to assist in the distribution of Alliance mutual funds are eligible to receive an award of Units. The aggregate number of Units that can be the subject of options granted or that can be awarded under the 1993 Plans may not exceed 6,400,000 Units. As of December 31, 1997, 5,703,200 Units were subject to options granted and 276,954 Units were subject to awards made under the 1993 Plans.

         During 1997, the 1997 Long Term Incentive Plan (the "1997 Plan") was established by the Partnership. Committees of the Board of Directors of the General Partner administer the 1997 Plan and determine the recipients of Unit awards, including options, restricted Units and phantom restricted Units, performance awards, other Unit based awards, or any combination thereof. Awards under the 1997 Plan may be granted to key employees for terms established at the time of grant by the Committees. The aggregate number of Units that can be the subject of options granted or that can be awarded under the 1997 Plan may not exceed 16,000,000 Units.

         During 1997, 1996, and 1995, the Committees authorized the grant of options to employees of the Partnership to purchase 2,125,000, 1,450,000 and 3,611,000 of the Partnership's Units, respectively, under the Unit Option Plan, the 1993 Plans and the 1997 Plan. The per Unit weighted-average fair value of options granted during 1997, 1996 and 1995 was $2.18, $1.35 and $1.12, respectively, on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rates of 5.7%, 5.8% and 6.0% for 1997, 1996 and 1995, respectively, expected dividend yield of 8.0% for each year, and a volatility factor of the expected market price of the Partnership's Units of 26% for 1997 and 23% for 1996 and 1995.

         The Partnership applies APB Opinion No. 25 in accounting for its option plans and, accordingly, no compensation cost has been recognized for its Unit options in the consolidated financial statements. Had the Partnership determined compensation cost based on the fair value at the grant date for its Unit options under SFAS No. 123, the Partnership's net income and net income per Unit would have been reduced to the pro forma amounts indicated below (in thousands, except per Unit amounts):


                                                                                          1997           1996          1995
---------------------------------------------------------------------------------------------------------------------------
Pro forma net income                                                                  $127,367       $191,895      $154,688
Pro forma basic net income per Unit                                                     $ 0.75         $ 1.14        $ 0.95
Pro forma diluted net income per Unit                                                   $ 0.73         $ 1.12        $ 0.94
---------------------------------------------------------------------------------------------------------------------------

         Pro forma net income reflects only options granted in 1997, 1996 and 1995. Therefore, the full impact of calculating compensation cost for Unit options under SFAS 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options' vesting period of five years and compensation cost for options granted prior to January 1, 1995 is not considered.

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

The following table summarizes the activity in options under the Unit Option Plan, 1993 Plans and the 1997 Plan:


                                                                                                                   WEIGHTED
                                                                                                                    AVERAGE
                                                                                                             EXERCISE PRICE
                                                                                                        UNITS      PER UNIT
---------------------------------------------------------------------------------------------------------------------------
Outstanding at January 1, 1995                                                                      7,624,800       $ 7.73
   Granted                                                                                          3,611,000       $10.27
   Exercised                                                                                         (992,200)      $ 5.60
   Forfeited                                                                                         (587,400)      $ 8.32
---------------------------------------------------------------------------------------------------------------------------
Outstanding at December 31, 1995                                                                    9,656,200       $ 8.86
   Granted                                                                                          1,450,000       $12.56
   Exercised                                                                                         (794,600)      $ 6.82
   Forfeited                                                                                         (243,400)      $ 9.66
---------------------------------------------------------------------------------------------------------------------------
Outstanding at December 31, 1996                                                                   10,068,200       $ 9.54
   Granted                                                                                          2,125,000       $18.28
   Exercised                                                                                       (1,183,800)      $ 8.06
   Forfeited                                                                                         (371,800)      $10.64
--------------------------------------------------------------------------------------------------------------------------
Outstanding at December 31, 1997                                                                   10,637,600       $11.41
--------------------------------------------------------------------------------------------------------------------------
Exercisable at December 31, 1997                                                                    4,620,480
---------------------------------------------------------------------------------------------------------------------------

         Exercise prices for options outstanding as of December 31, 1997 ranged from $3.031 to $18.781. The weighted-average remaining contractual life of those options is 7.2 years.

         The following table summarizes information concerning currently outstanding and exercisable options:


                                              OPTIONS OUTSTANDING                                  OPTIONS EXERCISABLE
---------------------------------------------------------------------------------------------------------------------------
                                                   WEIGHTED
                                      NUMBER        AVERAGE          WEIGHTED                       NUMBER         WEIGHTED
         RANGE OF                OUTSTANDING      REMAINING           AVERAGE                  EXERCISABLE          AVERAGE
         EXERCISE                      AS OF    CONTRACTUAL          EXERCISE                        AS OF         EXERCISE
           PRICES                   12/31/97           LIFE             PRICE                     12/31/97           PRICE
---------------------------------------------------------------------------------------------------------------------------
$ 3.031 - $ 8.875                  2,115,200            4.0            $ 6.60                    2,043,200           $ 6.52
  9.688 -   9.875                  1,602,400            7.3              9.70                      551,200             9.70
  9.938 -  10.688                  2,155,200            6.3             10.07                    1,285,280            10.10
 11.125 -  13.75                   2,719,800            8.5             11.91                      740,800            11.65
 18.469 -  18.781                  2,045,000           10.0             18.48                            -             -
---------------------------------------------------------------------------------------------------------------------------
$ 3.031 - $18.781                 10,637,600            7.2            $11.41                    4,620,480           $ 8.72
---------------------------------------------------------------------------------------------------------------------------

14.  INCOME TAXES

The Partnership is a publicly traded partnership for Federal income tax purposes and, accordingly, for the years ended December 31, 1997, 1996 and 1995 was not currently subject to Federal and state corporate income taxes but is subject to the New York City unincorporated business tax ("UBT"). Effective for years beginning after December 31, 1997, a Partnership will be subject to pay a tax of 3.5% of partnership gross income from the active conduct of a trade or business. Domestic corporate subsidiaries of the Partnership, which are subject to Federal, state and local income taxes, file a consolidated Federal income tax return and separate state and local income tax returns. Foreign corporate subsidiaries are generally subject to taxes in the foreign jurisdictions where they are located.

The provision for income taxes consists of the following (in thousands):


                                                                                          1997           1996          1995
---------------------------------------------------------------------------------------------------------------------------
Partnership unincorporated business taxes                                              $11,186       $  8,182      $  5,644
Corporate subsidiaries:
   Federal                                                                               4,800          3,800         3,900
   State, local and foreign                                                              2,820          2,262         2,080
---------------------------------------------------------------------------------------------------------------------------
                                                                                       $18,806        $14,244       $11,624
---------------------------------------------------------------------------------------------------------------------------

         The principal reasons for the difference between the Partnership's effective tax rate and the UBT statutory tax rate of 4% are as follows:


                                                         1997                       1996                        1995
---------------------------------------------------------------------------------------------------------------------------
UBT statutory rate                              $  5,910        4.0%      $  8,304         4.0%       $  6,681          4.0%
Corporate subsidiaries' Federal, state, local
   and foreign income taxes                        7,206        4.9%         6,062         2.9%          5,980          3.6%
Reduction in recorded value of intangible assets   4,705        3.2%             -            -              -             -
Miscellaneous                                        985        0.6%          (122)           -         (1,037)        (0.6%)
----------------------------------------------------------------------------------------------------------------------------
                                                 $18,806       12.7%       $14,244         6.9%        $11,624          7.0%
---------------------------------------------------------------------------------------------------------------------------

         Under Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "ACCOUNTING FOR INCOME TAXES," deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effect of significant items comprising the Partnership's net deferred tax assets are as follows (in thousands):


                                                                                                            DECEMBER 31,
                                                                                                         1997          1996
---------------------------------------------------------------------------------------------------------------------------
Deferred tax asset:
   Differences between book and tax treatment
      of deferred compensation plans                                                                   $2,614        $1,897
   Other, primarily accruals deductible when paid                                                       1,480         1,131
---------------------------------------------------------------------------------------------------------------------------
                                                                                                        4,094         3,028
Deferred tax liability:
   Differences between book and tax basis of furniture, equipment
      and leasehold improvements and intangibles                                                          402           589
---------------------------------------------------------------------------------------------------------------------------
Net deferred tax asset                                                                                  3,692         2,439
Valuation allowance                                                                                     2,792         1,539
---------------------------------------------------------------------------------------------------------------------------
Deferred tax asset, net of valuation allowance                                                         $  900        $  900
---------------------------------------------------------------------------------------------------------------------------

         The net change in the valuation allowance for the year ended December 31, 1997 was $1,253,000. The valuation allowance primarily relates to uncertainties on the deductibility for UBT purposes of certain compensation related items. The deferred tax asset is included in other assets.


15. RELATED PARTY TRANSACTIONS

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

Revenues for services provided to the Alliance mutual funds are as follows (in thousands):


                                                                                              YEAR ENDED DECEMBER 31,
                                                                                          1997           1996          1995
---------------------------------------------------------------------------------------------------------------------------
Investment advisory and services fees                                                 $384,759       $291,601      $232,730
Distribution plan fees                                                                 213,692        166,411       128,733
Shareholder servicing and administration fees                                           44,871         39,451        35,310
---------------------------------------------------------------------------------------------------------------------------

         The Partnership provides investment management and administration services to Equitable and certain of its subsidiaries other than the Partnership ("Equitable Subsidiaries") and certain of their affiliates. In addition, certain Equitable Subsidiaries distribute Alliance mutual funds and cash management products for which they receive commissions and distribution payments. Sales of Alliance mutual funds through the Equitable Subsidiaries aggregated $594,116,000, $697,144,000 and $346,717,000 for the years ended December 31,
1997, 1996 and 1995, respectively. The Partnership and its employees are covered by various insurance policies maintained by Equitable Subsidiaries. In addition, the Partnership pays fees for other services provided by Equitable Subsidiaries.

         Aggregate amounts included in the consolidated financial statements for transactions with the Equitable Subsidiaries and certain of their affiliates are as follows (in thousands):


                                                                                              YEAR ENDED DECEMBER 31,
                                                                                          1997           1996          1995
---------------------------------------------------------------------------------------------------------------------------
Revenues:
Investment advisory and services fees                                                  $52,930        $44,901       $43,978
Shareholder servicing and administration fees                                            7,739          7,548         7,322
---------------------------------------------------------------------------------------------------------------------------
Expenses:
Distribution payments to financial intermediaries                                       56,118         30,533        23,710
General and administrative                                                               5,819          5,865         5,428
---------------------------------------------------------------------------------------------------------------------------


16. SUPPLEMENTAL CASH FLOW INFORMATION

Cash payments for interest and income taxes were as follows (in thousands):


                                                                                              YEAR ENDED DECEMBER 31,
                                                                                          1997           1996          1995
---------------------------------------------------------------------------------------------------------------------------
Interest                                                                               $ 1,803       $    506      $    812
Income taxes                                                                            15,724         14,797        11,125
---------------------------------------------------------------------------------------------------------------------------


17. ACCOUNTING PRONOUNCEMENTS

In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "REPORTING COMPREHENSIVE INCOME". SFAS 130 establishes the disclosure requirements for reporting comprehensive income in an entity's annual and interim financial statements. Comprehensive income includes such items as foreign currency translation adjustments and unrealized gains on securities currently reported as components of partners' capital. SFAS 130 will require the Partnership to classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately in the partners' capital section of the statement of financial condition. SFAS 130 is effective for fiscal years beginning after December 15, 1997. The Partnership will adopt the provisions of SFAS 130 in its 1998 financial statements.

         In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION". SFAS 131 establishes standards for the way a public enterprise reports information about operating segments in its annual and interim financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Generally, financial information will be required to be reported on the basis used by management for evaluating segment performance and for deciding how to allocate resources to segments. SFAS 131 is effective for fiscal years beginning after December 15, 1997 and need not be applied to interim reporting in the initial year of adoption. The Partnership intends to adopt the provisions of SFAS 131 in its 1998 consolidated financial statements, however, management of the Partnership has not yet determined what information, if any, will be reported.

18. SUBSEQUENT EVENTS

On February 19, 1998, the Board of Directors of the General Partner authorized a two-for-one Unit split to holders of record on March 11, 1998. Unit and per Unit amounts in the financial statements have been restated to reflect the Unit split.

         On February 5, 1998, the Finance Committee of the Board of Directors of the General Partner declared a cash distribution of $69,980,000 or $0.41 per Unit representing the Available Cash Flow (as defined in the Partnership Agreement) of the Partnership for the period October 1 through December 31, 1997. The distribution is payable on February 24, 1998 to holders of record on February 17, 1998.


19. QUARTERLY FINANCIAL DATA (UNAUDITED)
(in thousands, except per Unit data)


                                                                                        QUARTER ENDED 1997
---------------------------------------------------------------------------------------------------------------------------

                                                                        DECEMBER     SEPTEMBER           JUNE         MARCH
                                                                              31            30             30            31
---------------------------------------------------------------------------------------------------------------------------
Revenues                                                                $279,901      $250,848       $225,336      $219,251
Net income (loss)                                                         73,520        66,209        (64,122)       53,349
Basic net income (loss) per Unit(1)                                          .43           .39           (.38)          .31
Diluted net income (loss) per Unit(1)                                        .42           .38           (.38)          .31
Cash distributions per Unit(1)(2)                                            .41           .37            .32           .30
   Unit prices(1):
      High                                                              19 29/32        18 3/4       14 23/32      14 15/16
      Low                                                                 16 3/8        14 3/4        12 3/16       12 5/16
---------------------------------------------------------------------------------------------------------------------------

                                                                                        QUARTER ENDED 1996
---------------------------------------------------------------------------------------------------------------------------

                                                                        DECEMBER     SEPTEMBER           JUNE         MARCH
                                                                              31            30             30            31
---------------------------------------------------------------------------------------------------------------------------
Revenues                                                                $212,754      $197,998       $196,149      $181,616
Net income                                                                52,292        48,957         47,030        45,067
Basic net income per Unit(1)                                                 .31           .29            .28           .27
Diluted net income per Unit(1)                                               .30           .29            .27           .27
Cash distributions per Unit(1)(2)                                           .295          .275           .265           .26
Unit prices(1):
      High                                                               14 7/16            13        12 9/16        12 3/4
      Low                                                                12 9/16       11 9/16       11 11/16        10 7/8
---------------------------------------------------------------------------------------------------------------------------

(1) Unit and per Unit amounts have been restated to reflect the two-for-one Unit split, as described in Note 18.

(2)  Declared and paid during the following quarter.

INDEPENDENT AUDITORS' REPORT


THE GENERAL PARTNER AND UNITHOLDERS
ALLIANCE CAPITAL MANAGEMENT L.P.

         We have audited the accompanying consolidated statements of financial condition of Alliance Capital Management L.P. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in partners' capital, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the management of Alliance Capital Management Corporation, General Partner. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Alliance Capital Management L.P. and subsidiaries as of December 31, 1997 and 1996 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.


                                                 /s/ KPMG Peat Marwick LLP
                                                 KPMG Peat Marwick LLP


New York, New York
February 5, 1998, except
for Note 18 which is as of
February 19, 1998