Form 10-K, Exhibit 13
period 1998-12-31
ALLIANCE CAPITAL MANAGEMENT LP
filed 1999-03-30
CIK 825313

Selected Consolidated Financial Data
(In thousands, unless otherwise indicated)

                                                                             ALLIANCE CAPITAL MANAGEMENT L.P.(1)
                                                                                  YEARS ENDED DECEMBER 31,
                                                                    1998        1997        1996        1995        1994
------------------------------------------------------------------------------------------------------------------------
Income statement data:
Revenues:
    Investment advisory and services fees:
      Alliance mutual funds                                   $  588,396    $384,759    $291,601    $232,730    $211,169
      Separately managed accounts:
        Affiliated clients                                        58,051      52,930      44,901      43,978      41,805
        Third party clients                                      306,545     261,290     227,530     179,872     163,171
    Distribution revenues                                        301,846     216,851     169,071     130,543     139,091
    Shareholder servicing fees                                    43,475      36,327      31,272      26,575      24,501
    Other revenues                                                25,743      23,179      24,142      25,557      21,215
------------------------------------------------------------------------------------------------------------------------
                                                               1,324,056     975,336     788,517     639,255     600,952
------------------------------------------------------------------------------------------------------------------------
Expenses:
    Employee compensation and benefits                           340,923     264,251     214,880     172,301     173,777
    Promotion and servicing:
      Distribution plan payments to financial
        intermediaries:
         Affiliated                                               82,444      56,118      30,533      23,710      20,442
         Third party                                             178,643     121,791     115,112      86,743      83,357
      Amortization of deferred sales commissions                 108,853      73,841      53,144      50,501      51,547
      Other                                                       90,400      60,416      48,868      40,161      43,270
    General and administrative                                   162,323     120,283     100,854      88,889      70,731
    Interest                                                       7,586       2,968       1,923       1,192       7,572
    Amortization of intangible assets                              4,172       7,006      15,613       8,747       8,450
    Reduction in recorded value of intangible assets                  --     120,900          --          --          --
------------------------------------------------------------------------------------------------------------------------
                                                                 975,344     827,574     580,927     472,244     459,146
------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                       348,712     147,762     207,590     167,011     141,806
Income taxes                                                      55,796      18,806      14,244      11,624       8,317
------------------------------------------------------------------------------------------------------------------------
Net income                                                    $  292,916    $128,956    $193,346    $155,387    $133,489
========================================================================================================================
Net income per Unit(2):
    Basic net income per Unit(3)                                   $1.71       $0.76       $1.15       $0.95       $0.86
    Diluted net income per Unit(3)                                 $1.66       $0.74       $1.13       $0.94       $0.85
Before reduction in value of intangible assets:
    Net income                                                  $292,916    $249,856    $193,346    $155,387    $133,489
    Diluted net income per Unit(3)                                 $1.66       $1.44       $1.13       $0.94       $0.85
Cash distributions per Unit(2)(4)                                  $1.62       $1.40      $1.095       $0.91       $0.82
Balance sheet data at period end:
    Total assets                                              $1,132,592    $784,460    $725,897    $575,058    $518,369
    Debt and long-term obligations(5)                         $  238,089    $130,429    $ 52,629    $ 30,839    $ 29,021
    Partners' capital                                         $  430,273    $398,051    $476,020    $406,709    $381,329
Assets under management at period end (in millions)(6)        $  286,659    $218,654    $182,792    $146,521    $119,279
========================================================================================================================


(1) Certain amounts in the financial statements have been reclassified to conform with the 1998 presentation.
(2) Unit and per Unit amounts for all periods prior to the two-for-one Unit split in 1998 have been restated.
(3) Earnings per Unit amounts prior to 1997 have been restated as required to comply with Statement of Financial Accounting Standards No. 128, Earnings per Share.
(4) The Partnership is required to distribute all of its Available Cash Flow, as defined in the Partnership Agreement, to the General Partner and Unitholders.
(5)  Includes accrued compensation and benefits due after one year and debt.
(6) Assets under management exclude certain non-discretionary advisory relationships and reflect 100% of the assets managed by unconsolidated joint venture subsidiaries and affiliates.


                                                           1998 Annual Report 43

Management's Discussion and Analysis of
Financial Condition and Results of Operations


General

Alliance Capital Management L.P. (the "Partnership") offers a broad range of investment management products and services to meet the varied needs and objectives of individual and institutional investors. The Partnership derives substantially all of its revenues and net income from fees received for providing: (a) investment advisory, distribution and related services to the Alliance mutual funds, (b) investment advisory services to affiliated clients including The Equitable Life Assurance Society of the United States ("ELAS"), a wholly-owned subsidiary of The Equitable Companies Incorporated ("Equitable"), and certain other Equitable affiliates and (c) investment advisory services to separately managed accounts for unaffiliated institutional investors and high-net-worth individuals ("third party clients"). The Alliance mutual funds consist primarily of a broad range of open-end load and closed-end mutual funds ("mutual funds"), variable life insurance and annuity products, including The Hudson River Trust, cash management products, principally money market funds and certain structured products and hedge funds.

     The Partnership's revenues are largely dependent on the total value and composition of assets under its management. Assets under management grew 31.1% to $286.7 billion as of December 31, 1998 primarily as a result of market appreciation, good investment performance, and strong net sales of Alliance mutual funds. Active equity and balanced account assets under management, which comprise approximately 54% of total assets under management, grew 40%. Active fixed income account assets under management, whi ch comprise 36% of total assets under management, increased by 22%.

     On December 22, 1998, the Partnership acquired Whittingdale Holdings Limited ("Whittingdale"), with $1.5 billion in assets under management, for approximately $10.2 million. The purchase price consists of an initial payment of $4.8 million in cash and two deferred payments estimated at $5.4 million in the aggregate. The acquisition was accounted for under the purchase method with the results of Whittingdale included in the Partnership's consolidated financial statements from the acquisition date.

     In 1998, sales of Alliance mutual fund shares grew to $38.7 billion compared to sales of $22.5 billion in 1997. The increase in Alliance mutual fund sales, principally domestic U.S. equity mutual funds and fixed income funds sold to non-U.S. investors, combined with an increase in mutual fund redemptions, resulted in net Alliance mutual fund sales of $23.9 billion, an increase of 71.9% from $13.9 billion in 1997.


Assets Under Management(1):
(Dollars in billions)                         12/31/98    12/31/97   % Change    12/31/97    12/31/96   % Change
----------------------------------------------------------------------------------------------------------------
Alliance mutual funds:
    Mutual funds                                $ 60.7      $ 40.4      50.2%      $ 40.4      $ 27.6      46.4%
    Variable products                             31.4        23.8      31.9         23.8        17.1      39.2
    Cash management products                      26.5        20.8      27.4         20.8        18.6      11.8
----------------------------------------------------------------------------------------------------------------
                                                 118.6        85.0      39.5         85.0        63.3      34.3
----------------------------------------------------------------------------------------------------------------
Separately managed accounts:
    Affiliated clients                            28.9        28.4       1.8         28.4        26.1       8.8
    Third party clients                          139.2       105.3      32.2        105.3        93.4      12.7
----------------------------------------------------------------------------------------------------------------
                                                 168.1       133.7      25.7        133.7       119.5      11.9
----------------------------------------------------------------------------------------------------------------
Total                                           $286.7      $218.7      31.1%      $218.7      $182.8     19.6%
================================================================================================================


44 Alliance Capital

Assets Under Management(1):

(Dollars in billions)                               12/31/98     12/31/97     % Change     12/31/97     12/31/96    % Change
-------------------------------------------------------------------------------------------------------------------------------
Active equity & balanced
   Domestic                                           $142.1       $ 98.1         44.9%      $ 98.1       $ 76.7        27.9%
   Global & international                               12.6         12.7         (0.8)        12.7         14.8       (14.2)
Active fixed income
   Domestic                                             88.5         76.2         16.1         76.2         65.0        17.2
   Global & international                               14.1          8.0         76.3          8.0          7.0        14.3
Index
   Domestic                                             24.7         20.8         18.8         20.8         15.9        30.8
   Global & international                                4.7          2.9         62.1          2.9          3.4       (14.7)
-------------------------------------------------------------------------------------------------------------------------------
Total                                                 $286.7       $218.7         31.1%      $218.7       $182.8        19.6%
===============================================================================================================================

Average Assets Under Management(1):

(Dollars in billions)                                   1998         1997     % Change         1997         1996    % Change
-------------------------------------------------------------------------------------------------------------------------------
Alliance mutual funds                                 $100.5       $ 72.9         37.9%      $ 72.9       $ 56.2        29.7%
Separately managed accounts:
   Affiliated clients                                   29.5         28.1          5.0         28.1         24.8        13.3
   Third party clients                                 120.5         99.4         21.2         99.4         86.3        15.2
-------------------------------------------------------------------------------------------------------------------------------
Total                                                 $250.5       $200.4         25.0%      $200.4       $167.3        19.8%
===============================================================================================================================

Analysis of Assets Under Management(1):

(Dollars in billions)                            1998                             1997                               1996
-----------------------------------------------------------------------------------------------------------------------------------

                                SEPARATELY   ALLIANCE             SEPARATELY  ALLIANCE              SEPARATELY   ALLIANCE
                                   MANAGED     MUTUAL                MANAGED    MUTUAL                 MANAGED     MUTUAL
                                  ACCOUNTS      FUNDS    TOTAL      ACCOUNTS     FUNDS    TOTAL       ACCOUNTS      FUNDS   TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
Balance at beginning of year        $133.7     $ 85.0   $218.7        $119.5     $63.3   $182.8         $ 97.3      $49.2  $146.5
-----------------------------------------------------------------------------------------------------------------------------------
   Acquisitions                        1.4        0.1      1.5            --        --       --           11.0        0.3    11.3
   New business/sales                  6.8       32.9     39.7           3.7      20.3     24.0            3.7        9.7    13.4
   Terminations/redemptions           (3.5)     (14.8)   (18.3)         (6.8)     (8.6)   (15.4)          (3.0)      (5.8)   (8.8)
   Net cash management sales            --        5.8      5.8            --       2.2      2.2             --        4.8     4.8
   Cash flow                          (0.3)      (1.5)    (1.8)         (5.0)     (1.0)    (6.0)          (1.1)      (0.9)   (2.0)
   Appreciation/(depreciation)        29.8       10.4     40.2          22.1       8.1     30.2           11.6        6.0    17.6
   Change in joint venture
     subsidiaries and affiliates       0.2        0.7      0.9           0.2       0.7      0.9             --         --      --
-----------------------------------------------------------------------------------------------------------------------------------
   Net change                         34.4       33.6     68.0          14.2      21.7     35.9           22.2       14.1    36.3
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year              $168.1     $118.6   $286.7        $133.7     $85.0   $218.7         $119.5      $63.3  $182.8
===================================================================================================================================


(1) Includes 100% of assets under management of unconsolidated joint venture subsidiaries and affiliates. Includes $1.4 billion mutual fund assets and $0.4 billion separately managed account assets at December 31, 1998 and $0.7 billion mutual fund assets and $0.2 billion separately managed account assets at December 31, 1997.

Assets under management at December 31, 1998 were $286.7 billion, an increase of $68.0 billion or 31.1% from December 31, 1997. Alliance mutual fund assets under management at December 31, 1998 were $118.6 billion, an increase of $33.6 billion or 39.5% from December 31, 1997, due principally to market appreciation of $10.4 billion and net sales of mutual funds, variable products and cash management products of $15.4 billion, $2.7 billion and $5.8 billion, respectively. Separately managed account assets under management at December 31, 1998 were $168.1 billion,


                                                           1998 Annual Report 45
an increase of $34.4 billion or 25.7% from December 31, 1997. This increase was primarily due to market appreciation of $29.8 billion, net new client accounts of $3.0 billion and the acquisition of Whittingdale, which had $1.4 billion in separately managed account assets under management.

         Cursitor Alliance LLC ("Cursitor Alliance"), a subsidiary of the Partnership formed in connection with a 1996 acquisition, provides global asset allocation services to U.S. and non-U.S. institutional investors. Due to poor relative investment performance, Cursitor Alliance continued to experience client account terminations and asset withdrawals through the first quarter of 1998. Cursitor Alliance's assets under management aggregated $1.7 billion, $3.5 billion and $8.4 billion at December 31, 1998, 1997, and 1996, respectively. See "Reduction in Recorded Value of Intangible Assets" and "Capital Resources and Liquidity."

         Assets under management at December 31, 1997 were $218.7 billion, an increase of $35.9 billion or 19.6% from December 31, 1996. Alliance mutual fund assets under management at December 31, 1997 were $85.0 billion, an increase of $21.7 billion or 34.3% from December 31, 1996, due principally to market appreciation of $8.1 billion and net sales of mutual funds, variable products and cash management products of $8.7 billion, $3.0 billion and $2.2 billion, respectively. Separately managed account assets under management at December 31, 1997 were $133.7 billion, an increase of $14.2 billion or 11.9% from December 31, 1996. This increase was primarily due to market appreciation of $22.1 billion and net asset additions to affiliated client accounts of $1.7 billion, offset partially by net third party client account terminations and asset withdrawals of $9.8 billion, primarily from Cursitor Alliance global asset allocation accounts and active equity and balanced accounts.

Consolidated Results of Operations

(Dollars & Units in millions,
except per Unit amounts)                                1998         1997     % CHANGE         1997         1996   % CHANGE
--------------------------------------------------------------------------------------------------------------------------------
Net income                                            $292.9       $129.0        127.1%      $129.0       $193.3      (33.3)%
Net income per Unit(1):
   Basic                                              $ 1.71       $ 0.76        125.0       $ 0.76       $ 1.15      (33.9)
   Diluted                                            $ 1.66       $ 0.74        124.3       $ 0.74       $ 1.13      (34.5)
Net income before reduction in value of
   intangible assets                                  $292.9       $249.9         17.2       $249.9       $193.3       29.3
Net income per Unit before reduction in
   value of intangible assets - Diluted(1)            $ 1.66       $ 1.44         15.3       $ 1.44       $ 1.13       27.4
Weighted average number of Units outstanding(1):
   Basic                                               169.9        168.4          0.9        168.4        166.4        1.2
   Diluted                                             175.1        171.9          1.9%       171.9        169.0        1.7%
Operating margin(2)                                     26.3%        27.5%                     27.5%        26.3%
================================================================================================================================


(1) Unit and per Unit amounts for all periods prior to the two-for-one Unit split in 1998 have been restated.
(2) Excludes the reduction in recorded value of Cursitor Alliance intangible assets.

Net income for 1998 increased $163.9 million or 127.1% to $292.9 million from net income of $129.0 million for 1997. 1998 net income also reflects an increase of $43.0 million or 17.2% from net income of $249.9 million before the noncash charge to reduce the value of Cursitor Alliance intangible assets for 1997. The 17.2% increase in net income for 1998 was principally due to an increase in investment advisory and services fees resulting from higher average assets under management offset partially by higher income taxes.


46 Alliance Capital

         Net income for 1997 was $129.0 million, a decrease of 33.3% from net income of $193.3 for 1996. Net income for 1997 was reduced by a $120.9 million noncash charge, or $0.70 diluted net income per Unit, resulting from the write-down of certain intangible assets. See "Reduction in Recorded Value of Intangible Assets" and "Capital Resources and Liquidity." Excluding that charge, net income increased 29.3% due principally to a 23.9% increase in investment advisory and services fees resulting from higher average assets under management.

Revenues

(Dollars in millions)                                   1998         1997     % CHANGE         1997         1996    % CHANGE
--------------------------------------------------------------------------------------------------------------------------------
Investment advisory and services fees:
   Alliance mutual funds                             $ 588.4       $384.8         52.9%      $384.8       $291.6        32.0%
   Separately managed accounts:
      Affiliated clients                                58.1         52.9          9.8         52.9         44.9        17.8
      Third party clients                              306.5        261.3         17.3        261.3        227.5        14.9
Distribution revenues                                  301.9        216.8         39.3        216.8        169.1        28.2
Shareholder servicing fees                              43.5         36.3         19.8         36.3         31.3        16.0
Other revenues                                          25.7         23.2         10.8         23.2         24.1        (3.7)
--------------------------------------------------------------------------------------------------------------------------------
Total                                               $1,324.1       $975.3         35.8%      $975.3       $788.5        23.7%
================================================================================================================================

Investment Advisory and Services Fees

Investment advisory and services fees, the largest component of the Partnership's revenues, are generally calculated as a small percentage of the value of assets under management and vary with the type of account managed. Fee income is therefore affected by changes in the amount of assets under management, including market appreciation or depreciation, the addition of new client accounts or client contributions of additional assets to existing accounts, withdrawals of assets from and termination of client accounts, purchases and redemptions of mutual fund shares, and shifts of assets between accounts or products with different fee structures. The Partnership's investment advisory and services fees increased 36.3% and 23.9% in 1998 and 1997, respectively.

         Certain investment advisory agreements provide for performance fees in addition to a base fee. Performance fees are earned when investment performance exceeds a contractually agreed upon benchmark and, accordingly, may increase the volatility of the Partnership's revenues and earnings and are more likely to be higher in favorable markets and lower in unfavorable markets. Performance fees earned on separately managed accounts and mutual funds aggregated $52.9 million, $35.0 million, and $18.4 million in 1998, 1997 and 1996, respectively.

         Investment advisory and services fees from Alliance mutual funds increased by $203.6 million or 52.9% for 1998, primarily as a result of a 37.9% increase in average assets under management. The growth in investment advisory fees from Alliance mutual funds exceeded the growth in average assets under management primarily as a result of increases in sales of higher fee-based mutual fund products, such as offshore fixed income and domestic equity mutual funds. An increase in performance fees of $15.7 million for 1998 also contributed to the increase in fees. Investment advisory and services fees from Alliance mutual funds increased by $93.2 million or 32.0% for 1997, primarily as a result of a 29.7% increase in average assets under management.


                                                           1998 Annual Report 47

         Investment advisory and services fees from affiliated clients, primarily the General Accounts of ELAS, increased by $5.2 million or 9.8% for 1998, due to a 5.0% increase in average assets under management from 1997 and an increase in performance fees of $1.8 million. Investment advisory and services fees from affiliated clients increased 17.8% for 1997 due principally to a 13.3% increase in average assets under management and an increase in performance fees of $2.8 million.

         Investment advisory and services fees from third party clients increased by $45.2 million or 17.3% for 1998 and by $33.8 million or 14.9% for 1997 principally due to an increase in average assets under management of 21.2% and 15.2%, respectively. The increase in third party client assets under management was primarily a result of market appreciation and net new client accounts in 1998 mainly active equity and balanced and active fixed income accounts. An $11.8 million increase in performance fees in 1997 contributed to the increase in fees in 1997.

Distribution Revenues

The Partnership's subsidiary, Alliance Fund Distributors, Inc., ("AFD"), acts as distributor of the Alliance mutual funds and receives distribution plan fees from those funds in reimbursement of distribution expenses it incurs. Distribution revenues increased 39.3% and 28.2% in 1998 and 1997, respectively, principally due to higher average equity mutual fund assets under management attributable to strong sales of Back-End Load Shares under the Partnership's mutual fund distribution system (the "System") described under "Capital Resources and Liquidity," and higher average cash management assets under management.

Shareholder Servicing Fees

The Partnership's subsidiaries, Alliance Fund Services, Inc. and ACM Fund Services S.A., provide transfer agency services to the Alliance mutual funds. Shareholder servicing fees increased 19.8% and 16.0% in 1998 and 1997, respectively, the result of increases in the number of mutual fund shareholder accounts serviced and increased fees. The number of shareholder accounts serviced increased to approximately 3.7 million as of December 31, 1998, compared to 3.2 million and 2.8 million as of December 31, 1997 and 1996, respectively.

Other Revenues

Other revenues consist principally of administration and recordkeeping services provided to the Alliance mutual funds and the General Accounts of ELAS and its insurance subsidiary. Investment income and changes in value of other investments are also included in other revenues. Other revenues increased for 1998 principally as a result of changes in the market value of the Partnership's hedge fund investments. Other revenues decreased for 1997, principally as a result of a decrease in interest earned on short-term investments due to lower average balances.


48 Alliance Capital

Expenses

(Dollars in millions)                                   1998         1997     % CHANGE         1997         1996    % CHANGE
--------------------------------------------------------------------------------------------------------------------------------
Employee compensation and benefits                    $340.9       $264.3         29.0%      $264.3       $214.9        23.0%
Promotion and servicing                                460.3        312.1         47.5        312.1        247.6        26.1
General and administrative                             162.3        120.3         34.9        120.3        100.9        19.2
Interest                                                 7.6          3.0        153.3          3.0          1.9        57.9
Amortization of intangible assets                        4.2          7.0        (40.0)         7.0         15.6       (55.1)
Reduction in recorded value of intangible assets          --        120.9           --        120.9           --          --
--------------------------------------------------------------------------------------------------------------------------------
Total                                                 $975.3       $827.6         17.8%      $827.6       $580.9        42.5%
================================================================================================================================

Employee Compensation and Benefits

Employee compensation and benefits, which represent approximately 35% of total expenses in 1998, include salaries, commissions, fringe benefits and incentive compensation based on profitability. Provisions for future payments to be made under certain deferred compensation arrangements are also included in employee compensation and benefits expense.

         Employee compensation and benefits increased 29.0% and 23.0% in 1998 and 1997, respectively, primarily as a result of higher incentive compensation due to increased operating earnings and increased base compensation and commissions. Base compensation increased principally due to an increase in the number of employees resulting from the expansion of the Partnership's mutual fund servicing operations, new technology initiatives and salary increases. The Partnership had 2,075 employees at December 31, 1998 compared to 1,670 and 1,495 at December 31, 1997 and 1996, respectively. Commissions increased primarily due to higher mutual fund sales.

Promotion and Servicing

Promotion and servicing expenses, which represent approximately 47% of total expenses in 1998 include distribution plan payments to financial intermediaries for distribution of the Partnership's sponsored mutual funds and cash management services' products and amortization of deferred sales commissions paid to financial intermediaries for the sale of Back-End Load Shares under the System (see "Capital Resources and Liquidity"). Also included in this expense category are travel and entertainment, advertising, promotional materials, and investment meetings and seminars for financial intermediaries that distribute the Partnership's mutual fund products.

         Promotion and servicing expenses increased 47.5% and 26.1% in 1998 and 1997, respectively, primarily due to increased distribution plan payments resulting from higher average offshore mutual fund, cash management, and domestic equity mutual fund assets under management. An increase in amortization of deferred sales commissions of $35.0 million for 1998 as a result of higher sales of Back-End Load Shares (see "Capital Resources and Liquidity") also contributed to the increase in promotion and servicing expense. Other promotion and servicing expenses increased for 1998 and 1997 primarily as a result of higher travel and entertainment costs and higher promotional expenditures incurred in connection with mutual fund sales initiatives.


                                                           1998 Annual Report 49

General and Administrative

General and administrative expenses, which represent approximately 17% of total expenses in 1998, are costs related to the operation of the business, including technology, professional fees, occupancy, communications, equipment and similar expenses. General and administrative expenses increased 34.9% and 19.2% in 1998 and 1997, respectively, due principally to higher expenses incurred in connection with the Year 2000 project, Euro conversion and other technology initiatives. In addition, for 1998, a $10.0 million provision for the future acquisition of the minority interest in Cursitor Alliance contributed to the increase. See "Capital Resources and Liquidity."

Interest

Interest expense is incurred on the Partnership's borrowings and on deferred compensation owed to employees. Interest expense increased for 1998 and 1997 primarily as a result of an increase in interest accrued on higher deferred compensation liabilities and debt.

Amortization of Intangible Assets

Amortization of intangible assets is primarily attributable to the intangible assets recorded in connection with the acquisitions made by the Partnership and the acquisition of ACMC, Inc., the predecessor of the Partnership, by ELAS during 1985. Amortization of intangibles decreased for 1998 principally due to the reduction of goodwill and certain costs assigned to investment contracts of Cursitor Alliance. See "Reduction in Recorded Value of Intangible Assets."

Reduction in Recorded Value of Intangible Assets

The Partnership recorded a noncash charge of $120.9 million during the second quarter of 1997 to reduce the unamortized value of intangible assets to fair market value due to the decline in Cursitor Alliance's assets under management and its reduced profitability.

Taxes on Income

The Partnership is a publicly traded partnership for federal income tax purposes and, accordingly, is not subject to federal or state corporate income taxes. However, the Partnership is subject to the New York City unincorporated business tax. As a result of the Partnership's decision to remain a publicly traded partnership pursuant to the Taxpayer Relief Act of 1997, the Partnership became subject to a new 3.5% federal tax on partnership gross income from the active conduct of a trade or business on January 1, 1998. Domestic corporate subsidiaries of the Partnership, which are subject to federal, state and local income taxes file a consolidated federal income tax return and separate state and local income tax returns. Foreign corporate subsidiaries are generally subject to taxes in the foreign jurisdictions where they are located. Income tax expense increased in 1998 primarily as a result of the new 3.5% federal tax and higher pre-tax income. The 1997 provision for income taxes increased primarily as a result of the increase in taxable income of the Partnership and certain of its corporate subsidiaries.


50 Alliance Capital

Capital Resources and Liquidity

Partners' capital was $430.3 million at December 31, 1998, an increase of $32.2 million or 8.1% from $398.1 million at December 31, 1997. Partners' capital was $398.1 million at December 31, 1997, a decrease of $77.9 million or 16.4% from $476.0 million at December 31, 1996. The decrease in 1997 was principally due to the noncash charge of $120.9 million. See "Reduction in Recorded Value of Intangible Assets."

         Cash flow from operations and proceeds from borrowings have been the Partnership's principal sources of working capital. During 1998, the Partnership's cash and cash equivalents increased by $11.4 million. Cash inflows include $258.0 million from operations, proceeds from borrowings net of debt repayments of $99.6 million and $8.4 million of proceeds from exercises of Unit options. Cash outflows included $274.4 million in distributions to Unitholders, $31.9 million in capital expenditures, net purchases of investments of $46.6 million and $2.9 million for the acquisition of Whittingdale.

         Under certain circumstances through February 28, 2006, the Partnership has an option to purchase the minority interest in Cursitor Alliance and the holders of the minority interest have an option to sell the minority interest to the Partnership for cash, Units, or a combination thereof with a value of not less than $10.0 million or more than $37.0 million ("Buyout Price"). The Buyout Price will be determined based on the amount of global asset allocation investment advisory revenues earned by Cursitor Alliance during a twelve-month period ending on the February 28th preceding the date either option is exercised. Due to the decline in Cursitor Alliance revenues, management of the Partnership believes that the Buyout Price for the minority interest will be $10.0 million, which will be substantially higher than its fair value. Accordingly, the Partnership recorded a $10.0 million provision for the Buyout Price in the first quarter of 1998.

         The Partnership's mutual fund distribution system (the "System") includes a multi-class share structure. The System permits the Partnership's open-end mutual funds to offer investors various options for the purchase of mutual fund shares, including the purchase of Front-End Load Shares and Back-End Load Shares. The Front-End Load Shares are subject to a conventional front-end sales charge paid by investors to AFD at the time of sale. AFD in turn compensates the financial intermediaries distributing the funds from the front-end sales charge paid by investors. For Back-End Load Shares, investors do not pay a front-end sales charge although, if there are redemptions before the expiration of the minimum holding period (which ranges from one year to four years), investors pay a contingent deferred sales charge ("CDSC") to AFD. While AFD is obligated to compensate the financial intermediaries at the time of the purchase of Back-End Load Shares, it receives higher ongoing distribution fees from the funds. Payments made to financial intermediaries in connection with the sale of Back-End Load Shares under the System, net of CDSC received, reduced cash flow from operations by approximately $232.5 million and $150.3 million during 1998 and 1997, respectively. Management of the Partnership believes AFD will recover the payments made to financial intermediaries for the sale of Back-End Load Shares from the higher distribution fees and CDSC it receives over periods not exceeding 5-1/2 years.


                                                           1998 Annual Report 51

         During 1998, the Partnership entered into a $425.0 million five-year revolving credit facility with a group of commercial banks which replaced a $250.0 million revolving credit facility. The Partnership also increased the amount it may borrow under its commercial paper program from $250.0 million to $425.0 million during 1998. Borrowings under the facility and the Partnership's commercial paper program may not exceed $425.0 million in the aggregate. The revolving credit facility will be used to provide backup liquidity for commercial paper issued under the Partnership's commercial paper program, to fund commission payments to financial intermediaries for the sale of back-end load shares under the Partnership's mutual fund distribution system, and for general working capital purposes. At December 31, 1998, the Partnership had $179.5 million of commercial paper outstanding and there were no borrowings outstanding under the Partnership's revolving credit facility.

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

Year 2000

Many computer systems and applications that process transactions use two digit date fields for the year of a transaction, rather than the full four digits. If these systems are not modified and replaced, transactions occurring after 1999 may be processed as year "1900," which could result in processing inaccuracies and inoperability at or after the Year 2000. The Partnership utilizes a number of computer systems and applications that it either has developed internally or licensed from third-party suppliers. In addition, the Partnership is dependent on third-party suppliers for certain systems applications and for the electronic receipt of information critical to its business.

         The Year 2000 issue is a high priority for the Partnership. During 1997, the Partnership began a formal Year 2000 initiative, which established a structured and coordinated process to deal with the Year 2000 issue. As part of its initiative, the Partnership established a Year 2000 project office to manage the Year 2000 initiative focusing on both information technology and non-information technology systems. The Year 2000 project office meets periodically with the Audit Committee of the Board of Directors and executive management to review the status of the Year 2000 efforts. The Partnership has also retained the services of a number of consulting firms which have expertise in advising and assisting with regard to Year 2000 issues.

         By June 30, 1998 the Partnership had completed its inventory and assessment of its domestic and international computer systems and applications, identified mission critical systems (those systems where loss of their function would result in an immediate stoppage or significant impairment of core business units) and nonmission critical systems and determined which of these systems is not Year 2000 compliant. All third-party suppliers of mission critical computer systems and applications have been contacted to verify whether their systems and applications will be Year 2000 compliant and their responses are being evaluated. Substantially all of those contacted have responded


52 Alliance Capital
and approximately 76% have informed the Partnership that their systems and applications are or will be Year 2000 compliant. Those who have not responded have been contacted a second time. The Partnership estimates that this process will be completed by the first quarter of 1999. The same process is being performed for nonmission critical systems with estimated completion by the second quarter of 1999.

         The Partnership has remediated, replaced or retired most of its noncompliant mission critical systems and applications. The Partnership expects that the remediation phase for all mission critical systems will be completed by February 28, 1999 with the exception of one portfolio accounting system, which will be replaced by a Year 2000 compliant system by August 31, 1999. The same process will be performed for nonmission critical systems and is estimated to be completed by the second quarter of 1999.

         After each system has been remediated, it is tested with 19XX dates to determine if it still performs its intended business function correctly. Next, each system undergoes a simulation test using dates occurring after December 31, 1999. Inclusive of the replacement and retirement of some of its systems, the Partnership has completed these testing phases for approximately 88% of mission critical systems and approximately 75% of nonmission critical systems. Integrated systems tests will then be conducted to verify that the systems will continue to work together. Full integration testing of all mission critical and nonmission critical systems and testing of interfaces with third-party suppliers will begin in the first quarter of 1999 and will continue throughout 1999.

         The Partnership is in the process of inventorying, evaluating and testing its technical infrastructure and corporate facilities and expects them to be fully operable in the Year 2000.

         The Partnership has deferred certain other planned information technology projects until after the Year 2000 initiative is completed. Such delay is not expected to have a material adverse effect on the Partnership's financial condition or results of operations.

         The Partnership, with the assistance of a consulting firm, is developing formal Year 2000 specific contingency plans to address situations where mission critical and nonmission critical systems are not remediated as planned by the Partnership or third parties. These plans will be completed by June 30, 1999.

         The current cost estimate of the Year 2000 initiative ranges from approximately $40 million to $45 million. These costs consist principally of modification costs and costs to develop formal Year 2000 specific contingency plans. These costs, most of which will be expensed as incurred, will be funded out of cash flow from the Partnership's operations. Through December 31, 1998, the Partnership had incurred approximately $22 million of costs related to the Year 2000 initiative. At this time, management of the Partnership believes that the costs associated with resolving the Year 2000 issue will not have a material adverse effect on the Partnership's results of operations, liquidity or capital resources.

         There are many risks associated with Year 2000 issues, including the risk that the Partnership's computer systems and applications will not operate as intended and that the systems and applications of third parties will not be Year 2000 compliant. Likewise, there can be no assurance the compliance schedules outlined above will be met or that


1998 Annual Report 53
the actual costs incurred will not exceed the current cost estimate. Should the Partnership's significant computer systems and applications or the systems of its important third-party suppliers be unable to process date sensitive information accurately after 1999, the Partnership may be unable to conduct its normal business operations and to provide its clients with the required services. In addition, the Partnership may incur unanticipated expenses, regulatory actions, and legal liabilities. The Partnership cannot determine which risks, if any, are most reasonably likely to occur nor the effects of any particular failure to be Year 2000 compliant.

         Readers are cautioned that forward-looking statements contained in "Year 2000" should be read in conjunction with the disclosure set forth under "Forward-Looking Statements." To the fullest extent permitted by law, the foregoing Year 2000 discussion is a "Year 2000 Readiness Disclosure" within the meaning of The Year 2000 Information and Readiness Disclosure Act, 15 U.S.C. Sec. 1 (1998).

Commitments and Contingencies

The Partnership's capital commitments, which consist primarily of operating leases for office space are generally funded from future operating cash flows.

         On July 25, 1995, a Consolidated and Supplemental Class Action Complaint ("Original Complaint") was filed against Alliance North American Government Income Trust, Inc. (the "Fund"), the Partnership and certain other defendants affiliated with the Partnership alleging violations of federal securities laws, fraud and breach of fiduciary duty in connection with the Fund's investments in Mexican and Argentine securities. On September 26, 1996, the United States District Court for the Southern District of New York granted the defendants' motion to dismiss all counts of the Original Complaint. On October 29, 1997, the United States Court of Appeals for the Second Circuit affirmed that decision.

         On October 29, 1996, plaintiffs filed a motion for leave to file an amended complaint. The principal allegations of the proposed amended complaint are that (i) the Fund failed to hedge against currency risk despite representations that it would do so, (ii) the Fund did not properly disclose that it planned to invest in mortgage-backed derivative securities, and (iii) two advertisements used by the Fund misrepresented the risks of investing in the Fund. On October 15, 1998, the United States Court of Appeals for the Second Circuit issued an order granting plaintiffs' motion to file an amended complaint alleging that the Fund misrepresented its ability to hedge against currency risk and denying plaintiffs' motion to file an amended complaint alleging that the Fund did not properly disclose that it planned to invest in mortgaged-backed derivative securities and that certain advertisements used by the Fund misrepresented the risks of investing in the Fund.

         The Partnership believes that the allegations in the proposed amended complaint are without merit and intends to vigorously defend against this action. While the ultimate outcome of this matter cannot be determined at this time, management of the Partnership does not expect that it will have a material adverse effect on the Partnership's results of operations or financial condition.


54 Alliance Capital

Changes in Accounting Principles

On January 1, 1998, the Partnership adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income" which establishes the disclosure requirements for reporting comprehensive income in an entity's financial statements. Total comprehensive income is reported in the Consolidated Statements of Changes in Partners' Capital and Comprehensive Income and includes net income, unrealized gains and losses on investments classified as available-for-sale, and foreign currency translation adjustments. The accumulated balance of comprehensive income items is displayed separately in the partners' capital section of the Consolidated Statements of Financial Condition.

         The Partnership adopted Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information" in its 1998 consolidated financial statements. SFAS 131 establishes standards for the way a public enterprise reports information about operating segments in its annual and interim financial statements. It also establishes standards for related enterprise-wide disclosures about products and services, geographic areas and major customers. Generally, financial information is required to be reported on a basis used by management to allocate resources and assess performance. Management of the Partnership has assessed the requirements of SFAS 131 and determined, because it utilizes a consolidated approach to assess performance and allocate resources, that the Partnership has only one operating segment.

         In March 1998, the AICPA issued Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The Partnership adopted the provisions of SOP 98-1 effective January 1, 1998. SOP 98-1 requires capitalization of external and certain internal costs incurred to obtain or develop internal-use computer software during the application development stage. Capitalized internal-use software is amortized on a straight-line basis over the lesser of the estimated useful life of the software or six years. The adoption of SOP 98-1 did not have a material impact on the Partnership's consolidated financial statements.

         In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 133, ("SFAS 133") "Accounting for Derivative Instruments and Hedging Activities." Under this Statement, an entity is required to recognize derivative instruments as either assets or liabilities in the statement of financial position and measure those instruments at fair value. In addition, any entity that elects to apply hedge accounting is required to establish at the inception of the hedge, the method it will use for assessing effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. This Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Management of the Partnership does not believe that the adoption of the Statement will have a material effect on its results of operations, liquidity, or capital resources.


                                                           1998 Annual Report 55

Cash Distributions

The Partnership is required to distribute all of its Available Cash Flow, as defined in the Partnership Agreement, to the General Partner and Unitholders. The Partnership's Available Cash Flow and Distributions per Unit for the years ended December 31, 1998, 1997 and 1996 were as follows:


Available Cash Flow:

                                                                  1998         1997         1996
------------------------------------------------------------------------------------------------
Available Cash Flow (in thousands)                            $278,363     $238,571     $184,546
Distributions per Unit                                           $1.62        $1.40       $1.095
================================================================================================


Market Risk, Risk Management and Derivative Financial Instruments

The Partnership's investments consist of investments, available-for-sale, and other investments. Investments, available-for-sale include equity and fixed income mutual funds and money market investments. The carrying value of the money market investments approximates fair value. Although investments, available-for-sale, are purchased for long-term investment, the portfolio strategy considers them available-for-sale from time-to-time due to changes in market interest rates, equity prices and other relevant factors. Other investments include investments in the Partnership's hedge funds.

Non Trading Market Risk Sensitive Instruments

Assets with Interest Rate Risk - Fair Value

The table below provides the Partnership's potential exposure, measured in terms of fair value, to an immediate 100 basis point increase in interest rates from the levels prevailing at December 31, 1998. A 100 basis point fluctuation in interest rates is a hypothetical rate scenario used to calibrate potential risk and does not represent management's view of future market changes. While these fair value measurements provide a representation of interest rate sensitivity of fixed income mutual funds and fixed hedge funds, they are based on the portfolio exposures at a particular point in time and may not be representative of future market results. These exposures will change as a result of ongoing changes in investments in response to the Partnership's management assessment of changing market conditions and available investment opportunities (in thousands):

                                                          AT DECEMBER 31,       +100 BASIS
                                                                1998           POINT CHANGE
------------------------------------------------------------------------------------------------------
Fixed income investments                                       $4,992             $(225)
======================================================================================================

Assets with Equity Price Risk - Fair Value

The Partnership's investments also include investments in equity mutual funds and equity hedge funds. The following table provides the Partnership's potential exposure from those investments, measured in terms of fair value, to an immediate 10% drop in equity prices from those prevailing at December 31, 1998. A 10% decrease in equity prices is a hypothetical scenario used to calibrate potential risk and does not represent management's view of future market


56 Alliance Capital
changes. While these fair value measurements provide a representation of equity price sensitivity of equity mutual funds, they are based on the portfolio exposures at a particular point in time and may not be representative of future market results. These exposures will change as a result of ongoing portfolio activities in response to the Partnership's management assessment of changing market conditions and available investment opportunities (in thousands):

                                                                      AT DECEMBER 31,       -10% EQUITY
                                                                            1998           PRICE CHANGE
------------------------------------------------------------------------------------------------------------------
Equity investments                                                        $23,999            $(2,399)
==================================================================================================================

Derivative Financial Instruments

The Partnership utilizes an interest rate cap to reduce the Partnership's exposure to interest rate risk by effectively placing an interest rate ceiling or "cap" on interest payable on up to $100 million of the debt outstanding under the Partnership's commercial paper program and revolving credit facility. The $100 million notional principal amount does not represent the Partnership's exposure to credit risk, but is only a basis to determine the payment obligation of the counterparty. During the term of the interest rate cap, the Partnership will receive monthly payments from the counterparty based on the excess, if any, of the stated reference rate over 6% times the notional amount. Should the counterparty fail to perform its obligations under the agreement, the Partnership's borrowing costs on the first $100 million debt outstanding could exceed 6%. However, at this time the Partnership does not have any reason to believe that the counterparty would fail to perform. While the notional amount is the most commonly used measure of volume in the derivatives market, it is not used by the Partnership as a measure of risk as the notional amount exceeds the possible loss that could arise from the interest rate cap. Mark to market exposure is a point-in-time measure of the value of a derivative contract on the open market. A positive value indicates existence of credit risk for the Partnership as the counterparty would owe money to the Partnership if the contract were closed. At year end 1998, the market value of the Partnership's derivative was $536,000 primarily representing the time value component of the fair value. The table below provides the interest rate sensitivity of the interest rate cap. These exposures will change as a result of ongoing portfolio and risk management activities (in thousands, except for term):

                                                                                                FAIR VALUE
                                    NOTIONAL            TERM/             -100 BASIS         AT DECEMBER 31,     + 100 BASIS
                                      AMOUNT            YEARS            POINT CHANGE              1998         POINT CHANGE
----------------------------------------------------------------------------------------------------------------------------
Interest rate cap                   $100,000                3               $(316)                 $536             $809
============================================================================================================================

Debt - Fair Value

At year end 1998, the aggregate fair value of long-term debt issued by the Partnership was $11.3 million. The table below provides the potential fair value exposure to an immediate 100 basis point decrease in interest rates from those prevailing at year end 1998 (in thousands):

                                                             AT DECEMBER 31,     -100 BASIS
                                                                   1998         POINT CHANGE
---------------------------------------------------------------------------------------------
Long-term debt                                                  $11,335             $500
=============================================================================================


                                                           1998 Annual Report 57

Forward-Looking Statements

Certain statements provided by the Partnership in this report are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of such factors include, but are not limited to, the following: the performance of financial markets, the investment performance of the Partnership's sponsored investment products and separately managed accounts, general economic conditions, future acquisitions, competitive conditions, government regulations, including changes in tax rates, and the risks associated with Year 2000 issues. The Year 2000 issues include uncertainties regarding among other things, the inability to locate, correct and successfully test all relevant computer code, the continued availability of certain resources including personnel and timely and accurate responses and corrections by third parties. These uncertainties may result in unanticipated costs associated with Year 2000 issues and failure to meet schedules for Year 2000 compliance. The Partnership cautions readers to carefully consider such factors. Further, such forward-looking statements speak only as of the date on which such statements are made; the Partnership undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.


58 Alliance Capital

Consolidated Statements of Financial Condition
(In thousands)


                                                                                                             DECEMBER 31,
                                                                                                          1998         1997
---------------------------------------------------------------------------------------------------------------------------
Assets
   Cash and cash equivalents                                                                        $   75,186     $ 63,761
   Receivable from brokers and dealers for sale of shares
     of Alliance mutual funds                                                                          159,095       68,701
   Fees receivable:
      Alliance mutual funds                                                                             80,167       57,583
      Separately managed accounts:
        Affiliated clients                                                                               6,682        8,357
        Third party clients                                                                             86,166       73,774
   Investments, available-for-sale                                                                      94,743       47,097
   Furniture, equipment and leasehold improvements, net                                                 96,401       80,477
   Intangible assets, net                                                                              102,001       97,398
   Deferred sales commissions, net                                                                     375,293      251,632
   Other assets                                                                                         56,858       35,680
---------------------------------------------------------------------------------------------------------------------------
Total assets                                                                                        $1,132,592     $784,460
===========================================================================================================================
Liabilities and Partners' Capital
Liabilities:
   Payable to Alliance mutual funds for share purchases                                             $  199,316     $ 96,995
   Accounts payable and accrued expenses                                                               202,980      119,887
   Accrued compensation and benefits                                                                   106,929       74,880
   Debt                                                                                                190,210       90,416
   Minority interests in consolidated subsidiaries                                                       2,884        4,231
---------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                                      702,319      386,409
---------------------------------------------------------------------------------------------------------------------------
Commitments and contingencies
Partners' Capital:
   General Partner                                                                                       4,617        4,327
   Limited partners; 170,365,963 Units issued and outstanding and
     168,976,076 Units issued and outstanding, including Class A
     Limited Partnership Interest                                                                      457,010      428,353
---------------------------------------------------------------------------------------------------------------------------
                                                                                                       461,627      432,680
   Less: Capital contributions receivable from General Partner                                          30,519       29,123
      Deferred compensation expense                                                                        500        3,500
      Accumulated other comprehensive income                                                               335        2,006
---------------------------------------------------------------------------------------------------------------------------
Total partners' capital                                                                                430,273      398,051
---------------------------------------------------------------------------------------------------------------------------
Total liabilities and partners' capital                                                             $1,132,592     $784,460
===========================================================================================================================


See accompanying notes to consolidated financial statements.


                                                           1998 Annual Report 59

Consolidated Statements of Income
(In thousands, except per Unit amounts)


                                                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                                                             1998         1997         1996
---------------------------------------------------------------------------------------------------------------------------
Revenues:
   Investment advisory and services fees:
      Alliance mutual funds                                                            $  588,396     $384,759     $291,601
      Separately managed accounts:
        Affiliated clients                                                                 58,051       52,930       44,901
        Third party clients                                                               306,545      261,290      227,530
   Distribution revenues                                                                  301,846      216,851      169,071
   Shareholder servicing fees                                                              43,475       36,327       31,272
   Other revenues                                                                          25,743       23,179       24,142
---------------------------------------------------------------------------------------------------------------------------
                                                                                        1,324,056      975,336      788,517
---------------------------------------------------------------------------------------------------------------------------
Expenses:
   Employee compensation and benefits                                                     340,923      264,251      214,880
   Promotion and servicing:
      Distribution plan payments to financial intermediaries:
        Affiliated                                                                         82,444       56,118       30,533
        Third party                                                                       178,643      121,791      115,112
      Amortization of deferred sales commissions                                          108,853       73,841       53,144
      Other                                                                                90,400       60,416       48,868
   General and administrative                                                             162,323      120,283      100,854
   Interest                                                                                 7,586        2,968        1,923
   Amortization of intangible assets                                                        4,172        7,006       15,613
   Reduction in recorded value of intangible assets                                            --      120,900           --
---------------------------------------------------------------------------------------------------------------------------
                                                                                          975,344      827,574      580,927
---------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                                348,712      147,762      207,590
Income taxes                                                                               55,796       18,806       14,244
---------------------------------------------------------------------------------------------------------------------------
Net income                                                                             $  292,916     $128,956     $193,346
===========================================================================================================================
Net income per Unit:
   Basic                                                                                    $1.71        $0.76        $1.15
   Diluted                                                                                  $1.66        $0.74        $1.13
===========================================================================================================================


See accompanying notes to consolidated financial statements.


60 Alliance Capital

Consolidated Statements of Changes in Partners' Capital and Comprehensive Income (In thousands)


                                                                        FOR THE YEARS ENDED DECEMBER 31,
                                                                                                     ACCUMULATED
                                                   GENERAL      LIMITED       CAPITAL     DEFERRED         OTHER        TOTAL
                                                 PARTNER'S    PARTNERS' CONTRIBUTIONS COMPENSATION COMPREHENSIVE    PARTNERS'
                                                  CAPITAL       CAPITAL    RECEIVABLE      EXPENSE        INCOME      CAPITAL
-----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                        $4,416     $437,182      $(25,396)     $(9,500)      $     7     $406,709
   Comprehensive Income:
      Net income                                     1,933      191,413                                               193,346
      Other comprehensive income:
        Unrealized gain on investments, net                                                                  389          389
        Foreign currency translation
         adjustment, net                                                                                    (791)        (791)
-----------------------------------------------------------------------------------------------------------------------------
   Comprehensive Income                              1,933      191,413                                     (402)     192,944
-----------------------------------------------------------------------------------------------------------------------------
      Cash distributions to partners
       ($1.05 per Unit)                             (1,755)    (173,779)                                             (175,534)
      Amortization of deferred compensation
       expense                                                                               3,000                      3,000
      Capital contributions from General Partner                                  774                                     774
      Compensation plan accrual                         33        3,249        (3,282)                                     --
      Issuance of Units for acquisition                427       42,279                                                42,706
      Proceeds from Unit options exercised              54        5,367                                                 5,421
-----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996                         5,108      505,711       (27,904)      (6,500)         (395)     476,020
-----------------------------------------------------------------------------------------------------------------------------
   Comprehensive Income:
      Net income                                     1,290      127,666                                               128,956
      Other comprehensive income:
        Unrealized gain on investments, net                                                                  458          458
        Foreign currency translation
         adjustment, net                                                                                  (2,069)      (2,069)
-----------------------------------------------------------------------------------------------------------------------------
   Comprehensive Income                              1,290      127,666                                   (1,611)     127,345
-----------------------------------------------------------------------------------------------------------------------------
      Cash distributions to partners
       ($1.285 per Unit)                            (2,186)    (216,418)                                             (218,604)
      Amortization of deferred compensation
       expense                                                                               3,000                      3,000
      Capital contributions from General Partner                                  761                                     761
      Compensation plan accrual                         20        1,960        (1,980)                                     --
      Proceeds from Unit options exercised              95        9,434                                                 9,529
-----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                         4,327      428,353       (29,123)      (3,500)       (2,006)     398,051
-----------------------------------------------------------------------------------------------------------------------------
   Comprehensive Income:
      Net income                                     2,929      289,987                                               292,916
      Other comprehensive income:
        Unrealized gain on investments, net                                                                  837          837
        Foreign currency translation
         adjustment, net                                                                                     834          834
-----------------------------------------------------------------------------------------------------------------------------
   Comprehensive Income                              2,929      289,987                                    1,671      294,587
-----------------------------------------------------------------------------------------------------------------------------
      Cash distributions to partners
       ($1.60 per Unit)                             (2,744)    (271,700)                                             (274,444)
      Amortization of deferred compensation
       expense                                                                               3,000                      3,000
      Capital contributions from General Partner                                  716                                     716
      Compensation plan accrual                         21        2,091        (2,112)                                     --
      Proceeds from Unit options exercised              84        8,279                                                 8,363
-----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998                        $4,617     $457,010      $(30,519)     $  (500)      $  (335)    $430,273
=============================================================================================================================

See accompanying notes to consolidated financial statements.

                                                           1998 Annual Report 61

Consolidated Statements of Cash Flows
(In thousands)


                                                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                                                             1998         1997         1996
---------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net income                                                                            $292,916     $128,956     $193,346
   Adjustments to reconcile net income to net cash provided from operating activities:
      Amortization and depreciation                                                       129,374       92,773       76,893
      Reduction in recorded value of intangible assets                                         --      120,900           --
      Other, net                                                                           12,873        6,570        8,395
      Changes in assets and liabilities:
         (Increase) in receivable from brokers and dealers for sale of shares
           of Alliance mutual funds                                                       (90,389)     (37,725)      (4,325)
         (Increase) in fees receivable from Alliance mutual funds                         (22,302)     (11,125)      (9,119)
         (Increase) decrease in fees receivable from affiliated clients                     1,675       (3,878)      (2,473)
         (Increase) in fees receivable from third party clients                           (11,772)     (15,612)        (190)
         (Increase) in deferred sales commissions                                        (232,514)    (150,301)     (78,733)
         (Increase) decrease in other assets                                              (25,374)     (11,328)       3,262
         Increase in payable to Alliance mutual funds for share purchases                 102,321       41,481       10,251
         Increase in accounts payable and accrued expenses                                 73,583       20,584       23,654
         Increase in accrued compensation and benefits,
           less deferred compensation                                                      27,634       14,342        3,269
---------------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                                               258,025      195,637      224,230
---------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
   Purchase of investments                                                               (476,826)    (516,720)    (132,008)
   Proceeds from sale of investments                                                      430,266      506,116      131,585
   Purchase of businesses, net of cash acquired                                            (2,911)          --      (99,427)
   Additions to furniture, equipment and leasehold improvements, net                      (31,910)     (35,341)     (21,157)
---------------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                                     (81,381)     (45,945)    (121,007)
---------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
   Proceeds from issuance of debt                                                         926,012      126,863           --
   Repayment of debt                                                                     (826,375)     (60,451)         (65)
   Cash distributions to partners                                                        (274,444)    (218,604)    (175,534)
   Capital contributions from General Partner                                                 716          761          774
   Proceeds from Unit options exercised                                                     8,363        9,529        5,421
---------------------------------------------------------------------------------------------------------------------------
Net cash used in financing activities                                                    (165,728)    (141,902)    (169,404)
---------------------------------------------------------------------------------------------------------------------------

Effect of exchange rate changes on cash and cash equivalents                                  509       (1,470)        (634)
---------------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in cash and cash equivalents                                       11,425        6,320      (66,815)
Cash and cash equivalents at beginning of the year                                         63,761       57,441      124,256
---------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of the year                                             $ 75,186     $ 63,761     $ 57,441
===========================================================================================================================


See accompanying notes to consolidated financial statements.


62 Alliance Capital

Notes to Consolidated Financial Statements


1. Organization

Alliance Capital Management L.P. (the "Partnership") and its consolidated subsidiaries provide diversified investment management and related services to a broad range of clients including unaffiliated separately managed accounts, The Equitable Life Assurance Society of the United States ("ELAS"), a wholly-owned subsidiary of The Equitable Companies Incorporated ("Equitable"), and certain of their subsidiaries and affiliates and, through mutual funds and various other investment vehicles, to individual investors. Separately managed accounts consist primarily of the active management of equity and fixed income portfolios for institutional investors. Separately managed accounts include corporate and public employee pension funds, the general and separate accounts of ELAS and its insurance company subsidiaries, endowment funds, and the assets of other domestic and foreign institutions. The Partnership provides investment management, distribution, and shareholder and administrative services to its sponsored mutual funds and cash management products, including money market funds, deposit accounts, certain structured products and hedge funds ("Alliance mutual funds").

         The Partnership is a registered investment adviser under the Investment Advisers Act of 1940. Alliance Capital Management Corporation ("Alliance"), an indirect wholly-owned subsidiary of Equitable, owns a 1% general partnership interest in the Partnership. At December 31, 1998, Equitable was the beneficial owner of approximately 56.7% of units representing assignments of beneficial ownership of limited partnership interests ("Units").

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



                                                           1998 Annual Report 63

Investments

The Partnership's investments, principally investments in Alliance mutual funds, are classified as available-for-sale securities. These investments are stated at fair value with unrealized gains and losses reported as a separate component of accumulated other comprehensive income in partners' capital. Realized gains and losses on the sale of investments are included in income currently and are determined using the specific-identification method.

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

Intangible Assets

Intangible assets consist principally of goodwill resulting from acquisitions and costs assigned to contracts of businesses acquired. Goodwill is being amortized on a straight-line basis over estimated useful lives ranging from twelve to forty years. Costs assigned to investment contracts of businesses acquired are being amortized on a straight-line basis over the estimated useful lives of twenty years. The Partnership evaluates impairment of its intangible assets by comparing the undiscounted cash flows expected to be realized from those intangible assets to their recorded values, pursuant to Statement of Financial Accounting Standards No. 121 ("SFAS 121") "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." If the expected future cash flows are less than the carrying value of intangible assets, the Partnership recognizes an impairment loss for the difference between the carrying amount and the estimated fair value of those intangible assets.

Deferred Sales Commissions

Sales commissions paid to financial intermediaries in connection with the sale of shares of open-end Alliance mutual funds sold without a front-end sales charge are capitalized and amortized over periods not exceeding five and one-half years, the period of time estimated by management of the Partnership during which deferred sales commissions are expected to be recovered from distribution plan payments received from those funds and from contingent deferred sales charges received from shareholders of those funds upon the redemption of their shares. Contingent deferred sales charges reduce unamortized deferred sales commissions when received.

Derivative Financial Instruments

The Partnership uses derivative financial instruments to manage its exposure to adverse movements in interest rates. Payments to be received as a result of interest rate cap agreements are recognized as adjustments to interest expense. Premiums paid are included in other assets and amortized to interest expense over the period for which the cap is effective.



64 Alliance Capital

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

Unit Option Plans

The Partnership applies the provisions of Accounting Principles Board No. 25 ("APB 25") "Accounting for Stock Issued to Employees" under which compensation expense is recorded on the date of grant only if the market price of the underlying Units exceeds the exercise price. Statement of Financial Accounting Standards No. 123 ("SFAS 123") "Accounting for Stock-Based Compensation" permits entities to recognize the fair value of all stock-based awards on the date of grant as expense over the vesting period or, alternatively, to continue to apply the provisions of APB 25 and provide pro forma net income and pro forma earnings per Unit for employee stock option grants made in 1995 and future years as if the fair-value method defined in SFAS 123 had been applied. The Partnership has elected to continue to apply the provisions of APB 25 and to provide the pro forma disclosure provisions of SFAS 123.

Pension and Other Post-retirement Plans

On January 1, 1998, the Partnership adopted Statement of Financial Accounting Standards No. 132, ("SFAS 132") "Employers' Disclosures about Pension and Other Post-retirement Benefits," which revises employers' disclosures about pension and other post-retirement benefit plans. SFAS No. 132 does not change the method of accounting for such plans.

Advertising

Advertising costs are expensed as incurred and are included in other promotion and servicing expenses.

Foreign Currency Translation

Assets and liabilities of foreign subsidiaries are translated into United States dollars at exchange rates in effect at the balance sheet dates, and related revenues and expenses are translated into United States dollars at average exchange rates in effect during each period. Net foreign currency gains and losses resulting from the translation of assets and liabilities of foreign operations into United States dollars are reported as a separate component of accumulated other comprehensive income in partners' capital. Net foreign currency gains and losses for the three-year period ended December 31, 1998 were not material.

Cash Distributions to Partners

The Partnership is required to distribute all of its Available Cash Flow, as defined in its Partnership Agreement, to the General Partner and Unitholders.



                                                           1998 Annual Report 65

Comprehensive Income

On January 1, 1998, the Partnership adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income" which establishes the disclosure requirements for reporting comprehensive income in an entity's financial statements. Total comprehensive income is reported in the Consolidated Statements of Changes in Partners' Capital and Comprehensive Income and includes net income, unrealized gains and losses on investments classified as available-for-sale, and foreign currency translation adjustments. The accumulated balance of comprehensive income items is displayed separately in the partners' capital section of the Consolidated Statements of Financial Condition. Prior year financial statements have been reclassified to conform to the requirements of SFAS 130.

Reclassifications

Certain amounts in the 1997 and 1996 financial statements have been reclassified to conform with the 1998 presentation.

3. Acquisitions

On December 22, 1998, the Partnership acquired Whittingdale Holdings Limited ("Whittingdale") for approximately $10.2 million. The purchase price consists of an initial payment of $4.8 million in cash and two deferred payments estimated at $5.4 million in the aggregate payable on February 15, 2000 and 2001. The amounts of the deferred payments are based upon certain revenue levels. Accounts payable and accrued expenses at December 31, 1998 included $5.4 million representing the estimated amount of the deferred payments. The Partnership also has agreed to pay up to $6.7 million to the former owner of Whittingdale. The amount of this payment is based upon revenues in the year 2003 and will be expensed if and when incurred.

         The acquisition was accounted for under the purchase method with the results of Whittingdale included in the Partnership's consolidated financial statements from the acquisition date. The excess of the purchase price over the fair value of net assets acquired resulted in the recognition of goodwill of approximately $8.8 million which is being amortized over twenty years. Pro forma financial information for the year ended December 31, 1998, reflecting the effects of the acquisition, is not presented because it would not be materially different from the actual results reported.

         On February 29, 1996, the Partnership acquired substantially all of the assets and liabilities of Cursitor Holdings, L.P. ("CHLP") and all of the outstanding shares of Cursitor Holdings Limited, currently Cursitor Alliance Holdings Limited, (collectively, "Cursitor") for approximately $159.0 million. The acquisition of Cursitor, which was accounted for pursuant to the purchase method, resulted in the formation of a new subsidiary of the Partnership, Cursitor Alliance LLC ("Cursitor Alliance"), in which CHLP owns a 7% minority equity interest which the Partnership has an option to purchase (See Note 11).

         During the second quarter of 1997, management of the Partnership determined that the value of the intangible assets recorded in connection with the 1996 acquisition of Cursitor was impaired and reduced this unamortized value by $120.9 million to estimated fair value.



66 Alliance Capital

4. Class A Limited Partnership Interest

In connection with the purchase in July 1993 of the business of Equitable Capital Management Corporation ("ECMC"), a wholly-owned subsidiary of ELAS, the Partnership issued a newly created Class A Limited Partnership Interest ("Class A Interest") convertible initially into 200,000 Units. Since 1993, the Units issuable upon conversion of the Class A Interest were increased to 1,537,905 Units to reflect the receipt by the Partnership of certain performance fees through March 1998. The amount of the increase in 1998 was 435,115 Units. The Class A Interest was converted into 1,537,905 Units on June 30, 1998 and is no longer outstanding.

5. Net Income Per Unit

Basic net income per Unit is derived by reducing net income for each year by 1% for the general partnership interest held by the General Partner and dividing the remaining 99% by the weighted average number of Units outstanding during each year, including Units issuable upon conversion of the Class A Limited Partnership Interest. Diluted net income per Unit is derived by reducing net income for each year by 1% for the general partnership interest held by the General Partner and dividing the remaining 99% by the total of the weighted average number of Units outstanding during each year and the dilutive Unit equivalents resulting from outstanding employee Unit options.

(In thousands, except per Unit amounts)                                                      1998         1997         1996
---------------------------------------------------------------------------------------------------------------------------
Net income                                                                               $292,916     $128,956     $193,346
---------------------------------------------------------------------------------------------------------------------------

Weighted average Units outstanding - Basic net income per Unit                            169,933      168,448      166,382
Dilutive effect of employee Unit options                                                    5,210        3,428        2,586
---------------------------------------------------------------------------------------------------------------------------
Weighted average Units outstanding - Diluted net income per Unit                          175,143      171,876      168,968
---------------------------------------------------------------------------------------------------------------------------

Basic net income per Unit                                                                   $1.71        $0.76        $1.15
Diluted net income per Unit                                                                 $1.66        $0.74        $1.13
===========================================================================================================================

6. Investments

At December 31, 1998 and 1997, the Partnership's investments, principally investments in Alliance mutual funds, are classified as available-for-sale securities. The amortized cost, gross unrealized gains and losses and fair value of investments were as follows (in thousands):

                                                                                            GROSS        GROSS
                                                                       AMORTIZED       UNREALIZED   UNREALIZED         FAIR
                                                                           COST             GAINS       LOSSES        VALUE
---------------------------------------------------------------------------------------------------------------------------
December 31, 1998                                                        $93,154           $2,169        $(580)     $94,743
December 31, 1997                                                        $46,345            $ 914        $(162)     $47,097
===========================================================================================================================

Proceeds from sales of investments were approximately $430,266,000, $506,116,000 and $131,585,000 in 1998, 1997 and 1996, respectively. Gross realized gains of $23,000, $94,000 and $124,000 and gross realized losses of $0, $25,000 and
$345,000 were realized from the sales for the years ended December 31, 1998, 1997 and 1996, respectively.
                                                           1998 Annual Report 67

7. Furniture, Equipment and Leasehold Improvements

Furniture, equipment and leasehold improvements are comprised of the following (in thousands):

                                                                                                             DECEMBER 31,
                                                                                                          1998         1997
---------------------------------------------------------------------------------------------------------------------------
Furniture and equipment                                                                               $ 95,886     $ 75,170
Leasehold improvements                                                                                  66,954       56,330
---------------------------------------------------------------------------------------------------------------------------
                                                                                                       162,840      131,500
Less: Accumulated depreciation and amortization                                                         66,439       51,023
---------------------------------------------------------------------------------------------------------------------------
Furniture, equipment and leasehold improvements, net                                                  $ 96,401     $ 80,477
===========================================================================================================================

8. Intangible Assets

The following is a summary of intangible assets at December 31, 1998 and 1997 (in thousands):

                                                                                                             DECEMBER 31,
                                                                                                          1998         1997
---------------------------------------------------------------------------------------------------------------------------
Goodwill, net of accumulated amortization of $17,693 and $14,611 in 1998 and 1997, respectively       $ 83,276      $77,582
Costs assigned to investment contracts of businesses acquired, net of accumulated amortization
   of $88,423 and $87,332 in 1998 and 1997, respectively                                                18,725       19,816
---------------------------------------------------------------------------------------------------------------------------
                                                                                                      $102,001      $97,398
===========================================================================================================================

9. Debt

During 1998, the Partnership entered into a $425.0 million five-year revolving credit facility with a group of commercial banks which replaced a $250.0 million revolving credit facility. Under the facility, the interest rate, at the option of the Partnership, is a floating rate generally based upon a defined prime rate, a rate related to the London Interbank Offered Rate (LIBOR) or the Federal Funds rate. A facility fee is payable on the total facility. During 1998, the Partnership also increased its commercial paper program from $250.0 million to $425.0 million. Borrowings under the facility and the Partnership's commercial paper program may not exceed $425.0 million in the aggregate. The revolving credit facility will be used to provide back-up liquidity for the Partnership's commercial paper program, to fund commission payments to financial intermediaries for the sale of back-end load shares under the Partnership's mutual fund distribution system, and for general working capital purposes. At December 31, 1998 and 1997, the Partnership had $180.0 million and $72.0 million principal amount of commercial paper outstanding, respectively, at effective interest rates of 5.5% and 6.2%, respectively. There were no borrowings outstanding under the Partnership's revolving credit facility on these dates. The recorded amount of outstanding commercial paper approximates fair value.

         The new revolving credit facility contains covenants which among other things, require the Partnership to meet certain financial ratios. The Partnership was in compliance with the covenants at December 31, 1998.

         Debt also includes notes issued to CHLP in the aggregate principal amounts of $10.8 million and $16.1 million at December 31, 1998 and 1997, respectively. The notes bear interest at 6% per annum and are payable ratably over the next two years. The recorded amounts of the notes approximate their fair value. At December 31, 1997, debt also includes promissory notes with aggregate outstanding principal amounts of $2.4 million issued to certain investment partnerships for which a subsidiary of the Partnership serves as general partner. The principal amounts of the promissory notes were reduced to zero in 1998 as the partners received final distributions from the investment partnerships.
68 Alliance Capital

10. Interest Rate Cap Agreement

During the second quarter of 1998, the Partnership entered into a three-year interest rate cap agreement with a major U.S. commercial bank effective on December 15, 1998. The sole purpose of this agreement is to reduce the Partnership's exposure to interest rate risk by effectively placing an interest rate ceiling or "cap" of 6% per annum on interest payable on up to $100 million of the debt outstanding under the Partnership's commercial paper program and revolving credit facility. The fair value of the interest rate cap was approximately $536,000 at December 31, 1998, while the carrying value of the unamortized premium was $897,000.

         The $100 million notional principal amount does not represent the Partnership's exposure to credit risk, but is the basis to determine the payment obligation of the counterparty. During the term of the interest rate cap, the Partnership will receive monthly payments from the counterparty based on the excess, if any, of the stated reference rate over 6% times the notional amount. Should the counterparty fail to perform its obligations under the agreement, the Partnership's borrowing costs on the first $100 million debt outstanding could exceed 6%. However, at this time, the Partnership does not have any reason to believe that the counterparty would fail to perform.

11. Commitments and Contingencies

The Partnership and its subsidiaries lease office space, furniture and office equipment under various operating leases. The future minimum payments under noncancelable leases, net of sublease commitments, at December 31, 1998 aggregated $462,901,000 and are payable as follows: $23,821,000, $28,150,000,
$27,157,000, $26,616,000 and $26,680,000 for the years 1999 through 2003, respectively, and a total of $330,477,000 for the remaining years through 2016. Office leases contain escalation clauses that provide for the pass through of increases in operating expenses and real estate taxes. Rent expense for the years ended December 31, 1998, 1997 and 1996 was $25,062,000, $21,262,000 and
$24,760,000, respectively.

         In connection with the Cursitor acquisition, the Partnership obtained an option to purchase the minority interest held by CHLP in Cursitor Alliance, and CHLP obtained an option to sell its minority interest to the Partnership for cash, Units, or a combination thereof with a value of not less than $10.0 million or more than $37.0 million ("Buyout Price"). The Buyout Price will be determined based on the amount of global asset allocation investment advisory revenues earned by Cursitor Alliance during a twelve-month period ending on the February 28th preceding the date either option is exercised. Due to the continuing decline in Cursitor Alliance revenues, management of the Partnership believes that the Buyout Price for the minority interest will be $10.0 million, which will be substantially higher than its fair value. Accordingly, the Partnership recorded a $10.0 million provision for the Buyout Price in the first quarter of 1998.

         On July 25, 1995, a Consolidated and Supplemental Class Action Complaint ("Original Complaint") was filed against Alliance North American Government Income Trust, Inc. (the "Fund"), the Partnership and certain other defendants affiliated with the Partnership alleging violations of federal securities laws, fraud and breach of fiduciary duty in connection with the Fund's investments in Mexican and Argentine securities. On September 26, 1996, the


                                                           1998 Annual Report 69

United States District Court for the Southern District of New York granted the defendants' motion to dismiss all counts of the Original Complaint. On October 29, 1997, the United States Court of Appeals for the Second Circuit affirmed that decision.

         On October 29, 1996, plaintiffs filed a motion for leave to file an amended complaint. The principal allegations of the proposed amended complaint are that (i) the Fund failed to hedge against currency risk despite representations that it would do so, (ii) the Fund did not properly disclose that it planned to invest in mortgage-backed derivative securities, and (iii) two advertisements used by the Fund misrepresented the risks of investing in the Fund. On October 15, 1998, the United States Court of Appeals for the Second Circuit issued an order granting plaintiffs' motion to file an amended complaint alleging that the Fund misrepresented its ability to hedge against currency risk and denying plaintiffs' motion to file an amended complaint alleging that the Fund did not properly disclose that it planned to invest in mortgaged-backed derivative securities and that certain advertisements used by the Fund misrepresented the risks of investing in the Fund.

         The Partnership believes that the allegations in the proposed amended complaint are without merit and intends to vigorously defend against this action. While the ultimate outcome of this matter cannot be determined at this time, management of the Partnership does not expect that it will have a material adverse effect on the Partnership's results of operations or financial condition.

12. Net Capital

Alliance Fund Distributors, Inc. ("AFD"), a wholly-owned subsidiary of the Partnership, serves as distributor and/or underwriter for certain Alliance mutual funds. AFD is registered as a broker-dealer under the Securities Exchange Act of 1934 and is subject to the minimum net capital requirements imposed by the Securities and Exchange Commission. AFD's net capital at December 31, 1998 was $15,660,000, which was $9,296,000 in excess of its required net capital of $6,364,000.

13. Employee Benefit Plans

The Partnership and its subsidiaries maintain a number of qualified and nonqualified employee benefit and incentive compensation plans. Except as indicated, the aggregate amount available for annual employee bonuses and contributions to the various employee benefit plans discussed below is based on a percentage of the consolidated operating profits of the Partnership and its subsidiaries.

         The Partnership maintains a qualified profit sharing plan covering substantially all U.S. and certain foreign employees. The amount of the annual contribution to the plan is determined by a committee of the Board of Directors of the General Partner. Contributions are limited to the maximum amount deductible for Federal income tax purposes, generally 15% of the total annual compensation of eligible participants. Aggregate contributions for 1998, 1997 and 1996 were $10,049,000, $8,744,000 and $8,310,000, respectively.

         The Partnership maintains a qualified noncontributory defined benefit retirement plan in the U.S. covering substantially all U.S. employees and certain foreign employees. Benefits are based on years of credited service, average


70 Alliance Capital
final base salary and primary Social Security benefits. The Partnership's funding policy is to contribute annually an amount not to exceed the maximum amount that can be deducted for Federal income tax purposes. Plan assets are comprised principally of corporate equity securities, U.S. Treasury securities and shares of Alliance mutual funds.

         The Plan's projected benefit obligation under the retirement plan at December 31, 1998 and 1997 was comprised of (in thousands):

                                                                                                          1998         1997
---------------------------------------------------------------------------------------------------------------------------
Benefit obligation at beginning of year                                                                $26,169      $19,332
Service cost                                                                                             2,769        2,143
Interest cost                                                                                            1,891        1,600
Actuarial gains/losses                                                                                   3,313        3,463
Benefits paid                                                                                             (661)        (369)
---------------------------------------------------------------------------------------------------------------------------
Benefit obligation at end of year                                                                      $33,481      $26,169
===========================================================================================================================

         The plan assets at fair value for the years ended December 31, 1998 and 1997 were comprised of (in thousands):

                                                                                                          1998         1997
---------------------------------------------------------------------------------------------------------------------------
Plan assets at fair value at beginning of year                                                         $24,300      $20,035
Actual return on plan assets                                                                             8,605        4,634
Benefits paid                                                                                             (661)        (369)
---------------------------------------------------------------------------------------------------------------------------
Plan assets at fair value at end of year                                                               $32,244      $24,300
===========================================================================================================================

         The following table presents the retirement plan's funded status and amounts recognized in the Partnership's consolidated statements of financial condition at December 31, 1998 and 1997 (in thousands):

                                                                                                          1998         1997
---------------------------------------------------------------------------------------------------------------------------
Funded status                                                                                          $(1,237)     $(1,869)
Unrecognized net gain from past experience different from that assumed and effects of
 changes in assumptions                                                                                 (5,139)      (2,254)
Prior service cost not yet recognized in net periodic pension cost                                      (1,421)      (1,535)
Unrecognized net plan assets at January 1, 1987 being recognized over 26.3 years                        (2,049)      (2,192)
---------------------------------------------------------------------------------------------------------------------------
Accrued pension expense included in accrued compensation and benefits                                  $(9,846)     $(7,850)
===========================================================================================================================

         Net expense under the retirement plan for the years ended December 31, 1998, 1997 and 1996 was comprised of (in thousands):

                                                                                             1998         1997         1996
---------------------------------------------------------------------------------------------------------------------------
Service cost                                                                              $ 2,769      $ 2,143      $ 2,317
Interest cost on projected benefit obligations                                              1,891        1,600        1,405
Expected return on plan assets                                                             (2,393)      (1,995)      (1,842)
Net amortization and deferral                                                                (271)        (272)        (256)
---------------------------------------------------------------------------------------------------------------------------
Net pension charge                                                                        $ 1,996      $ 1,476      $ 1,624
===========================================================================================================================

                                                           1998 Annual Report 71

         Actuarial computations at December 31, 1998, 1997 and 1996 were made utilizing the following assumptions:

                                                                                            1998         1997         1996
---------------------------------------------------------------------------------------------------------------------------
Discount rate on benefit obligations                                                        7.00%        7.50%        8.00%
Expected long-term rate of return on plan assets                                           10.00%       10.00%       10.00%
Annual salary increases                                                                     5.66%        5.50%        5.50%
===========================================================================================================================

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

         The Capital Accumulation Plan was frozen on December 31, 1987 and no additional awards have been made. The Board of Directors of the General Partner may terminate the Capital Accumulation Plan at any time without cause, in which case the Partnership's liability would be limited to benefits that have vested. Benefits due eligible executives under the contractual unfunded deferred compensation arrangements vested on or before December 31, 1987. Payment of vested benefits under both the Capital Accumulation Plan and the contractual unfunded deferred compensation arrangements will generally be made over a ten-year period commencing at retirement age. ACMC, Inc., a subsidiary of Equitable, is obligated to make capital contributions to the Partnership in amounts equal to benefits paid under the Capital Accumulation Plan and the contractual unfunded deferred compensation arrangements. Amounts included in employee compensation and benefits expense for the Capital Accumulation Plan and the contractual unfunded deferred compensation arrangements for the years ended December 31, 1998, 1997 and 1996 were $2,112,000, $1,980,000 and $3,282,000, respectively.

         During 1995, the Partnership established an unfunded deferred compensation plan known as the Alliance Partners Compensation Plan (the "Plan") under which certain awards may be granted to eligible executives. A committee comprised of certain executive officers of the General Partner administers the Plan and determines the aggregate amount and recipients of awards. Awards made in 1995 vest ratably over three years. Awards made after 1995 vest ratably over eight years. Until distributed, the awards are generally credited with earnings based on the Partnership's earnings growth rate. Payment of vested benefits will generally be made over a five-year period commencing at retirement although, under certain circumstances, full or partial lump sum payments may be made upon termination of employment. The Plan may be terminated at any time without cause, in which case the Partnership's liability would be limited to vested benefits. The Partnership made awards in 1998, 1997 and 1996 aggregating $25,825,000, $21,725,000 and $12,350,000, respectively. The amounts charged to expense for the Plan for the years ended December 31, 1998, 1997 and 1996 were $6,587,000, $9,822,000 and $2,816,000, respectively.



72 Alliance Capital

         During 1994, certain key employees of Shields Asset Management, Incorporated ("Shields") and its wholly-owned subsidiary, Regent Investor Services Incorporated ("Regent") entered into employment agreements with the Partnership and were issued 1,290,320 new Units with an aggregate fair market value of approximately $15,000,000, which is being amortized as employee compensation expense ratably over five years. Aggregate amortization of $3,000,000 was recorded for each of the years ended December 31, 1998, 1997 and 1996.

14. Employee Unit Award and Option Plans

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

         During 1993, the 1993 Unit Option Plan, the Unit Bonus Plan and the Century Club Plan (together the "1993 Plans") were established by the Partnership. Committees of the Board of Directors of the General Partner administer the 1993 Plans and determine the recipients of grants and awards. Under the 1993 Unit Option Plan, options to purchase Units may be granted to key employees for terms of up to ten years. Each option must have an exercise price of not less than the fair market value of the Units on the date of grant. Options are exercisable at a rate of 20% of the Units subject to options on each of the first five anniversary dates of the date of grant. Under the Unit Bonus Plan, Units may be awarded to key employees in lieu of all or a portion of the cash bonuses they would otherwise receive under the Partnership's incentive compensation program. Under the Century Club Plan, employees whose primary responsibilities are to assist in the distribution of Alliance mutual funds are eligible to receive an award of Units. The aggregate number of Units that can be the subject of options granted or that can be awarded under the 1993 Plans may not exceed 6,400,000 Units. As of December 31, 1998, 5,314,400 Units were subject to options granted and 292,754 Units were subject to awards made under the 1993 Plans.

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

         During 1998, 1997, and 1996, the Committees authorized the grant of options to employees of the Partnership to purchase 2,777,000, 2,125,000 and 1,450,000 of the Partnership's Units, respectively, under the Unit Option Plan, the 1993 Plans and the 1997 Plan. The per Unit weighted-average fair value of options granted during 1998, 1997 and 1996 was $3.86, $2.18 and $1.35, respectively, on the date of grant using the Black-Scholes option pricing model with


                                                           1998 Annual Report 73
the following weighted-average assumptions: risk-free interest rates of 4.4%, 5.7% and 5.8% for 1998, 1997 and 1996, respectively, expected dividend yield of 6.5% for 1998, 8.0% for 1997 and 1996, and a volatility factor of the expected market price of the Partnership's Units of 29% for 1998, 26% for 1997 and 23% for 1996.

         The Partnership applies APB 25 in accounting for its option plans and, accordingly, no compensation cost has been recognized for its Unit options in the consolidated financial statements. Had the Partnership determined compensation cost based on the fair value at the grant date for its Unit options under SFAS No. 123, the Partnership's net income and net income per Unit would have been reduced to the pro forma amounts indicated below (in thousands, except per Unit amounts):

                                                                                             1998         1997         1996
---------------------------------------------------------------------------------------------------------------------------
Pro forma net income                                                                     $289,831     $127,367     $191,895
Pro forma basic net income per Unit                                                         $1.69        $0.75        $1.14
Pro forma diluted net income per Unit                                                       $1.64        $0.73        $1.12
===========================================================================================================================

         Pro forma net income reflects options granted beginning January 1, 1995. Therefore, the full impact of calculating compensation cost for Unit options under SFAS 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options' vesting period of five years and compensation cost for options granted prior to January 1, 1995 is not considered.

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

         The following table summarizes the activity in options under the Unit Option Plan, 1993 Plans and the 1997 Plan:

                                                                                                                    WEIGHTED
                                                                                                                     AVERAGE
                                                                                                              EXERCISE PRICE
                                                                                                        UNITS       PER UNIT
----------------------------------------------------------------------------------------------------------------------------
Outstanding at January 1, 1996                                                                      9,656,200         $ 8.86
   Granted                                                                                          1,450,000         $12.56
   Exercised                                                                                         (794,600)        $ 6.82
   Forfeited                                                                                         (243,400)        $ 9.66
----------------------------------------------------------------------------------------------------------------------------
Outstanding at December 31, 1996                                                                   10,068,200         $ 9.54
   Granted                                                                                          2,125,000         $18.28
   Exercised                                                                                       (1,183,800)        $ 8.06
   Forfeited                                                                                         (371,800)        $10.64
----------------------------------------------------------------------------------------------------------------------------
Outstanding at December 31, 1997                                                                   10,637,600         $11.41
   Granted                                                                                          2,777,000         $26.28
   Exercised                                                                                         (938,972)        $ 8.91
   Forfeited                                                                                         (205,200)        $13.14
----------------------------------------------------------------------------------------------------------------------------
Outstanding at December 31, 1998                                                                   12,270,428         $14.94
============================================================================================================================
Exercisable at December 31, 1998                                                                    5,435,428
============================================================================================================================


74 Alliance Capital

         Exercise prices for options outstanding as of December 31, 1998 ranged from $3.03 to $26.31 per Unit. The weighted-average remaining contractual life of those options is 7.2 years.

         The following table summarizes information concerning currently outstanding and exercisable options:

                                                        OPTIONS OUTSTANDING                       OPTIONS EXERCISABLE
---------------------------------------------------------------------------------------------------------------------------
    RANGE OF                     NUMBER       WEIGHTED AVERAGE            WEIGHTED               NUMBER
    EXERCISE                OUTSTANDING              REMAINING             AVERAGE          EXERCISABLE    WEIGHTED AVERAGE
     PRICES              AS OF 12/31/98       CONTRACTUAL LIFE      EXERCISE PRICE       AS OF 12/31/98      EXERCISE PRICE
---------------------------------------------------------------------------------------------------------------------------
 $ 3.03 - $ 9.69              3,111,428                    4.5              $ 8.03            2,413,028              $ 7.57
   9.81 -  10.69              2,023,400                    5.3               10.05            1,587,800               10.07
  11.13 -  13.75              2,371,600                    7.5               11.92            1,047,600               11.77
  18.47 -  18.78              1,987,000                    9.0               18.48              387,000               18.48
  22.50 -  26.31              2,777,000                    9.9               26.28                   --                  --
---------------------------------------------------------------------------------------------------------------------------
 $ 3.03 - $26.31             12,270,428                    7.2              $14.94            5,435,428              $ 9.88
===========================================================================================================================

15. Income Taxes

The Partnership is a publicly traded partnership for federal income tax purposes and, accordingly, is not subject to federal and state corporate income taxes. However, the Partnership is subject to the New York City unincorporated business tax ("UBT") and, effective January 1, 1998, to a 3.5% federal tax on partnership gross income from the active conduct of a trade or business. Domestic corporate subsidiaries of the Partnership, which are subject to federal, state and local income taxes, file a consolidated federal income tax return and separate state and local income tax returns. Foreign corporate subsidiaries are generally subject to taxes in the foreign jurisdictions where they are located.

         The provision for income taxes, which are all currently payable, consists of (in thousands):

                                                                                                YEARS ENDED DECEMBER 31,
                                                                                             1998         1997         1996
---------------------------------------------------------------------------------------------------------------------------
Partnership unincorporated business taxes                                                 $16,047      $11,186      $ 8,182
Federal partnership gross income tax                                                       30,600           --           --
Corporate subsidiaries:
   Federal                                                                                  3,855        4,800        3,800
   State, local and foreign                                                                 5,294        2,820        2,262
---------------------------------------------------------------------------------------------------------------------------
                                                                                          $55,796      $18,806      $14,244
===========================================================================================================================

         The principal reasons for the difference between the Partnership's effective tax rate and the UBT statutory tax rate of 4% are as follows:

                                                                              YEARS ENDED DECEMBER 31,
                                                               1998                      1997                     1996
---------------------------------------------------------------------------------------------------------------------------
UBT statutory rate                                      $13,948        4.0%        $ 5,910        4.0%      $ 8,304     4.0%
Federal partnership gross income tax rate                30,600        8.8              --         --            --      --
Corporate subsidiaries' Federal, state, local
   and foreign income taxes                               8,878        2.5           7,206        4.9         6,062     2.9
Reduction in recorded value of intangible assets             --         --           4,705        3.2            --      --
Miscellaneous                                             2,370        0.7             985        0.6          (122)     --
---------------------------------------------------------------------------------------------------------------------------
                                                        $55,796       16.0%        $18,806       12.7%      $14,244     6.9%
===========================================================================================================================

                                                           1998 Annual Report 75

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

                                                                                                             DECEMBER 31,
                                                                                                          1998         1997
---------------------------------------------------------------------------------------------------------------------------
Deferred tax asset:
   Differences between book and tax treatment of deferred compensation plans                            $3,287       $2,614
   Differences between book and tax basis of intangible assets                                           1,847           --
   Other, primarily accruals deductible when paid                                                        2,056        1,480
---------------------------------------------------------------------------------------------------------------------------
                                                                                                         7,190        4,094
Deferred tax liability:
   Differences between book and tax basis of furniture, equipment and leasehold improvements               290          402
---------------------------------------------------------------------------------------------------------------------------
Net deferred tax asset                                                                                   6,900        3,692
Valuation allowance                                                                                      6,000        2,792
---------------------------------------------------------------------------------------------------------------------------
Deferred tax asset, net of valuation allowance                                                          $  900       $  900
===========================================================================================================================

         The net change in the valuation allowance for the year ended December 31, 1998 was $3,208,000. The valuation allowance primarily relates to uncertainties on the deductibility for UBT purposes of certain compensation related items and the amortization expense related to certain intangibles. The deferred tax asset is included in other assets.

16. Business Segment Information

The Partnership adopted Statement of Financial Accounting Standards No. 131 ("SFAS 131") "Disclosures about Segments of an Enterprise and Related Information" in these consolidated financial statements. SFAS 131 establishes standards for the way a public enterprise reports information about operating segments in its annual and interim financial statements. It also establishes standards for related enterprise-wide disclosures about products and services, geographic areas and major customers. Generally, financial information is required to be reported on a basis used by management to allocate resources and assess performance.

         Management of the Partnership has assessed the requirements of SFAS 131 and determined, because it utilizes a consolidated approach to assess performance and allocate resources, that the Partnership has only one operating segment. Enterprise-wide disclosures as of and for the years ended December 31, 1998, 1997 and 1996 were as follows:

Services

Total revenues derived from the Partnership's investment management services for the years ended December 31, were (in millions):

                                                                                             1998         1997         1996
---------------------------------------------------------------------------------------------------------------------------
Separately managed accounts                                                                 $ 373         $323         $281
Alliance mutual funds
   Mutual funds                                                                               674          432          328
   Variable products                                                                           93           68           45
   Cash management services                                                                   175          146          127
Other                                                                                           9            6            8
---------------------------------------------------------------------------------------------------------------------------
Total                                                                                      $1,324         $975         $789
===========================================================================================================================



76 Alliance Capital

Geographic Information

Total revenues, long-lived assets and assets under management related to the Partnership's domestic and foreign operations as of and for the years ended December 31, were (in millions):

                                                                                             1998         1997         1996
---------------------------------------------------------------------------------------------------------------------------
Total revenues:
   United States                                                                           $1,122         $884         $737
   International                                                                              202           91           52
---------------------------------------------------------------------------------------------------------------------------
                                                                                           $1,324         $975         $789
===========================================================================================================================
Long-lived assets:
   United States                                                                             $536         $400         $305
   International                                                                               38           29          161
---------------------------------------------------------------------------------------------------------------------------
                                                                                             $574         $429         $466
===========================================================================================================================
Assets under management:
   United States                                                                         $250,894     $197,292     $169,144
   International                                                                           35,765       21,362       13,648
---------------------------------------------------------------------------------------------------------------------------
                                                                                         $286,659     $218,654     $182,792
===========================================================================================================================

Major Customers

The Alliance mutual funds are distributed to individual investors through broker-dealers, insurance sales representatives, banks, registered investment advisers, financial planners and other financial intermediaries. EQ Financial Consultants, Inc. ("EQ Financial"), a wholly-owned subsidiary of Equitable that uses members of ELAS' insurance agency sales force as its registered representatives, has entered into a selected dealer agreement with AFD, and has been responsible for 5%, 7% and 13% of U.S. and offshore mutual fund sales in 1998, 1997, and 1996, respectively. Subsidiaries of Merrill Lynch & Co., Inc. ("Merrill Lynch") were responsible for approximately 26%, 24% and 20% of Alliance mutual fund sales in 1998, 1997, and 1996, respectively. Citigroup Inc. ("Citigroup"), parent company of Salomon Smith Barney (formerly Smith Barney Inc.), was responsible for approximately 6% of Alliance mutual fund sales in 1998, 7% in 1997 and 9% in 1996. EQ Financial, Merrill Lynch and Citigroup are under no obligation to sell a specific amount of fund shares and each also sells shares of mutual funds that it sponsors and which are sponsored by unaffiliated organizations.

         AXA and the general and separate accounts of Equitable and its insurance company subsidiary (including the investments by the separate accounts of Equitable in The Hudson River Trust) accounted for approximately 22%, 26% and 27% of the Partnership's total assets under management at December 31, 1998, 1997 and 1996, respectively, and approximately 11%, 14% and 13% of the Partnership's total revenues for the years ended December 31, 1998, 1997 and 1996, respectively. No single institutional client, other than Equitable and its insurance company subsidiary, accounted for more than 1% of the Partnership's total revenues for the years ended December 31, 1998, 1997 and 1996, respectively.



                                                           1998 Annual Report 77

17. Related Party Transactions

The Partnership and its consolidated subsidiaries provide investment management, distribution, and shareholder and administrative services to the Alliance mutual funds. Substantially all of these services are provided under contracts that set forth the services to be provided and the fees to be charged. The contracts are subject to annual review and approval by each of the Alliance mutual funds' boards of directors or trustees and, in certain circumstances, by the Alliance mutual funds' shareholders.

         Revenues for services provided to the Alliance mutual funds are as follows (in thousands):

                                                                                                YEARS ENDED DECEMBER 31,
                                                                                             1998         1997         1996
---------------------------------------------------------------------------------------------------------------------------
Investment advisory and services fees                                                    $588,396     $384,759     $291,601
Distribution revenues                                                                     301,846      216,851      169,071
Shareholder servicing fees                                                                 43,475       36,327       31,272
Other revenues                                                                              8,572        8,579        8,194
===========================================================================================================================

         The Partnership provides investment management and administration services to Equitable and certain of its subsidiaries other than the Partnership ("Equitable Subsidiaries") and certain of their affiliates. In addition, certain Equitable Subsidiaries distribute Alliance mutual funds, for which they receive commissions and distribution payments. Sales of Alliance mutual funds through the Equitable Subsidiaries, excluding cash management products, aggregated $859,266,000, $594,116,000 and $697,144,000 for the years ended December 31,
1998, 1997 and 1996, respectively. The Partnership and its employees are covered by various insurance policies maintained by Equitable Subsidiaries. In addition, the Partnership pays fees for other services provided by Equitable Subsidiaries.

         Aggregate amounts included in the consolidated financial statements for transactions with AXA and the Equitable Subsidiaries and certain of their affiliates are as follows (in thousands):

                                                                                                 YEARS ENDED DECEMBER 31,
                                                                                             1998         1997         1996
---------------------------------------------------------------------------------------------------------------------------
Revenues:
Investment advisory and services fees                                                     $58,051      $52,930      $44,901
Other revenues                                                                              7,931        7,739        7,548
---------------------------------------------------------------------------------------------------------------------------
Expenses:
Distribution payments to financial intermediaries                                          82,444       56,118       30,533
General and administrative                                                                  4,476        5,819        5,865
===========================================================================================================================

18. Supplemental Cash Flow Information

Cash payments for interest and income taxes were as follows (in thousands):

                                                                                                YEARS ENDED DECEMBER 31,
                                                                                             1998         1997         1996
---------------------------------------------------------------------------------------------------------------------------
Interest                                                                                  $ 4,043      $ 1,803      $   506
Income taxes                                                                               15,460       15,724       14,797
===========================================================================================================================


78 Alliance Capital

19. Accounting Pronouncement

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, ("SFAS 133") "Accounting for Derivative Instruments and Hedging Activities." Under this Statement, an entity is required to recognize derivative instruments as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. In addition, any entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. This Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Management of the Partnership intends to adopt this Statement on January 1, 2000 and does not believe that the adoption of the Statement will have a material effect on its results of operations, liquidity, or capital resources.

20. Cash Distribution

On February 1, 1999, the General Partner declared a distribution of $73,997,000 or $0.43 per Unit representing the Available Cash Flow (as defined in the Partnership Agreement) of the Partnership for the three months ended December 31, 1998. The distribution is payable on February 23, 1999 to holders of record on February 16, 1999.

21. Quarterly Financial Data (unaudited)

(In thousands, except per Unit data)

                                                                                         QUARTERS ENDED 1998
---------------------------------------------------------------------------------------------------------------------------
                                                                            DECEMBER    SEPTEMBER         JUNE        MARCH
                                                                                  31           30           30           31
---------------------------------------------------------------------------------------------------------------------------
Revenues                                                                    $349,056     $326,863     $332,120     $316,017
Net income                                                                    77,843       70,248       75,841       68,984
Basic net income per Unit(1)                                                     .45          .41          .44          .40
Diluted net income per Unit                                                      .44          .40          .43          .39
Cash distributions per Unit(2)                                                   .43          .39          .42          .38
Unit prices(3):
   High                                                                       27-1/2           28           29       27-7/8
   Low                                                                        19-3/4       19-5/8       23-7/8     18-13/16
===========================================================================================================================

                                                                                         QUARTERS ENDED 1997
---------------------------------------------------------------------------------------------------------------------------
                                                                            DECEMBER    SEPTEMBER         JUNE        MARCH
                                                                                  31           30           30           31
---------------------------------------------------------------------------------------------------------------------------
Revenues                                                                    $279,901     $250,848     $225,336     $219,251
Net income (loss)                                                             73,520       66,209      (64,122)      53,349
Basic net income (loss) per Unit(1)                                              .43          .39         (.38)         .31
Diluted net income (loss) per Unit(1)                                            .42          .38         (.38)         .31
Cash distributions per Unit(2)                                                   .41          .37          .32          .30
Unit prices(3):
   High                                                                     19-15/16     18-13/16     14-15/16       15-1/8
   Low                                                                      15-23/32       14-1/2           12           12
===========================================================================================================================

(1) Due to changes in the number of weighted average shares outstanding, quarterly net income per Unit does not add to the totals for the year.
(2) Declared and paid during the following quarter.
(3) High and low sales prices as reported by the New York Stock Exchange.



                                                           1998 Annual Report 79

Independent Auditors' Report




The General Partner and Unitholders
Alliance Capital Management L.P.

         We have audited the accompanying consolidated statements of financial condition of Alliance Capital Management L.P. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in partners' capital and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the management of Alliance Capital Management Corporation, General Partner. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Alliance Capital Management L.P. and subsidiaries as of December 31, 1998 and 1997 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.


/s/ KPMG LLP

New York, New York
February 1, 1999




80 Alliance Capital