Form 10-K, Exhibit 13
period 1999-12-31
ALLIANCE CAPITAL MANAGEMENT HOLDING LP
filed 2000-03-28
CIK 825313

Selected Consolidated Financial Data
(In thousands, unless otherwise indicated)

                                                                                    Alliance Capital Management Holding L.P.(1)
                                                                                             Years Ended December 31,

                                                                           1999        1998        1997       1996        1995
Income statement data:
Revenues:
     Equity in earnings of Operating Partnership                         $ 52,665         $ --        $ --        $ --       $ --
     Investment advisory and services fees:
        Alliance mutual funds                                             658,609      588,396     384,759     291,601    232,730
        Separately managed accounts:
         Affiliated clients                                                43,308       58,051      52,930      44,901     43,978
         Third-party clients                                              305,586      306,545     261,290     227,530    179,872
     Distribution revenues                                                354,161      301,846     216,851     169,071    130,543
     Shareholder servicing fees                                            50,696       43,475      36,327      31,272     26,575
     Other revenues                                                        26,130       25,743      23,179      24,142     25,557
                                                                        1,491,155    1,324,056     975,336     788,517    639,255
Expenses:
     Employee compensation and benefits                                   370,795      340,923     264,251     214,880    172,301
     Promotion and servicing:
        Distribution plan payments to financial intermediaries:
         Affiliated                                                        87,431       82,444      56,118      30,533     23,710
         Third-party                                                      187,489      178,643     121,791     115,112     86,743
        Amortization of deferred sales commissions                        132,713      108,853      73,841      53,144     50,501
        Other                                                              94,934       90,400      60,416      48,868     40,161
     General and administrative                                           151,369      162,323     120,283     100,854     88,889
     Interest                                                              16,729        7,586       2,968       1,923      1,192
     Amortization of intangible assets                                      3,211        4,172       7,006      15,613      8,747
     Reduction in recorded value of intangible assets                          --           --     120,900          --         --
                                                                        1,044,671      975,344     827,574     580,927    472,244
Income before income taxes                                                446,484      348,712     147,762     207,590    167,011
Income taxes                                                               63,642       55,796      18,806      14,244     11,624
Net income                                                              $ 382,842    $ 292,916    $128,956    $193,346   $155,387
Net income per Alliance Holding Unit:(2)
     Basic net income per Alliance Holding Unit(3)                          $2.61        $1.71       $0.76       $1.15      $0.95
     Diluted net income per Alliance Holding Unit(3)                        $2.53        $1.66       $0.74       $1.13      $0.94
Excluding impact of performance fees:
     Net Income                                                        $  344,569  $   270,366    $109,572    $182,490   $145,677
     Diluted net income per Alliance Holding Unit(3)                        $2.20        $1.53       $0.63       $1.07      $0.88
Before reduction in value of intangible assets:
     Net income                                                         $ 382,842    $ 292,916    $249,856    $193,346   $155,387
     Diluted net income per Alliance Holding Unit(3)                        $2.53        $1.66       $1.44      $ 1.13      $0.94
Cash distributions per Alliance Holding Unit(2)(4)                          $2.49        $1.62       $1.40      $1.095      $0.91
Balance sheet data at period end:
     Total assets                                                       $ 272,060   $1,132,592    $784,460    $725,897   $575,058
     Debt and long-term obligations(5)                                  $      --   $  238,089    $130,429    $ 52,629   $ 30,839
     Partners' capital                                                  $ 265,608   $  430,273    $398,051    $476,020   $406,709
Assets under management at period end (in millions)(6)                  $      --   $  286,659    $218,654    $182,792   $146,521

(1) As discussed in Notes 1 and 2 to the consolidated financial statements, the financial information above reflects the consolidated operations of Alliance Capital Management Holding L.P. prior to the Reorganization effective October 29, 1999 and the use of the equity method of reporting thereafter.
(2)Alliance Holding Unit and per Alliance Holding Unit amounts for all periods prior to the two-for-one Alliance Holding Unit split in 1998 have been restated.
(3) Earnings per Alliance Holding Unit amounts prior to 1997 have been restated as required to comply with Statement of Financial Accounting Standards No.128, Earnings per Share.
(4)Alliance Holding is required to distribute all of its Available Cash Flow, as defined in the Alliance Holding Partnership Agreement, to its Partners and Alliance Holding Unitholders. (5)Includes accrued expenses under employee benefit plans due after one year and debt.
(6)Assets under management exclude certain non-discretionary advisory relationships and include 100% of the assets managed by unconsolidated affiliates.

Management's Discussion and Analysis of
Financial Condition and Results of Operations

Reorganization
Effective October 29, 1999, Alliance Capital Management Holding L.P., formerly known as Alliance Capital Management L.P. ("Alliance Holding"), reorganized by transferring its business to Alliance Capital Management L.P., a newly formed private partnership ("Alliance Capital" or the "Operating Partnership"), in exchange for all of the Units of Alliance Capital (the "Reorganization"). The Operating Partnership recorded the transferred assets and assumption of liabilities at the amounts reflected in Alliance Holding's books and records on the date of transfer. Since the Reorganization, the Operating Partnership has conducted the diversified investment management services business formerly conducted by Alliance Holding, and Alliance Holding's business has consisted of holding Alliance Capital Units and engaging in related activities. Alliance Capital Management Corporation ("ACMC"), an indirect wholly-owned subsidiary of AXA Financial, Inc. ("AXA Financial"), is the general partner of both Alliance Holding and the Operating Partnership. Alliance Holding is a registered investment adviser under the Investment Advisers Act of 1940. Alliance Holding Units are publicly traded on the New York Stock Exchange while Alliance Capital Units do not trade publicly and are subject to significant restrictions on transfer.

As part of the Reorganization, Alliance Holding offered each Alliance Holding Unitholder the opportunity to exchange Alliance Holding Units for Alliance Capital Units on a one-for-one basis. In the exchange offer, approximately 99.6 million Alliance Holding Units were exchanged for Alliance Capital Units. This number includes the approximately 95.1 million Alliance Holding Units exchanged by affiliates of AXA Financial. At December 31, 1999, Alliance Holding owned approximately 72.3 million, or 42%, of the issued and outstanding Alliance Capital Units. ACMC owns 100,000 general partnership Units in Alliance Holding and a 1% general partnership interest in the Operating Partnership. At December 31, 1999, AXA Financial was the beneficial owner of approximately 2% of Alliance Holding's outstanding Units and approximately 55% of the Operating Partnership's outstanding Units which, including the general partnership interests, equates to an economic interest of approximately 57% in the Operating Partnership.

The Operating Partnership provides diversified investment management and related services to a broad range of clients including unaffiliated separately managed accounts, The Equitable Life Assurance Society of the United States ("ELAS"), a wholly-owned subsidiary of AXA Financial, and its insurance company subsidiary and, through mutual funds and various other investment vehicles, to individual investors. Separately managed accounts consist primarily of the active management of equity and fixed income portfolios for institutional investors. Separately managed accounts include corporate and public employee pension funds, the general and separate accounts of ELAS and its insurance company subsidiary, endowment funds, and the assets of other domestic and foreign institutions. The Operating Partnership provides investment management, distribution, and shareholder and administrative services to its sponsored mutual funds and cash management products, including money market funds and deposit accounts ("Alliance mutual funds").

The Alliance Holding consolidated financial statements and notes should be read in conjunction with the consolidated financial statements and notes of the Operating Partnership included in this report.

Basis of Presentation - Pro Forma Results
The pro forma financial information of Alliance Holding for all periods presented assumes the Reorganization occurred on January 1, 1997, and reflects Alliance Holding as a publicly traded partnership subject to the 3.5% federal tax on its partnership gross income from the active conduct of a trade or business. Subsequent to the Reorganization, Alliance Holding's principal sources of income and cash flow are attributable to its ownership of 42% of the issued and outstanding Units of the Operating Partnership. The pro forma financial information does not necessarily reflect the results of operations that would have been obtained had the Reorganization occurred on January 1, 1997, nor is the pro forma financial information necessarily indicative of the results of operations that may be achieved for any future period.

Pro Forma Results of Operations
(Dollars and Alliance Holding Units in millions,
except per Alliance Holding Unit amounts)                   1999     1998         % Change      1998        1997       % Change

Equity in earnings of Operating Partnership                $ 204.3   $ 132.4      54.3%         $ 132.4   $  52.4     152.7%
Income taxes                                               $  18.2   $  12.5      45.6          $  12.5   $  --       100.0
Net income                                                 $ 186.1   $ 119.9      55.2          $ 119.9   $  52.4     128.8
Net income per Alliance Holding Unit(1):
   Basic                                                   $  2.61   $  1.71      52.6          $  1.71   $  0.76     125.0
   Diluted                                                 $  2.53   $  1.66      52.4          $  1.66   $  0.74     124.3
Net income excluding impact of performance fees            $ 161.7   $ 110.8      45.9          $ 110.8   $  44.3     150.0
Net income per Alliance Holding Unit
   excluding impact of performance fees - Diluted(1)       $  2.20   $  1.53      43.8          $  1.53   $  0.63     142.9
Net income before reduction in value of
   intangible assets                                       $ 186.1   $ 119.9      55.2          $ 119.9   $ 105.0      14.2
Net income per Alliance Holding Unit before reduction in
   value of intangible assets - Diluted(1)                 $  2.53   $  1.66      52.4          $  1.66   $  1.44      15.3
Weighted average number of Alliance Holding Units
   outstanding(1):
   Basic                                                      71.4      70.3       1.6             70.3      69.2       1.6
   Diluted                                                    76.3      75.1       1.6%            75.1      73.7       1.9%

(1) Alliance Holding Unit and per Alliance Holding Unit amounts for all periods prior to the two-for-one Alliance Holding Unit split in 1998 have been restated.

Pro forma net income of Alliance Holding of $186.1 million or $2.53 diluted net income per Alliance Holding Unit for 1999 increased $66.2 million or $0.87 diluted net income per Alliance Holding Unit from pro forma net income of $119.9 million or $1.66 diluted net income per Alliance Holding Unit for 1998. The increase reflects higher equity in earnings of the Operating Partnership, partially offset by a corresponding increase in income taxes primarily related to the 3.5% federal tax on partnership gross income from the active conduct of a trade or business.

Pro forma net income of Alliance Holding of $119.9 million or $1.66 diluted net income per Alliance Holding Unit for 1998 increased $67.5 million or $0.92 diluted net income per Alliance Holding Unit from pro forma net income of $52.4 million or $0.74 diluted net income per Alliance Holding Unit for 1997. The increase reflects higher equity in earnings of the Operating Partnership, partially offset by the 3.5% federal tax on partnership gross income from the active conduct of a trade or business that became effective on January 1, 1998.


Basis of Presentation - Combined Results
Alliance Holding's investment in the Operating Partnership, which is accounted for under the equity method of accounting, will be increased by its pro rata share of the Operating Partnership's income and will be decreased by its pro rata share of the Operating Partnership's losses or distributions made by the Operating Partnership. A discussion of the results of Alliance Holding for the year ended December 31, 1999 compared to the year ended December 31, 1998 is not considered meaningful due to the Reorganization (equity method of accounting as compared to consolidated operating results) and therefore has not been included.

Capital Resources and Liquidity
Alliance Holding's partners' capital was $265.6 million at December 31, 1999, a decrease of $164.7 million or 38.3% from $430.3 million at December 31, 1998. The decrease principally reflects net income of $382.8 million less cash distributions to Alliance Holding Unitholders of $260.7 million and a reduction of $303.4 million recorded in connection with the Reorganization. The decrease recorded in connection with the Reorganization reflects the transfer, at book value, of $518.8 million in Alliance Holding's partners' capital to the Operating Partnership in exchange for Alliance Holding's receipt of all Alliance Capital Units and the exchange by Alliance Holding Unitholders of approximately 58% of the outstanding Alliance Holding Units for Alliance Capital Units, which resulted in an initial investment of $215.4 million. Alliance Holding's partners' capital was $430.3 million at December 31, 1998, an increase of $32.2 million or 8.1% from $398.1 million at December 31, 1997.

At December 31, 1999, Alliance Holding owned approximately 72.3 million Alliance Capital Units, or approximately 42% of the issued and outstanding Alliance Capital Units. Subsequent to the Reorganization, Alliance Holding's principal sources of income and cash flow are attributable to this ownership interest. Alliance Holding is required to distribute all of its Available Cash Flow, as defined in the Alliance Holding Partnership Agreement, to its Partners and Alliance Holding Unitholders. To the extent there are temporary cash shortfalls due to the timing of tax payments and the receipt of quarterly distributions, short-term loans will be extended to Alliance Holding by the Operating Partnership.

Prior to the Reorganization, cash flow from operations and proceeds from borrowings had been Alliance Holding's principal sources of working capital and its cash and cash equivalents had increased by $0.1 million for the ten months ended October 29, 1999. Cash inflows included $258.9 million provided by operating activities, $12.0 million in proceeds from net sales of investments, proceeds from borrowings net of debt repayments of $27.7 million and $14.1 million of proceeds from option exercises. Cash outflows included $260.7 million in distributions to Alliance Holding Unitholders and $50.5 million in capital expenditures. Alliance Holding transferred $75.3 million of cash and cash equivalents to the Operating Partnership as part of the Reorganization.

Management believes that cash flow from its ownership of Units of the Operating Partnership, together with the short-term loans discussed above, will provide Alliance Holding with the financial resources to meet its capital requirements.

Cash Distributions
Subsequent to the Reorganization, Alliance Holding's principal sources of income and cash flow are attributable to its ownership of 42% of the issued and outstanding Alliance Capital Units. Alliance Holding is required to distribute all of its Available Cash Flow, as defined in the Alliance Holding Partnership Agreement, to its Partners and Alliance Holding Unitholders. Alliance Holding's Available Cash Flow and distributions per Alliance Holding Unit for the years ended December 31, 1999, 1998 and 1997 were as follows:

Available Cash Flow
                                               1999        1998         1997
Available Cash Flow (in thousands)        $ 345,061   $   278,363   $   238,571
Distributions per Alliance Holding Unit   $    2.49   $      1.62   $      1.40

Year 2000
In connection with the Reorganization, the Operating Partnership assumed all of Alliance Holding's obligations with respect to the Year 2000 initiative.

The Operating Partnership's systems and facilities have passed into the new millennium successfully, and are continuing to operate without disruption in 2000. The Operating Partnership incurred approximately $43 million of costs related to the Year 2000 initiative.

Commitments and Contingencies
On July 25, 1995, a Consolidated and Supplemental Class Action Complaint (the "Original Complaint") was filed against Alliance North American Government Income Trust, Inc. (the "Fund"), Alliance Holding and certain other defendants affiliated with Alliance Holding alleging violations of federal securities laws, fraud and breach of fiduciary duty in connection with the Fund's investments in Mexican and Argentine securities. On September 26, 1996, the United States District Court for the Southern District of New York granted the defendants' motion to dismiss all counts of the Original Complaint. On October 29, 1997, the United States Court of Appeals for the Second Circuit affirmed that decision.

On October 29, 1996, plaintiffs filed a motion for leave to file an amended complaint. The principal allegations of the proposed amended complaint are that
(i) the Fund failed to hedge against currency risk despite representations that it would do so, (ii) the Fund did not properly disclose that it planned to invest in mortgage-backed derivative securities, and (iii) two advertisements used by the Fund misrepresented the risks of investing in the Fund. On October 15, 1998, the United States Court of Appeals for the Second Circuit issued an order granting plaintiffs' motion to file an amended complaint alleging that the Fund misrepresented its ability to hedge against currency risk and denying plaintiffs' motion to file an amended complaint alleging that the Fund did not properly disclose that it planned to invest in mortgage-backed derivative securities and that certain advertisements used by the Fund misrepresented the risks of investing in the Fund.

On December 1, 1999, the United States District Court for the Southern District of New York granted the defendants' motion for summary judgment on all claims against all defendants. On December 14 and 15, 1999, the plaintiffs filed motions for reconsideration of the Court's ruling. These motions are currently pending with the Court.

The Operating Partnership assumed all of Alliance Holding's liabilities in respect of this litigation in connection with the Reorganization. The Operating Partnership and Alliance Holding believe that the allegations in the proposed amended complaint are without merit and intend to vigorously defend against these claims. While the ultimate outcome of this matter cannot be determined at this time, management does not expect that it will have a material adverse effect on the Operating Partnership's results of operations or financial condition.

Changes in Accounting Principles
In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities". Under this Statement, an entity is required to recognize derivative instruments as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. In addition, any entity that elects to apply hedge accounting is required to establish, at the inception of the hedge, the method it will use for assessing effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. In June 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 137 ("SFAS 137"), which deferred the effective date of SFAS 133 to all fiscal quarters of all fiscal years beginning after June 15, 2000. Management does not believe that the adoption of the Statement will have a material effect on Alliance Holding's results of operations, liquidity, or capital resources.

On January 1, 1998, Alliance Holding adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income", which establishes the disclosure requirements for reporting comprehensive income in an entity's financial statements. Total comprehensive income is reported in the Consolidated Statements of Changes in Partners' Capital and Comprehensive Income and includes net income, unrealized gains and losses on investments classified as available-for-sale, and foreign currency translation adjustments. The accumulated balance of comprehensive income items is displayed separately in the partners' capital section of the Consolidated Statements of Financial Condition.

Alliance Holding adopted Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information", in its 1998 consolidated financial statements. SFAS 131 establishes standards for the way a public enterprise reports information about operating segments in its annual and interim financial statements. It also establishes standards for related enterprise-wide disclosures about products and services, geographic areas and major customers. Generally, financial information is required to be reported on a basis used by management to allocate resources and assess performance. Management has assessed the requirements of SFAS 131 and determined that, because Alliance Holding utilizes a consolidated approach to assess performance and allocate resources, it has only one operating segment.

In March 1998, the AICPA issued Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". Alliance Holding adopted the provisions of SOP 98-1 effective January 1, 1998. SOP 98-1 requires capitalization of external and certain internal costs incurred to obtain or develop internal-use computer software during the application development stage. Capitalized internal-use software is amortized on a straight-line basis over the lesser of the estimated useful life of the software or six years. The adoption of SOP 98-1 did not have a material impact on Alliance Holding's consolidated financial statements.

Market Risk, Risk Management and Derivative Financial Instruments
Alliance Holding's investment consists solely of Alliance Capital Units and it was not a party to any derivative financial instruments during the period from November 1 to December 31, 1999.

Forward-looking Statements
Certain statements provided by Alliance Holding and Alliance Capital in this report are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of such factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately managed accounts, general economic conditions, future acquisitions, competitive conditions and government regulations, including changes in tax rates. Alliance Holding and Alliance Capital caution readers to carefully consider such factors. Further, such forward-looking statements speak only as of the date on which such statements are made; Alliance Holding and Alliance Capital undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.


Consolidated Statements of Financial Condition
(In thousands)

                                                                                                                  December 31,
                                                                                                               1999           1998
Assets
     Cash and cash equivalents                                                                             $       --     $   75,186
     Receivable from brokers and dealers for sale of shares
        of Alliance mutual funds                                                                                   --        159,095
     Fees receivable:
        Alliance mutual funds                                                                                     662         80,167
        Separately managed accounts:
         Affiliated clients                                                                                        --          6,682
         Third-party clients                                                                                    1,221         86,166
     Investments, available-for-sale                                                                               --         94,743
     Investment in Operating Partnership                                                                      270,177             --
     Furniture, equipment and leasehold improvements, net                                                          --         96,401
     Intangible assets, net                                                                                        --        102,001
     Deferred sales commissions, net                                                                               --        375,293
     Other investments                                                                                             --         25,125
     Other assets                                                                                                  --         31,733
Total assets                                                                                               $  272,060     $1,132,592
Liabilities and Partners' Capital
Liabilities:
     Payable to Alliance mutual funds for share purchases                                                  $       --     $  199,316
     Accounts payable and accrued expenses                                                                      5,843        202,980
     Accrued compensation and benefits                                                                            609        106,929
     Debt                                                                                                          --        190,210
     Minority interests in consolidated subsidiaries                                                               --          2,884
Total liabilities                                                                                               6,452        702,319
Commitments and contingencies
Partners' capital:
     General Partner; 100,000 Alliance Holding Units issued and outstanding for 1999                              366          4,617
     Limited partners; 72,159,583 and 170,365,963 Alliance Holding Units issued and outstanding               265,242        457,010
                                                                                                              265,608        461,627
     Less: Capital contributions receivable from General Partner                                                   --         30,519
          Deferred compensation expense                                                                            --            500
          Accumulated other comprehensive income                                                                   --            335
Total partners' capital                                                                                       265,608        430,273
Total liabilities and partners' capital                                                                    $  272,060     $1,132,592

* As discussed in Notes 1 and 2, the financial information above reflects the consolidated operations of Alliance Capital Management Holding L.P. prior to the Reorganization effective October 29, 1999 and the use of the equity method of reporting thereafter.

See accompanying Notes to Consolidated Financial Statements.


Consolidated Statements of Income
(In thousands, except per Unit amounts)

                                                                                               For the Years Ended December 31,
                                                                                            1999           1998        1997
Revenues:
     Equity in earnings of Operating Partnership                                      $   52,665        $       --        $       --
     Investment advisory and services fees:
        Alliance mutual funds                                                            658,609           588,396           384,759
        Separately managed accounts:
         Affiliated clients                                                               43,308            58,051            52,930
         Third-party clients                                                             305,586           306,545           261,290
     Distribution revenues                                                               354,161           301,846           216,851
     Shareholder servicing fees                                                           50,696            43,475            36,327
     Other revenues                                                                       26,130            25,743            23,179
                                                                                       1,491,155         1,324,056           975,336
Expenses:
     Employee compensation and benefits                                                  370,795           340,923           264,251
     Promotion and servicing:
        Distribution plan payments to financial intermediaries:
         Affiliated                                                                       87,431            82,444            56,118
         Third-party                                                                     187,489           178,643           121,791
        Amortization of deferred sales commissions                                       132,713           108,853            73,841
        Other                                                                             94,934            90,400            60,416
     General and administrative                                                          151,369           162,323           120,283
     Interest                                                                             16,729             7,586             2,968
     Amortization of intangible assets                                                     3,211             4,172             7,006
     Reduction in recorded value of intangible assets                                         --                --           120,900
                                                                                       1,044,671           975,344           827,574
Income before income taxes                                                               446,484           348,712           147,762
Income taxes                                                                              63,642            55,796            18,806
Net income                                                                            $  382,842        $  292,916        $  128,956
Net income per Alliance Holding Unit:
     Basic                                                                            $     2.61        $     1.71        $     0.76
     Diluted                                                                          $     2.53        $     1.66        $     0.74

* As discussed in Notes 1 and 2, the financial information above reflects the consolidated operations of Alliance Capital Management Holding L.P. prior to the Reorganization effective October 29, 1999 and the use of the equity method of reporting thereafter.

See accompanying Notes to Consolidated Financial Statements.

                                       ALLINACE CAPITAL MANAGEMENT HOLDING L.P.*


Consolidated Statements of Changes in
Partners' Capital and Comprehensive Income

(In thousands)

                                                             For the Years Ended December 31,
                                                                                                             Accumulated
                                                        General       Limited       Capital     Deferred         Other      Total
                                                        Partner's     Partners'  Contributions Compensation Comprehensive  Partners'
                                                        Capital       Capital      Receivable   Expense         Income      Capital
Balance at December 31, 1996                             $   5,108    $ 505,711    $ (27,904)   $  (6,500)   $    (395)   $ 476,020
     Comprehensive Income:
        Net income                                           1,290      127,666           --           --           --      128,956
        Other comprehensive income:
         Unrealized gain on investments, net                    --           --           --           --          458          458
         Foreign currency translation adjustment, net           --           --           --           --       (2,069)      (2,069)
     Comprehensive Income                                    1,290      127,666           --           --       (1,611)     127,345
        Cash distributions to partners ($1.285 per Unit)    (2,186)    (216,418)          --           --           --     (218,604)
        Amortization of deferred compensation expense           --           --           --        3,000           --        3,000
        Capital contributions from General Partner              --           --          761           --           --          761
        Compensation plan accrual                               20        1,960       (1,980)          --           --           --
        Proceeds from options for Alliance Holding Units
         exercised                                              95        9,434           --           --           --        9,529
Balance at December 31, 1997                                 4,327      428,353      (29,123)      (3,500)      (2,006)     398,051
     Comprehensive Income:
        Net income                                           2,929      289,987           --           --           --      292,916
        Other comprehensive income:
         Unrealized gain on investments, net                    --           --           --           --          837          837
         Foreign currency translation adjustment, net           --           --           --           --          834          834
     Comprehensive Income                                    2,929      289,987           --           --        1,671      294,587
        Cash distributions to partners ($1.60 per Unit)     (2,744)    (271,700)          --           --           --     (274,444)
        Amortization of deferred compensation expense           --           --           --        3,000           --        3,000
        Capital contributions from General Partner              --           --          716           --           --          716
        Compensation plan accrual                               21        2,091       (2,112)          --           --           --
        Proceeds from options for Alliance Holding Units
         exercised                                              84        8,279           --           --           --        8,363
Balance at December 31, 1998                                 4,617      457,010      (30,519)        (500)        (335)     430,273
     Comprehensive Income:
        Net income                                           3,347      331,399           --           --           --      334,746
        Other comprehensive income:
         Unrealized gain on investments, net                    --           --           --           --          370          370
         Foreign currency translation adjustment, net           --           --           --           --        1,035        1,035
     Comprehensive Income                                    3,347      331,399           --           --        1,405      336,151
        Cash distributions to partners ($2.07 per Unit)     (2,608)    (258,137)          --           --           --     (260,745)
        Amortization of deferred compensation expense           --           --           --          500           --          500
        Capital contributions from General Partner              --           --          686           --           --          686
        Compensation plan accrual                               18        1,752       (1,770)          --           --           --
        Proceeds from options for Alliance Holding Units
         exercised                                             120       11,853           --           --           --       11,973
                                                             5,494      543,877      (31,603)          --        1,070      518,838
        October 29, 1999 Reorganization                     (5,194)    (328,743)      31,603           --       (1,070)    (303,404)
Balance after October 29, 1999 Reorganization                  300      215,134           --           --           --      215,434
     Net income                                                 66       48,030           --           --           --       48,096
     Proceeds from options for Alliance Holding Units
         exercised                                              --        2,078           --           --           --        2,078
Balance at December 31, 1999                             $     366    $ 265,242    $      --    $      --    $      --    $ 265,608


* -As discussed in Notes 1 and 2, the financial information above reflects the consolidated operations of Alliance Capital Management Holding L.P. prior to the Reorganization effective October 29, 1999 and the use of the equity method of reporting thereafter.

See accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Cash Flows
(In thousands)

                                                                                                For the Years Ended December 31,
                                                                                               1999           1998        1997
Cash flows from operating activities:
     Net income                                                                            $   382,842    $   292,916   $   128,956
     Adjustments to reconcile net income to net cash provided from operating activities:
        Equity in earnings of Operating Partnership                                            (52,665)            --            --
        Amortization and depreciation                                                          152,635        129,374        92,773
        Reduction in recorded value of intangible assets                                            --             --       120,900
        Other, net                                                                              18,120         12,873         6,570
        Changes in assets and liabilities:
         (Increase) in receivable from brokers and
         dealers for sale of shares of Alliance mutual funds                                   (15,777)       (90,389)      (37,725)
         (Increase) in fees receivable from Alliance mutual funds                              (29,609)       (22,302)      (11,125)
         (Increase) in fees receivable from affiliated clients                                 (12,104)        (1,675)       (3,878)
         (Increase) in fees receivable from third-party clients                                (18,118)       (11,772)      (15,612)
         (Increase) in deferred sales commissions                                             (326,258)      (232,514)     (150,301)
         (Increase) in other investments                                                       (17,935)       (14,708)       (1,237)
         (Increase) in other assets                                                               (278)       (10,666)      (10,091)
         Increase in payable to Alliance mutual funds for share purchases                        7,981        102,321        41,481
         Increase in accounts payable and accrued expenses                                       2,770         73,583        20,584
         Increase in accrued compensation and benefits, less deferred compensation             167,304         27,634        14,342
Net cash provided from operating activities                                                    258,908        258,025       195,637
Cash flows from investing activities:
     Investment in Operating Partnership from exercises of options                              (2,078)            --            --
     Purchase of investments                                                                  (888,180)      (476,826)     (516,720)
     Proceeds from sale of investments                                                         900,130        430,266       506,116
     Purchase of businesses, net of cash acquired                                                 (142)        (2,911)           --
     Additions to furniture, equipment and leasehold improvements, net                         (50,463)       (31,910)      (35,341)
Net cash used in investing activities                                                          (40,733)       (81,381)      (45,945)
Cash flows from financing activities:
     Proceeds from issuance of debt                                                          2,043,616        926,012       126,863
     Repayment of debt                                                                      (2,015,874)      (826,375)      (60,451)
     Cash distributions to partners                                                           (260,745)      (274,444)     (218,604)
     Capital contributions from General Partner                                                    686            716           761
     Proceeds from options for Alliance Holding Units exercised                                 14,051          8,363         9,529
Net cash used in financing activities                                                         (218,266)      (165,728)     (141,902)
Effect of exchange rate changes on cash and cash equivalents                                       217            509        (1,470)
Net increase in cash and cash equivalents before cash
     transferred to Operating Partnership                                                          126         11,425         6,320
October 29, 1999 Reorganization                                                                (75,312)            --            --
Net increase (decrease) in cash and cash equivalents                                           (75,186)        11,425        (6,320)
Cash and cash equivalents at beginning of the year                                              75,186         63,761        57,441
Cash and cash equivalents at end of the year                                               $        --    $    75,186   $    63,761

* As discussed in Notes 1 and 2, the financial information above reflects the consolidated operations of Alliance Capital Management Holding L.P. prior to the Reorganization effective October 29, 1999 and the use of the equity method of reporting thereafter.

See accompanying Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements

1. Reorganization
Effective October 29, 1999, Alliance Capital Management Holding L.P., formerly known as Alliance Capital Management L.P. ("Alliance Holding"), reorganized by transferring its business to Alliance Capital Management L.P., a newly formed private partnership, ("Alliance Capital" or the "Operating Partnership") in exchange for all of the Units of Alliance Capital (the "Reorganization"). The Operating Partnership recorded the transferred assets and assumption of liabilities at the amounts reflected in Alliance Holding's books and records on the date of transfer. Since the Reorganization, the Operating Partnership has conducted the diversified investment management services business formerly conducted by Alliance Holding, and Alliance Holding's business has consisted of holding Alliance Capital Units and engaging in related activities. Alliance Capital Management Corporation ("ACMC"), an indirect wholly-owned subsidiary of AXA Financial, Inc. ("AXA Financial"), is the general partner of both Alliance Holding and the Operating Partnership. Alliance Holding is a registered investment adviser under the Investment Advisers Act of 1940. Alliance Holding Units are publicly traded on the New York Stock Exchange while Alliance Capital Units do not trade publicly and are subject to significant restrictions on transfer.

As part of the Reorganization, Alliance Holding offered each Alliance Holding Unitholder the opportunity to exchange Alliance Holding Units for Alliance Capital Units on a one-for-one basis. In the exchange offer, approximately 99.6 million Alliance Holding Units were exchanged for Alliance Capital Units. This number includes the approximately 95.1 million Alliance Holding Units exchanged by affiliates of~AXA Financial. At December 31, 1999, Alliance Holding owned approximately 72.3 million, or 42%, of the issued and outstanding Alliance Capital Units. ACMC owns 100,000 general partnership Units in Alliance Holding and a 1% general partnership interest in the Operating Partnership. At December 31, 1999, AXA Financial was the beneficial owner of approximately 2% of Alliance Holding's outstanding Units and approximately 55% of the Operating Partnership's outstanding Units which, including the general partnership interests, equates to an interest of approximately 57% in the Operating Partnership.


The Operating Partnership provides diversified investment management and related services to a broad range of clients including unaffiliated separately managed accounts, The Equitable Life Assurance Society of the United States ("ELAS"), a wholly-owned subsidiary of AXA Financial, and its insurance company subsidiary and, through mutual funds and various other investment vehicles, to individual investors. Separately managed accounts consist primarily of the active management of equity and fixed income portfolios for institutional investors. Separately managed accounts include corporate and public employee pension funds, the general and separate accounts of ELAS and its insurance company subsidiary, endowment funds, and the assets of other domestic and foreign institutions. The Operating Partnership provides investment management, distribution, and shareholder and administrative services to its sponsored mutual funds and cash management products, including money market funds and deposit accounts ("Alliance mutual funds").

The Alliance Holding consolidated financial statements and notes should be read in conjunction with the consolidated financial statements and notes of the Operating Partnership included in this report.

2. Summary of Significant Accounting Policies

Basis of Presentation
Alliance Holding's consolidated financial statements have been prepared in accordance with generally accepted accounting principles. The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Principles of Consolidation
For all periods prior to the Reorganization (See Note 1), the consolidated financial statements include Alliance Holding and its majority-owned subsidiaries. All significant intercompany transactions and balances among the consolidated entities have been eliminated. Alliance Holding records its investment in the Operating Partnership using the equity method of accounting. Alliance Holding's investment will be increased to reflect its proportionate share of income of the Operating Partnership and decreased to reflect its proportionate share of losses of the Operating Partnership or distributions made by the Operating Partnership.

Cash and Cash Equivalents
Cash and cash equivalents include cash on hand, demand deposits and highly liquid investments with maturities of three months or less. Due to the short-term nature of these investments, the recorded value approximates fair value.

Cash Distributions to Partners
Alliance Holding is required to distribute all of its Available Cash Flow, as defined in the Alliance Holding Partnership Agreement, to the General Partner and Alliance Holding Unitholders pro rata in accordance with their percentage interests in Alliance Holding.

Reclassifications
Certain amounts in the 1998 consolidated financial statements have been reclassified to conform with the 1999 presentation.

3. Pro Forma Financial Information (Unaudited)
The following table summarizes the unaudited condensed results of operations of Alliance Holding for all periods presented as if the Reorganization (See Note 1) had occurred on January 1, 1997. The pro forma financial information reflects the Operating Partnership as a private partnership that is not subject to a federal tax of 3.5% on partnership gross income from the active conduct of a trade or business and Alliance Holding as a publicly traded partnership that is subject to the 3.5% federal tax, effective January 1, 1998, on its partnership gross business income (which is primarily derived from its interest in the Operating Partnership).

The pro forma financial information does not necessarily reflect the results of operations that would have been obtained had the Reorganization occurred on January 1, 1997, nor is the pro forma financial information necessarily indicative of the results of operations that may be achieved for any future period.


(in thousands, except per Alliance
  Holding Unit amounts)                          1999       1998         1997

Equity in earnings of Operating Partnership    $204,338   $132,457   $   52,407
Income taxes                                     18,218     12,528           --
Net income                                     $186,120   $119,929   $   52,407
Basic net income per Alliance Holding Unit     $   2.61   $   1.71   $     0.76
Diluted net income per Alliance Holding Unit   $   2.53   $   1.66   $     0.74

The following table presents a reconciliation of the condensed results of operations for 1999 for the Operating Partnership and, prior to the Reorganization, Alliance Holding and the unaudited pro forma financial information of Alliance Holding:


(in thousands)                                                               1999         1998         1997
Operating Partnership income before income taxes                           $528,820    $348,712    $147,762
Pro forma income taxes                                                       34,067      25,196      18,806
Pro forma net income                                                        494,753     323,516     128,956
Alliance Holding ownership percentage of the Operating Partnership Units       41.7%       41.4%       41.0%
Alliance Holding equity in earnings of the Operating Partnership           $204,338    $132,457    $ 52,407

4. Net Income per Alliance Holding Unit
For all periods prior to the Reorganization, basic net income per Alliance Holding Unit is derived by reducing net income for the 1% General Partner interest and dividing the remaining 99% by the weighted average number of Alliance Holding Units outstanding for each year. For all periods prior to the Reorganization, diluted net income per Alliance Holding Unit is derived by reducing net income for the 1% General Partner interest and dividing the remaining 99% by the total of the weighted average number of Alliance Holding Units outstanding for each year and the dilutive Alliance Holding Unit equivalents resulting from outstanding employee options.

(in thousands, except per Alliance Holding Unit amounts)                                       1999         1998         1997
Net income - Basic                                                                         $382,842     $292,916     $128,956
Additional allocation of equity in earnings of the Operating Partnership
   resulting from assumed dilutive effect of employee options                                 1,963           --           --
Net income - Diluted                                                                       $384,805     $292,916     $128,956
Weighted average Alliance Holding Units outstanding - Basic                                 154,520      169,933      168,448
Dilutive effect of employee options                                                           5,153        5,210        3,428
Weighted average Alliance Holding Units outstanding - Diluted                               159,673      175,143      171,876
Basic net income per Alliance Holding Unit                                                    $2.61        $1.71        $0.76
Diluted net income per Alliance Holding Unit                                                  $2.53        $1.66        $0.74

5. Investment in Operating Partnership
Alliance Holding's investment in the Operating Partnership for the two-month period ended December 31, 1999 was as follows (in thousands):

Initial investment in Operating Partnership at October 29, 1999         $215,434
Equity in earnings of the Operating Partnership                           52,665
Additional investment resulting from exercises of employee options         2,078
Investment in Operating Partnership at December 31, 1999                $270,177

6. Income Taxes
Alliance Holding is a publicly traded partnership for federal tax purposes and, accordingly, is not subject to federal or state corporate income taxes. However, Alliance Holding is subject to the New York City unincorporated business tax ("UBT") and, effective January 1, 1998, to a 3.5% federal tax on partnership gross income from the active conduct of a trade or business. Subsequent to the Reorganization, Alliance Holding's partnership gross business income is primarily derived from its interest in the Operating Partnership. Prior to the Reorganization, domestic corporate subsidiaries of Alliance Holding, which were subject to federal, state and local income taxes, filed a consolidated federal income tax return and separate state and local tax returns. Foreign corporate subsidiaries are generally subject to taxes in the foreign jurisdictions where they are located. All domestic and foreign corporate subsidiaries were transferred to the Operating Partnership in connection with the Reorganization.

The provision for income taxes, which are all currently payable, consists of (in thousands):

                                                       Years Ended December 31,
                                                      1999      1998      1997
Partnership unincorporated business taxes            $18,602   $16,047   $11,186
Federal tax on partnership gross business income      37,673    30,600      --
Corporate subsidiaries:
   Federal                                             3,638     3,855     4,800
   State, local and foreign                            3,729     5,294     2,820
Provision for income taxes                           $63,642   $55,796   $18,806

The principal reasons for the difference between the effective tax rates and the UBT statutory tax rate of 4% are as follows (in thousands):


                                                                                     Years Ended December 31,
                                                                      1999                      1998                     1997
UBT statutory rate                                            $17,859       4.0%        $13,948        4.0%       $ 5,910    4.0%
Federal tax on partnership gross business income               37,673       8.4          30,600        8.8             --      --
Corporate subsidiaries' federal, state, local
   and foreign income taxes                                     7,160       1.6           8,878        2.5          7,206     4.9
Reduction in recorded value of intangible assets                   --      --                --         --          4,705     3.2
Effect of equity method of accounting for interest
   in the Operating Partnership                                (2,107)     (0.5)             --         --               --      --
Miscellaneous                                                   3,057       0.7           2,370        0.7            985     0.6
Provision for income taxes and effective tax rates            $63,642      14.2%        $55,796       16.0%       $18,806   12.7%

7. Commitments and Contingencies
On July 25, 1995, a Consolidated and Supplemental Class Action Complaint (the "Original Complaint") was filed against Alliance North American Government Income Trust, Inc. (the "Fund"), Alliance Holding and certain other defendants affiliated with Alliance Holding alleging violations of federal securities laws, fraud and breach of fiduciary duty in connection with the Fund's investments in Mexican and Argentine securities. On September 26, 1996, the United States District Court for the Southern District of New York granted the defendants' motion to dismiss all counts of the Original Complaint. On October 29, 1997, the United States Court of Appeals for the Second Circuit affirmed that decision.

On October 29, 1996, plaintiffs filed a motion for leave to file an amended complaint. The principal allegations of the proposed amended complaint are that
(i) the Fund failed to hedge against currency risk despite representations that it would do so, (ii) the Fund did not properly disclose that it planned to invest in mortgage-backed derivative securities, and (iii) two advertisements used by the Fund misrepresented the risks of investing in the Fund. On October 15, 1998, the United States Court of Appeals for the Second Circuit issued an order granting plaintiffs' motion to file an amended complaint alleging that the Fund misrepresented its ability to hedge against currency risk and denying plaintiffs' motion to file an amended complaint alleging that the Fund did not properly disclose that it planned to invest in mortgage-backed derivative securities and that certain advertisements used by the Fund misrepresented the risks of investing in the Fund. On December 1, 1999, the United States District Court for the Southern District of New York granted the defendants' motion for summary judgment on all claims against all defendants. On December 14 and 15, 1999, the plaintiffs filed motions for reconsideration of the Court's ruling. These motions are currently pending with the Court.


The Operating Partnership assumed all of Alliance Holding's liabilities in~respect of this litigation in connection with the Reorganization. The Operating Partnership and Alliance Holding believe that the allegations in the proposed amended complaint are without merit and intend to vigorously defend against these claims. While the ultimate outcome of this matter cannot be determined at this time, management of Alliance Holding does not expect that it will have a material adverse effect on Alliance Holding's results of operations or financial condition.


8. Award and Option Plans
As discussed in Note 14 of the Operating Partnership's consolidated financial statements, the Operating Partnership maintains certain option and incentive plans. Under these plans, options on Alliance Holding Units are granted to employees of the Operating Partnership. Upon exercise of options, Alliance Holding exchanges the proceeds from exercise for Operating Partnership Units, thus increasing Alliance Holding's investment in the Operating Partnership. At December 31, 1999, 12,488,750 options for Alliance Holding Units were outstanding of which 6,129,550 were exercisable. The Operating Partnership applies Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees", in accounting for its option plans and, accordingly, no compensation cost has been recognized for options in the Operating Partnership consolidated financial statements. Had the Operating Partnership determined compensation cost based on the fair value at the grant date for options under Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation", Alliance Holding's income derived from its interest in the Operating Partnership would have decreased and Alliance Holding's net income and net income per Alliance Holding Unit would have been reduced to the pro forma amounts indicated below (in thousands, except per Alliance Holding Unit amounts):

                                                                         1999          1998         1997
SFAS 123 Pro forma net income                                           $380,526      $289,831      $127,367
SFAS 123 Pro forma basic net income per Alliance Holding Unit              $2.58         $1.69         $0.75
SFAS 123 Pro forma diluted net income per Alliance Holding Unit            $2.50         $1.64         $0.73

9. Supplemental Cash Flow Information
Cash payments for interest and income taxes were as follows (in thousands):

                                               Years Ended December 31,
                                             1999         1998         1997
Interest                                  $8,559          $4,043          $1,803
Income taxes                              61,499          15,460          15,724

10. Cash Distribution
On January 13, 2000, the General Partner declared a distribution of $61,252,000 or $0.85 per Alliance Holding Unit representing the Available Cash Flow (as defined in the Alliance Holding Partnership Agreement) of Alliance Holding for the three months ended December 31, 1999. The distribution is payable on February 14, 2000 to holders of record on February 1, 2000.

11. Quarterly Financial Data (Unaudited)
    (In thousands, except per Alliance Holding Unit data)

                                                                  Quarters Ended 1999

                                                   December 31    September 30       June 30     March 31

Revenues                                          $   207,309   $   445,162   $   418,941   $   419,743
Net income                                        $    85,920   $   101,654   $    97,214   $    98,054
Basic net income per Alliance Holding Unit(1)     $      0.88   $      0.59   $      0.56   $      0.57
Diluted net income per Alliance Holding Unit(1)   $      0.86   $      0.57   $      0.55   $      0.55
Cash distributions per Alliance Holding Unit(2)   $      0.85   $      0.56   $      0.54   $      0.54
Alliance Holding Unit prices(3):
   High                                                    34        33 7/16       32 5/16        26 7/8
   Low                                                24 5/16        25            24 1/8         24 1/2

                                                                  Quarters Ended 1998
                                                   December 31    September 30       June 30     March 31

Revenues                                             $349,056      $326,863      $332,120      $316,017
Net income                                            $77,843       $70,248       $75,841       $68,984
Basic net income per Alliance Holding Unit(1)           $0.45         $0.41         $0.44         $0.40
Diluted net income per Alliance Holding Unit(1)         $0.44         $0.40         $0.43         $0.39
Cash distributions per Alliance Holding Unit(2)         $0.43         $0.39         $0.42         $0.38
Alliance Holding Unit prices(3):
   High                                                 27 1/2        28             29           27  7/8
   Low                                                  19 3/4        19 5/8         23 7/8       18 13/16

(1) Due to changes in the number of weighted average Alliance Holding Units outstanding, quarterly net income per Alliance Holding Unit may not add to the totals for the year.

(2) Declared and paid during the following quarter.

(3) High and low sales prices as reported by the New York Stock Exchange.

Independent Auditors' Report

The General Partner and Unitholders
Alliance Capital Management Holding L.P.

We have audited the accompanying consolidated statements of financial condition of Alliance Capital Management Holding L.P. as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in partners' capital and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 1999. These financial statements are the responsibility of the management of Alliance Capital Management Corporation, General Partner. Our responsibility is to express an opinion on these financial statements based on our audits.

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


In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Alliance Capital Management Holding L.P. as of December 31, 1999 and 1998 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.

New York, New York
February 2, 2000