Form 10-K, Exhibit 13
period 2001-12-31
ALLIANCE CAPITAL MANAGEMENT HOLDING LP
filed 2002-03-28
CIK 825313

Alliance Capital Management Holding L.P.

Selected Financial Data

	Alliance Capital Management Holding L.P.(1)
	Years Ended December 31,
	2001		2000		1999	1998	1997
	(in thousands, unless otherwise indicated)
Income Statement Data:
Revenues:
Equity in earnings of Operating Partnership	$182,020		$244,922		$52,665	$—	$—
Investment advisory and services fees	—		—		1,007,503	952,992	698,979
Distribution revenues	—		—		354,161	301,846	216,851
Shareholder servicing fees	—		—		50,696	43,475	36,327
Other revenues	—		—		26,130	25,743	23,179
	182,020		244,922		1,491,155	1,324,056	975,336
Expenses:
Employee compensation and benefits	—		—		370,795	340,923	264,251
Promotion and servicing:
Distribution plan payments	—		—		274,920	266,400	181,080
Amortization of deferred sales commissions	—		—		132,713	108,853	73,841
Other	—		—		94,934	85,087	57,245
General and administrative	—		—		151,369	162,323	120,283
Interest	—		—		16,729	7,586	2,968
Amortization of intangible assets	—		—		3,211	4,172	7,006
Non-recurring items, net	—		—		—	—	120,900
	—		—		1,044,671	975,344	827,574
Income before income taxes	182,020		244,922		446,484	348,712	147,762
Income taxes	22,729		20,952		63,642	55,796	18,806
Net income	$159,291		$223,970		$382,842	$292,916	$128,956
Net Income per Alliance Holding Unit:(2)
Basic net income per Alliance Holding Unit	$2.15		$3.10		$2.61	$1.71	$0.76
Diluted net income per Alliance Holding Unit	$2.10		$2.93		$2.53	$1.66	$0.74
Net Operating Earnings per Alliance Holding Unit:(2)(3)
Diluted net income per Alliance Holding Unit	$2.10		$2.93		$2.53	$1.66	$0.74
Amortization of intangible assets per Alliance Holding Unit	0.67		0.22		0.02	0.02	0.04
Non-recurring items per Alliance Holding Unit	—		—		—	—	0.70
Net operating earnings per Alliance Holding Unit	$2.77		$3.15		$2.55	$1.68	$1.48
Performance Fee Earnings per Alliance Holding Unit:(2)(3)
Base fee earnings per Alliance Holding Unit	$2.60		$3.00		$2.22	$1.55	$1.37
Performance fee earnings per Alliance Holding Unit	0.17		0.15		0.33	0.13	0.11
Net operating earnings per Alliance Holding Unit	$2.77		$3.15		$2.55	$1.68	$1.48
Cash Distributions per Alliance Holding Unit:(2)(4)	$2.73		$3.11		$2.49	$1.62	$1.40
Balance Sheet Data at Period End:
Total assets	$1,230,344		$1,268,837		$272,060	$1,132,592	$784,460
Debt and long-term obligations(5)	$—		$—		$—	$238,089	$130,429
Partners’ capital	$1,222,037		$1,260,550		$265,608	$430,273	$398,051
Assets Under Management at Period End (in millions)(6)		—		—
	$—	$		$		$286,659	$218,654

(1)                                  As discussed in Notes 1 and 3 to the financial statements, the financial information above reflects the consolidated operations of Alliance Capital Management Holding L.P. (“Alliance Holding”) prior to the Reorganization effective October 29, 1999 and the use of the equity method of accounting thereafter.

(2)                                  Per Unit amounts for all periods prior to the two-for-one Alliance Holding Unit split in 1998 have been restated.

(3)                                  Net operating earnings per Unit: Diluted net income per Unit excluding Alliance Holding’s proportionate share of Alliance Capital Management L.P.’s amortization of intangible assets and non-recurring items.

(4)                                  Alliance Holding is required to distribute all of its Available Cash Flow, as defined in the Alliance Holding Partnership Agreement, to its partners and Alliance Holding Unitholders.

(5)                                  Includes accrued expenses under employee benefit plans due after one year and debt.

(6)                                  Assets under management exclude certain non-discretionary relationships and include 100% of assets managed by unconsolidated affiliates.

Alliance Capital Management Holding L.P.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Reorganization and Bernstein Acquisition

Effective October 29, 1999, Alliance Capital Management Holding L.P., formerly known as Alliance Capital Management L.P. (“Alliance Holding”), reorganized by transferring its business to Alliance Capital Management L.P., a newly formed private partnership (“Alliance Capital” or the “Operating Partnership”), in exchange for all of the Units of Alliance Capital (the “Reorganization”). As part of the Reorganization, Alliance Holding offered each Alliance Holding Unitholder the opportunity to exchange Alliance Holding Units for Alliance Capital Units on a one-for-one basis. The Operating Partnership recorded the transferred assets and assumption of liabilities at the amounts reflected in Alliance Holding’s books and records on the date of transfer. Since the Reorganization, the Operating Partnership has conducted the diversified investment management services business formerly conducted by Alliance Holding, and Alliance Holding’s business has consisted of holding Alliance Capital Units and engaging in related activities. Alliance Capital Management Corporation (“ACMC”), an indirect wholly-owned subsidiary of AXA Financial, Inc. (“AXA Financial”), is the general partner of both Alliance Holding and the Operating Partnership. AXA Financial is an indirect wholly-owned subsidiary of AXA, a French company, that is a holding company for an international group of insurance and related financial services companies. Alliance Capital is a registered investment adviser under the Investment Advisers Act of 1940. Alliance Holding Units are publicly traded on the New York Stock Exchange while Alliance Capital Units do not trade publicly and are subject to significant restrictions on transfer.

                On October 2, 2000, the Operating Partnership acquired the business and assets of SCB Inc., an investment research and management company formerly known as Sanford C. Bernstein Inc. (“Bernstein”), and assumed the liabilities of Bernstein (“Bernstein Acquisition”). The purchase price consisted of a cash payment of $1.4754 billion and 40.8 million newly issued Alliance Capital Units. AXA Financial purchased approximately 32.6 million newly issued Alliance Capital Units for $1.6 billion on June 21, 2000 to fund the cash portion of the purchase price.

                At December 31, 2001, Alliance Holding owned approximately 74.9 million, or 30.1%, of the issued and outstanding Alliance Capital Units. ACMC owns 100,000 general partnership Units in Alliance Holding and a 1% general partnership interest in the Operating Partnership. At December 31, 2001, AXA Financial was the beneficial owner of approximately 2.1% of the outstanding Alliance Holding Units and approximately 51.7% of the outstanding Alliance Capital Units which, including the general partnership interests in the Operating Partnership and Alliance Holding, represents an economic interest of approximately 52.8% in the Operating Partnership. At December 31, 2001, SCB Partners Inc., a wholly-owned subsidiary of SCB Inc., was the beneficial owner of approximately 16.4% of the outstanding Alliance Capital Units.

                The Operating Partnership provides diversified investment management and related services globally to a broad range of clients including (a) institutional investors, consisting of unaffiliated entities such as corporate and public employee pension funds, endowment funds, domestic and foreign institutions and governments and affiliates such as AXA and its insurance company subsidiaries, by means of separate accounts, sub-advisory relationships resulting from the efforts of the institutional marketing department, structured products, group trusts and mutual funds sold exclusively to institutional investors and high net worth individuals, (b) private clients, consisting of high net worth individuals, trusts and estates, charitable foundations, partnerships, private and family corporations and other entities, by means of separate accounts, hedge funds and certain other vehicles, (c) individual investors by means of publicly distributed mutual funds sponsored by the Operating Partnership, its subsidiaries and affiliated joint venture companies including cash management products such as money market funds and deposit accounts and sub-advisory relationships in respect of mutual funds sponsored by third parties resulting from the efforts of the mutual fund marketing department (“Alliance Mutual Funds”) and managed account products, and (d) institutional investors by means of in-depth research, portfolio strategy, trading and brokerage-related services. The Operating Partnership and its subsidiaries provide investment management, distribution and shareholder and administrative services to the Alliance Mutual Funds.

                The Alliance Holding financial statements and notes should be read in conjunction with the consolidated financial statements and notes of the Operating Partnership included in this report.

Basis of Presentation

Subsequent to the Reorganization, Alliance Holding’s principal sources of income and cash flow are attributable to its ownership of Operating Partnership Units. Accordingly, the financial information of Alliance Holding includes pro forma financial information for the year ended December 31, 1999 and actual financial information for each of the two years ended December 31, 2001 and 2000. The pro forma financial information assumes the Reorganization occurred on January 1, 1999 and reflects Alliance Holding as a publicly traded partnership subject to the 3.5% federal tax on its partnership gross income from the active conduct of a trade or business. The pro forma financial information does not necessarily reflect the results of operations that would have been obtained had the Reorganization occurred on January 1, 1999, nor is the pro forma financial information necessarily indicative of the results of operations that may be achieved for any future period. Alliance Holding’s investment in the Operating Partnership, which is accounted for under the equity method of accounting, will be increased by its pro rata share of the Operating Partnership’s income and will be decreased by its pro rata share of the Operating Partnership’s losses or distributions made by the Operating Partnership.

Results of Operations	Actual			Actual	Pro Forma
	2001	2000	% Change	2000	1999	% Change
	(Dollars in millions, except per Unit amounts)
Equity in earnings of Operating Partnership	$182.0	$244.9	(25.7)%	$244.9	$204.3	19.9%
Income taxes	22.7	20.9	8.6	20.9	18.2	14.8
Net income	$159.3	$224.0	(28.9)	$224.0	$186.1	20.4
Diluted net income per Unit	$2.10	$2.93	(28.3)	$2.93	$2.53	15.8
Amortization of intangible assets per Unit	0.67	0.22	204.5	0.22	0.02	1,000.0
Non-recurring items, net per Unit	—	—	n/a	—	—	n/a
Net operating earnings per Unit (1)	$2.77	$3.15	(12.1)	$3.15	$2.55	23.5
Base fee earnings per Unit	$2.60	$3.00	(13.3)	$3.00	$2.22	35.1
Performance fee earnings per Unit	0.17	0.15	(13.3)	0.15	0.33	(54.5)
Net operating earnings per Unit (1)	$2.77	$3.15	(12.1)	$3.15	$2.55	23.5
Distributions per Unit	$2.73	$3.11	(12.2)	$3.11	$2.49	24.9

(1)                                  Net operating earnings per Unit: Diluted net income per Unit excluding Alliance Holding’s proportionate share of Alliance Capital’s amortization of intangible assets and non-recurring items.

                Net income of Alliance Holding of $159.3 million or $2.10 diluted net income per Unit for 2001 decreased $64.7 million or $0.83 per Unit from net income of $224.0 million or $2.93 diluted net income per Unit for 2000. The decrease reflects lower earnings of the Operating Partnership and a lower effective income tax rate.

                Net income of Alliance Holding of $224.0 million or $2.93 diluted net income per Unit for 2000 increased $37.9 million or $0.40 per Unit from pro forma net income of $186.1 million or $2.53 diluted net income per Unit for 1999. The increase reflects equity in higher earnings of the Operating Partnership, partially offset by a corresponding increase in income taxes primarily related to the 3.5% federal tax on partnership gross income from the active conduct of a trade or business.

Capital Resources and Liquidity

Alliance Holding’s partners’ capital was $1,222.0 million at December 31, 2001, a decrease of $38.5 million or 3.1% from $1,260.6 million at December 31, 2000. The decrease is primarily due to cash distributions to Alliance Holding Unitholders of $210.1 million, partially offset by net income of $159.3 million.

                Alliance Holding’s partners’ capital was $1,260.6 million at December 31, 2000, an increase of $995.0 million or 374.6% from $265.6 million at December 31, 1999. The increase is primarily due to $1,010.5 million representing Alliance Holding’s proportionate share of certain partners’ capital transactions of the Operating Partnership and net income of $224.0 million, partially offset by cash distributions to Alliance Holding Unitholders of $229.2 million.

                Alliance Holding’s cash and cash equivalents remained unchanged in 2001. Cash inflows included $232.4 million of cash distributions from the Operating Partnership. Cash outflows included $210.1 million of cash distributions to Alliance Holding Unitholders.

                Management believes that the cash flow from its ownership of Units of the Operating Partnership will provide Alliance Holding with the financial resources to meet its capital obligations.

Cash Distributions

Subsequent to the Reorganization, Alliance Holding’s principal sources of income and cash flow are attributable to its ownership of Alliance Capital Units. Alliance Holding is required to distribute all of its Available Cash Flow, as defined in the Alliance Holding Partnership Agreement, to its partners and Alliance Holding Unitholders. Alliance Holding’s Available Cash Flow and distributions per Unit for the years ended December 31, 2001, 2000 and 1999 were as follows:

	2001	2000	1999
Available Cash Flow (in thousands)	$204,141	$224,693	$345,061
Distributions per Unit	$2.73	$3.11	$2.49

Commitments and Contingencies

On April 25, 2001, an amended class action complaint (“amended Miller Complaint”) entitled Miller, et al. v. Mitchell Hutchins Asset Management, Inc., et al., was filed in Federal district court in the Southern District of Illinois against Alliance Capital, Alliance Fund Distributors, Inc. (“AFD”), and other defendants alleging violations of the Federal Investment Company Act of 1940, as amended (“ICA”) and breaches of common law fiduciary duty. The allegations in the amended Miller Complaint concern six mutual funds with which Alliance Capital has investment advisory agreements, including Alliance Premier Growth Fund, Alliance Health Care Fund, Alliance Growth Fund, Alliance Quasar Fund, Alliance Fund, and Alliance Disciplined Value Fund. The principal allegations of the amended complaint are that (i) certain advisory agreements concerning these funds were negotiated, approved, and executed in violation of the ICA, in particular because certain directors of these funds should be deemed interested under the ICA; (ii) the distribution plans for these funds were negotiated, approved, and executed in violation of the ICA; and (iii) the advisory fees and distribution fees paid to Alliance Capital and AFD, respectively, are excessive and, therefore, constitute a breach of fiduciary duty. Plaintiff seeks a recovery of certain fees paid by these funds to Alliance Capital.

                Alliance Capital and AFD believe that plaintiffs’ allegations in the amended Miller Complaint are without merit and intend to vigorously defend against these allegations. At the present time, management of Alliance Capital and AFD are unable to estimate the impact, if any, that the outcome of these actions may have on Alliance Capital’s results of operations or financial condition.

                On December 7, 2001 a complaint entitled Benak v. Alliance Capital Management L.P. and Alliance Premier Growth Fund (“Benak Complaint”) was filed in Federal district court in the District of New Jersey against Alliance Capital and Alliance Premier Growth Fund (“Premier Growth Fund”) alleging violation of the ICA. The principal allegations of the Benak Complaint are that Alliance Capital breached its duty of loyalty to Premier Growth Fund because one of the directors of the General Partner of Alliance Capital served as a director of Enron Corp. (“Enron”) when Premier Growth Fund purchased shares of Enron and as a consequence thereof the investment advisory fees paid to Alliance Capital by Premier Growth Fund should be returned as a means of recovering for Premier Growth Fund the losses plaintiff allege were caused by the alleged breach of the duty of loyalty. Plaintiff seeks recovery of certain fees paid by Premier Growth Fund to Alliance Capital. On December 21, 2001 a complaint entitled Roy v. Alliance Capital Management L.P. and Alliance Premier Growth Fund (“Roy Complaint”) was filed in Federal district court in the Middle District of Florida, Tampa Division, against Alliance Capital and Premier Growth Fund. The allegations and relief sought in the Roy Complaint are virtually identical to the Benak Complaint. On December 26, 2001 a complaint entitled Roffe v. Alliance Capital Management L.P. and Alliance Premier Growth Fund (“Roffe Complaint”) was filed in Federal district court in the District of New Jersey against Alliance Capital and Premier Growth Fund. The allegations and relief sought in the Roffe Complaint are virtually identical to the Benak Complaint. On February 14, 2002 a complaint entitled Tatem v. Alliance Capital Management L.P. and Alliance Premier Growth Fund (“Tatem Complaint”) was filed in Federal district court in the District of New Jersey against Alliance Capital and Premier Growth Fund. The allegations and relief sought in the Tatem Complaint are virtually identical to the Benak Complaint. Alliance Capital believes the plaintiffs’ allegations in the Benak Complaint, Roy Complaint, Roffe Complaint and Tatem Complaint are without merit and intends to vigorously defend against these allegations. At the present time, management of Alliance Capital is unable to estimate the impact, if any, that the outcome of these actions may have on Alliance Capital’s results of operations or financial condition.

                Alliance Capital and Alliance Holding are involved in various other inquiries, administrative proceedings and litigation, some of which allege substantial damages. While any proceeding or litigation has the element of uncertainty, Alliance Capital and Alliance Holding believe that the outcome of any one of the other lawsuits or claims that is pending or threatened, or all of them combined, will not have a material adverse effect on Alliance Capital’s or Alliance Holding’s results of operations or financial condition.

New Accounting Pronouncement

The following new accounting pronouncement affects the Operating Partnership and therefore affects the net income of Alliance Holding. In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, (“SFAS 142”) “Goodwill and Other Intangible Assets”. SFAS 142 changes the accounting for goodwill and certain intangible assets from an amortization method to an impairment approach. Management of the Operating Partnership adopted SFAS 142 on January 1, 2002. The adoption of SFAS 142 is expected to result in a decrease in the amortization of intangible assets of approximately $150 million and an increase in net income of approximately $148 million for the Operating Partnership and in an increase in net income of approximately $44 million for Alliance Holding. In addition, SFAS 142 requires the Operating Partnership’s goodwill to be tested annually for impairment, with the first test to be completed by June 30, 2002. Although the testing of the Operating Partnership’s goodwill for impairment has not yet been completed, management believes that the completion of such testing will not result in an indicated impairment.

Market Risk, Risk Management and Derivative Financial Instruments

Alliance Holding’s investment consists solely of Alliance Capital Units and it was not a party to any derivative financial instruments during the years ended December 31, 2001 and 2000 and the period from November 1, 1999 to December 31, 1999.

Forward-Looking Statements

Certain statements provided by Alliance Holding and Alliance Capital in this report are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of such factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately managed accounts, general economic conditions, future acquisitions, competitive conditions and government regulations, including changes in tax rates. Alliance Holding and Alliance Capital caution readers to carefully consider such factors. Further, such forward-looking statements speak only as of the date on which such statements are made; Alliance Holding and Alliance Capital undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

Alliance Capital Management Holding L.P.

Statements of Financial Condition

(in thousands)

	December 31,
	2001	2000
Assets
Fees receivable	$1,841	$2,244
Investment in Operating Partnership	1,228,503	1,266,587
Other assets	—	6
Total assets	$1,230,344	$1,268,837

Liabilities and Partners’ Capital
Liabilities:
Payable to Operating Partnership	$7,730	$6,849
Accounts payable and accrued expenses	577	1,438
Total liabilities	8,307	8,287
Commitments and contingencies
Partners’ capital:
General Partner: 100,000 Alliance Holding Units issued and outstanding	1,674	1,745
Limited partners: 74,780,255 and 73,084,232 Alliance Holding Units issued and outstanding	1,220,363	1,258,805
Total partners’ capital	1,222,037	1,260,550
Total liabilities and partners’ capital	$1,230,344	$1,268,837

See accompanying Notes to Financial Statements.

Alliance Capital Management Holding L.P.*

Statements of Income

(in thousands, except per Unit amounts)

	For the Years Ended December 31,
	2001	2000	1999
Revenues:
Equity in earnings of Operating Partnership	$182,020	$244,922	$52,665
Investment advisory and services fees	—	—	1,007,503
Distribution revenues	—	—	354,161
Shareholder servicing fees	—	—	50,696
Other revenues	—	—	26,130
	182,020	244,922	1,491,155
Expenses:
Employee compensation and benefits	—	—	370,795
Promotion and servicing:
Distribution plan payments	—	—	274,920
Amortization of deferred sales commissions	—	—	132,713
Other	—	—	94,934
General and administrative	—	—	151,369
Interest	—	—	16,729
Amortization of intangible assets	—	—	3,211
	—	—	1,044,671
Income before income taxes	182,020	244,922	446,484
Income taxes	22,729	20,952	63,642
Net income	$159,291	$223,970	$382,842
Net income per Alliance Holding Unit:
Basic	$2.15	$3.10	$2.61
Diluted	$2.10	$2.93	$2.53

*         As discussed in Notes 1 and 3, the financial information above reflects the consolidated operations of Alliance Capital Management Holding L.P. prior to the Reorganization effective October 29, 1999 and the use of the equity method of accounting thereafter.

See accompanying Notes to Financial Statements.

Alliance Capital Management Holding L.P.*

Statements of Changes in Partners’ Capital and Comprehensive Income

(in thousands, except per Unit amounts)

	For the Years Ended December 31
	General Partner’s Capital	Limited Partners’ Capital	Capital Contributions Receivable	Deferred Compensation Expense	Accumulated Other Comprehensive Income	Total Partners’ Capital
Balance at December 31, 1998	$4,617	$457,010	$(30,519)	$(500)	$(335)	$430,273
Comprehensive Income:
Net income	3,347	331,399	—	—	—	334,746
Other comprehensive income:
Unrealized gain on investments, net	—	—	—	—	370	370
Foreign currency translation adjustment, net	—	—	—	—	1,035	1,035
Comprehensive Income	3,347	331,399	—	—	1,405	336,151
Cash distributions to partners ($2.07 per Unit)	(2,608)	(258,137)	—	—	—	(260,745)
Amortization of deferred compensation expense	—	—	—	500	—	500
Capital contributions from General Partner	—	—	686	—	—	686
Compensation plan accrual	18	1,752	(1,770)	—	—	—
Proceeds from options for Alliance Holding Units exercised	120	11,853	—	—	—	11,973
	5,494	543,877	(31,603)	—	1,070	518,838
October 29, 1999 Reorganization	(5,194)	(328,743)	31,603	—	(1,070)	(303,404)
Balance after October 29, 1999
Reorganization	300	215,134	—	—	—	215,434
Net income	66	48,030	—	—	—	48,096
Proceeds from options for Alliance Holding Units exercised	—	2,078	—	—	—	2,078
Balance at December 31, 1999	366	265,242	—	—	—	265,608
Comprehensive Income:
Net income	310	223,660	—	—	—	223,970
Comprehensive Income	310	223,660	—	—	—	223,970
Change in proportionate share of Operating Partnership’s partners’ capital	1,387	1,009,143	—	—	—	1,010,530
Cash distributions to partners ($3.18 per Unit)	(318)	(228,925)	—	—	—	(229,243)
Purchase of Alliance Holding Units to fund deferred compensation plans	—	(2,002)	—	—	—	(2,002)
Purchase of Alliance Holding Units	—	(28,042)	—	—	—	(28,042)
Proceeds from options for Alliance Holding Units exercised	—	19,729	—	—	—	19,729
Balance at December 31, 2000	1,745	1,258,805	—	—	—	1,260,550
Comprehensive Income:
Net income	215	159,076	—	—	—	159,291
Comprehensive Income	215	159,076	—	—	—	159,291
Change in proportionate share of Operating Partnership’s partners’ capital	(2)	(1,397)	—	—	—	(1,399)
Cash distributions to partners ($2.84 per Unit)	(284)	(209,775)	—	—	—	(210,059)
Purchase of Alliance Holding Units to fund deferred compensation plans	—	(10,458)	—	—	—	(10,458)
Proceeds from options for Alliance Holding Units exercised	—	24,112	—	—	—	24,112
Balance at December 31, 2001	$1,674	$1,220,363	$—	$—	$—	$1,222,037

*         As discussed in Notes 1 and 3, the financial information above reflects the consolidated operations of Alliance Capital Management Holding L.P. prior to the Reorganization effective October 29, 1999 and the use of the equity method of accounting thereafter.

See accompanying Notes to Financial Statements.

Alliance Capital Management Holding L.P.*

Statements of Cash Flows

(in thousands)

	For the Years Ended December 31,
	2001	2000	1999
Cash flows from operating activities:
Net income	$159,291	$223,970	$382,842
Adjustments to reconcile net income to net cash provided from operating activities:

Equity in earnings of Operating Partnership	(182,020)	(244,922)	(52,665)
Amortization and depreciation	—	—	152,635
Operating Partnership distributions received	232,359	248,727	—
Other, net	—	—	18,120
Changes in assets and liabilities:
(Increase) in receivable from brokers and dealers	—	—	(15,777)
(Increase) decrease in fees receivable	403	(361)	(59,831)
(Increase) in deferred sales commissions	—	—	(326,258)
(Increase) in other investments	—	—	(17,935)
(Increase) decrease in other assets	6	(6)	(278)
Increase in payable to Operating Partnership	881	1,006	—
Increase in payable to Alliance Mutual Funds	—	—	7,981
(Decrease) in payable to brokers and dealers	—	—	(8,178)
Increase (decrease) in accounts payable and accrued expenses	(861)	829	10,948
Increase in accrued compensation and benefits, less deferred compensation	—	—	167,304
Net cash provided from operating activities	210,059	229,243	258,908
Cash flows from investing activities:
Investment in Operating Partnership from exercises of options	(24,112)	(19,729)	(2,078)
Purchase of investments	—	—	(888,180)
Proceeds from sale of investments	—	—	900,130
Purchase of businesses, net of cash acquired	—	—	(142)
Additions to furniture, equipment and leasehold improvements, net	—	—	(50,463)
Net cash (used in) investing activities	(24,112)	(19,729)	(40,733)
Cash flows from financing activities:
Proceeds from issuance of debt	—	—	2,043,616
Proceeds from sale of Operating Partnership Units to a subsidiary of the Operating Partnership	—	28,042	—
Repayment of debt	—	—	(2,015,874)
Purchase of Alliance Holding Units	—	(28,042)	—
Cash distributions to partners	(210,059)	(229,243)	(260,745)
Capital contributions from General Partner	—	—	686
Proceeds from options for Alliance Holding Units exercised	24,112	19,729	14,051
Net cash (used in) financing activities	(185,947)	(209,514)	(218,266)
Effect of exchange rate changes on cash and cash equivalents	—	—	217
Net increase in cash and cash equivalents before cash transferred to Operating Partnership	—	—	126
October 29, 1999 Reorganization	—	—	(75,312)
Net (decrease) in cash and cash equivalents	—	—	(75,186)
Cash and cash equivalents at beginning of the year	—	—	75,186
Cash and cash equivalents at end of the year	$—	$—	$—

*         As discussed in Notes 1 and 3, the financial information above reflects the consolidated operations of Alliance Capital Management Holding L.P. prior to the Reorganization effective October 29, 1999 and the use of the equity method of accounting thereafter.

See accompanying Notes to Financial Statements.

Alliance Capital Management Holding L.P.

Notes to Financial Statements

1.  Reorganization and Bernstein Acquisition

Effective October 29, 1999, Alliance Capital Management Holding L.P., formerly known as Alliance Capital Management L.P. (“Alliance Holding”), reorganized by transferring its business to Alliance Capital Management L.P., a newly formed private partnership (“Alliance Capital” or the “Operating Partnership”), in exchange for all of the Units of Alliance Capital (the “Reorganization”). As part of the Reorganization, Alliance Holding offered each Alliance Holding Unitholder the opportunity to exchange Alliance Holding Units for Alliance Capital Units on a one-for-one basis. The Operating Partnership recorded the transferred assets and assumption of liabilities at the amounts reflected in Alliance Holding’s books and records on the date of transfer. Since the Reorganization, the Operating Partnership has conducted the diversified investment management services business formerly conducted by Alliance Holding, and Alliance Holding’s business has consisted of holding Alliance Capital Units and engaging in related activities. Alliance Capital Management Corporation (“ACMC”), an indirect wholly-owned subsidiary of AXA Financial, Inc. (“AXA Financial”), is the general partner of both Alliance Holding and the Operating Partnership. AXA Financial is an indirect wholly-owned subsidiary of AXA, a French company, that is a holding company for an international group of insurance and related financial services companies. Alliance Capital is a registered investment adviser under the Investment Advisers Act of 1940. Alliance Holding Units are publicly traded on the New York Stock Exchange while Alliance Capital Units do not trade publicly and are subject to significant restrictions on transfer.

                On October 2, 2000, the Operating Partnership acquired the business and assets of SCB Inc., an investment research and management company formerly known as Sanford C. Bernstein Inc. (“Bernstein”), and assumed the liabilities of Bernstein (“Bernstein Acquisition”). The purchase price consisted of a cash payment of $1.4754 billion and 40.8 million newly issued Alliance Capital Units. AXA Financial purchased approximately 32.6 million newly issued Alliance Capital Units for $1.6 billion on June 21, 2000 to fund the cash portion of the purchase price.

                At December 31, 2001, Alliance Holding owned approximately 74.9 million, or 30.1%, of the issued and outstanding Alliance Capital Units. ACMC owns 100,000 general partnership Units in Alliance Holding and a 1% general partnership interest in the Operating Partnership. At December 31, 2001, AXA Financial was the beneficial owner of approximately 2.1% of the outstanding Alliance Holding Units and approximately 51.7% of the outstanding Alliance Capital Units which, including the general partnership interests in the Operating Partnership and Alliance Holding, represents an economic interest of approximately 52.8% in the Operating Partnership. At December 31, 2001, SCB Partners Inc., a wholly-owned subsidiary of SCB Inc., was the beneficial owner of approximately 16.4% of the outstanding Alliance Capital Units.

                The Alliance Holding financial statements and notes should be read in conjunction with the consolidated financial statements and notes of the Operating Partnership included in this report.

2.  Operating Partnership Business Description

The Operating Partnership provides diversified investment management and related services globally to a broad range of clients including (a) institutional investors, consisting of unaffiliated entities such as corporate and public employee pension funds, endowment funds, domestic and foreign institutions and governments and affiliates such as AXA and its insurance company subsidiaries, by means of separate accounts, sub-advisory relationships resulting from the efforts of the institutional marketing department, structured products, group trusts and mutual funds sold exclusively to institutional investors and high net worth individuals, (b) private clients, consisting of high net worth individuals, trusts and estates, charitable foundations, partnerships, private and family corporations and other entities, by means of separate accounts, hedge funds and certain other vehicles, (c) individual investors by means of publicly distributed mutual funds sponsored by the Operating Partnership, its subsidiaries and affiliated joint venture companies including cash management products such as money market funds and deposit accounts and sub-advisory relationships in respect of mutual funds sponsored by third parties resulting from the efforts of the mutual fund marketing department (“Alliance Mutual Funds”) and managed account products, and (d) institutional investors by means of in-depth research, portfolio strategy, trading and brokerage-related services. The Operating Partnership and its subsidiaries provide investment management, distribution and shareholder and administrative services to the Alliance Mutual Funds.

3.  Summary of Significant Accounting Policies

Basis of Presentation

Alliance Holding’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of the financial statements requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. The financial information reflects the consolidated operations of Alliance Holding prior to the Reorganization (See Note 1) and the use of the equity method of accounting thereafter.

Principles of Consolidation

For all periods prior to the Reorganization (See Note 1), the consolidated financial statements include Alliance Holding and its majority-owned subsidiaries. All significant intercompany transactions and balances among the consolidated entities have been eliminated.

Investment in Operating Partnership

Alliance Holding records its investment in the Operating Partnership using the equity method of accounting. Alliance Holding’s investment will be increased to reflect its proportionate share of income of the Operating Partnership and decreased to reflect its proportionate share of losses of the Operating Partnership or distributions made by the Operating Partnership. In addition, Alliance Holding’s investment is adjusted to reflect its proportionate share of certain capital transactions of the Operating Partnership.

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

	2001	2000	1999
	(in thousands, except per Alliance Holding Unit amounts)
Net income — Basic	$159,291	$223,970	$382,842
Additional allocation of equity in earnings of the Operating Partnership resulting from assumed dilutive effect of employee options	8,658	7,483	1,963
Net income — Diluted	$167,949	$231,453	$384,805
Weighted average Alliance Holding Units outstanding — Basic	74,184	72,286	154,520
Dilutive effect of employee options	5,890	6,744	5,153
Weighted average Alliance Holding Units outstanding — Diluted	80,074	79,030	159,673
Basic net income per Alliance Holding Unit	$2.15	$3.10	$2.61
Diluted net income per Alliance Holding Unit	$2.10	$2.93	$2.53

5.  Investment in Operating Partnership

Alliance Holding’s investment in the Operating Partnership for the years ended December 31, 2001 and 2000 was as follows (in thousands):

	2001	2000
Investment in Operating Partnership at January 1	$1,266,587	$270,177
Equity in earnings of Operating Partnership	182,020	244,922
Change in proportionate share of the Operating Partnership’s partners’ capital	(1,399)	1,010,530
Additional investment resulting from exercises of employee options	24,112	19,729
Distribution received from Operating Partnership	(232,359)	(248,727)
Sale of Operating Partnership Units to a subsidiary of the Operating Partnership	—	(28,042)
Reduction in investment resulting from purchase of Alliance Holding Units to fund deferred compensation plans	(10,458)	(2,002)
Investment in Operating Partnership at December 31	$1,228,503	$1,266,587

6. Income Taxes

Alliance Holding is a publicly traded partnership for federal tax purposes and, accordingly, is not subject to federal or state corporate income taxes. However, Alliance Holding is subject to the New York City unincorporated business tax (“UBT”) and to a 3.5% federal tax on partnership gross income from the active conduct of a trade or business. Subsequent to the Reorganization, Alliance Holding’s partnership gross income is primarily derived from its interest in the Operating Partnership. Prior to the Reorganization, domestic corporate subsidiaries of Alliance Holding, which were subject to federal, state and local income taxes, filed a consolidated federal income tax return and separate state and local tax returns. Foreign corporate subsidiaries are generally subject to taxes in the foreign jurisdictions where they are located. All domestic and foreign corporate subsidiaries were transferred to the Operating Partnership in connection with the Reorganization.

The provision for income taxes, which are all currently payable, consists of (in thousands):

Years ended December 31,	2001	2000	1999
Partnership unincorporated business taxes	$—	$—	$18,602
Federal tax on partnership gross business income	22,729	20,952	37,673
Corporate subsidiaries:
Federal	—	—	3,638
State, local and foreign	—	—	3,729
Provision for income taxes	$22,729	$20,952	$63,642

                The principal reasons for the difference between Alliance Holding’s effective tax rates and the UBT statutory tax rate of 4% are as follows (in thousands):

Years Ended December 31,	2001		2000		1999
UBT statutory rate	$7,281	4.0%	$9,797	4.0%	$17,859	4.0%
Federal tax on partnership gross business income	22,729	12.5	20,952	8.6	37,673	8.4
Corporate subsidiaries’ federal, state, local and foreign income taxes	—	—	—	—	7,160	1.6
Effect of tax credit for interest in the Operating Partnership	(7,281)	(4.0)	(9,797)	(4.0)	(2,107)	(0.5)
Other, net	—	—	—	—	3,057	0.7
Provision for income taxes and effective tax rates	$22,729	12.5%	$20,952	8.6%	$63,642	14.2%

7.  Commitments and Contingencies

On April 25, 2001, an amended class action complaint (“amended Miller Complaint”) entitled Miller, et al. v. Mitchell Hutchins Asset Management, Inc., et al., was filed in Federal district court in the Southern District of Illinois against Alliance Capital, Alliance Fund Distributors, Inc. (“AFD”), and other defendants alleging violations of the Federal Investment Company Act of 1940, as amended (“ICA”) and breaches of common law fiduciary duty. The allegations in the amended Miller Complaint concern six mutual funds with which Alliance Capital has investment advisory agreements, including Alliance Premier Growth Fund, Alliance Health Care Fund, Alliance Growth Fund, Alliance Quasar Fund, Alliance Fund, and Alliance Disciplined Value Fund. The principal allegations of the amended complaint are that (i) certain advisory agreements concerning these funds were negotiated, approved, and executed in violation of the ICA, in particular because certain directors of these funds should be deemed interested under the ICA; (ii) the distribution plans for these funds were negotiated, approved, and executed in violation of the ICA; and (iii) the advisory fees and distribution fees paid to Alliance Capital and AFD, respectively, are excessive and, therefore, constitute a breach of fiduciary duty. Plaintiff seeks a recovery of certain fees paid by these funds to Alliance Capital.

                Alliance Capital and AFD believe that plaintiffs’ allegations in the amended Miller Complaint are without merit and intend to vigorously defend against these allegations. At the present time, management of Alliance Capital and AFD are unable to estimate the impact, if any, that the outcome of these actions may have on Alliance Capital’s results of operations or financial condition.

                On December 7, 2001 a complaint entitled Benak v. Alliance Capital Management L.P. and Alliance Premier Growth Fund (“Benak Complaint”) was filed in Federal district court in the District of New Jersey against Alliance Capital and Alliance Premier Growth Fund (“Premier Growth Fund”) alleging violation of the ICA. The principal allegations of the Benak Complaint are that Alliance Capital breached its duty of loyalty to Premier Growth Fund because one of the directors of the General Partner of Alliance Capital served as a director of Enron Corp. (“Enron”) when Premier Growth Fund purchased shares of Enron and as a consequence thereof the investment advisory fees paid to Alliance Capital by Premier Growth Fund should be returned as a means of recovering for Premier Growth Fund the losses plaintiff allege were caused by the alleged breach of the duty of loyalty. Plaintiff seeks recovery of certain fees paid by Premier Growth Fund to Alliance Capital. On December 21, 2001 a complaint entitled Roy v. Alliance Capital Management L.P. and Alliance Premier Growth Fund (“Roy Complaint”) was filed in Federal district court in the Middle District of Florida, Tampa Division, against Alliance Capital and Premier Growth Fund. The allegations and relief sought in the Roy Complaint are virtually identical to the Benak Complaint. On December 26, 2001 a complaint entitled Roffe v. Alliance Capital Management L.P. and Alliance Premier Growth Fund (“Roffe Complaint”) was filed in Federal district court in the District of New Jersey against Alliance Capital and Premier Growth Fund. The allegations and relief sought in the Roffe Complaint are virtually identical to the Benak Complaint. On February 14, 2002 a complaint entitled Tatem v. Alliance Capital Management L.P. and Alliance Premier Growth Fund (“Tatem Complaint”) was filed in Federal district court in the District of New Jersey against Alliance Capital and Premier Growth Fund. The allegations and relief sought in the Tatem Complaint are virtually identical to the Benak Complaint.

                Alliance Capital believes the plaintiffs’ allegations in the Benak Complaint, Roy Complaint, Roffe Complaint and Tatem Complaint are without merit and intends to vigorously defend against these allegations. At the present time, management of Alliance Capital is unable to estimate the impact, if any, that the outcome of these actions may have on Alliance Capital’s results of operations or financial condition.

                Alliance Capital and Alliance Holding are involved in various other inquiries, administrative proceedings and litigation, some of which allege substantial damages. While any proceeding or litigation has the element of uncertainty, Alliance Capital and Alliance Holding believe that the outcome of any one of the other lawsuits or claims that is pending or threatened, or all of them combined, will not have a material adverse effect on Alliance Capital’s or Alliance Holding’s results of operations or financial condition.

8.  Award and Option Plans

As discussed in Note 18 of the Operating Partnership’s consolidated financial statements, the Operating Partnership maintains certain option and incentive plans. Under these plans, options on Alliance Holding Units are granted to employees of the Operating Partnership. Upon exercise of options, Alliance Holding exchanges the proceeds from exercises for Operating Partnership Units, thus increasing Alliance Holding’s investment in the Operating Partnership. At December 31, 2001, 15,857,820 options for Alliance Holding Units were outstanding of which 7,257,520 were exercisable. The Operating Partnership applies Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, in accounting for its option plans and, accordingly, no compensation cost has been recognized for options, granted at fair market value, in the Operating Partnership consolidated financial statements. Had the Operating Partnership determined compensation cost based on the fair value at the grant date for options under Statement of Financial Accounting Standards No. 123 (“SFAS 123”), “Accounting for Stock-Based Compensation”, Alliance Holding’s income derived from its interest in the Operating Partnership would have decreased and Alliance Holding’s net income and net income per Alliance Holding Unit would have been reduced to the pro forma amounts indicated below (in thousands, except per Alliance Holding Unit amounts):

	2001	2000	1999
SFAS 123 pro forma:
Net income	$155,968	$219,938	$380,526
Basic net income per Alliance Holding Unit	$2.10	$3.04	$2.58
Diluted net income per Alliance Holding Unit	$2.05	$2.88	$2.50

9.  Supplemental Cash Flow and Noncash Investing and Financing Activities Information

Cash payments for interest and income taxes were as follows (in thousands):

Years ended December 31,	2001	2000	1999
Interest	$—	$—	$8,559
Income taxes	23,299	20,664	61,499

Noncash investing and financing activities were as follows (in thousands):

Change in proportionate share of the Operating Partnership’s partners’ capital:
Investment in Operating Partnership	$(1,399)	$1,010,530	$—
Partners’ capital	(1,399)	1,010,530	—

10.  Cash Distribution

On January 31, 2002, the General Partner declared a distribution of $50.2 million or $0.67 per Alliance Holding Unit representing the Available Cash Flow (as defined in the Alliance Holding Partnership Agreement) of Alliance Holding for the three months ended December 31, 2001. The distribution is payable on February 21, 2002 to holders of record on February 11, 2002.

11. Quarterly Financial Data (Unaudited)

(in thousands, except per Alliance Holding Unit data)

	Quarters Ended 2001
	December 31	September 30	June 30	March 31
Equity in Earnings of Operating Partnership	$44,891	$44,750	$47,516	$44,863
Net income	39,043	38,990	42,094	39,164
Basic net income per Alliance Holding Unit (1)	$0.52	$0.52	$0.57	$0.53
Diluted net income per Alliance Holding Unit (1)	0.51	0.51	0.56	0.52
Cash distributions per Alliance Holding Unit (2)	0.67	0.67	0.71	0.68
Alliance Holding Unit prices (3):
High	$54.32	$53.75	$53.40	$59.35
Low	44.45	38.90	38.20	37.40

	Quarters Ended 2000
	December 31	September 30	June 30	March 31
Equity in Earnings of Operating Partnership	$43,026	$68,315	$62,430	$71,151
Net income	36,867	63,778	57,399	65,926
Basic net income per Alliance Holding Unit (1)	$0.52	$0.89	$0.81	$0.92
Diluted net income per Alliance Holding Unit (1)	0.50	0.85	0.76	0.88
Cash distributions per Alliance Holding Unit (2)	0.78	0.84	0.75	0.74
Alliance Holding Unit prices (3):
High	$54 7/16	$56 11/16	$50 3/8	$43 7/8
Low	421/2	46	383/8	295/16

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

Alliance Capital Management Holding L.P.

Independent Auditors’ Report

The General Partner and Unitholders

Alliance Capital Management Holding L.P.

We have audited the accompanying statements of financial condition of Alliance Capital Management Holding L.P. as of December 31, 2001 and 2000, and the related statements of income, changes in partners’ capital and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2001. These financial statements are the responsibility of the management of the General Partner. Our responsibility is to express an opinion on these financial statements based on our audits.

                We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Alliance Capital Management Holding L.P. as of December 31, 2001 and 2000 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

New York, New York

January 31, 2002, except as to Note 7, which is dated as of

February 14, 2002

Alliance Capital Management L.P.

Selected Consolidated Financial Data

				Alliance Capital
	Operating Partnership (1)			Management Holding L.P.
	Years Ended December 31,
	2001	2000	1999	1998	1997
	(in thousands, unless otherwise indicated)
Income Statement Data:
Revenues:
Investment advisory and services fees	$2,023,766	$1,689,817	$1,331,758	$952,992	$698,979
Distribution revenues	544,605	621,622	441,772	301,846	216,851
Institutional research services	265,815	56,289	—	—	—
Shareholder servicing fees	96,324	85,645	62,332	43,475	36,327
Other revenues, net	62,388	68,726	33,443	25,743	23,179
	2,992,898	2,522,099	1,869,305	1,324,056	975,336
Expenses:
Employee compensation and benefits	927,808	651,884	508,566	340,923	264,251
Promotion and servicing:
Distribution plan payments	488,024	476,039	346,642	266,400	181,080
Amortization of deferred sales commissions	230,793	219,664	163,942	108,853	73,841
Other	174,587	148,740	110,144	85,087	57,245
General and administrative	311,958	226,710	184,754	162,323	120,283
Interest	34,915	44,244	22,585	7,586	2,968
Amortization of intangible assets	172,638	46,252	3,852	4,172	7,006
Non-recurring items, net	—	(779)	—	—	120,900
	2,340,723	1,812,754	1,340,485	975,344	827,574
Income before income taxes	652,175	709,345	528,820	348,712	147,762
Income taxes	37,550	40,596	67,171	55,796	18,806
Net income	$614,625	$668,749	$461,649	$292,916	$128,956
Net income excluding performance fee earnings	$567,802	$632,046	$398,416	$270,366	$109,572
Net operating earnings(2)	$787,263	$714,222	$465,501	$297,088	$256,862
Net Income per Unit:(3)
Basic net income per Unit	$2.45	$3.31	$2.67	$1.71	$0.76
Diluted net income per Unit	$2.40	$3.20	$2.59	$1.66	$0.74
Net Operating Earnings per Unit:(3)
Diluted net income per Unit	$2.40	$3.20	$2.59	$1.66	$0.74
Amortization of intangible assets per Unit	0.67	0.22	0.02	0.02	0.04
Non-recurring items per Unit	—	—	—	—	0.70
Net operating earnings per Unit	$3.07	$3.42	$2.61	$1.68	$1.48
Performance Fee Earnings per Unit:(3)
Base fee earnings per Unit	$2.89	$3.24	$2.24	$1.55	$1.37
Performance fee earnings per Unit	0.18	0.18	0.37	0.13	0.11
Net operating earnings per Unit	$3.07	$3.42	$2.61	$1.68	$1.48
Cash Distributions per Unit(3)(4)	$3.03	$3.40	$2.55	$1.62	$1.40
Pre-Tax Operating Margin(5)(6)	33.7%	38.8%	37.3%	34.5%	36.3%
Balance Sheet Data at Period End:
Total assets	$8,175,393	$8,270,762	$1,661,061	$1,132,592	$784,460
Debt and long-term obligations(7)	$805,483	$933,475	$491,004	$238,089	$130,429
Partners’ capital	$3,988,160	$4,133,677	$552,667	$430,273	$398,051
Assets Under Management at
Period End (in millions)(8)	$455,402	$453,679	$368,321	$286,659	$218,654

(1)                  As discussed in Notes 1 and 3 to the consolidated financial statements, the financial information above reflects the operations of Alliance Capital Management Holding L.P. prior to the Reorganization effective October 29, 1999 and Alliance Capital Management L.P. (the “Operating Partnership”) thereafter.

(2)                  Net operating earnings: Net income excluding amortization of intangible assets and non-recurring items.

(3)                  Per Unit amounts for all periods prior to the two-for-one Unit split in 1998 have been restated.

(4)                  The Operating Partnership is required to distribute all of its Available Cash Flow, as defined in the Alliance Capital Partnership Agreement, to the General Partner and Alliance Capital Unitholders.

(5)                  Income before income taxes (excluding amortization of intangible assets and non-recurring items) as a percentage of revenues (excluding distribution revenues).

(6)                Pre-tax operating margin revenues exclude interest income derived from AXA Financial’s purchase of 32,619,775 newly issued units on June 21, 2000 in connection with the Bernstein Acquisition discussed in Note 1 to the consolidated financial statements.

(7)                  Includes accrued expenses under employee benefit plans due after one year and debt.

(8)                  Assets under management exclude certain non-discretionary relationships and include 100% of assets managed by unconsolidated affiliates.

Alliance Capital Management L.P.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Reorganization and Bernstein Acquisition

Effective October 29, 1999, Alliance Capital Management Holding L.P., formerly known as Alliance Capital Management L.P. (“Alliance Holding”), reorganized by transferring its business to Alliance Capital Management L.P., a newly formed private partnership (“Alliance Capital” or the “Operating Partnership”), in exchange for all of the Units of Alliance Capital (the “Reorganization”). As part of the Reorganization, Alliance Holding offered each Alliance Holding Unitholder the opportunity to exchange Alliance Holding Units for Alliance Capital Units on a one-for-one basis. The Operating Partnership recorded the transferred assets and assumption of liabilities at the amounts reflected in Alliance Holding’s books and records on the date of transfer. Since the Reorganization, the Operating Partnership has conducted the diversified investment management services business formerly conducted by Alliance Holding, and Alliance Holding’s business has consisted of holding Alliance Capital Units and engaging in related activities. Alliance Capital Management Corporation (“ACMC”), an indirect wholly-owned subsidiary of AXA Financial, Inc. (“AXA Financial”), is the general partner of both Alliance Holding and the Operating Partnership. AXA Financial is an indirect wholly-owned subsidiary of AXA, a French company, which is a holding company for an international group of insurance and related financial services companies. Alliance Capital is a registered investment adviser under the Investment Advisers Act of 1940. Alliance Holding Units are publicly traded on the New York Stock Exchange while Alliance Capital Units do not trade publicly and are subject to significant restrictions on transfer.

                On October 2, 2000, the Operating Partnership acquired the business and assets of SCB Inc., an investment research and management company formerly known as Sanford C. Bernstein Inc. (“Bernstein”), and assumed the liabilities of Bernstein (“Bernstein Acquisition”). The purchase price consisted of a cash payment of $1.4754 billion and 40.8 million newly issued Alliance Capital Units. AXA Financial purchased approximately 32.6 million newly issued Alliance Capital Units for $1.6 billion on June 21, 2000 to fund the cash portion of the purchase price.

                At December 31, 2001, Alliance Holding owned approximately 74.9 million, or 30.1%, of the issued and outstanding Alliance Capital Units. ACMC owns 100,000 general partnership Units in Alliance Holding and a 1% general partnership interest in the Operating Partnership. At December 31, 2001, AXA Financial was the beneficial owner of approximately 2.1% of the outstanding Alliance Holding Units and approximately 51.7% of the outstanding Alliance Capital Units which, including the general partnership interests in the Operating Partnership and Alliance Holding, represents an economic interest of approximately 52.8% in the Operating Partnership. At December 31, 2001, SCB Partners Inc., a wholly-owned subsidiary of SCB Inc., was the beneficial owner of approximately 16.4% of the outstanding Alliance Capital Units.

The Operating Partnership

The Operating Partnership provides diversified investment management and related services globally to a broad range of clients including (a) institutional investors, consisting of unaffiliated entities such as corporate and public employee pension funds, endowment funds, domestic and foreign institutions and governments and affiliates such as AXA and its insurance company subsidiaries, by means of separate accounts, sub-advisory relationships resulting from the efforts of the institutional marketing department, structured products, group trusts and mutual funds sold exclusively to institutional investors and high net worth individuals, (b) private clients, consisting of high net worth individuals, trusts and estates, charitable foundations, partnerships, private and family corporations and other entities, by means of separate accounts, hedge funds and certain other vehicles, (c) individual investors by means of publicly distributed mutual funds sponsored by the Operating Partnership, its subsidiaries and affiliated joint venture companies including cash management products such as money market funds and deposit accounts and sub-advisory relationships in respect of mutual funds sponsored by third parties resulting from the efforts of the mutual fund marketing department (“Alliance Mutual Funds”) and managed account products, and (d) institutional investors by means of in-depth research, portfolio strategy, trading and brokerage-related services. The Operating Partnership and its subsidiaries provide investment management, distribution and shareholder and administrative services to the Alliance Mutual Funds.

                All services provided by Alliance Holding prior to the Reorganization are now provided by the Operating Partnership.

                The Operating Partnership’s revenues are largely dependent on the total value and composition of assets under management. Assets under management were $455.4 billion as of December 31, 2001, an increase of 0.4% from December 31, 2000 primarily as a result of net asset inflows and a new Australia JV relationship, offset by market depreciation. Active equity and balanced account assets under management, which comprise approximately 60.6% of total assets under management, decreased by 4.2%. Active fixed income account assets under management which comprise 32.3% of total assets under management, increased by 13.3%. Assets under management grew 23.2% from December 31, 1999 to $453.7 billion as of December 31, 2000 primarily as a result of the Bernstein Acquisition, which added $85.8 billion on October 2, 2000, and net sales of Alliance Mutual Funds, offset by market depreciation.

                In 2001, sales of Alliance Mutual Fund shares decreased to $44.7 billion compared to sales of $57.7 billion in 2000. The decrease, principally equity funds sold to both U.S. and non-U.S. investors, was partially offset by a decrease in mutual fund redemptions, and resulted in net Alliance Mutual Fund sales of $11.4 billion, a decrease of 51.1% from $23.3 billion in 2000.

Assets Under Management(1)
	12/31/01	12/31/00	% Change	12/31/00	12/31/99	% Change
	(Dollars in billions)
Retail	$156.6	$164.3	(4.7)%	$164.3	$155.5	5.7%
Institutional investment management	258.6	252.6	2.4	252.6	207.3	21.9
Private client	40.2	36.8	9.2	36.8	5.5	569.1
Total	$455.4	$453.7	0.4%	$453.7	$368.3	23.2%

Assets Under Management by Investment Orientation(1)
	12/31/01	12/31/00	% Change	12/31/00	12/31/99	% Change
	(Dollars in billions)
Active equity & balanced — Growth
U.S.	$135.2	$166.9	(19.0)%	$166.9	$180.2	(7.4)%
Global & international	39.5	30.5	29.5	30.5	27.9	9.3
Active equity & balanced — Value
U.S.	80.2	72.6	10.5	72.6	11.2	548.2
Global & international	21.2	18.3	15.8	18.3	0.2	9,050.0
Total active equity & balanced	276.1	288.3	(4.2)	288.3	219.5	31.3
Active fixed income
U.S.	116.3	109.1	6.6	109.1	97.6	11.8
Global & international	31.0	20.9	48.3	20.9	15.7	33.1
Passive
U.S.	25.8	30.0	(14.0)	30.0	29.1	3.1
Global & international	6.2	5.4	14.8	5.4	6.4	(15.6)
Total	$455.4	$453.7	(0.4)%	$453.7	$368.3	23.2%

Average Assets Under Management(1) (2)	Twelve Months Ended			Twelve Months Ended
	12/31/01	12/31/00	% Change	12/31/00	12/31/99	% Change
	(Dollars in billions)
Retail	$160.7	$168.3	(4.5)%	$168.3	$126.0	33.6%
Institutional investment management	253.6	220.1	15.2	220.1	183.8	19.7
Private client	38.3	11.5	233.0	11.5	4.8	139.6
Total	$452.6	$399.9	13.2%	$399.9	$314.6	27.1%

Annualized Fee Base(3)
	12/31/01	12/31/00	% Change	12/31/00	12/31/99	% Change
	(Dollars in millions)
Retail	$909.0	$1,002.1	(9.3)%	$1,002.1	$972.3	3.1%
Institutional investment management	646.7	643.6	0.5	643.6	450.6	42.8
Private client	320.9	297.6	7.8	297.6	15.3	1,845.1
Total	$1,876.6	$1,943.3	(3.4)%	$1,943.3	$1,438.2	35.1%

Analysis of Assets Under Management(1)
	2001				2000
	Retail	Institutional Investment Mgmt	Private Client	Total	Retail	Institutional Investment Mgmt	Private Client	Total
	(Dollars in billions)
Balance at January 1,	$164.3	$252.6	$36.8	$453.7	$155.5	$207.3	$5.5	$368.3
Sales/new accounts	43.0	33.1	5.1	81.2	57.3	17.5	1.5	76.3
Redemptions/terminations	(35.8)	(12.5)	(2.8)	(51.1)	(33.4)	(11.0)	(1.9)	(46.3)
Net cash management sales	1.7	2.0	0.2	3.9	2.9	2.8	—	5.7
Cash flow/unreinvested dividends	(0.8)	1.7	—	0.9	(1.4)	(6.0)	(0.5)	(7.9)
Net asset inflows (outflows)	8.1	24.3	2.5	34.9	25.4	3.3	(0.9)	27.8
Bernstein Acquisition	—	—	—	—	—	55.0	30.8	85.8
Australia JV company	5.4	3.2	—	8.6	—	—	—	—
Other	(0.2)	(1.0)	—	(1.2)	—	—	—	—
Market appreciation (depreciation)	(21.0)	(20.5)	0.9	(40.6)	(16.6)	(13.0)	1.4	(28.2)
Net change	(7.7)	6.0	3.4	1.7	8.8	45.3	31.3	85.4
Balance at December 31,	$156.6	$258.6	$40.2	$455.4	$164.3	$252.6	$36.8	$453.7

(1)          Excludes certain non-discretionary relationships. Includes 100% of assets under management by unconsolidated affiliates as follows: $2.6 billion retail assets and $0.9 billion institutional investment management assets at December 31, 2001 and $2.7 billion retail assets and $1.1 billion institutional investment management assets at December 31, 2000. The 2000 presentation has been reclassified to conform to the 2001 presentation.

(2)          Average monthly assets under management.

(3)          Annualized Fee Base is defined as period end AUM times contractual annualized fee rates; assumes no change in AUM or fee rates for one year.

Assets under management at December 31, 2001 were $455.4 billion, an increase of $1.7 billion or 0.4% from December 31, 2000. Retail assets under management at December 31, 2001 were $156.6 billion, a decrease of $7.7 billion or 4.7% from December 31, 2000. This decrease was due principally to market depreciation of $21.0 billion, offset by net asset inflows of $8.1 billion and a new Australia JV company which added $5.4 billion. Institutional investment management assets under management at December 31, 2001 were $258.6 billion, an increase of $6.0 billion or 2.4% from December 31, 2000. This increase was due to net asset inflows of $24.3 billion and a new Australia JV company which added $3.2 billion, offset by market depreciation of $20.5 billion. Private client assets under management at December 31, 2001 were $40.2 billion, an increase of $3.4 billion or 9.2% from December 31, 2000. This increase was due principally to net asset inflows of $2.5 billion and market appreciation of $0.9 billion.

                Assets under management at December 31, 2000 were $453.7 billion, an increase of $85.4 billion or 23.2% from December 31, 1999. Retail assets under management at December 31, 2000 were $164.3 billion, an increase of $8.8 billion or 5.7% from December 31, 1999. This increase was due principally to net asset inflows of $25.4 billion, offset by market depreciation of $16.6 billion. Institutional investment management assets under management at December 31, 2000 were $252.6 billion, an increase of $45.3 billion or 21.9% from December 31, 1999. This increase was due principally to the Bernstein Acquisition which added $55.0 billion and net asset inflows of $3.3 billion, offset by market depreciation of $13.0 billion. Private client assets under management at December 31, 2000 were $36.8 billion, an increase of $31.3 billion from December 31, 1999. This increase was due principally to the Bernstein Acquisition which added $30.8 billion and market appreciation of $1.4 billion, offset by net asset outflows of $0.9 billion.

Basis of Presentation — Financial Results

The following is a discussion of the results of operations for 2001 for the Operating Partnership compared to 2000 and of 2000 compared to the combined 1999 results of the Operating Partnership and, prior to the Reorganization, Alliance Holding. The combined 1999 presentation is considered meaningful in understanding the diversified investment management business operated by Alliance Holding prior to the Reorganization and by the Operating Partnership thereafter. All information prior to the Reorganization is that of Alliance Holding.

Consolidated Results of Operations
	2001	2000	% Change	2000	1999	% Change
	(Dollars in millions)
Revenues	$2,992.9	$2,522.1	18.7%	$2,522.1	$1,869.3	34.9%
Expenses	2,340.7	1,812.8	29.1	1,812.8	1,340.5	35.2
Income before income taxes	652.2	709.3	(8.1)	709.3	528.8	34.1
Income taxes	37.6	40.6	(7.4)	40.6	67.2	(39.6)
Net income	$614.6	$668.7	(8.1)	$668.7	$461.6	44.9

Net income	$614.6	$668.7	(8.1)	$668.7	$461.6	44.9
Amortization of intangible assets	172.7	46.3	273.0	46.3	3.9	1,087.2
Non-recurring items, net	—	(0.8)	(100.0)	(0.8)	—	n/a
Net operating earnings(1)	$787.3	$714.2	10.2	$714.2	$465.5	53.4

Base fee earnings	$741.0	$677.5	9.4	$677.5	$402.3	68.4
Performance fee earnings	46.3	36.7	26.2	36.7	63.2	(41.9)
Net operating earnings(1)	$787.3	$714.2	10.2	$714.2	$465.5	53.4

Diluted net income per Unit	$2.40	$3.20	(25.0)	$3.20	$2.59	23.6
Amortization of intangible assets per Unit	0.67	0.22	204.5	0.22	0.02	1,000.0
Non-recurring items, net per Unit	—	—	n/a	—	—	n/a
Net operating earnings per Unit	$3.07	$3.42	(10.2)	$3.42	$2.61	31.0

Base fee earnings per Unit	$2.89	$3.24	(10.8)	$3.24	$2.24	44.6
Performance fee earnings per Unit	0.18	0.18	—	0.18	0.37	(51.4)
Net operating earnings per Unit	$3.07	$3.42	(10.2)	$3.42	$2.61	31.0

Distributions per Unit	$3.03	$3.40	(10.9% )	$3.40	$2.55	33.3%
Pre-tax operating margin(2) (3)	33.7%	38.8%		38.8%	37.3%

(1)             Net operating earnings: Net income excluding amortization of intangible assets and non-recurring items.

(2)             Income before income taxes (excluding amortization of intangible assets and non-recurring items) as a percentage of revenues (excluding distribution revenues).

(3)             Revenues exclude interest income derived from AXA Financial’s purchase of 32,619,775 newly issued units on June 21, 2000.

                Net income for 2001 decreased $54.1 million or 8.1% to $614.6 million from net income of $668.7 million for 2000. Diluted net income per Unit for 2001 decreased $0.80 or 25.0% to $2.40 from diluted net income per Unit of $3.20 for 2000. The decrease was due to higher operating expenses, principally employee compensation and benefits and general and administrative expenses, and amortization of intangible assets from the Bernstein Acquisition, offset partially by an increase in investment advisory and services fees, resulting from higher average assets under management in 2001 and institutional research services due principally to the Bernstein Acquisition.

                Net income for 2000 increased $207.1 million or 44.9% to $668.7 million from net income of $461.6 million for 1999. Diluted net income per Unit for 2000 increased $0.61 or 23.6% to $3.20 from diluted net income per Unit of $2.59 for 1999. The increase was principally due to an increase in investment advisory and services fees, resulting from higher average assets under management due principally to the Bernstein Acquisition, which was offset partially by higher operating expenses, principally employee compensation and benefits, promotion and servicing, and general and administrative expenses.

Revenues(1)
	2001	2000	% Change	2000	1999	% Change
	(Dollars in millions)
Investment advisory and services fees:
Retail	$918.8	$1,007.5	(8.8)%	$1,007.5	$810.3	24.3%
Institutional investment management	697.5	529.1	31.8	529.1	415.9	27.2
Private client	407.5	153.3	165.8	153.3	105.5	45.3
Subtotal	2,023.8	1,689.9	19.8	1,689.9	1,331.7	26.9
Distribution revenues	544.6	621.6	(12.4)	621.6	441.8	40.7
Institutional research services	265.8	56.3	372.1	56.3	—	n/a
Shareholder servicing fees	96.3	85.6	12.5	85.6	62.3	37.4
Other revenues, net	62.4	68.7	(9.2)	68.7	33.5	105.1
Total	$2,992.9	$2,522.1	18.7%	$2,522.1	$1,869.3	34.9%

(1)                                  Reflect revenues of the business of Bernstein from the date of the October 2, 2000 acquisition, revenues of Alliance Holding prior to the Reorganization and revenues of the Operating Partnership thereafter. Revenues of the acquired Bernstein business were included for all of 2001 and one quarter of 2000.

Investment Advisory and Services Fees

Investment advisory and services fees, the largest component of the Operating Partnership’s revenues, are generally calculated as a small percentage of the value of assets under management and vary with the type of account managed. Fee income is therefore affected by changes in the amount of assets under management, including market appreciation or depreciation, the addition of new client accounts or client contributions of additional assets to existing accounts, withdrawals of assets from and termination of client accounts, purchases and redemptions of mutual fund shares, and shifts of assets between accounts or products with different fee structures. Investment advisory and services fees include brokerage transaction charges of Sanford C. Bernstein & Co., LLC (“SCB LLC”), a wholly-owned subsidiary of the Operating Partnership, for substantially all private client transactions and certain institutional investment management client transactions. The Operating Partnership’s investment advisory and services fees increased 19.8% and 26.9% in 2001 and 2000, respectively.

                Certain investment advisory contracts provide for a performance fee, in addition to or in lieu of a base fee, that is calculated as either a percentage of absolute investment results or a percentage of investment results in excess of a stated benchmark over a specified period of time. Performance fees are recorded as revenue at the end of the measurement period and will generally be higher in favorable markets and lower in unfavorable markets, which may increase the volatility of the Operating Partnership’s revenues and earnings. Performance fees aggregated $79.4 million, $72.5 million, and $162.2 million in 2001, 2000 and 1999, respectively. Higher performance fees in 2001 were primarily the result of certain hedge funds investing in value stocks. Lower performance fees in 2000 were primarily the result of a decline in absolute returns in certain hedge funds investing in growth and technology stocks.

                Retail investment advisory and services fees decreased by $88.7 million or 8.8% for 2001, primarily as a result of a 4.5% decrease in average assets under management, offset by a $2.3 million increase in performance fees. Retail investment advisory and services fees increased by $197.2 million or 24.3% for 2000, primarily as a result of a 33.6% increase in average assets under management, offset by a $63.7 million decrease in performance fees.

                Institutional investment management investment advisory and services fees increased by $168.4 million or 31.8% for 2001, due to a 15.2% increase in average assets under management, as assets under management of the acquired Bernstein business were included for all of 2001 and one quarter of 2000, and an increase in performance fees of $12.5 million. Institutional investment management investment advisory and services fees increased by $113.2 million or 27.2% for 2000, due primarily to a 19.7% increase in average assets under management and an increase in performance fees of $9.6 million.

                Private client investment advisory and services fees increased by $254.2 million or 165.8% for 2001, primarily as a result of a 233.0% increase in average assets under management, with assets under management of the acquired Bernstein business included for all of 2001 and one quarter of 2000, offset by a $8.0 million decrease in performance fees. Private client investment advisory and services fees increased by $47.8 million or 45.3% for 2000, primarily as a result of a 139.6% increase in average assets under management, primarily from the Bernstein Acquisition, offset by a $35.7 million decrease in performance fees.

Distribution Revenues

The Operating Partnership’s subsidiary, Alliance Fund Distributors, Inc. (“AFD”), acts as distributor of the Alliance Mutual Funds and receives distribution plan fees from those Funds in reimbursement of distribution expenses it incurs. Distribution revenues decreased 12.4% in 2001 principally due to lower average daily mutual fund assets under management attributable to market depreciation and lower net sales of Back-End Load Shares. Distribution revenues increased 40.7% in 2000 principally due to higher average mutual fund assets under management attributable to net sales of Back-End Load Shares under the Operating Partnership’s mutual fund distribution system (the “System”), described under “Capital Resources and Liquidity”.

Institutional Research Services

Institutional research services revenue consists of brokerage transaction charges and underwriting syndicate revenues related to services provided to institutional investors by SCB LLC. Brokerage transaction charges earned and related expenses are recorded on a trade date basis. Syndicate participation and underwriting revenues include gains, losses and fees, net of syndicate expenses, arising from securities offerings in which SCB LLC acts as an underwriter or agent. Syndicate participation and underwriting revenues are recorded on the offering date. Revenues from institutional research services were $265.8 million for 2001 and $56.3 million for fourth quarter 2000 as revenues of the acquired Bernstein business were included for all of 2001 and one quarter of 2000.

Shareholder Servicing Fees

The Operating Partnership’s subsidiaries, Alliance Global Investor Services, Inc. and ACM Global Investor Services S.A., provide transfer agency services to the Alliance Mutual Funds. Shareholder servicing fees increased 12.5% and 37.4% in 2001 and 2000, respectively, as a result of increases in the number of mutual fund shareholder accounts serviced. The number of shareholder accounts serviced increased to approximately 7.5 million as of December 31, 2001, compared to approximately 6.6 million and 5.4 million as of December 31, 2000 and 1999, respectively.

Other Revenues, Net

Other revenues, net consist principally of administration and recordkeeping services provided to the Alliance Mutual Funds and the General Accounts of The Equitable Life Assurance Society of the United States (“ELAS”), a wholly-owned subsidiary of AXA Financial, and its insurance subsidiary. Investment income and changes in value of investments are also included. Subsequent to the Bernstein Acquisition, other revenues, net also includes net interest income earned on securities loaned to and borrowed from brokers and dealers. Other revenues, net decreased for 2001 from 2000 principally as a result of $29.8 million of interest earned during 2000 on the proceeds from AXA Financial’s purchase of 32,619,775 newly issued Alliance Capital Units on June 21, 2000 to finance the cash portion of the Bernstein Acquisition, offset partially by an increase in net interest income earned in 2001 on securities loaned to and borrowed from brokers and dealers as a result of the Bernstein Acquisition. Other revenues, net increased for 2000 primarily as a result of higher interest income, including $29.8 million in interest earned on the proceeds from AXA Financial’s purchase of 32,619,775 newly issued Operating Partnership Units.

Expenses(1)
	2001	2000	% Change	2000	1999	% Change
	(Dollars in millions)
Employee compensation and benefits	$927.8	$651.9	42.3%	$651.9	$508.6	28.2%
Promotion and servicing	893.4	844.4	5.8	844.4	620.6	36.1
General and administrative	312.0	226.7	37.6	226.7	184.8	22.7
Interest	34.9	44.2	(21.0)	44.2	22.6	95.6
Amortization of intangible assets	172.6	46.3	272.8	46.3	3.9	1,087.2
Non-recurring items, net	—	(0.8)	(100.0)	(0.8)	—	n/a
Total	$2,340.7	$1,812.7	29.1%	$1,812.7	$1,340.5	35.2%

(1)                                  Reflect expenses of the business of Bernstein from the date of the October 2, 2000 acquisition, expenses of Alliance Holding prior to the Reorganization and expenses of the Operating Partnership thereafter. Expenses of the acquired Bernstein business were included for all of 2001 and one quarter of 2000.

Employee Compensation and Benefits

In connection with the Reorganization, all employees of Alliance Holding became employees of the Operating Partnership effective October 29, 1999. In connection with the Bernstein Acquisition, all employees of Bernstein subsidiaries became employees of the Operating Partnership effective October 2, 2000. Employee compensation and benefits, which represent approximately 39.6% of total expenses in 2001, include salaries, commissions, fringe benefits and incentive compensation based on profitability. Provisions for future payments to be made under certain deferred compensation arrangements are also included in employee compensation and benefits expense.

                Employee compensation and benefits increased 42.3% and 28.2% in 2001 and 2000, respectively, primarily as a result of higher base compensation and commissions and incentive compensation due to increased operating earnings. Base compensation increased in 2001 principally from the Bernstein Acquisition as expenses of the acquired Bernstein business were included for all of 2001 and one quarter of 2000 and in support of growth in Alliance’s private client, institutional research services and mutual fund distribution capabilities combined with salary increases. The Operating Partnership had 4,542 employees at December 31, 2001 compared to 4,438 in 2000 and 2,396 in 1999. Commissions increased primarily due to the full year impact of the Bernstein Acquisition and to higher new account wins and cash flow in institutional investment management and private client distribution in 2001, and in 2000 due to the Bernstein Acquisition. Incentive compensation increased in 2001 due to higher operating earnings of $73.1 million, higher incentive compensation resulting from higher performance fees and the full year impact of a new deferred compensation plan adopted in connection with the Bernstein Acquisition. Incentive compensation increased in 2000 due to higher operating earnings and costs associated with a new Bernstein deferred compensation plan, offset in part by lower incentive compensation resulting from lower performance fees.

Promotion and Servicing

Promotion and servicing expenses, which represent approximately 38.2% of total expenses in 2001, include distribution plan payments to financial intermediaries for distribution of sponsored mutual funds and cash management services’ products and amortization of deferred sales commissions paid to financial intermediaries for the sale of Back-End Load Shares  under the System. See “Capital Resources and Liquidity”. Also included in this expense category are travel and entertainment, advertising, promotional materials, and investment meetings and seminars for financial intermediaries that distribute the Operating Partnership’s mutual fund products.

                Promotion and servicing expenses increased 5.8% and 36.1% in 2001 and 2000, respectively. The increase in 2001 was due primarily to higher floor brokerage expenses from the Bernstein Acquisition as expenses of the acquired Bernstein business were included for all of 2001 and one quarter of 2000 and an increase in amortization of deferred sales commissions of $11.1 million as a result of sales of Back-End Load Shares. The increase in 2000 was primarily due to increased distribution plan payments resulting from higher average domestic, offshore and cash management assets under management. An increase in amortization of deferred sales commissions of $55.7 million for 2000 also contributed to the increase in promotion and servicing expense. Other promotion and servicing expenses increased for 2001 and 2000 primarily as a result of higher travel and entertainment costs due to the full year impact of the Bernstein Acquisition and, in 2000, higher promotional expenditures incurred in connection with mutual fund sales initiatives.

General and Administrative

General and administrative expenses, which represent approximately 13.3% of total expenses in 2001, are costs related to operations, including technology, professional fees, occupancy, communications, equipment and similar expenses. General and administrative expenses increased 37.6% and 22.7% in 2001 and 2000, respectively, due principally to increased occupancy and other costs related to the Bernstein Acquisition and higher technology expenses incurred in connection with certain mutual fund and portfolio management technology initiatives.

Interest

Interest expense is incurred on the Operating Partnership’s borrowings and on deferred compensation owed to employees. Interest expense decreased for 2001 primarily as a result of a decrease in interest accrued on deferred compensation liabilities offset by an increase in interest on debt. Interest expense increased for 2000 primarily as a result of higher debt and an increase in interest accrued on deferred compensation liabilities.

Amortization of Intangible Assets

Amortization of intangible assets is attributable to the intangible assets recorded in connection with the acquisitions made by the Operating Partnership, including the Bernstein Acquisition on October 2, 2000, and the acquisition of ACMC, Inc., the predecessor of both Alliance Holding and the Operating Partnership, by ELAS during 1985. Amortization of intangibles increased for 2001 and 2000 principally due to the Bernstein Acquisition.

Taxes on Income

The Operating Partnership, a private limited partnership, is not subject to federal or state corporate income taxes. However, the Operating Partnership and SCB LLC are subject to the New York City unincorporated business tax. Domestic corporate subsidiaries of the Operating Partnership are subject to federal, state and local income taxes, and are generally included in the filing of a consolidated federal income tax return; separate state and local income tax returns are filed. Foreign corporate subsidiaries are generally subject to taxes in the foreign jurisdictions where they are located.

                Income tax expense of $37.6 million in 2001 decreased by $3.0 million from 2000 primarily as a result of lower pre-tax income. Income tax expense of $40.6 million in 2000 decreased by $26.6 million from 1999 primarily as a result of a lower effective tax rate due to the Reorganization.

Capital Resources and Liquidity

Partners’ capital of the Operating Partnership was $3,988.2 million at December 31, 2001, a decrease of $145.5 million or 3.5% from partners’ capital at December 31, 2000. The decrease is primarily due to cash distributions in respect of the Operating Partnership’s Available Cash Flow (as defined in the Alliance Capital Partnership Agreement). Partners’ capital of the Operating Partnership was $4,133.7 million at December 31, 2000, an increase of $3,581.0 million or 647.9% from partners’ capital at December 31, 1999. On October 2, 2000, the Operating Partnership completed the Bernstein Acquisition for $1,475.4 million in cash and 40.8 million newly issued Operating Partnership Units. On June 21, 2000, AXA Financial purchased from the Operating Partnership 32,619,775 newly issued Operating Partnership Units for $1.6 billion and the Operating Partnership used the proceeds primarily to finance the cash portion of the Bernstein Acquisition.

                Cash flow from operations, proceeds from borrowings and proceeds from the issuance of Operating Partnership Units to AXA Financial and its subsidiaries have been the Operating Partnership’s and, prior to the Reorganization, Alliance Holding’s principal sources of working capital.

                The Operating Partnership’s cash and cash equivalents increased by $3.9 million in 2001. Cash inflows included $996.8 million from operations, net proceeds from the sale of investments of $56.8 million and $24.1 million of proceeds from employee options exercised for Alliance Holding Units. Cash outflows included $785.5 million in distributions to its General Partner and Unitholders, net repayments of debt of $173.1 million, capital expenditures of $87.0 million and the purchase of Alliance Holding Units by subsidiaries of the Operating Partnership for deferred compensation plans of $22.9 million.

                The Operating Partnership’s mutual fund distribution system includes a multi-class share structure. The System permits the Operating Partnership’s open-end mutual funds to offer investors various options for the purchase of mutual fund shares, including the purchase of Front-End Load Shares and Back-End Load Shares. The Front-End Load Shares are subject to a conventional front-end sales charge paid by investors to AFD at the time of sale. AFD in turn compensates the financial intermediaries distributing the funds from the front-end sales charge paid by investors. For Back-End Load Shares, investors do not pay a front-end sales charge although, if there are redemptions before the expiration of the minimum holding period (which ranges from one year to four years), investors pay a contingent deferred sales charge (“CDSC”) to AFD. While AFD is obligated to compensate the financial intermediaries at the time of the purchase of Back-End Load Shares, it receives higher ongoing distribution fees from the funds. Payments made to financial intermediaries in connection with the sale of Back-End Load Shares under the System, net of CDSC received, reduced cash flow from operations by approximately $163.3 million and $330.6 million during 2001 and 2000, respectively. Management believes AFD will recover the payments made to financial intermediaries for the sale of Back-End Load Shares from the higher distribution fees and CDSC it receives over periods not exceeding 5½ years.

                During 1998, Alliance Holding increased its commercial paper program to $425 million and entered into a $425 million five-year revolving credit facility with a group of commercial banks to provide back-up liquidity for the commercial paper program. Under the credit facility, the interest rate, at the option of the borrower, is a floating rate generally based upon a defined prime rate, a rate related to the London Interbank Offered Rate (LIBOR) or the Federal Funds rate. A facility fee is payable on the total facility. Borrowings under the credit facility and the commercial paper program may not exceed $425 million in the aggregate. In July 1999, Alliance Holding entered into a $200 million three-year revolving credit facility with a group of commercial banks. During October 2000, the Operating Partnership entered into a $250 million two-year revolving credit facility. The terms of the $200 million and $250 million credit facilities are generally similar to the $425 million credit facility. In connection with the Reorganization, the Operating Partnership assumed Alliance Holding’s rights and obligations under all of these programs and facilities. The revolving credit facilities will be used to fund commission payments to financial intermediaries for the sale of Back-End Load Shares under the Operating Partnership’s mutual fund distribution system, capital expenditures and for general working capital purposes.

                The revolving credit facilities contain covenants which, among other things, require the Operating Partnership to  meet certain financial ratios. The Operating Partnership was in compliance with the covenants at December 31, 2001.

                In December 1999, the Operating Partnership established a $100 million Extendible Commercial Notes (“ECN”) program as a supplement to its $425 million commercial paper program. ECNs are short-term uncommitted debt instruments that do not require back-up liquidity support.

                In August 2001, the Operating Partnership issued $400 million 5.625% Notes (“Senior Notes”) in a public offering. The registration statement filed with the Securities and Exchange Commission allows for the issuance of up to $600 million in senior debt securities. The Senior Notes mature in 2006 and are redeemable at any time. The proceeds from the Senior Notes were used to reduce commercial paper and credit facility borrowings and for other general partnership purposes.

                The Operating Partnership’s outstanding debt and weighted average interest rates at December 31, 2001 and 2000 were as follows:

	December 31,
	2001			2000
	Total		Interest	Total		Interest
	Available	Balance	Rate	Available	Balance	Rate
	(Dollars in millions)
Senior Notes	$400.0	$398.0	5.9%	$—	$—	—%
Commercial paper	425.0	198.2	1.9	425.0	396.9	6.7
Revolving credit facilities(1)	450.0	—	—	450.0	284.0	7.0
ECN program	100.0	24.9	1.9	100.0	98.2	6.8
Other	n/a	6.5	4.5	n/a	3.1	5.4
Total	$1,375.0	$627.6	4.4%	$975.0	$782.2	6.7%

(1)                                  Excludes the $425 million facility used to provide back-up liquidity for commercial paper program.

The Operating Partnership’s substantial equity base and access to public and private debt, at competitive terms, should provide adequate liquidity for its general business needs. Management believes that cash flow from operations and the issuance of debt and Alliance Capital or Alliance Holding Units will provide the Operating Partnership with the financial resources to meet its capital requirements for mutual fund sales and its other working capital requirements.

Commitments and Contingencies

The Operating Partnership’s capital commitments, which consist primarily of operating leases for office space, are generally funded from future operating cash flows.

                On April 25, 2001, an amended class action complaint (“amended Miller Complaint”) entitled Miller, et al. v. Mitchell Hutchins Asset Management, Inc., et al., was filed in Federal district court in the Southern District of Illinois against Alliance Capital, AFD, and other defendants alleging violations of the Federal Investment Company Act of 1940, as amended (“ICA”) and breaches of common law fiduciary duty. The allegations in the amended Miller Complaint concern six mutual funds with which Alliance Capital has investment advisory agreements, including Alliance Premier Growth Fund, Alliance Health Care Fund, Alliance Growth Fund, Alliance Quasar Fund, Alliance Fund, and Alliance Disciplined Value Fund. The principal allegations of the amended complaint are that (i) certain advisory agreements concerning these funds were negotiated, approved, and executed in violation of the ICA, in particular because certain directors of these funds should be deemed interested under the ICA; (ii) the distribution plans for these funds were negotiated, approved, and executed in violation of the ICA; and (iii) the advisory fees and distribution fees paid to Alliance Capital and AFD, respectively, are excessive and, therefore, constitute a breach of fiduciary duty. Plantiff seeks a recovery of certain fees paid by these funds to Alliance Capital.

                Alliance Capital and AFD believe that plaintiffs’ allegations in the amended Miller Complaint are without merit and intend to vigorously defend against these allegations. At the present time, management of Alliance Capital and AFD are unable to estimate the impact, if any, that the outcome of these actions may have on Alliance Capital’s results of operations or financial condition.

                On December 7, 2001 a complaint entitled Benak v. Alliance Capital Management L.P. and Alliance Premier Growth Fund (“Benak Complaint”) was filed in Federal district court in the District of New Jersey against Alliance Capital and Alliance Premier Growth Fund (“Premier Growth Fund”) alleging violation of the ICA. The principal allegations of the Benak Complaint are that Alliance Capital breached its duty of loyalty to Premier Growth Fund because one of the directors of the General Partner of Alliance Capital served as a director of Enron Corp. (“Enron”) when Premier Growth Fund purchased shares of Enron and as a consequence thereof the investment advisory fees paid to Alliance Capital by Premier Growth Fund should be returned as a means of recovering for Premier Growth Fund the losses plaintiff allege were caused by the alleged breach of the duty of loyalty. Plaintiff seeks recovery of certain fees paid by Premier Growth Fund to Alliance Capital. On December 21, 2001 a complaint entitled Roy v. Alliance Capital Management L.P. and Alliance Premier Growth Fund (“Roy Complaint”) was filed in Federal district court in the Middle District of Florida, Tampa Division, against Alliance Capital and Premier Growth Fund. The allegations and relief sought in the Roy Complaint are virtually identical to the Benak Complaint. On December 26, 2001 a complaint entitled Roffe v. Alliance Capital Management L.P. and Alliance Premier Growth Fund (“Roffe Complaint”) was filed in Federal district court in the District of New Jersey against Alliance Capital and Premier Growth Fund. The allegations and relief sought in the Roffe Complaint are virtually identical to the Benak Complaint. On February 14, 2002 a complaint entitled Tatem v. Alliance Capital Management L.P. and Alliance Premier Growth Fund (“Tatem Complaint”) was filed in Federal district court in the District of New Jersey against Alliance Capital and Premier Growth Fund. The allegations and relief sought in the Tatem Complaint are virtually identical to the Benak Complaint.

                Alliance Capital believes the plaintiffs’ allegations in the Benak Complaint, Roy Complaint, Roffe Complaint and Tatem Complaint are without merit and intends to vigorously defend against these allegations. At the present time, management of Alliance Capital is unable to estimate the impact, if any, that the outcome of these actions may have on Alliance Capital’s results of operations or financial condition.

                Alliance Capital and Alliance Holding are involved in various other inquiries, administrative proceedings and litigation, some of which allege substantial damages. While any proceeding or litigation has the element of uncertainty, Alliance Capital and Alliance Holding believe that the outcome of any one of the other lawsuits or claims that is pending or threatened, or all of them combined, will not have a material adverse effect on Alliance Capital’s or Alliance Holding’s results of operations or financial condition.

New Accounting Pronouncements

In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, (“SFAS 142”) “Goodwill and Other Intangible Assets”. SFAS 142 changes the accounting for goodwill and certain intangible assets from an amortization method to an impairment approach. Management adopted SFAS 142 on January 1, 2002. The adoption of SFAS 142 is expected to result in a decrease in the amortization of intangible assets of approximately $150 million and an increase in net income of approximately $148 million. In addition, SFAS 142 requires the Operating Partnership’s goodwill to be tested annually for impairment with the first test to be completed by June 30, 2002. Although the testing of the Operating Partnership’s goodwill for impairment has not yet been completed, management believes that the completion of such testing will not result in an indicated impairment.

                In October 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, (“SFAS 144”) “Accounting for the Impairment or Disposal of Long-Lived Assets”. Management adopted this Statement on January 1, 2002 and the adoption of the Statement did not have a material effect on the Operating Partnership’s results of operations, liquidity, or capital resources.

Cash Distributions

The Operating Partnership is required to distribute all of its Available Cash Flow (as defined in the Alliance Capital Partnership Agreement) to the General Partner and Alliance Capital Unitholders. Alliance Holding is also required to distribute all of its Available Cash Flow (as defined in the Alliance Holding Partnership Agreement). The Available Cash Flow of the Operating Partnership for 2001 and 2000 and the combined Available Cash Flow of the Operating Partnership for the two months ended December 31, 1999 and Alliance Holding for the ten months ended October 29, 1999 were as follows:

Cash Distributions
	2001	2000	1999
	(Dollars in thousands)
Available Cash Flow	$759,087	$689,516	$405,328
Special distribution	—	—	36,455
Total distribution	$759,087	$689,516	$441,783
Distributions per Unit	$3.03	$3.40	$2.55

Market Risk, Risk Management and Derivative Financial Instruments

The Operating Partnership’s investments consist of investments, available-for-sale, and other investments. Investments, available-for-sale, include equity and fixed income mutual funds and money market investments. The carrying value of the money market investments approximates fair value. Although investments, available-for-sale, are purchased for long-term investment, the portfolio strategy considers them available-for-sale from time to time due to changes in market interest rates, equity prices and other relevant factors. Other investments include investments in hedge funds sponsored by the Operating Partnership.

Non Trading Market Risk Sensitive Instruments

Investments with Interest Rate Risk — Fair Value

The table below provides the Operating Partnership’s potential exposure, measured in terms of fair value, to an immediate 100 basis point increase in interest rates from the levels prevailing at December 31, 2001. A 100 basis point fluctuation in interest rates is a hypothetical rate scenario used to calibrate potential risk and does not represent management’s view of future market changes. While these fair value measurements provide a representation of interest rate sensitivity of fixed income mutual funds and fixed income hedge funds, they are based on the portfolio exposures at a particular point in time and may not be representative of future market results. These exposures will change as a result of ongoing changes in investments in response to management’s assessment of changing market conditions and available investment opportunities (in thousands):

	At December 31, 2001	+100 Basis Point Change
Fixed income investments	$21,076	$(959)

Investments with Equity Price Risk — Fair Value

The Operating Partnership’s investments also include investments in equity mutual funds and equity hedge funds. The following table provides the Operating Partnership’s potential exposure from those investments, measured in terms of fair value, to an immediate 10% drop in equity prices from those prevailing at December 31, 2001. A 10% decrease in equity prices is a hypothetical scenario used to calibrate potential risk and does not represent management’s view of future market changes. While these fair value measurements provide a representation of equity price sensitivity of equity mutual funds and equity hedge funds, they are based on the portfolio exposures at a particular point in time and may not be representative of future market results. These exposures will change as a result of ongoing portfolio activities in response to management’s assessment of changing market conditions and available investment opportunities (in thousands):

	At December 31, 2001	—10% Equity Price Change
Equity investments	$47,704	$(4,770)

Debt — Fair Value

At year end 2001, the aggregate fair value of long-term debt issued by the Operating Partnership was $402.7 million. The table below provides the potential fair value exposure to an immediate 100 basis point decrease in interest rates from those prevailing at year end 2001 (in thousands):

	At December 31, 2001	—100 Basis Point Change
Long-term debt	$402,728	$(18,566)

Derivative Financial Instruments

The Operating Partnership utilized an interest rate cap to reduce its exposure to interest rate risk by effectively placing a ceiling or “cap” on interest payable on up to $100 million of the debt outstanding under the Operating Partnership’s commercial paper program and five-year revolving credit facility. The interest rate cap expired in December 2001.

Forward-Looking Statements

Certain statements provided by Alliance Capital and Alliance Holding in this report are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of such factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately managed accounts, general economic conditions, future acquisitions, competitive conditions, and government regulations, including changes in tax rates. Alliance Capital and Alliance Holding caution readers to carefully consider such factors. Further, such forward-looking statements speak only as of the date on which such statements are made; Alliance Capital and Alliance Holding undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

Alliance Capital Management L.P.

Consolidated Statements of Financial Condition

(in thousands)

	December 31,
	2001	2000
Assets
Cash and cash equivalents	$220,127	$216,251
Cash and securities segregated, at market (cost $1,409,013 and $1,289,120)	1,415,158	1,306,334
Receivables:
Brokers and dealers	1,441,604	1,316,694
Brokerage clients	156,945	187,945
Fees	356,033	401,609
Investments, available-for-sale	281,718	340,318
Furniture, equipment and leasehold improvements, net	243,988	199,699
Intangible assets, net	3,264,782	3,430,708
Deferred sales commissions, net	648,244	715,692
Other investments	52,651	52,925
Other assets	94,143	102,587
Total assets	$8,175,393	$8,270,762

Liabilities and Partners’ Capital
Liabilities:
Payables:
Brokers and dealers	$995,627	$882,576
Brokerage clients	1,822,735	1,636,869
Alliance Mutual Funds	211,621	279,249
Accounts payable and accrued expenses	194,538	238,640
Accrued compensation and benefits	328,077	313,426
Debt	627,609	782,232
Minority interests in consolidated subsidiaries	7,026	4,093
Total liabilities	4,187,233	4,137,085
Commitments and contingencies
Partners’ capital:
General Partner	41,553	43,005
Limited partners: 248,688,640 and 246,992,617 Units issued and outstanding	4,101,765	4,255,560
	4,143,318	4,298,565
Less: Capital contributions receivable from General Partner	33,927	32,668
Deferred compensation expense	116,384	130,377
Accumulated other comprehensive income	4,847	1,843
Total partners’ capital	3,988,160	4,133,677
Total liabilities and partners’ capital	$8,175,393	$8,270,762

See accompanying Notes to Consolidated Financial Statements.

Alliance Capital Management L.P.*

Consolidated Statements of Income

(in thousands, except per Unit amounts)

	For the Years Ended December 31,
			1999
	2001	2000	Two Months Ended December 31	Ten Months Ended October 29	Combined For 1999
Revenues:
Investment advisory and services fees	$2,023,766	$1,689,817	$324,255	$1,007,503	$1,331,758
Distribution revenues	544,605	621,622	87,611	354,161	441,772
Institutional research services	265,815	56,289	—	—	—
Shareholder servicing fees	96,324	85,645	11,636	50,696	62,332
Other revenues, net	62,388	68,726	7,313	26,130	33,443
	2,992,898	2,522,099	430,815	1,438,490	1,869,305
Expenses:
Employee compensation and benefits	927,808	651,884	137,771	370,795	508,566
Promotion and servicing:
Distribution plan payments	488,024	476,039	65,256	281,386	346,642
Amortization of deferred sales commissions	230,793	219,664	31,229	132,713	163,942
Other	174,587	148,740	21,676	88,468	110,144
General and administrative	311,958	226,710	33,385	151,369	184,754
Interest	34,915	44,244	5,856	16,729	22,585
Amortization of intangible assets	172,638	46,252	641	3,211	3,852
Non-recurring items, net	—	(779)	—	—	—
	2,340,723	1,812,754	295,814	1,044,671	1,340,485
Income before income taxes	652,175	709,345	135,001	393,819	528,820
Income taxes	37,550	40,596	8,098	59,073	67,171
Net income	$614,625	$668,749	$126,903	$334,746	$461,649
Net income per Unit:
Basic	$2.45	$3.31			$2.67
Diluted	$2.40	$3.20			$2.59

*         As discussed in Notes 1 and 3, the financial information above reflects the operations of Alliance Capital Management Holding L.P. prior to the Reorganization effective October 29, 1999 and of Alliance Capital Management L.P. thereafter.

See accompanying Notes to Consolidated Financial Statements.

Alliance Capital Management L.P.*

Consolidated Statements of Changes in Partners’ Capital and Comprehensive Income

(in thousands, except per Unit amounts)

	For the Years Ended December 31
	General Partner’s Capital	Limited Partners’ Capital	Capital Contributions Receivable	Deferred Compensation Expense	Accumulated Other Comprehensive Income	Total Partners’ Capital
Balance at December 31, 1998	$4,617	$457,010	$(30,519)	$(500)	$(335)	$430,273
Comprehensive Income:
Net income	3,347	331,399	—	—	—	334,746
Other comprehensive income:
Unrealized gain on investments, net	—	—	—	—	370	370
Foreign currency translation adjustment, net	—	—	—	—	1,035	1,035
Comprehensive Income	3,347	331,399	—	—	1,405	336,151
Cash distributions to partners ($1.51 per Alliance Holding Unit)	(2,608)	(258,137)	—	—	—	(260,745)
Amortization of deferred compensation expense	—	—	—	500	—	500
Capital contributions from General Partner	—	—	686	—	—	686
Compensation plan accrual	18	1,752	(1,770)	—	—	—
Proceeds from options for Alliance Holding Units exercised	120	11,853	—	—	—	11,973
Balance prior to October 29, 1999 Reorganization	5,494	543,877	(31,603)	—	1,070	518,838
Comprehensive Income:
Net income	1,269	125,634	—	—	—	126,903
Other comprehensive income:
Unrealized gain on investments, net	—	—	—	—	1,645	1,645
Foreign currency translation adjustment, net	—	—	—	—	(91)	(91)
Comprehensive Income	1,269	125,634	—	—	1,554	128,457
Cash distributions to partners ($0.56 per Alliance Capital Unit)	(971)	(96,141)	—	—	—	(97,112)
Capital contributions from General Partner	—	—	406	—	—	406
Compensation plan accrual	(1)	(42)	43	—	—	—
Proceeds from options for Alliance Holding Units exercised	21	2,057	—	—	—	2,078
Balance at December 31, 1999	5,812	575,385	(31,154)	—	2,624	552,667
Comprehensive Income:
Net income	6,687	662,062	—	—	—	668,749
Other comprehensive income:
Unrealized loss on investments, net	—	—	—	—	(2,131)	(2,131)
Foreign currency translation adjustment, net	—	—	—	—	(2,336)	(2,336)
Comprehensive Income	6,687	662,062	—	—	(4,467)	664,282
Cash distributions to partners ($3.45 per Alliance Capital Unit)	(6,332)	(626,831)	—	—	—	(633,163)
Capital contributions from General Partner	—	—	658	—	—	658
Purchase of Alliance Holding Units to fund deferred compensation plans	—	(2,002)	—	(144,624)	—	(146,626)
Amortization of deferred compensation expense	—	—	—	14,247	—	14,247
Proceeds from issuance of Alliance Capital Units to ELAS and AXA Financial	16,295	1,613,230	—	—	—	1,629,525
Issuance of Alliance Capital Units for Bernstein Acquisition	20,604	2,039,796	—	—	—	2,060,400
Purchase of Alliance Capital Units from Alliance Holding	(280)	(27,762)	—	—	—	(28,042)
Compensation plan accrual	22	2,150	(2,172)	—	—	—
Proceeds from options for Alliance Holding Units exercised and associated tax benefit	197	19,532	—	—	—	19,729
Balance at December 31, 2000	43,005	4,255,560	(32,668)	(130,377)	(1,843)	4,133,677
Comprehensive Income:
Net income	6,146	608,479	—	—	—	614,625
Other comprehensive income:
Unrealized loss on investments, net	—	—	—	—	(1,512)	(1,512)
Foreign currency translation adjustment, net	—	—	—	—	(1,492)	(1,492)
Comprehensive Income	6,146	608,479	—	—	(3,004)	611,621
Cash distributions to partners ($3.14 per Alliance Capital Unit)	(7,860)	(777,670)	—	—	—	(785,530)
Capital contributions from General Partner	—	—	745	—	—	745
Purchase of Alliance Holding Units to fund deferred compensation plans	—	(10,458)	—	(12,464)	—	(22,922)
Amortization of deferred compensation expense	—	—	—	26,457	—	26,457
Compensation plan accrual	20	1,984	(2,004)	—	—	—
Proceeds from options for Alliance Holding Units exercised and associated tax benefit	242	23,870	—	—	—	24,112
Balance at December 31, 2001	$41,553	$4,101,765	$(33,927)	$(116,384)	$(4,847)	$3,988,160

*         As discussed in Notes 1 and 3, the financial information above reflects the operations of Alliance Capital Management Holding L.P. prior to the Reorganization effective October 29, 1999 and of Alliance Capital Management L.P. thereafter.

See accompanying Notes to Consolidated Financial Statements.

Alliance Capital Management L.P.*

Consolidated Statements of Cash Flows

(in thousands)

	For the Years Ended December 31,
			1999
	2001	2000	Two Months Ended December 31	Ten Months Ended October 29	Combined For 1999
Cash flows from operating activities:
Net income	$614,625	$668,749	$126,903	$334,746	$461,649
Adjustments to reconcile net income to net cash provided from (used in) operating activities:
Amortization and depreciation	446,119	301,618	35,641	152,635	188,276
Non-recurring items, net	—	34,634	—	—	—
Other, net	67,686	64,603	3,646	18,120	21,766
Changes in assets and liabilities:
(Increase) in segregated cash and securities	(108,824)	(620,716)	—	—	—
(Increase) decrease in receivable from brokers and dealers	(124,903)	95,193	(43,637)	(15,777)	(59,414)
(Increase) decrease in receivable from brokerage clients	31,000	(56,984)	—	—	—
(Increase) decrease in fees receivable	44,881	(28,868)	(75,298)	(61,440)	(136,738)
(Increase) in deferred sales commissions	(163,349)	(330,633)	(67,114)	(326,258)	(393,372)
(Increase) decrease in other investments	(775)	3,611	(16,626)	(17,935)	(34,561)
(Increase) decrease in other assets	7,154	(17,478)	(21,791)	(278)	(22,069)
Increase (decrease) in payable to Alliance Mutual Funds	(67,572)	24,987	46,813	7,981	54,794
Increase (decrease) in payable to brokers and dealers	113,244	(15,836)	30,510	(8,178)	22,332
Increase in payable to brokerage clients	185,866	463,159	—	—	—
Increase (decrease) in accounts payable and accrued expenses	(39,134)	54,499	(10,009)	7,988	(2,021)
Increase (decrease) in accrued compensation and benefits, less deferred compensation	(9,184)	41,864	(43,863)	167,304	123,441
Net cash provided from (used in) operating activities	996,834	682,402	(34,825)	258,908	224,083
Cash flows from investing activities:
Purchase of investments	(2,976,827)	(4,387,839)	(301,448)	(888,180)	(1,189,628)
Proceeds from sale of investments	3,033,589	4,184,128	287,425	900,130	1,187,555
Purchase of businesses, net	(5,422)	(1,475,400)	—	(142)	(142)
Additions to furniture, equipment and leasehold improvements, net	(87,000)	(75,796)	(13,033)	(50,463)	(63,496)
Net cash (used in) investing activities	(35,660)	(1,754,907)	(27,056)	(38,655)	(65,711)
Cash flows from financing activities:
Proceeds from issuance of debt	18,723,030	6,511,357	867,854	2,043,616	2,911,470
Repayment of debt	(18,896,141)	(6,142,982)	(707,001)	(2,015,874)	(2,722,875)
Cash distributions to partners	(785,530)	(633,163)	(97,112)	(260,745)	(357,857)
Proceeds from issuance of Alliance Capital Units to ELAS and AXA Financial	—	1,629,525	—	—	—
Purchase of Alliance Capital Units from Alliance Holding	—	(28,042)	—	—	—
Capital contributions from General Partner	745	658	406	686	1,092
Proceeds from options for Alliance Holding Units exercised and associated tax benefit	24,112	19,729	2,078	11,973	14,051
Purchase of Alliance Holding Units to fund deferred compensation plans	(22,922)	(146,626)	—	—	—
Net cash provided from (used in) financing activities	(956,706)	1,210,456	66,225	(220,344)	(154,119)
Effect of exchange rate changes on cash and cash equivalents	(592)	(1,885)	529	217	746
Net increase in cash and cash equivalents	3,876	136,066	4,873	126	4,999
Cash and cash equivalents at beginning of the period	216,251	80,185	75,312	75,186	75,186
Cash and cash equivalents at end of the period	$220,127	$216,251	$80,185	$75,312	$80,185

*         As discussed in Notes 1 and 3, the financial information above reflects the operations of Alliance Capital Management Holding L.P. prior to the Reorganization effective October 29, 1999 and of Alliance Capital Management L.P. thereafter.

See accompanying Notes to Consolidated Financial Statements.

Alliance Capital Management L.P.

Notes to Consolidated Financial Statements

1.  Reorganization and Bernstein Acquisition

Effective October 29, 1999, Alliance Capital Management Holding L.P., formerly known as Alliance Capital Management L.P. (“Alliance Holding”), reorganized by transferring its business to Alliance Capital Management L.P., a newly formed private partnership (“Alliance Capital” or the “Operating Partnership”), in exchange for all of the Units of Alliance Capital (the “Reorganization”). As part of the Reorganization, Alliance Holding offered each Alliance Holding Unitholder the opportunity to exchange Alliance Holding Units for Alliance Capital Units on a one-for-one basis. The Operating Partnership recorded the transferred assets and assumption of liabilities at the amounts reflected in Alliance Holding’s books and records on the date of transfer. Since the Reorganization, the Operating Partnership has conducted the diversified investment management services business formerly conducted by Alliance Holding, and Alliance Holding’s business has consisted of holding Alliance Capital Units and engaging in related activities. Alliance Capital Management Corporation (“ACMC”), an indirect wholly-owned subsidiary of AXA Financial, Inc. (“AXA Financial”), is the general partner of both Alliance Holding and the Operating Partnership. AXA Financial is an indirect wholly-owned subsidiary of AXA, a French company, that is a holding company for an international group of insurance and related financial services companies. Alliance Capital is a registered investment adviser under the Investment Advisers Act of 1940. Alliance Holding Units are publicly traded on the New York Stock Exchange while Alliance Capital Units do not trade publicly and are subject to significant restrictions on transfer.

                On October 2, 2000, the Operating Partnership acquired the business and assets of SCB Inc., an investment research and management company formerly known as Sanford C. Bernstein Inc. (“Bernstein”), and assumed the liabilities of Bernstein (“Bernstein Acquisition”). The purchase price consisted of a cash payment of $1.4754 billion and 40.8 million newly issued Alliance Capital Units. AXA Financial purchased approximately 32.6 million newly issued Alliance Capital Units for $1.6 billion on June 21, 2000 to fund the cash portion of the purchase price.

                At December 31, 2001, Alliance Holding owned approximately 74.9 million, or 30.1%, of the issued and outstanding Alliance Capital Units. ACMC owns 100,000 general partnership Units in Alliance Holding and a 1% general partnership interest in the Operating Partnership. At December 31, 2001, AXA Financial was the beneficial owner of approximately 2.1% of the outstanding Alliance Holding Units and approximately 51.7% of the outstanding Alliance Capital Units which, including the general partnership interests in the Operating Partnership and Alliance Holding, represents an economic interest of approximately 52.8% in the Operating Partnership. At December 31, 2001, SCB Partners Inc., a wholly-owned subsidiary of SCB Inc., was the beneficial owner of approximately 16.4% of the outstanding Alliance Capital Units.

2.  Business Description

The Operating Partnership provides diversified investment management and related services globally to a broad range of clients including (a) institutional investors, consisting of unaffiliated entities such as corporate and public employee pension funds, endowment funds, domestic and foreign institutions and governments and affiliates such as AXA and its insurance company subsidiaries, by means of separate accounts, sub-advisory relationships resulting from the efforts of the institutional marketing department, structured products, group trusts and mutual funds sold exclusively to institutional investors and high net worth individuals, (b) private clients, consisting of high net worth individuals, trusts and estates, charitable foundations, partnerships, private and family corporations and other entities, by means of separate accounts, hedge funds and certain other vehicles, (c) individual investors by means of publicly distributed mutual funds sponsored by the Operating Partnership, its subsidiaries and affiliated joint venture companies including cash management products such as money market funds and deposit accounts and sub-advisory relationships in respect of mutual funds sponsored by third parties resulting from the efforts of the mutual fund marketing department (“Alliance Mutual Funds”) and managed account products, and (d) institutional investors by means of in-depth research, portfolio strategy, trading and brokerage-related services. The Operating Partnership and its subsidiaries provide investment management, distribution and shareholder and administrative services to the Alliance Mutual Funds.

3.  Summary of Significant Accounting Policies

Basis of Presentation

The Operating Partnership’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of the financial statements requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

                The consolidated financial statements’ dollar and per Unit amounts and disclosures reflect the operations of Alliance Holding prior to the Reorganization effective October 29, 1999 and Alliance Capital thereafter. All information prior to the Reorganization is that of Alliance Holding.

Principles of Consolidation

The consolidated financial statements include the Operating Partnership and its majority-owned subsidiaries. The equity method of accounting is used for unconsolidated subsidiaries in which the Operating Partnership’s ownership interests range from 20 to 50 percent and the Operating Partnership exercises significant influence over operating and financial policies. All significant intercompany transactions and balances among the consolidated entities have been eliminated.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, demand deposits and highly liquid investments with maturities of three months or less. Due to the short-term nature of these investments, the recorded value approximates fair value.

Investments

Investments, principally investments in Alliance Mutual Funds, are classified as available-for-sale securities. These investments are stated at fair value with unrealized gains and losses reported as a separate component of accumulated other comprehensive income in partners’ capital. Realized gains and losses on the sale of investments are included in income currently and are determined using the specific-identification method.

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

Intangible Assets

Intangible assets consist principally of goodwill resulting from acquisitions and costs assigned to contracts of businesses acquired. Goodwill is being amortized on a straight-line basis over estimated useful lives ranging from twenty to forty years. Costs assigned to investment contracts of businesses acquired are being amortized on a straight-line basis over estimated useful lives of twenty years. Impairment of intangible assets is evaluated by comparing the undiscounted cash flows expected to be realized from those intangible assets to their recorded values. If the expected future cash flows are less than the carrying value of intangible assets, an impairment loss is recognized for the difference between the carrying amount and the estimated fair value of those intangible assets.

Deferred Sales Commissions

Sales commissions paid to financial intermediaries in connection with the sale of shares of open-end Alliance Mutual Funds sold without a front-end sales charge are capitalized and amortized over periods not exceeding five and one-half years, the period of time during which deferred sales commissions are expected to be recovered from distribution plan payments received from those funds and from contingent deferred sales charges received from shareholders of those funds upon the redemption of their shares. Contingent deferred sales charges reduce unamortized deferred sales commissions when received.

Derivative Financial Instruments

Management of the Operating Partnership manages interest paid on outstanding debt through the use of derivative financial instruments. Derivative financial instruments are accounted for at fair value with resulting gains and losses included in interest expense.

Revenue Recognition

Investment advisory and services base fees are recorded as revenue as the related services are performed. Certain investment advisory contracts provide for a performance fee, in addition to or in lieu of a base fee, that is calculated as either a percentage of absolute investment results or a percentage of investment results in excess of a stated benchmark over a specified period of time. Performance fees are recorded as revenue at the end of the measurement period. Transaction charges earned and related expenses are recorded on a trade date basis. Distribution revenues and shareholder servicing fees are accrued as earned.

                Institutional research services revenue consists of brokerage transaction charges and underwriting syndicate revenues related to services provided to institutional investors. Brokerage transaction charges earned and related expenses are recorded on a trade date basis. Syndicate participation and underwriting revenues include gains, losses and fees, net of syndicate expenses, arising from securities offerings in which Sanford C. Bernstein & Co., LLC (“SCB LLC”), a wholly-owned subsidiary of the Operating Partnership, acts as an underwriter or agent. Syndicate participation and underwriting revenues are recorded on the offering date.

Mutual Fund Underwriting Activities

Purchases and sales of shares of Alliance Mutual Funds in connection with the underwriting activities of the Operating Partnership’s subsidiaries, including related commission income, are recorded on trade date. Receivables from brokers and dealers for sale of shares of Alliance Mutual Funds are generally realized within three business days from trade date, in conjunction with the settlement of the related payables to Alliance Mutual Funds for share purchases.

Collateralized Securities Transactions

Securities borrowed and securities loaned are recorded at the amount of cash collateral advanced or received in connection with the transaction and are included in receivables from and payables to brokers and dealers in the consolidated statement of financial condition. Securities borrowed transactions require SCB LLC to deposit cash or other collateral with the lender. With respect to securities loaned, SCB LLC receives cash or other collateral from the borrower. The initial collateral advanced or received approximates or is greater than the fair value of securities borrowed or loaned. SCB LLC monitors the fair value of the securities borrowed and loaned on a daily basis and requests additional collateral or returns excess collateral as appropriate. Income or expense is recognized over the life of the transactions.

Securities Transactions

Customers’ securities transactions are reported on a settlement date basis with related commission income and expenses reported on a trade date basis. Receivables from and payables to customers include amounts due on cash and margin transactions. Securities owned by customers are held as collateral for receivables. Such collateral is not reflected in the consolidated financial statements. Principal securities transactions and related expenses are recorded on a trade date basis.

Option Plans

The Operating Partnership applies the provisions of Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees”, under which compensation expense is recorded on the date of grant only if the market price of the underlying Alliance Holding Units exceeds the exercise price. Statement of Financial Accounting Standards No. 123 (“SFAS 123”), “Accounting for Stock-Based Compensation”, requires entities to recognize the fair value of all stock-based awards on the date of grant as expense over the vesting period or, alternatively, to continue to apply the provisions of APB 25 with disclosure of pro forma net income as if the fair-value method defined in SFAS 123 had been applied.

Advertising

Advertising costs are expensed as incurred and are included in other promotion and servicing expenses.

Foreign Currency Translation

Assets and liabilities of foreign subsidiaries are translated into United States dollars at exchange rates in effect at the balance sheet dates, and related revenues and expenses are translated into United States dollars at average exchange rates in effect during each period. Net foreign currency gains and losses resulting from the translation of assets and liabilities of foreign operations into United States dollars are reported as a separate component of accumulated other comprehensive income in partners’ capital. Net foreign currency gains and losses for the three-year period ended December 31, 2001 were not material.

Cash Distributions

The Operating Partnership is required to distribute all of its Available Cash Flow, as defined in the Alliance Capital Partnership Agreement, to the General Partner and Alliance Capital Unitholders. Cash distributions are recorded when declared.

Comprehensive Income

Total comprehensive income is reported in the Consolidated Statements of Changes in Partners’ Capital and Comprehensive Income and includes net income, unrealized gains and losses on investments classified as available-for-sale, and foreign currency translation adjustments. The accumulated balance of comprehensive income items is displayed separately in the partners’ capital section of the Consolidated Statements of Financial Condition.

4.  Acquisitions

On October 2, 2000, Alliance Capital acquired the business and assets of Bernstein and assumed the liabilities of the Bernstein business. The purchase price consisted of a cash payment of $1.4754 billion and 40.8 million newly issued Alliance Capital Units. AXA Financial purchased approximately 32.6 million newly issued Alliance Capital Units for $1.6 billion on June 21, 2000 to fund the cash portion of the purchase price.

                The acquisition was accounted for under the purchase method with the results of Bernstein included in the consolidated financial statements from the acquisition date. The cost of the acquisition was allocated on the basis of the estimated fair value of the assets acquired and liabilities assumed. Portions of the purchase price were identified as net tangible assets of $0.1 billion and costs assigned to contracts acquired of $0.4 billion. Costs assigned to contracts acquired are being amortized over twenty years. The excess of the purchase price over the fair value of net assets acquired resulted in the recognition of goodwill of approximately $3.0 billion and is being amortized over twenty years.

                On February 29, 1996, Alliance Holding acquired substantially all of the assets and liabilities of Cursitor Holdings, L.P. (“CHLP”) and all of the outstanding shares of Cursitor Holdings Limited, currently Cursitor Alliance Holdings Limited (collectively, “Cursitor”), for approximately $159.0 million. The acquisition of Cursitor, which was accounted for under the purchase method, resulted in the formation of a new subsidiary, Cursitor Alliance LLC (“Cursitor Alliance”), in which CHLP owned a 7% minority equity interest. On February 23, 2001 CHLP exercised its option to require the Operating Partnership to purchase the minority interest for $10.0 million. During the fourth quarter of 2000, management of the Operating Partnership determined that the remaining value of the intangible assets recorded in connection with this acquisition was impaired and wrote-off the remaining balance, resulting in a charge of $16.6 million.

5.  Cash and Securities Segregated Under Federal Regulations and Other Requirements

At December 31, 2001, $1.4 billion in United States Treasury Bills was segregated in a special reserve bank custody account for the exclusive benefit of customers under rule 15c3-3 of the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934.

6.  Net Income Per Unit

Basic net income per Unit is derived by reducing net income for the 1% General Partner interest and dividing the remaining 99% by the weighted average number of Units outstanding. Diluted net income per Unit is derived by reducing net income for the 1% General Partner interest and dividing the remaining 99% by the total of the weighted average number of Units outstanding and the dilutive Unit equivalents resulting from outstanding employee options. All information prior to the Reorganization is that of Alliance Holding. (In thousands, except per Unit amounts):

	2001	2000	1999
Net income	$614,625	$668,749	$461,649
Weighted average Units outstanding — Basic	247,993	199,980	171,155
Dilutive effect of employee options	5,890	6,744	5,153
Weighted average Units outstanding — Diluted	253,883	206,724	176,308
Basic net income per Unit	$2.45	$3.31	$2.67
Diluted net income per Unit	$2.40	$3.20	$2.59

7.  Investments, Available-for-Sale

At December 31, 2001 and 2000, investments available-for-sale consisted principally of investments in Alliance Mutual Funds. The amortized cost, gross unrealized gains and losses and fair value of investments, available-for-sale, were as follows (in thousands):

	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value
2001	$281,748	$1,045	$(1,075)	$281,718
2000	$338,845	$1,756	$(283)	$340,318

                Proceeds from sales of investments, available-for-sale, were approximately $3.0 billion, $4.2 billion and $1.2 billion in 2001, 2000 and 1999, respectively. Gross gains and gross losses realized from the sales for the years ended December 31, 2001, 2000 and 1999 were not material.

8.  Furniture, Equipment and Leasehold Improvements

Furniture, equipment and leasehold improvements are comprised of (in thousands):

December 31,	2001	2000
Furniture and equipment	$270,130	$211,477
Leasehold improvements	152,471	125,604
	422,601	337,081
Less: Accumulated depreciation and amortization	178,613	137,382
Furniture, equipment and leasehold improvements, net	$243,988	$199,699

                During fourth quarter 2000, management of the Operating Partnership determined that the remaining value of certain leasehold improvements was impaired and a write-off of $18 million was recorded.

9.  Intangible Assets

Intangible assets consist of (in thousands):

December 31,	2001	2000
Goodwill, net of accumulated amortization of $214,537 and $62,704 in 2001 and 2000, respectively	$2,876,657	$3,021,883
Costs assigned to investment contracts of businesses acquired, net of accumulated amortization of $116,389 and $95,689 in 2001 and 2000, respectively	388,125	408,825
Intangible assets, net	$3,264,782	$3,430,708

10.  Other Investments

Other investments, at equity or cost, are comprised of (in thousands):

December 31,	2001	2000
Investments in sponsored partnerships and other investments	$44,115	$44,947
Investments in unconsolidated affiliates	8,536	7,978
Other investments	$52,651	$52,925

11.  Debt

During 1998, Alliance Holding increased its commercial paper program to $425 million and entered into a $425 million five-year revolving credit facility with a group of commercial banks to provide back-up liquidity for the commercial paper program. Under the credit facility, the interest rate, at the option of the borrower, is a floating rate generally based upon a defined prime rate, a rate related to the London Interbank Offered Rate (LIBOR) or the Federal Funds rate. A facility fee is payable on the total facility. Borrowings under the credit facility and the commercial paper program may not exceed $425 million in the aggregate. In July 1999, Alliance Holding entered into a $200 million three-year revolving credit facility with a group of commercial banks. During October 2000, the Operating Partnership entered into a $250 million two-year revolving credit facility. The terms of the $200 million and $250 million credit facilities are generally similar to the $425 million credit facility. In connection with the Reorganization, the Operating Partnership assumed Alliance Holding’s rights and obligations under all of these programs and facilities. The revolving credit facilities will be used to fund commission payments to financial intermediaries for the sale of Back-End Load Shares under the Operating Partnership’s mutual fund distribution system, capital expenditures and for general working capital purposes.

                The revolving credit facilities contain covenants which, among other things, require the Operating Partnership to meet certain financial ratios. The Operating Partnership was in compliance with the covenants at December 31, 2001.

                In December 1999, the Operating Partnership established a $100 million Extendible Commercial Notes (“ECN”) program as a supplement to its $425 million commercial paper program. ECNs are short-term uncommitted debt instruments that do not require back-up liquidity support.

                In August 2001, the Operating Partnership issued $400 million 5.625% Notes (“Senior Notes”) in a public offering. The registration statement filed with the SEC allows for the issuance of up to $600 million in senior debt securities. The Senior Notes mature in 2006 and are redeemable at any time. The proceeds from the Senior Notes were used to reduce commercial paper and credit facility borrowings and for other general partnership purposes.

                The Operating Partnership’s outstanding debt and weighted average interest rates at December 31, 2001 and 2000 were as follows:

	December 31,
	2001			2000
	Total Available	Balance	Interest Rate	Total Available	Balance	Interest Rate
	(Dollars in millions)
Senior Notes	$400.0	$398.0	5.9%	$—	$—	—%
Commercial paper	425.0	198.2	1.9	425.0	396.9	6.7
Revolving credit facilities (1)	450.0	—	—	450.0	284.0	7.0
ECN program	100.0	24.9	1.9	100.0	98.2	6.8
Other	n/a	6.5	4.5	n/a	3.1	5.4
Total	$1,375.0	$627.6	4.4%	$975.0	$782.2	6.7%

(1)                                  Excludes the $425 million facility used to provide back-up liquidity for commercial paper program.

12.  Interest Rate Cap Agreement

Alliance Holding entered into a three-year interest rate cap agreement with a major U.S. commercial bank, effective in December 1998, which was assumed by the Operating Partnership in connection with the Reorganization. The purpose of this agreement was to reduce the Operating Partnership’s exposure to interest rate risk by effectively placing an interest rate ceiling or “cap” of 6% per annum on interest payable on up to $100 million of the debt outstanding under the commercial paper program and the five-year revolving credit facility. The interest rate cap agreement expired during December 2001.

13.  Commitments and Contingencies

The Operating Partnership and its subsidiaries lease office space, furniture and office equipment under various operating leases. The future minimum payments under noncancelable leases, net of sublease commitments, at December 31, 2001 aggregated $1.1 billion and are payable as follows: $62.7 million, $61.7 million, $73.1 million, $66.4 million and $59.2 million for the years 2002 through 2006, respectively, and a total of $801.6 million for the remaining years through 2019. Office leases contain escalation clauses that provide for the pass through of increases in operating expenses and real estate taxes. Rent expense for the years ended December 31, 2001, 2000 and 1999 was $73.4 million, $46.2 million and $31.9 million, respectively.

                On April 25, 2001, an amended class action complaint (“amended Miller Complaint”) entitled Miller, et al. v. Mitchell Hutchins Asset Management, Inc., et al., was filed in federal district court in the Southern District of Illinois against Alliance Capital, AFD, and other defendants alleging violations of the federal Investment Company Act of 1940, as amended (“ICA”) and breaches of common law fiduciary duty. The allegations in the amended Miller Complaint concern six mutual funds with which Alliance Capital has investment advisory agreements, including Alliance Premier Growth Fund, Alliance Health Care Fund, Alliance Growth Fund, Alliance Quasar Fund, Alliance Fund, and Alliance Disciplined Value Fund. The principal allegations of the amended complaint are that (i) certain advisory agreements concerning these funds were negotiated, approved, and executed in violation of the ICA, in particular because certain directors of these funds should be deemed interested under the ICA; (ii) the distribution plans for these funds were negotiated, approved, and executed in violation of the ICA; and (iii) the advisory fees and distribution fees paid to Alliance Capital and AFD, respectively, are excessive and, therefore, constitute a breach of fiduciary duty. Plaintiff seeks a recovery of certain fees paid by these funds to Alliance Capital.

                Alliance Capital and AFD believe that plaintiffs’ allegations in the amended Miller Complaint are without merit and intend to vigorously defend against these allegations. At the present time, management of Alliance Capital and AFD are unable to estimate the impact, if any, that the outcome of these actions may have on Alliance Capital’s results of operations or financial condition.

                On December 7, 2001 a complaint entitled Benak v. Alliance Capital Management L.P. and Alliance Premier Growth Fund (“Benak Complaint”) was filed in federal district court in the District of New Jersey against Alliance Capital and Alliance Premier Growth Fund (“Premier Growth Fund”) alleging violation of the ICA. The principal allegations of the Benak Complaint are that Alliance Capital breached its duty of loyalty to Premier Growth Fund because one of the directors of the General Partner of Alliance Capital served as a director of Enron Corp. (“Enron”) when Premier Growth Fund purchased shares of Enron and as a consequence thereof the investment advisory fees paid to Alliance Capital by Premier Growth Fund should be returned as a means of recovering for Premier Growth Fund the losses plaintiff allege were caused by the alleged breach of the duty of loyalty. Plaintiff seeks recovery of certain fees paid by Premier Growth Fund to Alliance Capital. On December 21, 2001 a complaint entitled Roy v. Alliance Capital Management L.P. and Alliance Premier Growth Fund (“Roy Complaint”) was filed in federal district court in the Middle District of Florida, Tampa Division, against Alliance Capital and Premier Growth Fund. The allegations and relief sought in the Roy Complaint are virtually identical to the Benak Complaint. On December 26, 2001 a complaint entitled Roffe v. Alliance Capital Management L.P. and Alliance Premier Growth Fund (“Roffe Complaint”) was filed in federal district court in the District of New Jersey against Alliance Capital and Premier Growth Fund. The allegations and relief sought in the Roffe Complaint are virtually identical to the Benak Complaint. On February 14, 2002 a complaint entitled Tatem v. Alliance Capital Management L.P. and Alliance Premier Growth Fund (“Tatem Complaint”) was filed in federal district court in the District of New Jersey against Alliance Capital and Premier Growth Fund. The allegations and relief sought in the Tatem Complaint are virtually identical to the Benak Complaint.

                Alliance Capital believes the plaintiffs’ allegations in the Benak Complaint, Roy Complaint, Roffe Complaint and Tatem Complaint are without merit and intends to vigorously defend against these allegations. At the present time, management of Alliance Capital is unable to estimate the impact, if any, that the outcome of these actions may have on Alliance Capital’s results of operations or financial condition.

                Alliance Capital and Alliance Holding are involved in various other inquiries, administrative proceedings and litigation, some of which allege substantial damages. While any proceeding or litigation has the element of uncertainty, Alliance Capital and Alliance Holding believe that the outcome of any one of the other lawsuits or claims that is pending or threatened, or all of them combined, will not have a material adverse effect on Alliance Capital’s or Alliance Holding’s results of operations or financial condition.

14.  Net Capital

SCB LLC, a wholly-owned subsidiary of the Operating Partnership, is a broker-dealer and member of the New York Stock Exchange, Inc. (“NYSE”). SCB LLC is subject to Uniform Net Capital Rule 15c3-1 of the SEC. SCB LLC computes its net capital under the alternative method permitted by the rule, which requires that minimum net capital, as defined, equal the greater of two percent of aggregate debit items arising from customer transactions, as defined, which amounts to $9.7 million, or $1 million. At December 31, 2001, SCB LLC had net capital of $173.8 million, which exceeded the minimum net capital requirements by $164.1 million. Advances, dividend payments and other equity withdrawals by SCB LLC are restricted by the regulations of the SEC, NYSE and other securities agencies. At December 31, 2001, $24.2 million was not available for payment of cash dividends and advances.

                Alliance Fund Distributors, Inc. (“AFD”), a wholly-owned subsidiary of the Operating Partnership, serves as distributor and/or underwriter for certain Alliance Mutual Funds. AFD is registered as a broker-dealer under the Securities Exchange Act of 1934 and is subject to the minimum net capital requirements imposed by the SEC. AFD’s net capital at December 31, 2001 was $43.6 million, which was $34.3 million in excess of its required net capital of $9.3 million.

15.  Risk Management

Customer Activities

In the normal course of business, brokerage activities involve the execution, settlement and financing of various customer securities, which may expose SCB LLC to off-balance sheet risk in the event the customer is unable to fulfill its contracted obligations by requiring SCB LLC to purchase or sell securities at prevailing market prices.

                SCB LLC’s customer securities activities are transacted on either a cash or margin basis. In margin transactions, SCB LLC extends credit to the customer, subject to various regulatory and internal margin requirements. These transactions are collateralized by cash or securities in the customer’s account. In connection with these activities, SCB LLC may execute and clear customer transactions involving the sale of securities not yet purchased. SCB LLC seeks to control the risks associated with margin transactions by requiring customers to maintain collateral in compliance with the aforementioned regulatory and internal guidelines. SCB LLC monitors required margin levels daily and, pursuant to such guidelines, requires the customers to deposit additional collateral, or reduce positions, when necessary. A majority of SCB LLC’s customer margin accounts are managed on a discretionary basis whereby

SCB LLC maintains control over the investment activity in the accounts. For these discretionary accounts, SCB LLC’s margin deficiency exposure is minimized through maintaining a diversified portfolio of securities and by virtue of its discretionary authority and role as custodian.

                SCB LLC may enter into forward currency contracts on behalf of accounts for which SCB LLC acts as custodian. SCB LLC minimizes credit risk associated with these contracts by monitoring these positions on a daily basis, as well as by virtue of its discretionary authority and role as custodian.

                In accordance with industry practice, SCB LLC records customer transactions on a settlement date basis, which is generally three business days after trade date. SCB LLC is therefore exposed to risk of loss on these transactions in the event of the customer’s or broker’s inability to meet the terms of their contracts, in which case SCB LLC may have to purchase or sell financial instruments at prevailing market prices. Settlement of these transactions is not expected to have a material effect upon SCB LLC’s and the Operating Partnership’s financial statements.

Other Counterparties

SCB LLC is engaged in various brokerage activities in which counterparties primarily include broker-dealers, banks and other financial institutions. In the event counterparties do not fulfill their obligations, SCB LLC may be exposed to risk. The risk of default depends on the creditworthiness of the counter-party or issuer of the instrument. It is SCB LLC’s policy to review, as necessary, the credit standing of each counterparty.

                In connection with SCB LLC’s security borrowing and lending arrangements, which constitute the majority of the receivable from and payable to brokers and dealers, SCB LLC enters into collateralized agreements which may result in credit exposure in the event the counterparty to a transaction is unable to fulfill its contractual obligations. Security borrowing arrangements require SCB LLC to deposit cash collateral with the lender. With respect to security lending arrangements, SCB LLC receives collateral in the form of cash in amounts generally in excess of the market value of the securities loaned. SCB LLC minimizes credit risk associated with these activities by establishing credit limits for each broker and monitoring these limits on a daily basis. Additionally, security borrowing and lending collateral is marked to market on a daily basis, and additional collateral is deposited by or returned to SCB LLC as necessary.

16.  Employee Benefit Plans

In connection with the Reorganization, all employees of Alliance Holding became employees of the Operating Partnership effective October 29, 1999 and the Operating Partnership assumed all employee benefit plans previously administered by Alliance Holding. The Operating Partnership and its subsidiaries maintain a number of qualified and non-qualified employee benefit and incentive compensation plans. Except as indicated, the aggregate amount available for annual employee bonuses and contributions to the various employee benefit plans discussed below is based on a percentage of the consolidated operating profits of the Operating Partnership and its subsidiaries.

                The Operating Partnership maintains a qualified profit sharing plan covering substantially all U.S. and certain foreign employees except former employees of Bernstein. The amount of the annual contribution to the plan is determined by a committee of the Board of Directors of the General Partner. Contributions are limited to the maximum amount deductible for federal income tax purposes, generally 15% of the total annual compensation of eligible participants. Aggregate contributions for 2001, 2000 and 1999 were $14.1 million, $13.6 million and $11.4 million, respectively.

                The Operating Partnership maintains a qualified 401(k) plan covering former employees of Bernstein. The amount of the annual contribution to the plan is determined by a committee of the Board of Directors of the General Partner. Contributions are limited to the maximum amount deductible for federal income tax purposes. Aggregate contributions for 2001 and 2000 were $4.2 million and $4.1 million, respectively.

                The Operating Partnership maintains a qualified non-contributory defined benefit retirement plan in the U.S. covering substantially all U.S. employees except former employees of Bernstein and certain foreign employees. Benefits are based on years of credited service, average final base salary and primary Social Security benefits. The Operating Partnership’s funding policy is to contribute annually an amount not to exceed the maximum amount that can be deducted for federal income tax purposes. Plan assets are comprised principally of corporate equity securities, U.S. Treasury securities and shares of Alliance Mutual Funds.

                The projected benefit obligation under the retirement plan at December 31, 2001 and 2000 was comprised of (in thousands):

	2001	2000
Benefit obligation at beginning of year	$38,927	$31,142
Service cost	3,825	3,239
Interest cost	2,902	2,481
Actuarial gains/losses	4,835	2,606
Benefits paid	(832)	(541)
Benefit obligation at end of year	$49,657	$38,927

                Changes in plan assets at fair value for the years ended December 31, 2001 and 2000 were comprised of (in thousands):

	2001	2000
Plan assets at fair value at beginning of year	$32,859	$37,862
Actual return on plan assets	(3,332)	(4,462)
Benefits paid	(832)	(541)
Plan assets at fair value at end of year	$28,695	$32,859

                The following table presents the retirement plan’s funded status and amounts recognized in the consolidated statements of financial condition at December 31, 2001 and 2000 (in thousands):

	2001	2000
Benefit obligation in excess of plan assets	$(20,962)	$(6,068)
Unrecognized net (gain) loss from past experience different from that assumed and effects of changes in assumptions	6,956	(4,457)
Prior service cost not yet recognized in net periodic pension cost	(1,081)	(1,195)
Unrecognized net plan assets at January 1, 1987 being recognized over 26.3 years	(1,620)	(1,763)
Accrued pension expense included in accrued compensation and benefits	$(16,707)	$(13,483)

                Net expense under the retirement plan for the years ended December 31, 2001, 2000 and 1999 was comprised of (in thousands):

	2001	2000	1999
Service cost	$3,825	$3,239	$3,599
Interest cost on projected benefit obligations	2,902	2,481	2,313
Expected return on plan assets	(3,191)	(3,710)	(3,160)
Net amortization	(310)	(794)	(331)
Net pension charge	$3,226	$1,216	$2,421

                Actuarial computations at December 31, 2001, 2000 and 1999 were made utilizing the following assumptions:

	2001	2000	1999
Discount rate on benefit obligations	7.25%	7.75%	8.00%
Expected long-term rate of return on plan assets	10.00%	10.00%	10.00%
Annual salary increases	5.66%	5.66%	5.66%

                Variances between actuarial assumptions and actual experience are amortized over the estimated average remaining service lives of employees participating in the retirement plan.

17.  Deferred Compensation Plans

The Operating Partnership maintains a nonqualified unfunded deferred compensation plan known as the Capital Accumulation Plan and assumed obligations under contractual unfunded deferred compensation arrangements covering certain executives.

                The Capital Accumulation Plan was frozen on December 31, 1987 and no additional awards have been made. The Board of Directors of the General Partner may terminate the Capital Accumulation Plan at any time without cause, in which case the Operating Partnership’s liability would be limited to benefits that have vested. Benefits due eligible executives under the contractual unfunded deferred compensation arrangements vested on or before December 31, 1987. Payment of vested benefits under both the Capital Accumulation Plan and the contractual unfunded deferred compensation arrangements will generally be made over a ten-year period commencing at retirement age. The General Partner is obligated to make capital contributions to the Operating Partnership in amounts equal to benefits paid under the Capital Accumulation Plan and the contractual unfunded deferred compensation arrangements. Amounts included in employee compensation and benefits expense for the Capital Accumulation Plan and the contractual unfunded deferred compensation arrangements for the years ended December 31, 2001, 2000 and 1999 were $2.0 million, $2.2 million and $1.7 million, respectively.

                In connection with the acquisition of Bernstein, the Operating Partnership adopted a deferred compensation plan, known as the SCB Deferred Compensation Plan, under which the Operating Partnership has agreed to invest $96 million per annum for three years to fund purchases of Alliance Holding Units or an Alliance sponsored money market fund, in each case for the benefit of certain individuals who were stockholders or principals of Bernstein or hired to replace them. The awards vest ratably over three years and are amortized as employee compensation expense over the vesting period. Participants may elect to defer receipt of vested awards. The Operating Partnership made awards aggregating $103.4 million and $81.8 million in 2001 and 2000, respectively. Aggregate amortization of $34.6 million and $6.8 million was recorded for the years ended December 31, 2001 and 2000, respectively.

                During 1995, the Operating Partnership established an unfunded deferred compensation plan known as the Alliance Partners Compensation Plan (the “Plan”) under which certain awards may be granted to eligible executives. A committee comprised of certain executive officers of the General Partner administers the Plan and determines the aggregate amount and recipients of awards. Awards made in 1995 vest ratably over three years. Annual awards made from 1996 through 1998 generally vest ratably over eight years. Until distributed, the 1995 through 1998 awards are credited with earnings based on the Operating Partnership’s earnings growth rate. Payment of vested 1995 through 1998 benefits will generally be made in cash over a five-year period commencing at retirement or termination of employment although, under certain circumstances, full or partial lump sum payments may be made. Annual awards made for 1999 and 2000 are payable in Alliance Holding Units and a subsidiary of the Operating Partnership purchases Alliance Holding Units to fund the related benefits. The Alliance Holding Units may not be transferred until vested. The vesting periods, for 1999 and 2000 awards, range from one to eight years depending on the age of the participant. Beginning with 2001 awards, vesting periods for annual awards range from one to four years depending on the age of the participant and a participant may elect to have up to 50% of his or her award used to purchase certain Alliance Mutual Funds. Upon vesting, awards are distributed to participants unless an election to defer receipt has been made. Quarterly cash distributions on non-vested Alliance Holding Units for which a deferral election has not been made are paid currently to participants. Quarterly cash distributions on vested and non-vested Alliance Holding Units and income credited on cash awards or Alliance Mutual Funds for which a deferral election has been made are reinvested and distributed as elected by participants. The Plan may be terminated at any time without cause, in which case the Operating Partnership’s liability would be limited to vested benefits. The Operating Partnership made awards in 2001, 2000 and 1999 aggregating $62.5 million, $62.1 million and $48.2 million, respectively. The amounts charged to employee compensation and benefits expense for the years ended December 31, 2001, 2000 and 1999 were $19.4 million, $18.2 million and $12.0 million, respectively.

                During 2000, the Operating Partnership established an unfunded deferred compensation plan known as the Annual Elective Deferral Plan (the “Deferral Plan”) under which participants may elect to defer a portion of their annual bonus or commission and invest it in the Deferral Plan. A committee comprised of certain executive officers of the General Partner administers the Deferral Plan and the Operating Partnership contributes a supplemental amount equal to 20% of the deferred bonus or commission to the Deferral Plan. The supplemental amounts contributed by the Operating Partnership, which totaled $2.1 million and $2.7 million in 2001 and 2000, respectively, vest ratably over three years and are amortized as employee compensation expense.

18.  Employee Unit Award and Option Plans

                In connection with the Reorganization, the Operating Partnership assumed all obligations under the employee award and option plans previously administered by Alliance Holding.

                During 1988, a Unit Option Plan (the “Unit Option Plan”) was established under which options to purchase Alliance Holding Units were granted to certain key employees. A committee of the Board of Directors of the General Partner administers the Unit Option Plan and determines the grantees and the number of options to be granted. Options may be granted for terms of up to ten years and each option must have an exercise price of not less than the fair market value of Alliance Holding Units on the date of grant. Options are exercisable at a rate of 20% of the Alliance Holding Units subject to options on each of the first five anniversary dates of the date of grant. As of December 31, 2001, 919,120 options to purchase Alliance Holding Units were outstanding under the Unit Option Plan. No more options may be granted under the Unit Option Plan.

                During 1993, the 1993 Unit Option Plan, the Unit Bonus Plan and the Century Club Plan (together the “1993 Plans”) were established by Alliance Holding. Committees of the Board of Directors of the General Partner administer the 1993 Plans and determine the recipients of grants and awards. Under the 1993 Unit Option Plan, options to purchase Alliance Holding Units may be granted to key employees for terms of up to ten years. Each option must have an exercise price of not less than the fair market value of Alliance Holding Units on the date of grant. Options are exercisable at a rate of 20% of the Alliance Holding Units subject to options on each of the first five anniversary dates of the date of grant. Under the Unit Bonus Plan, Alliance Holding Units may be awarded to key employees in lieu of all or a portion of the cash bonuses they would otherwise receive under the Operating Partnership’s incentive compensation program. Under the Century Club Plan, employees whose primary responsibilities are to assist in the distribution of Alliance Mutual Funds are eligible to receive an award of Alliance Holding Units. The aggregate number of Alliance Holding Units that can be the subject of options granted or that can be awarded under the 1993 Plans may not exceed 6,400,000 Alliance Holding Units and

552 Alliance Holding Units were available to be granted or awarded as of December 31, 2001. As of December 31, 2001, 6,062,600 Alliance Holding Units were subject to options granted and 330,848 Alliance Holding Units were subject to other awards made under the 1993 Plans.

                During 1997, the 1997 Long Term Incentive Plan (the “1997 Plan”) was established by Alliance Holding. Committees of the Board of Directors of the General Partner administer the 1997 Plan and determine the recipients of Alliance Holding Unit awards, including options, restricted Alliance Holding Units and phantom restricted Alliance Holding Units, performance awards, other Alliance Holding Unit based awards, or any combination thereof. Awards under the 1997 Plan may be granted to key employees for terms established at the time of grant by the Committees. The aggregate number of Alliance Holding Units that can be the subject of options granted or that can be awarded under the 1997 Plan may not exceed 41,000,000 Alliance Holding Units and 28,603,000 were available to be granted or awarded as of December 31, 2001. As of December 31, 2001, 12,368,500 Alliance Holding Units were subject to options granted and 25,500 Alliance Holding Units were subject to other awards made under the 1997 Plan.

                During 2001, 2000, and 1999, the Committees authorized the grant of options to employees of the Operating Partnership to purchase 2,468,500, 4,703,000 and 2,000,000 Alliance Holding Units, respectively, under the Unit Option Plan, the 1993 Plans and the 1997 Plan. The per Alliance Holding Unit weighted-average fair value of options granted during 2001, 2000 and 1999 was $9.23, $8.32 and $3.88, respectively, on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rates of 4.5%, 5.9%, and 5.7% for 2001, 2000 and 1999, respectively; expected dividend yield of 5.8% for 2001, 7.2% for 2000 and 8.7% for 1999; and a volatility factor of the expected market price of Alliance Holding’s Units of 33% for 2001, 30% for 2000 and 29% for 1999.

                The Operating Partnership applies APB 25 in accounting for its option plans and, accordingly, no compensation cost has been recognized for employee options, granted at fair market value, in the consolidated financial statements. Had the Operating Partnership determined compensation cost based on the fair value at the grant date for its employee options under SFAS 123, the Operating Partnership’s net income for 2001, 2000 and 1999 would have been reduced to the pro forma amounts indicated below (in thousands):

December 31,	2001	2000	1999
SFAS 123 pro forma:
Net income	$595,782	$656,712	$455,546
Basic net income per Unit	$2.38	$3.25	$2.63
Diluted net income per Unit	$2.32	$3.14	$2.56

                Pro forma net income reflects options granted beginning January 1, 1995. Therefore, the full impact of calculating compensation cost for options under SFAS 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options’ vesting period of five years and compensation cost for options granted prior to January 1, 1995 is not considered.

                The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected Alliance Holding Unit price volatility. Because employee options have characteristics signifi-cantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing model does not necessarily provide a reliable single measure of the fair value of the options.

                The following table summarizes the activity in options under the Unit Option Plan, 1993 Plans and the 1997 Plan:

	Alliance Holding Units	Weighted Average Exercise Price Per Alliance Holding Unit
Outstanding at January 1, 1999	12,279,428	$14.94
Granted	2,000,000	$30.18
Exercised	(1,477,878)	$9.51
Forfeited	(303,800)	$17.79
Outstanding at December 31, 1999	12,497,750	$17.95
Granted	4,703,000	$50.93
Exercised	(1,688,870)	$10.90
Forfeited	(96,500)	$26.62
Outstanding at December 31, 2000	15,415,380	$28.73
Granted	2,468,500	$50.34
Exercised	(1,672,560)	$13.45
Forfeited	(353,500)	$34.33
Outstanding at December 31, 2001	15,857,820	$33.58
Exercisable at December 31, 2001	7,257,520

                Exercise prices for options outstanding as of December 31, 2001 ranged from $7.97 to $58.50 per Alliance Holding Unit. The weighted-average remaining contractual life of those options is 7.20 years.

                The following table summarizes information concerning currently outstanding and exercisable options:

			Options Outstanding			Options Exercisable
Range of Exercise Prices			Number Outstanding as of 12/31/01	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable as of 12/31/01	Weighted Average Exercise Price
$7.97	-	$18.78	4,683,720	4.20	$12.92	4,328,720	$12.48
22.50	-	27.31	2,456,400	6.94	26.29	1,402,600	26.30
30.25	-	46.78	1,696,200	7.93	30.30	636,700	30.25
48.50	-	50.56	4,906,000	9.18	49.36	475,000	48.50
51.10	-	58.50	2,115,500	8.95	53.78	414,500	53.75
$7.97	-	$58.50	15,857,820	7.20	$33.58	7,257,520	$21.42

19.  Income Taxes

                The Operating Partnership is a private partnership for federal income tax purposes and, accordingly, is not subject to federal and state corporate income taxes. However, the Operating Partnership and SCB LLC are subject to the New York City unincorporated business tax (“UBT”). Domestic corporate subsidiaries of the Operating Partnership, which are subject to federal, state and local income taxes, are generally included in the filing of a consolidated federal income tax return. Separate state and local income tax returns are filed. Foreign corporate subsidiaries are generally subject to taxes in the foreign jurisdictions where they are located. Alliance Holding is a publicly traded partnership for federal income tax purposes and is subject to the UBT and a 3.5% federal tax on partnership gross income from the active conduct of a trade or business.

                The provision for income taxes consists of (in thousands):

Years Ended December 31,	2001	2000	1999
Partnership unincorporated business taxes	$22,704	$25,687	$25,607
Federal tax on partnership gross business income	—	—	33,104
Corporate subsidiaries:
Federal	8,220	6,980	4,250
State, local and foreign	4,590	10,078	4,210
Current tax expense	35,514	42,745	67,171
Deferred tax expense (benefit)—state and local	2,036	(2,149)	—
Provision for income taxes	$37,550	$40,596	$67,171

                The principal reasons for the difference between the effective tax rates and the UBT statutory tax rate of 4% are as follows (in thousands):

Years Ended December 31,	2001		2000		1999
UBT statutory rate	$26,087	4.0%	$28,374	4.0%	$21,153	4.0%
Federal tax on partnership gross business income	—	—	—	—	33,104	6.3
Corporate subsidiaries’ federal, state, local and foreign income taxes	12,097	1.9	15,349	2.2	8,212	1.5
Other, net	(634)	(0.1)	(3,127)	(0.5)	4,702	0.9
Provision for income taxes and effective tax rates	$37,550	5.8%	$40,596	5.7%	$67,171	12.7%

                Under Statement of Financial Accounting Standards No. 109 (“SFAS 109”), “Accounting for Income Taxes”, deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effect of significant items comprising the net deferred tax assets are as follows (in thousands):

December 31,	2001	2000
Deferred tax asset:
Differences between book and tax treatment of deferred compensation plans	$7,411	$8,582
Differences between book and tax basis of intangible assets	1,139	1,802
Other, primarily accruals deductible when paid	651	1,436
	9,201	11,820
Deferred tax liability:
Differences between book and tax basis of furniture, equipment and leasehold improvements	669	641
Differences between book and tax basis of investment partnerships	1,120	354
Differences between book and tax basis of intangible assets	1,669	492
	3,458	1,487
Net deferred tax asset	5,743	10,333
Valuation allowance	(4,730)	(7,284)
Deferred tax asset, net of valuation allowance	$1,013	$3,049

                The net change in the valuation allowance for the year ended December 31, 2001 was $2.6 million. The valuation allowance primarily relates to uncertainties on the deductibility for UBT purposes of certain compensation related items and the amortization expense related to certain intangibles. The net deferred tax asset is included in other assets.

20.  Business Segment Information

                Alliance Holding adopted Statement of Financial Accounting Standards No. 131 (“SFAS 131”), “Disclosures about Segments of an Enterprise and Related Information”, in 1999. SFAS 131 establishes standards for the way a public enterprise reports information about operating segments in its annual and interim financial statements. It also establishes standards for related enterprise-wide disclosures about products and services, geographic areas and major customers. Generally, financial information is required to be reported consistent with the basis used by management to allocate resources and assess performance.

                Management has assessed the requirements of SFAS 131 and determined that, because the Operating Partnership utilizes a consolidated approach to assess performance and allocate resources, it has only one operating segment. Enterprise-wide disclosures as of and for the years ended December 31, 2001, 2000 and 1999 were as follows:

Services

                Total revenues derived from the Operating Partnership’s and, prior to the Reorganization, Alliance Holding’s investment management services for the years ended December 31, 2001, 2000 and 1999 were (in millions):

	2001	2000	1999
Retail	$1,552	$1,711	$1,313
Institutional investment management	705	533	418
Private client	408	153	105
Institutional research services	266	56	—
Other	62	69	33
Total	$2,993	$2,522	$1,869

Geographic Information

                Total revenues, long-lived assets and assets under management related to the Operating Partnership’s and, prior to the Reorganization, Alliance Holding’s domestic and foreign operations as of and for the years ended December 31, were (in millions):

	2001	2000	1999
Total revenues:
United States	$2,599	$2,144	$1,541
International	394	378	328
Total	$2,993	$2,522	$1,869
Long-lived assets:
United States	$4,122	$4,328	$803
International	35	18	40
Total	$4,157	$4,346	$843
Assets under management:
United States	$388,768	$394,362	$316,919
International	66,634	59,317	51,402
Total	$455,402	$453,679	$368,321

Major Customers

                The Alliance Mutual Funds are distributed to individual investors through broker-dealers, insurance sales representatives, banks, registered investment advisers, financial planners and other financial intermediaries. AXA Advisors, LLC (“AXA Advisors”), a wholly-owned subsidiary of AXA Financial that uses members of the AXA Financial insurance agency sales force as its registered representatives, has entered into a selected dealer agreement with AFD and has been responsible for 3%, 4% and 4% of U.S. and offshore mutual fund sales in 2001, 2000 and 1999, respectively. Subsidiaries of Merrill Lynch & Co., Inc. (“Merrill Lynch”) were responsible for approximately 13%, 18% and 26% of U.S. and offshore mutual fund sales in 2001, 2000 and 1999, respectively. Citigroup, Inc. (“Citigroup”), parent company of Salomon Smith Barney & Co., Inc., was responsible for approximately 5%, 5% and 6% of U.S. and offshore mutual fund sales in 2001, 2000 and 1999, respectively. AXA Advisors, Merrill Lynch and Citigroup are under no obligation to sell a specific amount of Alliance Mutual Funds’ shares and each also sells shares of mutual funds that it sponsors and which are sponsored by unaffiliated organizations.

                AXA and the general and separate accounts of the Equitable Life Assurance Society of the United States (“ELAS”), a wholly-owned subsidiary of AXA, (including investments by the separate accounts of ELAS in the funding vehicles EQ Advisors Trust and The Hudson River Trust for certain periods) accounted for approximately 14%, 15% and 20% of total assets under management at December 31, 2001, 2000 and 1999, respectively, and approximately 5%, 6% and 8% of total revenues for the years ended December 31, 2001, 2000 and 1999, respectively. No single institutional client other than AXA and ELAS accounted for more than 1% of total revenues for the years ended December 31, 2001, 2000 and 1999, respectively.

21.  Related Party Transactions

                Investment management, distribution, shareholder and administrative and brokerage services are provided to the Alliance Mutual Funds. Substantially all of these services are provided under contracts that set forth the services to be provided and the fees to be charged. The contracts are subject to annual review and approval by each of the Alliance Mutual Funds’ boards of directors or trustees and, in certain circumstances, by the Alliance Mutual Funds’ shareholders. As of December 31, 2001, 97 employees had outstanding margin loans from SCB LLC totaling $37.7 million.

                Revenues for services provided to the Alliance Mutual Funds are as follows (in thousands):

Years Ended December 31,	2001	2000	1999
Investment advisory and services fees	$1,088,239	$1,021,755	$895,784
Distribution revenues	544,605	621,622	441,772
Shareholder servicing fees	87,222	85,645	62,332
Other revenues	11,032	11,605	9,935
Brokerage	9,029	1,686	—

                Investment management and administration services are provided to AXA and to AXA Financial and certain of their subsidiaries other than the Operating Partnership (the “AXA Subsidiaries”) and certain of their affiliates. In addition, certain AXA Subsidiaries distribute Alliance Mutual Funds, for which they receive commissions and distribution payments. Sales of Alliance Mutual Funds through the AXA Subsidiaries, excluding cash management products, aggregated approximately $0.7 billion, $1.3 billion and $1.2 billion for the years ended December 31, 2001, 2000 and 1999, respectively. The Operating Partnership and its employees are covered by various insurance policies maintained by AXA Subsidiaries. In addition, the Operating Partnership pays fees for other services and technology provided by AXA and the AXA Subsidiaries.

                Aggregate amounts included in the consolidated financial statements for transactions with the AXA Subsidiaries and certain of their affiliates are as follows (in thousands):

Years Ended December 31,	2001	2000	1999
Assets:
Institutional investment management fees receivable	$3,666	$5,997	$7,136

Revenues:
Investment advisory and services fees	65,563	52,070	51,647
Other revenues	3,034	8,062	11,003

Expenses:
Distribution payments to financial intermediaries	7,873	107,353	106,170
General and administrative	7,020	3,706	4,950

22.  Supplemental Cash Flow and Noncash Investing and Financing Activities Information

Cash payments for interest and income taxes were as follows (in thousands):

Years Ended December 31,	2001	2000	1999
Interest	$24,973	$22,519	$10,206
Income taxes	32,191	36,626	68,369

Noncash investing and financing activities were as follows (in thousands):

Issuance of Operating Partnership Units for Bernstein Acquisition	$—	$2,060,400	$—

23.  Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 (“SFAS 133”), “Accounting for Derivative Instruments and Hedging Activities”. Management adopted this Statement on January 1, 2001 and the adoption of the Statement did not have a material effect on the Operating Partnership’s results of operations, liquidity, or capital resources.

                In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141 (“SFAS 141”), “Business Combinations”. Under SFAS 141, which has been adopted, the purchase method of accounting is required to be used for all business combinations initiated after June 30, 2001. The adoption of SFAS 141 did not affect materially the Operating Partnership’s results of operations, liquidity, or capital resources.

                In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, (“SFAS 142”) “Goodwill and Other Intangible Assets”. SFAS 142 changes the accounting for goodwill and certain intangible assets from an amortization method to an impairment approach. Management adopted SFAS 142 on January 1, 2002. The adoption of SFAS 142 is expected to result in a decrease in the amortization of intangible assets of approximately $150 million and an increase in net income of approximately $148 million. In addition, SFAS 142 requires the Operating Partnership’s goodwill to be tested annually for impairment with the first test to be completed by June 30, 2002. Although the testing of the Operating Partnership’s goodwill for impairment has not yet been completed, management believes that the completion of such testing will not result in an indicated impairment.

                In October 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, (“SFAS 144”) “Accounting for the Impairment or Disposal of Long-Lived Assets”. Management adopted this Statement on January 1, 2002 and the adoption of the Statement did not have a material effect on the Operating Partnership’s results of operations, liquidity, or capital resources.

24.  Cash Distribution

On January 31, 2002, the General Partner declared a total distribution of $188.4 million or $0.75 per Alliance Capital Unit representing a distribution from Available Cash Flow (as defined in the Alliance Capital Partnership Agreement) of the Operating Partnership for the three months ended Decem-ber 31, 2001. The distribution is payable on February 21, 2002 to holders of record on February 11, 2002.

25.  Quarterly Financial Data (Unaudited)

(in thousands, except per Unit data)

	Quarters Ended 2001
	December 31	September 30	June 30	March 31
Revenues	$765,449	$724,846	$760,166	$742,437
Net income	$150,794	$150,838	$160,719	$152,274
Basic net income per Unit (1)	$0.60	$0.60	$0.64	$0.61
Diluted net income per Unit (1)	$0.59	$0.59	$0.63	$0.59
Cash distributions per Unit (2)	$0.75	$0.75	$0.78	$0.75

	Quarters Ended 2000
	December 31	September 30	June 30	March 31
Revenues	$793,170	$615,586	$564,937	$548,406
Net income	$148,258	$195,506	$153,835	$171,150
Basic net income per Unit (1)	$0.60	$0.95	$0.87	$0.99
Diluted net income per Unit (1)	$0.58	$0.91	$0.83	$0.95
Cash distributions per Unit (2)	$0.86	$0.905	$0.82	$0.815

(1)  Due to changes in the number of weighted average Units outstanding, quarterly net income per Unit may not add to the totals for the year.

(2)  Declared and paid during the following quarter.

Alliance Capital Management L.P.

Independent Auditors’ Report

The General Partner and Unitholders

Alliance Capital Management L.P.

We have audited the accompanying consolidated statements of financial condition of Alliance Capital Management L.P. and subsidiaries (“Alliance Capital”) as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in partners’ capital and comprehensive income and cash flows for each of the years in the two-year period ended December 31, 2001 and the two-month period ended December 31, 1999. We have also audited the consolidated statements of income, changes in partners’ capital and comprehensive income and cash flows of Alliance Capital Management Holding L.P. and subsidiaries, the predecessor to Alliance Capital, for the ten-month period ended October 29, 1999 (date of Reorganization — Note 1). These consolidated financial statements are the responsibility of the management of the General Partner. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

                We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Alliance Capital as of December 31, 2001 and 2000, and Alliance Capital’s and Alliance Capital Management Holding L.P. and subsidiaries’ results of operations and cash flows for each of the periods referred to above presented in conformity with accounting principles generally accepted in the United States of America.

New York, New York

January 31, 2002, except as to Note 13, which is dated as of

February 14, 2002